As filed with the U.S. Securities and Exchange Commission on June 2, 2023.

Registration No. 333-271880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TH International Limited

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

+86-021-6136-6616

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor,

New York, NY 10168

+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No.1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300	Tamar Donikyan Allison Bell Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800	Derek J. Dostal Yang Chu Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. †☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 2, 2023

PROSPECTUS/OFFER TO EXCHANGE

TH International Limited

Offer to Exchange Warrants to Acquire Ordinary Shares

of

TH International Limited

for

Ordinary Shares

of

TH International Limited

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JUNE 9, 2023, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants (collectively, the “warrants”) to purchase ordinary shares, par value $0.00000939586994067732 per share (“ordinary shares”), of TH International Limited, a Cayman Islands exempted company (the “Company”), the opportunity to receive 0.24 of an ordinary share in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our warrants, including the public warrants and the private placement warrants (each as defined below). The warrants are governed by the warrant agreement, dated as of September 28, 2022 (the “Warrant Agreement”), by and among Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), the Company and Continental Stock Transfer & Trust Company (“Continental”), a New York limited purpose trust company, as warrant agent. Our ordinary shares and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “THCH” and “THCHW,” respectively. As of May 12, 2023, a total of 22,900,000 warrants were outstanding, consisting of 17,250,000 public warrants and 5,650,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 5,496,000 our ordinary shares in exchange for the public warrants and private placement warrants.

Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.24 of an ordinary share for each warrant tendered by such holder and exchanged. No fractional ordinary shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last reported sale price of our ordinary shares on Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the warrants (the “consent warrants”) to amend the Warrant Agreement (such amendment, the “Warrant Amendment”), which amendment will govern all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.216 of an ordinary share, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of each of (i) the outstanding public warrants and (ii) the outstanding private placement warrants.

Parties representing approximately 16% of our outstanding public warrants and approximately 68% of our outstanding private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if holders of an additional approximately 34% of our outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends, and Related Shareholder Matters — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your consent warrants in the Offer, and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent (as defined below) relating to the consent warrants, and, therefore, by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the consent warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange/offer to exchange (this “Prospectus/Offer to Exchange”) and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on June 9, 2023, or such later time and date to which we may extend the Offer and Consent Solicitation (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by June 9, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your related consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for our ordinary shares pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and, if the Warrant Amendment is approved, we intend to require the exchange of all outstanding warrants to ordinary shares as provided in the Warrant Amendment. Our public warrants are currently listed on Nasdaq under the symbol “THCHW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form F-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the ordinary shares issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our directors, officers or employees, the dealer manager, the information agent, or the exchange agent for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and, with respect to the consent warrants, consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and, with respect to the consent warrants, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Merrill Lynch (Asia Pacific) Limited

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 669-5550

Email: THIL@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given to warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 13 of this Prospectus/Offer to Exchange.

THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. THIL is not a Chinese operating company and does not directly own any substantive business operations in mainland China. The securities registered hereby are securities of THIL, not those of its operating companies. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, regulatory authorities in the People’s Republic of China (“PRC”) could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to the operating companies or maintain listing on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. In addition, THIL and its subsidiaries incorporated under the laws of the PRC (the “PRC Subsidiaries”) face various legal and operational risks associated with doing business in China. For a detailed description of the risks related to THIL’s holding company structure and doing business in China, see “Risk Factors — Risks Related to Doing Business in China.” These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of its PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies with little advance notice, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, difficulties or delays in obtaining regulatory approvals for listing on a foreign stock exchange or conducting certain business activities and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. These risks could result in a material change in the operations of THIL’s PRC Subsidiaries and significantly limit or completely hinder THIL’s ability to maintain listing on a U.S. or other foreign stock exchange, to accept foreign investments and to offer or continue to offer securities to foreign investors. THIL and its PRC Subsidiaries are also subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. For example, THIL’s PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC government authorities. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons (China) Holdings Co., Ltd. (“Tim Hortons China”) and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries. For a detailed description of the restrictions and related risks, see “Summary — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment.” Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by TH Hong Kong International Limited (“THHK”), a wholly-owned subsidiary of THIL incorporated under the laws of the Hong Kong Special Administrative Region (the “HKSAR”), is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. As of the date of this Prospectus/Offer to Exchange, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any investor, and there has been no transfer of capital expenses among THIL and its subsidiaries. As of the date of this Prospectus/Offer to Exchange, THIL has transferred an aggregate of US$245.7 million in cash to TH Hong Kong International Limited (“THHK”) as capital injections and shareholder loans, and THHK has transferred an aggregate of US$187.5 million in cash to Tim Hortons China and US$25 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. as capital injections and shareholder loans. See pages F-13 and F-55 of this Prospectus/Offer to Exchange for additional information on the amount of cash balances held at financial institutions in mainland China and Hong Kong as of December 31, 2021 and 2022, respectively. Any determination to pay dividends in the future will be at the discretion of its board of directors. THIL does not currently have any cash management policy that dictates how funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.

In addition, THIL faces risks related to the fact that its auditor is an independent registered accounting firm based in mainland China. Under the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that THIL has filed audit reports issued by a registered public accounting firm that has not been subject to inspections for three consecutive years, the SEC shall prohibit its securities from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction and will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which was passed by the U.S. Senate on June 22, 2021 and enacted on December 23, 2022 shortens the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduces the time before the potential trading prohibition against or delisting of THIL’s securities. On December 29, 2022, the Consolidated Appropriations Act was signed into law, which contains, among other things, an identical provision to AHFCAA that reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including THIL’s auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and THIL continues to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, it would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20 F for the relevant fiscal year. There can be no assurance that THIL would not be identified as a Commission-Identified Issuer for any future fiscal year, and if it were so identified for two consecutive years, it would become subject to the prohibition on trading under the HFCAA. For a detailed description of the related risks, see “Risk Factors — Risks Related to Doing Business in

China — The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.”

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities

This Prospectus/Offer to Exchange is dated           , 2023.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form F-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company and our ordinary shares and warrants and the financial statements and the notes included herein, as well as any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities offered hereby if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

We are making the Offer to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

THIL has proprietary rights to trademarks used in Prospectus/Offer to Exchange that are important to its business, many of which are registered under applicable intellectual property laws. This Prospectus/Offer to Exchange also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this Prospectus/Offer to Exchange may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that THIL will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. THIL does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of THIL by, any other parties.

IMPORTANT INFORMATION ABOUT EXCHANGE RATES

Certain information presented in this Prospectus/Offer to Exchange has been converted from Renminbi to U.S. dollars at a rate of RMB6.8972 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2022. Exchange rates fluctuate, and such fluctuation can be significant. Translations from RMB to U.S. dollars for financial data for the three months ended and as of March 31, 2023 were made at the rate of RMB6.8676 to US$1.00, the exchange rate in effect on March 31, 2023 set forth in the H.10 statistical release of the Federal Reserve Board.

SELECTED DEFINITIONS

When used in this Prospectus/Offer to Exchange, unless the context otherwise requires:

“Board” refers to THIL’s board of directors.

“Cayman Companies Act” refers to Companies Act (As Revised) of the Cayman Islands, and any statutory amendment or re -enactment thereof.

“Company”, “we”, “our”, “us,” “THIL” or similar terms refers to TH International Limited and/or its subsidiaries. All references to “THIL” with respect to business operations shall mean THIL’s PRC Subsidiaries, unless otherwise indicated.

“Consent Solicitation” refers to the solicitation of consent from the holders of the consent warrants to approve the Warrant Amendment.

“DataCo” refers to Pangaea Data Tech (Shanghai) Co., Ltd.

“ESA” refers to the Equity Support Agreement, dated March 8, 2022, between THIL and Shaolin Capital Management LLC, which assigned all of its rights and obligations under the agreement to Shaolin Capital Partners Master Fund Ltd, DS Liquid DIV RVA SCM LLC, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC on May 25, 2022, as amended by Amendment No.1 to Equity Support Agreement, dated July 28, 2022 and Amendment No. 2 to Equity Support Agreement, dated December 27, 2022.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Facility” refers to a committed equity facility established pursuant to an Ordinary Share Purchase Agreement, dated as of March 11, 2022, by and between THIL and CF Principal Investments LLC (“Cantor”)(as amended by Amendment No. 1 on November 9, 2022).

“Hong Kong Subsidiaries” refers to TH Hong Kong International Limited and any other Hong Kong- incorporated subsidiary that THIL may have in the future.

“Initial Holders” refers to the Sponsor, TH China Partners Limited, Tim Hortons Restaurants International GmbH and Tencent Mobility Limited.

“Issuer Release Amount” refers to payments that THIL is entitled to receive from a collateral account pursuant to the terms of the ESA.

“Nasdaq” refers to Nasdaq Capital Market.

“Option Shares” refers to 200,000 ordinary shares held by Pangaea Two Acquisition Holdings XXIIA Limited that may be acquired by Sona Credit Master Fund Limited through its exercise of the option to purchase such shares at its discretion at a purchase price of $11.50, pursuant to an Option Agreement, dated August 19, 2022, by and between, on the one hand, THIL, Pangaea Two Acquisition Holdings XXIIB Limited and Pangaea Two Acquisition Holdings XXIIA Limited and, on the other hand, Sona Credit Master Fund Limited.

“ordinary shares” refers to the ordinary shares, par value $0.00000939586994067732 per share, of THIL.

“PCAOB” refers to the Public Company Accounting Oversight Board.

“PRC” refers to the People’s Republic of China.

“PRC Subsidiaries” refers to Tim Hortons (China) Holdings Co., Ltd., Shanghai Donuts Enterprise Management Co., Ltd., Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (Beijing) Food and Beverage Services Co., Ltd., Tim Coffee (Shenzhen) Co., Ltd., Tim Hortons (Shenzhen) Food and Beverage Co., Ltd. and/or any other PRC-incorporated subsidiary that THIL may have in the future.

“private placement warrants” refers to the 4,450,000 warrants issued by THIL to the Sponsor in connection with the Business Combination in exchange for the warrants originally issued by Silver Crest to the Sponsor in a private placement concurrently with its initial public offering and an aggregate of 1,200,000 warrants issued by THIL to TH China Partners Limited, Tim Hortons Restaurants International GmbH and Tencent Mobility Limited at the closing of the Business Combination, each entitling the holder to purchase one ordinary share of THIL at an exercise price of $11.50 per share (subject to adjustment), provided that such warrants have not become public warrants as a result of being transferred to any person other than the Initial Holders’ permitted transferees.

“public warrants” refers to the 17,250,000 redeemable warrants issued by THIL in connection with the Business Combination to holders of Silver Crest’s warrants issued in its initial public offering, each entitling the holder to purchase one ordinary share of THIL at an exercise price of $11.50 per share (subject to adjustment).

“Resale Registration Statement” refers to the registration statement on Form F-1 (Registration No. 333-267864) initially filed by THIL with the SEC on October 13, 2022 and declared effective by the SEC on December 22, 2022.

“Reference Period Payment” refers to payments that THIL is required to pay to the ESA Investors from a collateral account pursuant to the terms of the ESA.

“Same-store sales growth” refers to the percentage change in the sales of stores that have been operating for 12 months or longer during a certain period compared to the same period from the prior year. The same- store sales growth for any period of more than a month equals to the arithmetic average of the same-store sales growth of each month covered in the period. If a store was closed for seven days or more during any given month, its sales during that month and the same month in the comparison period are excluded for purposes of measuring same-store sales growth.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Silver Crest” refers to Silver Crest Acquisition Corporation, a Cayman Islands exempted company.

“Sponsor” refers to Silver Crest Management LLC, a Cayman Islands limited liability company.

“system-wide stores” refers to stores owned and operated by THIL and franchise stores.

“THIL Articles” refers to THIL’s second amended and restated memorandum and articles of association.

“U.S. dollars”, “U.S.$” or “$” refers to the legal currency of the United States.

“U.S. GAAP” refers to accounting principles generally accepted in the United States of America.

“VWAP” refers to, for the ordinary shares for a specified period, the dollar volume-weighted average price for the Ordinary shares on the Nasdaq Stock Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

“VWAP Trading Day” refers to any day on which Nasdaq is scheduled to be open for reading for its regular trading session and (A) there is no failure by Nasdaq to open for trading during its regular trading session on such date (such an event, a “VWAP Market Disruption Event”) or an event that any ESA Investor concludes, upon consultation with external counsel, that it is reasonably appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (in the case of any self- regulatory requirements or related policies and procedures, solely to the extent such self-regulatory requirements or related policies and procedures are consistently applied in good faith to all similarly situated counterparties in all similar contexts) for it to refrain from effecting transactions with respect to THIL’s Ordinary shares (such an event, a “Regulatory Disruption”) and (B) trading in THIL’s ordinary shares generally occurs on Nasdaq. If a VWAP Market Disruption Event or Regulatory Disruption occurs, the Calculation Agent (as defined in the ESA) shall determine if such VWAP Trading Day is (i) a disrupted day in full, in which case such day shall not be a VWAP Trading Day, or (ii) a disrupted day in part, in which case the Calculation Agent (as defined in the ESA) shall determine the VWAP for such VWAP Trading Day based on the volume-weighted average price of trades in THIL’s ordinary shares on such VWAP Trading Day effected before the applicable Regulatory Disruption based on the <VAP> screen on Bloomberg or similar, as determined by the Calculation Agent (as defined in the ESA) if THIL’s ordinary shares are not so listed or traded on Nasdaq, then “VWAP Trading Day” means a business day.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus/Offer to Exchange contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Prospectus/Offer to Exchange, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	THIL’s markets are rapidly evolving and may decline or experience limited growth;
●	THIL’s ability to retain and expand its customer base;
●	THIL’s reliance on third-party suppliers;
●	THIL’s ability to compete effectively in the markets in which it operates;
●	THIL’s quarterly results of operations may fluctuate for a variety of reasons;
●	failure to maintain and enhance the Tim Hortons brand;
●	THIL’s ability to successfully and efficiently manage its current and potential future growth;
●	THIL’s dependence upon the continued growth of e-commerce and usage of mobile devices;
●	THIL’s ability to ensure food safety and quality control;
●	failure to prevent security breaches or unauthorized access to THIL’s or its third-party service providers’ data;
●	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;
●	the effects of health epidemics, including the COVID-19 pandemic; and
●	the other matters described in the section titled “Risk Factors” beginning on page 13.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this Prospectus/Offer to Exchange. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this Prospectus/Offer to Exchange, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, including reports by Global Market Trajectory & Analytics, the Department of Agriculture Foreign Agricultural Service, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus/Offer to Exchange.

v

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Summary of the Offer and Consent Solicitation

The Company	TH International Limited
Warrants that Qualify for the Offer

As of May 12, 2023, an aggregate of 22,900,000 warrants were outstanding, consisting of 17,250,000 public warrants and 5,650,000 private placement warrants, each exercisable for one ordinary share at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 5,496,000 ordinary shares in exchange for all of our outstanding warrants. The warrants expire on September 28, 2027, subject to certain terms and conditions.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:

●
in whole and not in part;
●
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;
●
at a price of $0.01 per warrant if, and only if, the last reported sales price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to warrant holders; provided that there is an effective registration statement covering the ordinary shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; and
●
at a price of $0.10 per warrant if, and only if, the last reported sales price of our ordinary shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to warrant holders.

The private placement warrants will not be redeemable by us (except as described below under “Description of Securities — Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $10.00”) so long as they are held by the Initial Holders or their permitted transferees, who also have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Initial Holders or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the sponsor exercise fair market value (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” means the average last reported sale price of our ordinary shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental.

Market Price of Our Ordinary Shares	Our ordinary shares and public warrants are listed on Nasdaq under the symbols “THCH” and “THCHW,” respectively. See “Market Information, Dividends, and Related Shareholder Matters.”
The Offer

Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.24 of an ordinary share for each warrant so exchanged. No fractional ordinary shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who otherwise would have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last reported sale price of our ordinary shares on Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive ordinary shares in the exchange.

The ordinary shares issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as (i) the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares and (ii) the tendered warrants are not subject to lock-up restrictions.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation

In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached hereto as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be exchanged for ordinary shares at a ratio of 0.216 of an ordinary share per warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such exchange, no warrants will remain outstanding.

Purposes of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on June 9, 2023, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or decreasing the exchange ratio of ordinary shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 50% of each of (i) the outstanding public warrants and (ii) the outstanding private placement warrants (which is the minimum threshold required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights

If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and, with respect to the consent warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby, with respect to the consent warrants, automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by June 9, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Federal and State Regulatory Approvals

Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of our warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer

For those holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for ordinary shares pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our ordinary shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under such treatment, and subject to the passive foreign investment company rules described below under “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company,” (i) you should not recognize any gain or loss on the exchange of warrants for ordinary shares (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in our ordinary shares received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for our ordinary shares received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our ordinary shares, there can be no assurance in this regard and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) to recognize taxable income.

If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for ordinary shares in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, and subject to the passive foreign investment company rules described below, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation

Neither we nor any of our directors, officers or employees, the dealer manager, the information agent, or the exchange agent makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 13 of this Prospectus/Offer to Exchange.
Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004
Dealer Manager	The dealer manager for the Offer and Consent Solicitation is: Merrill Lynch (Asia Pacific) Limited c/o BofA Securities, Inc. One Bryant Park New York, New York 10036

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”
Additional Information

We recommend that our warrant holders review the registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and, with respect to the consent warrants, consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (800) 669-5550
Email: THIL@dfking.com

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

THIL is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, THIL is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find THIL’s securities less attractive as a result, there may be a less active trading market for its securities and the prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. THIL does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, THIL, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of THIL’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

THIL will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which it has a total annual gross revenue of at least $1.235 billion or is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which it has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

THIL is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, THIL is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, THIL is not required to have a majority of the Board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. THIL intends to continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, THIL’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, THIL is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Controlled Company

As of the date of this Prospectus/Offer to Exchange, Peter Yu, THIL’s Chairman and the Managing Partner of Cartesian Capital Group, LLC (“Cartesian”), indirectly beneficially owns approximately 50.2% of THIL’s outstanding ordinary shares through entities controlled by him. As a result of Peter Yu’s majority ownership and voting power, which gives him the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this registration statement), THIL qualifies as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and has the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its Board shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. THIL currently does not intend to take advantage of these exemptions. However, THIL cannot guarantee that this may not change going forward. In addition, four out of the nine members of the Board, including Peter Yu, are executives of Cartesian. For more details on related risks, see “Risk Factors — Risks Related to THIL’s Securities  — We are a “controlled company” within the meaning of Nasdaq corporate governance rules, which could exempt us from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.”

Corporate Structure

THIL is a Cayman Islands holding company that was incorporated in April 2018 and conducts its operations in mainland China through wholly owned subsidiaries and does not directly own any substantive business operations in mainland China. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, PRC regulatory authorities could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to its operating subsidiaries or list on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China” for more details.

The following diagram illustrates THIL’s corporate structure as of the date of this Prospectus/Offer to Exchange.

On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, pursuant to which:

●	Tim Hortons China assigned, conveyed and transferred, and caused its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;
●	DataCo provides Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;
●	In consideration for the Services, Tim Hortons China pays a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and
●	DataCo granted to Tim Hortons China a non-exclusive, non-assignable, generally non-sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.

Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the Cyberspace Administration of China (the “CAC”) under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. If THIL or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations.

In addition, because THIL and its PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of its loyalty program, any failure by DataCo to provide these services to THIL’s satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on the business, financial condition and results of operations of THIL and its PRC Subsidiaries. Should DataCo fail to meet THIL’s expectations or unreasonably charge THIL for the services, THIL may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.

THIL and its PRC Subsidiaries are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations detailed below by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by its PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. THIL does not currently have any cash management policy that dictates show funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.

Dividends. Dividends from its subsidiaries is an important source of financing for THIL. Restrictions on THIL’s PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on THIL’s ability to distribute profits to its shareholders. As of the date of this Prospectus/Offer to Exchange, neither THIL nor any of its subsidiaries has made any dividends or distributions to its parent company or any U.S. investor. THIL is not subject to any restrictions under Cayman Islands law on dividend distribution to its shareholders and currently intends to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board.

Capital expenses. Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, THIL’s PRC Subsidiaries are required to obtain approval from the SAFE or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. As of the date of this Prospectus/Offer to Exchange, there has been no transfer of capital expenses among THIL and its subsidiaries.

Shareholder loans and capital contributions. THIL’s subsidiaries may only access THIL’s proceeds from the offerings of its listed securities through loans or capital contributions from THIL. Loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. As of the date of this Prospectus/Offer to Exchange, THIL has transferred an aggregate of US$245.7 million in cash to TH Hong Kong International Limited (“THHK”) as capital injections and shareholder loans, and THHK has transferred an aggregate of US$187.5 million in cash to Tim Hortons China and US$25 million in cash to Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. as capital injections and shareholder loans. See pages F-13 and F-55 of this Prospectus/Offer to Exchange for additional information on the amount of cash balances held at financial institutions in mainland China and Hong Kong as of December 31, 2021 and 2022, respectively.

THIL’s registered address is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The mailing address of THIL’s principal executive office is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China and its telephone number is +86-021-6136-6616.

The Business Combination and Related Transactions

On September 28, 2022 (the “Closing Date”), THIL consummated the previously announced business combination (the “Business Combination”) with Silver Crest, pursuant to that certain the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2021, by and among Silver Crest, THIL, and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated March 9, 2022, Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022, and Amendment No. 4 to the Agreement and Plan of Merger, dated as of August 30, 2022, in each case by and among Silver Crest, THIL and Merger Sub.

Pursuant to the Merger Agreement, Merger Sub merged with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (the “Surviving Entity”). Immediately following the consummation of the First Merger, the Surviving Entity merged with and into THIL (the “Second Merger”), with THIL surviving the Second Merger. As a result, the shareholders of Silver Crest became shareholders of THIL.

Immediately prior to the effective time of the First Merger (the “First Effective Time”), THIL effected a share split of each ordinary share in accordance with the terms of the Merger Agreement (the “Share Split”). Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each Class B ordinary share of Silver Crest, par value $0.0001 per share, outstanding immediately prior to the First Effective Time was automatically converted into one Class A ordinary share of Silver Crest, par value $0.0001 per share and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Silver Crest Class A Share outstanding immediately prior to the First Effective Time was automatically converted into the right of the holder thereof to receive one ordinary share, after giving effect to the Share Split; (ii) each issued and outstanding warrant to purchase Silver Crest Class A Shares was assumed by THIL and converted into a corresponding warrant to purchase ordinary share; and (iii) at the effective time of the Second Merger (the “Second Effective Time”) and as a result of the Second Merger, each ordinary share of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time (all such ordinary shares being held by THIL) was automatically cancelled and extinguished without any conversion thereof or payment therefor.

On the Closing Date and in connection with the closing of the Business Combination, THIL also issued an aggregate of 5,050,000 ordinary shares and 1,200,000 private placement warrants to certain PIPE investors and an aggregate of 5,000,000 ordinary shares (the “ESA Shares”) to Shaolin Capital Partners Master Fund Ltd, MAP 214 Segregated Portfolio, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP (the “ESA Investors”). The PIPE shares were issued at a price of $10.00 per share for PIPE investors who invested less than $10 million and an effective price of $8.33 per share for PIPE investors who invested $10 million or more. The private placement warrants were issued for no consideration to PIPE investors who invested $10 million or more. The subscription price of the ESA Shares under the ESA is $10.00 per share. However, the effective subscription price of the ESA Shares is dependent on the trading price of THIL’s ordinary shares, as described in more details under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Equity Support Agreement.”

Acquisition of Popeyes China

On March 30, 2023, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Pangaea Three Acquisition Holdings IV, Limited (“Holdings IV”), a Cayman Islands exempted company, PLKC International Limited, a Cayman Islands exempted company (“Popeyes China”), and PLK APAC Pte. Ltd., a company organized and existing under the laws of Singapore. The transaction values Popeyes China at an up-front equity value of $35.1 million. Up-front transaction consideration comprises our newly issued ordinary shares, priced at 85% of the trailing 40-trading-day VWAP (as defined in the Share Purchase Agreement) from the date of announcement of the transaction (February 8, 2023). In addition to the up-front transaction consideration, shareholders of Popeyes China will receive deferred contingent consideration (“DCC”) equal to 3% of the revenue of the Popeyes China business going forward, with a buy-out right exercisable at any time by us for $35 million. The DCC (including the buy-out payment, if any) will be paid in our newly issued ordinary shares, priced at 85% of the trailing 40 trading-day VWAP from the end of the trailing fiscal year, or in case of a buy-out, from the date of our buy-out election. The transaction was approved by the independent directors of our audit committee and a fairness opinion was obtained from Kroll, LLC, independent financial advisor to the audit committee, that the consideration paid by us in the transaction is fair from a financial point of view to us. The foregoing summary of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is filed as an exhibit to this Prospectus/ Offer to Exchange.

Also on March 30, 2023, we entered into an Amended and Restated Master Development Agreement with PLK APAC Pte. Ltd., PLKC HK International Limited and PLKC International Limited (the “Popeyes MDA”), which set forth the procedures, requirements or standards for the operations of Popeyes stores, including food safety, sanitation and workplace safety standards, and other contractual obligations of our company. Pursuant to the Popeyes MDA, we are required to pay an upfront franchise fee for each company owned and operated Popeyes store and franchise Popeyes store, and a continuing franchise fee for each company owned and operated Popeyes store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. No Popeyes store has been opened as of the date of this Prospectus/ Offer to Exchange. The foregoing summary of the Popeyes MDA does not purport to be complete and is qualified in its entirety by reference to the Popeyes MDA, a copy of which is filed as an exhibit to this Prospectus/ Offer to Exchange.

Founded in New Orleans in 1972, POPEYES® has more than 50 years of history and culinary tradition. Popeyes distinguishes itself with a unique New Orleans style menu featuring spicy chicken, chicken tenders, fried shrimp, and other regional items. The chain’s passion for its Louisiana heritage and flavorful authentic food has allowed Popeyes to become one of the world’s largest chicken quick service restaurants with over 4,100 restaurants in the U.S. and around the world.

Recent Developments

As of March 31, 2023, we had 648 system-wide stores across 40 cities, including 551 company owned and operated stores and 97 franchised stores, and nearly 12.4 million loyalty club members. In the three months ended March 31, 2023, the same-store sales growth of our system-wide stores and company owned and operated stores was 7.5% and 8.0%, respectively.

Summary Risk Factors

●	THIL has a limited operating history in China, which makes it difficult to predict its business, financial performance and prospects, and THIL may not be able to maintain its historical growth rates in future periods.
●	THIL may not be able to successfully execute its strategies, sustain its growth or manage the increasing complexity of its business.

●	Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact THIL’s business, financial condition and results of operations.
●	Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect THIL’s results of operations and business prospects.
●	Food safety concerns and concerns about the health risk of THIL’s products may have an adverse effect on its business.
●	The COVID-19 pandemic has adversely affected and may from time to time adversely affect THIL’s financial condition and results of operations in the future.
●	If relations between China and the United States or China and Canada deteriorate, THIL’s business, results of operations and financial condition could be adversely affected.
●	If THIL is unable to maintain or increase prices, it may fail to maintain a positive margin.

In addition, THIL and its PRC Subsidiaries face various other legal and operational risks associated with doing business in China, which could result in a material change in the operations of THIL’s PRC Subsidiaries, cause the value of THIL’s securities to significantly decline or become worthless, and significantly limit or completely hinder its ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks include:

●	The offering of THIL securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase THIL’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings. See “Risk Factors — Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.”
●	Regulatory developments in mainland China, in particular with respect to restrictions on companies based in mainland China raising capital offshore and the government-led cybersecurity reviews of certain companies, may lead to additional PRC regulatory review over THIL’s financing and capital raising activities in the United States. The approval and/or other requirements of PRC governmental authorities, such as the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”), may be required under PRC laws, regulations or policies. See “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with our future issuance of securities to foreign investors under PRC laws, regulations or policies.”
●	PRC governmental authorities have significant oversight and discretion over the business operations of THIL’s PRC Subsidiaries and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals. In addition, the PRC governmental authorities may also exert more control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — PRC governmental authorities’ significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.”
●	THIL’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. See “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”

●	THIL is subject to significant uncertainty and inconsistency regarding the interpretation and enforcement of many PRC laws and regulations, and these laws and regulations can change quickly with limited advance notice. See “Risk Factors — Risks Related to Doing Business in China — The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.”
●	Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, THIL’s cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., may not be available to fund its foreign currency needs or any foreign operations that it may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the offerings of its listed securities to fund the operations or liquidity needs of its PRC Subsidiaries. For example, payment of dividends by THIL’s PRC Subsidiaries is subject to various restrictions, loans by THIL to its PRC Subsidiaries to finance their operations are subject to certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment.”
●	The PCAOB had been unable to inspect THIL’s auditors. THIL’s securities will likely be prohibited from trading in the United States under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China. See “Risk Factors — Risks Related to Doing Business in China — The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risk factors below, as well as the other information contained in this Prospectus/Offer to Exchange before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

Risks Related to THIL’s Business and Industry

We have a limited operating history in China, which makes it difficult to predict our business, financial performance and prospects, and we may not be able to maintain our historical growth rates in future periods.

We opened our first coffee shop in China in February 2019. Although, as of December 31, 2022, we had grown to 617 system-wide stores across 39 cities in mainland China, our limited operating history may not be indicative of our future growth or financial results. Our growth rates may decline for any number of possible reasons, some of which are beyond our control. This includes changes to the general and specific market conditions, such as decreased customer spending, increased competition, declining growth in China’s coffee industry or China’s food and beverage sector in general, the emergence of alternative business models, COVID-19 outbreaks and the related control measures or changes in government policies or general economic conditions. We plan to continue to expand our store network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, we may decide to slow down the pace of our store network expansion, the execution of our expansion plan is subject to uncertainty, and the number of orders and items sold may not grow at the rate we expect for the reasons stated above and the other reasons disclosed in this section. In addition, under our Amended and Restated Master Development Agreement with Tim Hortons Restaurants International GmbH (“THRI”), a subsidiary of RBI, dated August 13, 2021, as amended (the “A&R MDA”), the monthly royalty rate for stores owned and operated by our PRC Subsidiaries (the “company owned and operated stores”) and franchise stores opened from January 1, 2021 to August 30, 2021 are higher than the monthly royalty rate for stores opened before January 1, 2021, and the monthly royalty rate for stores opened from September 2022 to August 2023, from September 2023 to August 2024 and from September 2024 to August 2025 will be higher than the monthly royalty rate for stores opened in the immediately prior 12-month period. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected, and the market price of our securities could decline.

We may not be able to successfully execute our strategies, sustain our growth or manage the increasing complexity of our business.

To maintain our growth, our business strategies must be effective in maintaining and strengthening customer appeal and delivering sustainable growth in guest traffic and spending. Whether these strategies can be successful depends mainly on our ability to:

●	capitalize on the Tim Hortons brand and localization expertise to enhance our ability to attract and retain customers;
●	contribute to the overall cultural acceptance of coffee as a daily consumption;
●	continue to innovate and differentiate our products and services;
●	continue to identify strong prospective sites for new store development and efficiently build stores in such areas;
●	integrate and augment our technology and digital initiatives, including mobile ordering and delivery;
●	continue to operate stores with high service levels, while creating efficiencies from greater scale and through innovative use of technology;
●	leverage our strategic partnerships and support from investors;
●	accelerate our existing strategies, including through organic growth opportunities and partnerships; and
●	continue to effectively hire, train, manage and integrate new employees.

If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.

Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact our business, financial condition and results of operations.

We believe that our store sales, guest traffic and profitability are strongly correlated to consumer discretionary spending on food and beverage in general and freshly-brewed coffee in particular, which is mainly influenced by general economic conditions, unemployment levels, the availability of discretionary income and, ultimately, consumer confidence. A protracted economic slowdown, increased unemployment and underemployment of our customer base, decreased salaries and wage rates, inflation, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior by weakening consumer confidence and decreasing consumer discretionary spending. For instance, economic growth in China has been slowing in the past few years and China’s GDP growth dropped to 2.2% in 2020 due to the COVID-19 outbreak before recovering to 8.1% in 2021, which then dropped again to 3.0% in 2022. Governmental or other responses to economic challenges may be unable to restore or maintain consumer confidence. As a result of these factors, we may experience reduced sales and profitability, which may cause our business, financial condition and results of operations to suffer.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

The U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the ongoing military conflict between Russia and Ukraine.

Although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. If the price of our products and services increases at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our costs and expenses, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to increased instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

The extent and duration of the military action, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial. Any such disruptions may also magnify the impact of other risks described in this Prospectus/Offer to Exchange.

Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect our results of operations and business prospects.

The demand for our products and our future results of operations will depend on numerous factors affecting the development of China’s coffee industry and the food and beverage sector in general, many of which are beyond our control. These factors include governmental regulations and policies, investments in these industries, and the popularity and perception of coffee and foreign food in China. A decline in the popularity of coffee, especially freshly-brewed coffee, or any failure by us to adapt our strategies in response to trends in China’s coffee industry and food and beverage sector in general may adversely affect our results of operations and business prospects.

Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.

Food safety is a top priority for us, and we dedicate substantial resources to ensure that our customers enjoy safe and high-quality food products. However, foodborne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. Also, our reliance on third-party food suppliers, distributors and food delivery aggregators increases the risk that foodborne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single restaurant. Any report or publicity, including through social media, linking us or one of our sub-franchisees or suppliers to instances of foodborne illness or other food safety issues, including food tampering, adulteration or contamination, could adversely affect our image and reputation as well as our sales and profits. Such occurrences at restaurants of competitors could adversely affect sales as a result of negative publicity about the industry generally. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase costs and/or lower margins for us and our sub-franchisees.

In addition, there is increasing consumer awareness of, and increased media coverage on, the alleged adverse health impacts of consumption of various food products in China. Some of our products contain caffeine, dairy products, fats, sugar and other compounds and allergens, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine, dairy products, sugar and other compounds can lead to a variety of adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our beverages and food products. Additionally, there may be new laws and regulations that could impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings. A decrease in customer traffic as a result of these health concerns or negative publicity could materially and adversely affect our image and our business.

COVID-19 or other infectious diseases may from time to time adversely affect our financial condition and results of operations in the future.

A novel coronavirus, known as SARS-CoV-2, causes COVID-19. COVID-19 was first reported in December 2019 and was subsequently declared a pandemic by the World Health Organization in March 2020. In recent years, the pandemic continues to rapidly evolve around the world, with several new COVID-19 variants discovered. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores from 2020 to early 2023, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic. In late January and February 2020, our total sales dropped by approximately 20% — 30% compared to pre-COVID levels. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. From March to December 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock- downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores) have caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. See “—We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre- made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.” In the fourth quarter of 2022, many cities across China experienced peaks in infection rates, and we had approximately 48 daily temporary store closures on average, over twice as many compared to approximately 23 daily temporary store closures on average in the third quarter of 2022.

While the “zero-COVID control measures” by the PRC government authorities were ended in December 2022 and COVID-related lock-downs in China have been lifted, concerns about the transmission of COVID-19 or other infectious diseases and mandates or orders from government authorities could continue to affect consumer behaviors, such as less time spent commuting or outside the home, leading to fewer store visits and more food and beverage prepared and consumed at home. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain, including the availability and costs of certain raw materials, such as imported coffee beans. The extent to which our operations could be impacted by the COVID-19 pandemic or other infectious diseases will depend largely on future developments, including, but not limited to, the resurgence and further spread of COVID-19 cases, the actions taken by government authorities to mitigate the spread of these diseases, the effectiveness of those efforts and the availability and effectiveness of vaccines, which are highly uncertain and cannot be accurately predicted. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If we fail to grow our customer base or are unable to encourage customers to make repeat purchases in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Our continued success depends on our ability to cost-effectively attract and retain customers. We have invested, and plan to continue to invest, significantly in branding, sales and marketing to acquire and retain customers since our inception. There can be no assurance that customers will stay with us or that the revenues from first-time customers will ultimately exceed the cost of acquiring these customers. In addition, if we reduce or discontinue our current promotions, if our existing customers no longer find our products appealing or if our competitors offer more attractive products, prices or discounts or better customer service, our sales could suffer. If we are unable to grow our customer base or encourage customers to make repeat purchases in a cost-effective manner, our revenues may decrease, and our results of operations will be adversely affected.

If we do not successfully develop new products or product extensions or otherwise enhance customer experience, our business could suffer.

New product development is a key driver of our long-term success. Our revenues are heavily influenced by our ability to develop and launch new and innovative products that are well received by consumers. We have devoted significant resources to launching and promoting new products from time to time, such as new coffee flavors and localized non-coffee beverages and food items, to serve a broader customer base and adapt to changes in market trends and shifts in customer tastes and preferences. However, our PRC Subsidiaries may not be successful in developing innovative new products, and our new products may not be favored by customers or commercially successful. To the extent that our PRC Subsidiaries are not able to respond to changes in consumer taste and preferences in a timely manner and successfully identify, develop and promote new or improved products, our business, financial condition and results of operations may be materially and adversely affected.

Our PRC Subsidiaries may not be able to operate our stores in the manner consistent with the procedures, requirements or standards set by our franchise agreements with THRI, which in turn could materially and adversely affect our business, financial condition and results of operations.

Our A&R MDA and our amended and restated company franchise agreement with THRI, among other things, set forth the procedures, requirements or standards for our store operations, including food safety, sanitation and workplace safety standards, and the obligations of THIL, its subsidiaries and all entities controlled by THIL. Our PRC Subsidiaries may not be able to successfully operate each of our stores in a manner consistent with such procedures, requirements or standards, or fulfill our obligations under such agreements, including with respect to store opening targets and quality control, and we may not be able to timely identify and rectify such issues, if at all. We also cannot assure you that we will be able to extend the term of the A&R MDA after the current term expires or that THRI will not unilaterally terminate the A&R MDA pursuant to its terms before the current term expires. If any of the foregoing were to occur, our business, financial condition and results of operations could be materially and adversely affected.

A failure by THRI, or us in assisting THRI, in protecting the intellectual property rights critical to our success could adversely affect our business, financial condition and results of operations.

Our business depends in part on consumers’ perception of the strength of the Tim Hortons brand. Under the terms of the A&R MDA, we are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. Nevertheless, any failure by THRI, or us in assisting THRI, in protecting its intellectual property rights in the territories in which we operate or elsewhere could harm the brand image of Tim Hortons, which could adversely affect our competitive position, our business, financial condition and our results of operations.

Third parties may knowingly or unknowingly infringe, misappropriate or otherwise violate intellectual property rights critical to our success and competitive position despite efforts to prevent such infringement and may challenge such intellectual property rights before a judicial or administrative body. Litigation, which could result in substantial costs and diversion of our resources, may be necessary to enforce such intellectual property rights and protect our proprietary information. However, the interpretation and implementation of laws and regulations governing intellectual property rights in mainland China are still evolving and involve a significant degree of uncertainty. If litigation were to be pursued to assert or demand intellectual property or proprietary rights, an adverse decision could limit the value of such intellectual property or proprietary rights, while a favorable decision may not necessarily be successfully enforced or award adequate damages. As such, it may not be possible for THRI or us to timely and adequately protect the intellectual property rights critical to our success and competitive position, if at all, which could weaken our competitive advantage, harm our image and materially and adversely impact our business, financial condition and results of operations.

Our franchise business model presents a number of risks. Our results are affected by the success of independent sub-franchisees, over which we have limited control.

We had 70 franchise stores as of December 31, 2022, all of which are operated by independent operators with whom Tim Hortons China entered into franchise agreements. Under these franchise agreements, Tim Hortons China will receive monthly payments from the sub-franchisees, which are a percentage of the sub-franchised restaurant’s gross sales. In 2020, 2021 and 2022, revenue attributable to such sub-franchisees accounted for approximately 0.4%, 0.3% and 0.5% of our total revenues, respectively. Our future prospects depend on (i) our ability to attract new sub-franchisees that meet our criteria and (ii) the willingness and ability of sub-franchisees to open stores in existing and new markets. We may be unable to identify sub-franchisees who meet our criteria, or if we identify such sub- franchisees, they may not successfully implement their expansion plans. Furthermore, sub-franchisees may not be willing or able to renew their franchise agreements with us due to low sales volumes, high real estate costs or regulatory issues. If our sub-franchisees fail to renew their franchise agreements, our revenues attributable to such sub-franchisees may decrease, which in turn could materially and adversely affect our business and operating results.

We have limited influence over sub-franchisees and the enforcement of sub-franchise obligations under our agreements with them may be limited due to bankruptcy or insolvency proceedings. While Tim Hortons China has the right to mandate certain strategic initiatives under the franchise agreements, we will need the active support of our sub-franchisees if the implementation of these initiatives is to be successful. The failure of these sub-franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition. In addition, our sub-franchisees are contractually obliged to operate restaurants in accordance with certain operating procedures and transact only with approved suppliers, distributors and products. However, sub-franchisees may not successfully operate stores in a manner consistent with THRI’s and our standards and requirements or standards set by applicable laws and regulations, including food handling procedures, product quality, sanitation and pest control standards. Any operational shortcoming of a sub-franchise store is likely to be attributed by guests to us, thus damaging our reputation and potentially affecting our revenues and profitability. Any lack of requisite approvals, licenses or permits applicable to our sub-franchisees’ business, while will not subject us to additional legal or administrative liabilities by law, could adversely affect our reputation and results of operations. We may not be able to identify problems and take effective action quickly enough, and as a result, our image and reputation may suffer, and our franchise revenues and results of operations could decline. Challenges in obtaining specific financial and operational results from our sub-franchisees in a consistent and timely manner could also negatively impact our business, financial condition and results of operations.

Our PRC Subsidiaries or sub-franchisees may not be able to secure desirable store locations to maintain and effectively grow our store portfolios.

The success of any quick-service restaurant depends in substantial part on its location. The current locations of any of our system-wide stores may not continue to be attractive as demographic patterns change. Neighborhood or economic conditions where any of our company owned and operated stores or franchised stores are currently located could decline in the future, resulting in potentially reduced sales in those locations. Competition for restaurant locations can also be intense, and there may be delay or cancellation of new site developments by developers and landlords, which may be exacerbated by factors related to the commercial real estate or credit markets. If our PRC Subsidiaries or sub-franchisees are unable to obtain desirable locations for our restaurants at reasonable prices due to, among other things, higher-than- anticipated construction and/or development costs, difficulty negotiating leases with acceptable terms, discontinuation of our strategic collaboration with Easy Joy, China’s largest convenience store chain with more than 27,800 convenience stores, and Freshippo, Alibaba Group’s (NYSE: BABA) retail chain for groceries and fresh goods, onerous land-use restrictions, or challenges in securing required governmental permits, then our ability to execute our growth strategies may be adversely affected. In addition, the competition for retail premises is intense in China. Based on their size advantage and/or their greater financial resources, some of our competitors may have the ability to negotiate more favorable lease terms than we can, and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations. Failure to secure desirable store locations on commercially reasonable terms, or at all, could have a material adverse effect on our business, results of operations and ability to implement our growth strategy.

Opening new stores in existing markets may negatively affect sales at our existing stores.

The target customer base of our stores varies by location, depending on a number of factors, including population density, the presence of other stores and local demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have stores could adversely affect the restaurant sales of those existing stores. Cannibalization of restaurant sales within our system may become significant in the future as we continue to expand our operations, which could adversely affect our business, financial condition or results of operations.

We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.

The cost, availability and quality of our principal raw materials, such as imported coffee beans, locally- sourced dairy products, and pre-made food and beverage items, are critical to the operations of our stores. The market for high-quality coffee beans is particularly volatile, both in terms of price changes and available supply. In particular, the COVID-19 pandemic, rising inflation and geopolitical tensions, including the war in Ukraine, have had, and could continue to have, an adverse impact on the global supply chain, including the availability and costs of certain raw materials, such as imported coffee beans. For example, the unit price of coffee beans has continued to increase since our inception and was approximately 56.4% higher in December 2022 than December 2021. If the cost of raw materials and pre-made products continues to increase due to seasonal shifts, climate conditions, industry demand, changes in international commodity markets or freight and logistics market, adverse trade policies, supply or labor shortages, rising transportation costs, higher inflation and other factors, we may not be able to fully offset such higher costs through price increases, and our inability or failure to do so could harm our business, financial condition and results of operations. In addition, as many of our coffee condiments and pre-made products have a relatively short shelf life, frequent and timely supply of these products is essential to our operations. Lack of availability of these products that meet our or THRI’s quality standards or timing requirements, whether due to shortages in supply, delays or interruptions in processing or transportation, failure of timely delivery or otherwise, could interrupt our operations and adversely affect our financial results.

In addition, we and our PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of our loyalty program. For a more detailed description, see the section of this Prospectus/Offer to Exchange titled “Business — Digital Technology and Information Systems.” Any failure by DataCo to provide these services to our satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on our business, financial condition and results of operations. Under our Business Cooperation Agreement with DataCo, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the services, (ii) the seniority of and time consumed by the employees of DataCo providing the services; the specific content, scope and value of the services; and (iv) the market price for similar services. Should DataCo fail to meet our expectations or unreasonably charge us for the services, we may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.

The coffee industry and food and beverage sector in China are intensely competitive, including with respect to product quality, innovation, service, convenience and price, and we face significant and increasing competition in all these areas from both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Some of our competitors have substantially greater financial resources, higher revenues and greater economies of scale than we do. These advantages may allow them to implement their operational strategies or benefit from changes in technologies more quickly or effectively than we can. Continued competition from existing competitors or potential competition from new entrants could hinder growth and adversely affect our sales and results of operations. If we are unable to maintain our competitive position, we could experience decreased demand for products, downward pressure on prices and reduced margins, and we may not be able to take advantage of new business opportunities to grow our market share.

If we are unable to maintain or increase prices, we may fail to maintain a positive margin.

We rely in part on price increases to offset cost increases and improve the profitability of our business. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including raw material market price fluctuation, competition, effectiveness of our marketing programs, the continuing strength of our brand, market demand and general economic conditions, including inflationary pressures. In particular, in response to increased promotional activity by our competitors, we may have to increase our promotional spending, which may adversely impact our gross margins. If we are unable to maintain or increase prices for our products or must increase promotional activity, our margins could be adversely affected. Furthermore, price increases generally result in volume losses, as consumers make fewer purchases. If such losses are greater than expected or if we lose sales due to price increases, our business, financial condition and results of operations may be materially and adversely affected. In January 2022, we raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5 – 8% of the list price) and reduced the rate of our promotional discounts by 3 – 5%. However, there can be no assurance that such price increases will be able to offset increased costs and expenses resulting from rising inflation, geopolitical tensions, COVID-19 outbreaks and related control measures, and supply chain disruptions.

Our e-commerce business and use of social media may expose us to new challenges and risks and may adversely affect our business, results of operations and financial condition.

Recognizing the rise of the digital economy in China, we have built a network of e-commerce partnerships that encompass online ordering, delivery and merchandise. Customers may place takeout orders for our products through online food ordering and delivery platforms or our Weixin mini programs. In addition, we have opened a store on the Alibaba Group’s Tmall online marketplace. These third-party online platforms have significant influence over how our products are displayed, reviewed and promoted and may provide our competitors with more favorable terms. As our business continues to grow, we expect to deepen our collaboration with e-commerce business partners and increase our investment in marketing, advertising and additional promotional activities in the e-commerce space. However, these relationships may expose us to new challenges and risks, divert management attention and adversely affect our business, financial condition and results of operations. If we fail to maintain or renew our agreements with third party aggregators or third party-mobile payment processors on acceptable terms, this may adversely affect our business, financial condition and results of operations. Moreover, damages, interruptions or failures in delivery services, which may be caused by unforeseen events that are beyond our control or the control of third-party aggregators and outsourced riders, could prevent the timely or successful delivery of our products. In addition, the usage of mobile internet and adoption of mobile payment may not continue to grow as quickly as we estimate.

We also rely heavily on social media to grow our business. As we expand our product offerings, we expect to make additional investment in advertising and promotional activities through social media. If consumer sentiment towards social media changes or a new medium of communication becomes more mainstream, we may be required to fundamentally change our current marketing strategies, which could require us to incur significantly more costs. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about the Tim Hortons brand, exposure of personally identifiable information, fraud, hoaxes or malicious distribution of false information. The inappropriate use of social media by our customers, employees or former employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations. Additionally, our competitors may spend significantly more on social media marketing and advertising than we are able to at this time, and our efforts to grow our social media presence may not be as effective as we expect. If the expenses that we incur in developing our social media presence do not deliver the expected returns, our business, results of operations and financial condition may be materially and adversely affected.

Our success is dependent on the strengths and market perception of the Tim Hortons brand, and any failure to maintain, protect and strengthen the Tim Hortons brand and its reputation would hurt our business and prospects.

Our success is dependent on the strengths and market perception of the Tim Hortons brand, which is owned by THRI. We have no control over the management or operations of THRI’s business or the businesses of THRI’s other franchisees. If THRI were to allocate resources away from the Tim Hortons brand or were not to succeed in preserving the value and relevance of the Tim Hortons brand, or if any other THRI’s franchisee acts in a way that harms the Tim Hortons brand, our business and prospects could be materially and adversely affected. Our ability to maintain, protect and strengthen the Tim Hortons brand in China also depends on a number of other factors, many of which are outside our control, including those set forth below:

●	complaints or negative publicity about us, the features, safety and quality of our products, our senior management, our business partners or our business practices, even if factually incorrect or based
●	on isolated incidents;
●	negative reviews of our products or customer service on social media and crowdsourced review platforms;
●	campaigns against the nutrition and health effects of coffee, tea, or sweets or negative perceptions of quick-service restaurants in general;
●	illegal, negligent, reckless or otherwise inappropriate behavior by our employees, former employees, service providers or business partners;
●	litigation over, or regulatory investigations into, our business; and

●	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of our industry as a whole.

Consumer demand for our products could diminish as a result of any of the foregoing, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business.

Recent international trade disputes and political tensions, including those between China and the United States and China and Canada, and the uncertainties created by such disputes may disrupt the transnational flow of goods, harming the Chinese economy and our business. International trade and political disputes could result in tariffs and other protectionist measures that could increase our operating costs as well as the cost of goods and products, which could affect our customer’s discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, financial condition and results of operations.

If relations between China and the United States or China and Canada deteriorate, our business, results of operations and financial condition could be adversely affected.

At various times during recent years, the United States and China and Canada and China have had significant disagreements over monetary, economic, political and social issues and future relations between the United States and China and/or Canada and China may deteriorate. Changes in political conditions and changes in the state of geopolitical relations are difficult to predict and could adversely affect our business, results of operations and financial condition. In addition, because of our extensive operations in the Chinese market and because the Tim Hortons brand has roots in, and continues to be tied to, Canada, any deterioration in political or trade relations might cause a public perception that might cause our products to become less attractive. We cannot predict the extent to which adverse changes in China-U.S. or China- Canada relations will impact our ability to access capital or effectively do business in China. See “— Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult” for more information.

If our PRC Subsidiaries fail to manage inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

Our inventories are mostly coffee beans, coffee condiments, tea leaves, tea powder and pre-made food and beverage items with short shelf life, which require our PRC Subsidiaries to manage inventory effectively. Our PRC Subsidiaries depend on demand forecasts for various kinds of raw materials and pre-made products to make purchase decisions and to manage inventory. Such demand, however, can change significantly between the time inventory is ordered and the date by which our PRC Subsidiaries hope to sell it. Demand may be affected by seasonality, new product launches, pricing and discounts, product defects, changes in customer spending patterns, changes in customer tastes and other factors, and our customers may not order products in the quantities that our PRC Subsidiaries expect. In addition, when our PRC Subsidiaries begin selling a new product, it may be difficult to establish supplier relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead time and prepayment and they may not be returnable.

Furthermore, as we plan to continue expanding our product offerings, we expect to include a wider variety of products and raw materials in our inventory, which will make it more challenging for our PRC Subsidiaries to manage inventory and logistics effectively. We cannot guarantee that our inventory levels will be able to meet the demands of customers, which may adversely affect our sales. We also cannot guarantee that all of our inventories can be consumed within their shelf lives. If our PRC Subsidiaries fail to manage inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. Any of the above may materially and adversely affect our results of operations and financial condition. On the other hand, if our PRC Subsidiaries underestimate demand for the products and services they offer, or if their suppliers fail to supply quality raw materials and pre-made products in a timely manner, they may experience inventory shortages, which might result in diminished brand loyalty and lost revenues, any of which could harm our business and reputation.

Our business is subject to seasonal fluctuations and unexpected interruptions.

We experience seasonality in our business. Our PRC Subsidiaries generally experience fewer purchase orders during holiday seasons, such as the Chinese New Year holidays. Our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our securities may fluctuate from time to time due to seasonality.

In addition, we are vulnerable to natural disasters, health epidemics, and other calamities. Any of such occurrences could cause severe disruption to the business operations of us, and may even require a temporary closure of facilities and logistics delivery networks, which may disrupt the business operations of our PRC Subsidiaries and adversely affect our results of operations.

We may be subject to customer complaints, litigation, and regulatory investigations and proceedings from time to time.

We have been and expect to continue to be subject to legal and other disputes in the ordinary course of our business, including, among others, intellectual property infringement claims, allegations against us regarding food safety or personal injury issues and lawsuits involving our marketing practices and labor- related disputes. In particular, due to several high-profile incidents involving food safety and consumer complaints that have occurred in China in recent years, the PRC government, media outlets and public advocacy groups are increasingly focused on consumer protection. If claims are brought against us under consumer protection laws, including health and safety claims and product liability claims, or on other grounds, we could be subject to damages and reputational damage as well as action by regulators, which could lead to investigations and administrative proceedings, cause us to the rights to offer certain products, or require us to make changes to our store operations. Any claims against us, with or without merit, could be time- consuming and costly to defend or litigate, divert our management’s attention and resources or harm our image, and even unsuccessful claims could result in the expenditure of funds and the diversion of management’s time and resources and cause consumers to lose confidence in us. All of the above could have a material adverse effect on our business, financial condition and results of operations.

Illegal actions or misconduct, or any failure by our third-party suppliers, service providers and retail partners to provide satisfactory products or services could materially and adversely affect our business, reputation, financial condition and results of operations.

Satisfactory performance by our third-party suppliers, service providers and retail partners are critical to the business operations of our PRC Subsidiaries. For example, the failure of our raw material suppliers to ensure product quality, speedy delivery or compliance with applicable laws and regulations could interrupt the operations of our stores and result in supply shortfalls, impaired product quality and potential claims against us. Our PRC Subsidiaries also rely on third-party delivery services and retail partners to deliver our products to customers, which increases the risk of food tampering while in transit. Failure in providing timely and high-quality delivery services may result in customer dissatisfaction, which could also result in reduction in sales, loss of customers and damage to our image. Furthermore, guidelines issued by the SAMR and other regulatory authorities impose heightened regulatory requirements on food delivery platforms that our PRC Subsidiaries partner with, which could increase their operating costs and pricing and exacerbate the shortage of delivery drivers, especially during peak hours. In addition, under the Business Cooperation Agreement between Tim Hortons China and DataCo, DataCo is obligated to use, and require its subcontractors to use, reasonable efforts to maintain procedures designed to protect the confidentiality of the personal data of our customers and store the collected personal data in compliance with applicable PRC laws and regulations. However, given the complexity of the applicable PRC laws and regulations and the significant uncertainty with respect to their interpretation and enforcement, we cannot assure you that DataCo or its subcontractors will be able to maintain compliance with these laws and regulations at all times.

In the event that we become subject to claims arising from actions taken by our suppliers or service providers, we may attempt to seek compensation from these parties. However, the amount of such compensation may be limited. If no claim can be asserted against a supplier, service provider or retail partner, or if the amount that we claim cannot be fully recovered, we may have to bear such losses on our own, which could have a material adverse effect on our business, financial condition and results of operations.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.

In accordance with relevant PRC laws and regulations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate our company owned and operating stores and engage in commercial franchising activities. In the opinion of Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of our company owned and operated stores: (i) business licenses issued by the local SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. Failure to obtain the necessary licenses, permits and approvals could subject such PRC Subsidiary to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB500,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food, beverage and packaged products, raw materials and equipment and impose fines based on a multiple of the value of the food, beverage and packaged products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. As of December 31, 2022, out of the 547 company owned and operated stores operated by our PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of our total revenues for 2022. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that we believe, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by us, four of our company owned and operated stores have not obtained those fire safety inspection permits that we believe are required under the applicable laws and regulations. Our PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. There can be no assurance that our PRC Subsidiaries will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon their expiration in a timely manner, and our PRC Subsidiaries may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new stores, which could adversely affect the business operations, financial condition and prospects of our PRC Subsidiaries, subject us to negative publicity and delay our store opening and expansion.

Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in- charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change. Failure to complete the registration in time could cause the PRC Subsidiary to be ordered by the in-charge authority to complete such registration within a designated timeframe and a fine ranging from RMB10,000 to RMB50,000 could be imposed, provided that it is able to complete the registration within the designated timeframe. If the PRC Subsidiary is unable to complete the registration within the designated timeframe, a fine ranging from RMB50,000 to RMB100,000 could be imposed and the violation could be publicly announced. If a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to complete such filing within a designated timeframe and be subject to a fine ranging from RMB10,000 to RMB50,000. Among the PRC Subsidiaries, only Tim Hortons China is, or has been, engaged in commercial franchising. Tim Hortons China has received the requisite governmental approval to be registered as a commercial franchisor and has fulfilled its annual and ongoing reporting obligations as of the date of this Prospectus/Offer to Exchange.

THHK, a wholly-owned subsidiary of ours that is incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of our management team, we do not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, our business and results of operations could be materially and adversely affected.

Any significant disruption in our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure could materially and adversely affect our business, reputation, financial condition and results of operations.

As our reliance on technology has increased, so have the risks posed to our systems. Our PRC Subsidiaries rely heavily on computer systems and network infrastructure across operations. Despite our implementation of security measures, all of our technology systems are vulnerable to damage, disruption or failures due to physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from problems with transitioning to upgraded or replacement systems, internal and external security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers.

If someone is able to circumvent our data security measures or that of third parties with whom we do business, including our sub-franchisees, he or she could destroy or steal valuable information or disrupt our operations. If any of our technology systems or those of our sub-franchisees or business partners were to fail or be compromised, and we were unable to recover from such incidents in a timely manner, we could also be exposed to risks of litigation, liability, negative publicity and reputational harm. The occurrence of any of these incidents could have a material adverse effect on our future financial condition and results of operations.

We rely on a limited number of third-party suppliers and service providers to provide products and services to us or to our customers, and the loss of any of these suppliers or service providers or a significant interruption in the operations of these suppliers or service providers could negatively impact our business.

We work with a limited number of raw material suppliers, delivery service providers and warehouse and fulfillment service providers in the daily operations of our stores. As we continue to expand our product offerings and customer base, our existing suppliers and service providers may not be able to adequately accommodate the growth of our business, and we may not be able to find additional suppliers and service providers who can meet our requirements, standards and expectations. Any significant interruption in the businesses of our suppliers and service providers could have a material adverse effect on the availability, quality and cost of our supplies, our customer relationships and store operations. For example, during the recent outbreak of COVID-19 in certain regions in mainland China, our logistics operations in these regions have been adversely impacted by related lockdown measures and travel restrictions, which further led to temporary increases in staffing, warehousing and freight costs. In addition, our agreements with suppliers and service providers generally do not prohibit them from working with our competitors, and these parties may be more incentivized to prioritize the orders of our competitors in case of short supply. Any deterioration of our cooperative relationships with our suppliers and service providers, any adverse change in our contractual terms with them, or the suspension or termination of our agreements with them could have a material adverse effect on our business, financial condition and results of operations. There is no assurance that we will be able to find suitable replacements in time, or at all, in the event that our agreements with certain of our suppliers or service providers expire or terminate, or that our contractual terms with any new supplier or service provider will be as favorable as our exiting arrangements.

Grant of share-based awards could result in increased share-based compensation expenses.

We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key and qualified employees. We are required to account for share-based compensation in accordance with U.S. GAAP, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of the equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. As a result, our expenses associated with share- based compensation may increase, which may have an adverse effect on our results of operations and profitability. See “Note 20 — Share-based Compensation” of our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange for additional information.

Our success depends on the continuing efforts of our key management and experienced and capable personnel, as well as our ability to recruit new talent.

Our future success depends on the continued availability and service of our key management and experienced and capable personnel. If we lose the services of any member of our key management, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. If any of our key management joins a competitor or forms a competing business, we may lose customers, know-how and key professionals and staff members.

Our rapid growth also requires us to hire, train and retain a wide range of personnel who can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new products, and develop technological capabilities. We will need to continue to attract, train and retain personnel at all levels, such as skillful baristas, as we expand our business and operations. We may also need to offer attractive compensation and other benefits packages, including share- based compensation, to attract and retain employees and provide our employees with sufficient training to help them to realize their career development and grow with us. Following the outbreak of COVID-19, we may also face challenges in recruiting and retaining talents due to higher talent mobility. Any failure to attract, train, retain or motivate key management and experienced and capable personnel could severely disrupt our business and growth.

If we are unable to protect our customers’ credit card data and other personal information, we could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.

Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose us to increased risk of privacy and/or security breaches as well as other risks. In connection with credit or debit card or mobile payment transactions in-restaurant, our company owned and operated stores and sub-franchisees collect and transmit confidential information by way of secure private retail networks. In February 2022, Tim Hortons China transferred control and possession of the personal data of THIL’s customers to DataCo, pursuant to a Business Cooperation Agreement. For a more detailed description, see the section of this Prospectus/Offer to Exchange titled “Business — Digital Technology and Information Systems.”

We or our service providers, including DataCo, may experience or be affected by with security breaches in which our customers’ personal information is stolen. Also, security and information systems that we use or rely on may be compromised as a result of data corruption or loss, cyberattack or a network security incident or the independent third-party service provider may fail to comply with applicable laws and regulations. Although private networks are used to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and the security measures employed may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. In addition, our sub- franchisees, contractors, or third parties with whom we do business or to whom we outsource business operations may be subject to cyberattack or a network security incident that may lead to loss of our customers’ data or may attempt to circumvent our security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent our security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the unlawful access or exfiltration of personal data, or actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits, administrative fines or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition and results of operations. Further, adverse publicity resulting from such claims or proceedings could significantly harm our reputation which, in turn, may have an adverse effect on our business, financial condition and results of operations.

We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We and our PRC Subsidiaries are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. On September 14, 2022, the CAC released the Decision on Revising the Cybersecurity Law of the People’s Republic of China (Draft for Comment), which would impose more stringent legal liabilities and raise the upper limit of monetary fines for serious violation of the security protection obligations of network operation, network information, critical information infrastructure and personal information under the Cyber Security Law to RMB50 million or 5% of the company’s total sales from the previous year. In addition, the Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under PRC civil law.

PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In addition, certain internet platforms in mainland China have reportedly been subject to heightened regulatory scrutiny in relation to cybersecurity matters.

In April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. In July 2021, the CAC and other related authorities released a draft amendment to the 2020 Cybersecurity Review Measures for public comments. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people’s livelihood and public interests. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator. As of the date of this Prospectus/Offer to Exchange, neither we nor any of our PRC Subsidiaries has been informed by any PRC governmental authority that we or any of our PRC Subsidiaries is a “critical information infrastructure operator.”

Compared with the 2020 Cybersecurity Review Measures, the 2022 Cybersecurity Review Measures contain the following key changes: (i) internet platform operators who are engaged in data processing are also subject to the regulatory scope; (ii) the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review mechanism; (iii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office; (iv) the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or illegally transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously by foreign governments and any cybersecurity risk after a company’s listing on a stock exchange shall be collectively taken into consideration during the cybersecurity review process; and (v) critical information infrastructure operators and internet platform operators covered by the 2022 Cybersecurity Review Measures shall take measures to prevent and mitigate cybersecurity risks in accordance with the requirements therein. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.

As of the date of this Prospectus/Offer to Exchange, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to undergo cybersecurity review, nor have we or any of our PRC Subsidiaries received any warning or sanction in such respect or been denied permission from any PRC regulatory authority to list or maintain listing on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the collection of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible; and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.

On July 7, 2022, the CAC promulgated the Measures on Data Export Security Assessment, which became effective on September 1, 2022. The Measures on Data Export Security Assessment provides for the circumstances under which a data processor shall be subject to security assessment, including (i) where a data processor provides important data abroad; (ii) where a critical information infrastructure operator or a data processor that processes personal information of more than one million individuals provides personal information abroad; (iii) where a data processor that has exported personal information of over 100,000 individuals or sensitive personal information of over 10,000 individuals in total since January 1 of the previous year provides personal information abroad; and (iv) other circumstances prescribed by the CAC. For outbound data transfers that were carried out before the effectiveness of the Measures on Data Export Security Assessment and are not compliant with these measures, rectification shall be completed by February 28, 2023. Given the nature of our business and as advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe that we or any of our PRC Subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Measures on Data Export Security Assessment. As of the date of this Prospectus/Offer to Exchange, the Measures on Data Export Security Assessment has not materially affected our business or results of operations. Since the Measures on Data Export Security Assessment was newly enacted, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether the relevant PRC regulatory authority would reach the same conclusion as us. The promulgation of the above- mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we or our PRC Subsidiaries will be able to comply with such regulations in all respects, and we or our PRC Subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. In addition, while our PRC Subsidiaries take various measures to comply with all applicable data privacy and protection laws and regulations and the control and possession of our customer data has been transferred to DataCo, there is no guarantee that our current security measures, operation and those of our third-party service providers may always be adequate for the protection of our customers, employee or company data against security breaches, cyberattacks or other unauthorized access, which could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust and impairment of our technology infrastructure and harm our reputation and business, resulting in fines, penalties and potential lawsuits.

Unexpected termination of leases, failure to renew the leases of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.

Our PRC Subsidiaries lease the premises for all of our stores. Our PRC Subsidiaries generally seek to enter into long-term leases of more than five years with an option to renew for our stores, though are not always able to secure either a term of that duration or the right to renew. Rent for our leases is typically stated as the higher of a fixed amount, which is usually subject to periodic incremental increases as stipulated in the lease agreements, and a variable amount, which is usually stated as a percentage of the revenue generated by the store situated on the leased premise. We cannot assure you that our PRC Subsidiaries would be able to renew the relevant lease agreements at the same rate, on similar terms or without substantial additional costs. If a lease agreement is renewed at a substantially higher rate or less favorable terms, our business and results of operations may be materially and adversely affected. If any of our PRC Subsidiaries is unable to renew the lease for a store site, it will have to close or relocate the store, which could result in additional costs and risks, loss of customers and decreased sales. Furthermore, we cannot assure you that the lessors are entitled to lease the relevant real properties to us. If the lessor is not entitled to lease the real properties and the owner of such real properties declines to ratify the lease agreement with the respective lessor, our PRC Subsidiaries may not be able to enforce their rights to lease such properties under the respective lease agreement against the owner. As of the date of this Prospectus/Offer to Exchange, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without proper ownership proof. If a lease agreement is claimed as null and void by a third party who is the right owner of such leased real properties, we could be required to vacate the properties and we cannot assure you that suitable alternative locations will be readily available on commercially reasonable terms, or at all.

In addition, the PRC government has the statutory power to acquire any land in mainland China. As a result, we may be subject to compulsory acquisition, closure or demolition of any of the properties on which our stores are situated. Although we may receive liquidated damages or compensation if our leases are terminated unexpectedly, we may be forced to suspend operations of the relevant store, which could materially and adversely affect our business and results of operations.

We may require additional capital or indebtedness to support our operations, business growth and objectives or to refinance our existing near-term indebtedness, which might not be permitted under our existing credit agreements or available in a timely manner or on commercially acceptable terms, if at all, and a failure to obtain such additional financing would materially and adversely affect our liquidity and financial condition, our operational flexibility and our growth prospects. Existing indebtedness may also restrict our business activities and increase our exposure to operational risk.

Historically, we have financed our operations primarily with operating cash flows, issuance of ordinary shares and convertible notes, and bank borrowings. As part of our growth strategies, we expect to continue to require substantial capital through additional debt or equity financing in the future to cover our costs and expenses. However, we may be unable to obtain additional capital in a timely manner or on commercially acceptable terms, or at all. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to:

●	our market position and competitiveness in China’s coffee industry;

●	our future profitability, overall financial condition, operating results and cash flows;
●	compliance with the debt incurrence covenants under our credit facilities;
●	the general market conditions for financing activities; and
●	the macro-economic and other conditions in China and elsewhere.

To the extent we engage in debt financing, the incurrence of indebtedness would result in increased debt servicing obligations and could result in operating and financing covenants that may, among other things, restrict our operational flexibility or our ability to pay dividends to our shareholders. For example, the indenture between THIL and Wilmington Savings Fund Society, FSB, as trustee, dated December 30, 2021 (the “Indenture”) with respect to the convertible notes contains events of default provisions, such as failure to make timely payment or meet certain conversion obligations. The credit facility agreements between our subsidiaries and certain commercial banks in the PRC also contain various covenants, such as compliance with applicable laws, periodic submission of financial statements, financial maintenance covenants and covenants not to incur additional indebtedness, guarantees or liens without the lender’s consent, which may prevent us from being able to raise additional capital or renew or refinance our existing credit facilities. As of March 31, 2023, our subsidiaries had total borrowings under such credit facilities of RMB459,676,720 (US$66,934,114), of which RMB451,907,204 (US$65,802,785) was due within one year, and had unused credit limits of RMB423,304,474 (US$61,637,905), of which RMB284,039,732 (US$41,359,388) was scheduled to expire within one year. As of March 31, the outstanding short-term bank borrowings balance and outstanding long-term borrowings under these credit facility agreements bore interest rates ranging from 3.5% to 4.4% and 4.2% to 4.6%, respectively. For more details on the bank borrowings of our subsidiaries, see Note 11 to our audited historical consolidated financial statements and unaudited condensed consolidated financial statements as of March 31, 2023 included elsewhere in this Prospectus/Offer to Exchange. In addition, such operational and financial restrictions contained in our financing documents may impact our ability to respond to changes in market conditions, pursue the business opportunities, fund capital expenditures or withstand a downturn in our business or conditions. If we or our subsidiaries are unable to comply with the covenants contained in those financing agreements, a default under the terms of such agreements may occur. In the event of a default under such agreements, the lenders may be entitled to terminate their commitments granted to us, accelerate the debt and declare all amounts borrowed due and payable, depending on the provisions of the relevant agreements. There is no assurance either that we will be able to satisfy the financial covenants or cure any breach in a timely manner under those facilities. Further, some of our financing agreements contain cross-acceleration, cross-default or similar provisions, which give the lenders under those financing agreements the right to require immediate repayment of their debts or declare a default under such agreements as a result of the acceleration, breach or default under other financing agreements. Default under such facilities may cause the acceleration of repayment of not only such facilities but also other facilities. If any of these events should occur, there can be no assurance that our assets and cash flows would be sufficient to repay in full all of the debts as they become due, or we would obtain the relevant lenders' waiver in a timely manner, or we would be able to find alternative financing. Even if we and our subsidiaries could obtain alternative financing, there can be no assurance that it would be on terms that are favorable or acceptable to us or our subsidiaries. For more details on the bank borrowings of our subsidiaries, see Note 11 to our audited historical consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

In addition, if we fail to service our debt obligations or are unable to comply with our debt covenants, or if we fail to renew or refinance our credit facilities on commercially acceptable terms when they expire, or at all, our liquidity and financial condition would be materially and adversely affected. To the extent that we raise additional financing by issuance of additional equity or equity-linked securities, our shareholders may experience dilution. In the event that financing is not available or not permitted under our existing credit agreements or is not available on terms commercially acceptable to us, our business, operating results and growth prospects may be adversely affected.

Our convertible notes may impact our financial results, result in the dilution of our shareholders, adversely affect our liquidity, create downward pressure on the price of our securities, and restrict our ability to raise additional capital or take advantage of future opportunities.

On December 9, 2021, we and XXIIA entered into a Convertible Note Purchase Agreement with each of Sona Credit Master Fund Limited (“Sona”) and Sunrise Partners Limited Partnership (“Sunrise”). On December 10, 2021, we issued $50 million in aggregate principal amount of convertible notes (the “Private Notes”) to Sona and Sunrise for a purchase price of 98% of the principal amount thereof. On December 30, 2021, we issued $50 million in aggregate principal amount of convertible notes (the “Notes”) under the Indenture in exchange for the Private Notes, which were cancelled upon such exchange. The Notes will mature on December 10, 2026 (the “Maturity Date”) and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and

December 10 of each year, commencing on June 10, 2022. We have the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by capitalizing such accrued and unpaid interest (such capitalized interest, “PIK Interest”). Each holder of a Note has the right, after June 10, 2025, to require us to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We also have the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. The payment of such cash interest, repurchase price or redemption price will lower the amount of cash we have on hand and could restrict our ability to satisfy our liquidity requirements and operate and expand our business, which may in turn have a material adverse impact on the trading volatility and price of our securities. The Indenture also contains covenants that, subject to significant exceptions, restrict the ability of our company and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate our A&R MDA and amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. These restrictions could restrict our ability to raise additional capital or take advantage of future opportunities.

In addition, the conversion of the Notes will cause dilution to our shareholders and the market price of our securities may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our securities by the sale, or potential sale, of ordinary shares issuable upon conversion of the Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

Uncertainties with respect to Reference Period Payments and Issuer Release Amounts under the ESA could materially and adversely affect our liquidity position, our ability to operate our business and execute our business strategy, and the trading volatility and price of our securities.

Under the ESA, we are required to pay the ESA Investors a Reference Period Payment on or prior to 5 p.m., U.S. Eastern Time on the business day immediately following the final VWAP Trading Day of each reference period, with the First Reference Period being the 27 consecutive VWAP Trading Days beginning on, and including, December 29, 2022, the Second Reference Period being the 30 consecutive VWAP Trading Days beginning on, and including, February 21, 2023, and the Third Reference Period being the 30 consecutive VWAP Trading Days beginning on, and including, May 21, 2023. Upon the occurrence of any of the acceleration events under the ESA, one of which is the per share volume- weighted average price for any trading day or VWAP Trading Day (as applicable) of our ordinary shares (the “Daily VWAP”) being less than $5.00 for any 10 VWAP Trading Days (whether or not consecutive) during any consecutive 15 VWAP Trading Day period, each ESA Investor has the right, but not the obligation, to accelerate any and all the remaining reference periods, at its election and only with a prompt notice within five business days of such condition being or continuing to be met to us regarding the applicable acceleration event, the number of ordinary shares that such acceleration is being applied to, the applicable reference period commencement date and the length of the applicable reference period(s), provided that in no event will any accelerated reference period consist of less than 15 VWAP Trading Days. As of the date of this Prospectus/Offer to Exchange, we have not received any indication that any ESA Investor intends to exercise such acceleration rights. Capitalized terms used but not defined in this paragraph and the paragraphs below have the meanings ascribed to them under the ESA.

The Reference Period Payments for the First Reference Period and the Second Reference Period were $11,919,983 and $10,533,379, respectively. The amount of the Third Reference Period Payment equals to 1,666,668 ordinary shares multiplied by (i) if the Reference Price for the period is less than $10.90, an amount equal to $10.90 minus the Reference Price (including, if applicable, an Adjusted Reference Price or Delisted/Insolvent Price) for the First Reference Period, or (ii) if the Reference Price (including, if applicable, an Adjusted Reference Price) for the First Reference Period is greater than or equal to $10.90, zero. “Reference Price” means, with respect to any reference period, the arithmetic averages of the Daily VWAPs for each VWAP Trading Day in such reference period, subject to adjustment. Assuming that the Reference Price for the Third Reference Period is $2.85, which was the closing price of our ordinary shares on June 1, 2023, the amount of the Reference Period Payment for the Third Reference Period would be $13,416,677.40.

Following each of the Reference Period Payments, we have the right to receive from the Collateral Account (as defined below) an Issuer Release Amount. The Issuer Release Amounts for the First Reference Period and the Second Reference Period were $5,413,344 and $7,133,280, respectively. The amount of the Issuer Release Amounts for the Third Reference Period equals to (i) 1,666,668 ordinary shares multiplied by (ii) the lesser of $10.90 and the Reference Price for the Third Reference Period, provided that in no event shall the Issuer Release Amount cause the principal balance of the Collateral Account to be less than the maximum possible amount of the remaining Reference Period Payments. Assuming that the Reference Price for the Third Reference Period is $2.85, which was the closing price of our ordinary shares on June 1, 2023, the amount of the Issuer Release Amount for the Third Reference Period would be $4,750,003.80.

Because the Reference Period Payments will be paid out of the $53,166,667.20 that already has been deposited by the ESA Investors and the Company to the Collateral Account, which is considered to be restricted cash, we do not expect that we will be required to use funds outside the Collateral Account to settle such payments. However, under the Control Agreement among us, Shaolin Capital Management LLC and U.S. Bank National Association, dated June 13, 2022 (the “Control Agreement”), U.S. Bank National Association may, at our direction and with the consent of Shaolin Capital Management LLC, invest any portion of such funds in certain money market funds that meet the requirement of the Control Agreement. We cannot guarantee you that, following such investment, the amount of funds remaining in the Collateral Account will be sufficient to cover the Reference Period Payments that we are required to make or the Issuer Release Amounts that we are entitled to receive. In the unlikely event that the balance of the Collateral Account becomes insufficient to cover the Reference Period Payments due to factors beyond our control, we may be required to settle the Reference Period Payments using funds outside the Collateral Account, which will reduce the amount of cash we have on hand for business operations and other purposes. In addition, because the amount and timing of the Reference Period Payments and the Issuer Release Amounts are closely related to the trading price of our ordinary shares, which may fluctuate significantly from time to time, we are unable to estimate with accuracy the amount of such Reference Period Payments and/or Issuer Release Amounts and the timing of such payments, and such uncertainties could adversely affect our liquidity position and ability to operate our business and execute our business strategy, which may in turn have a material adverse impact on the trading volatility and price of our securities.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute shareholder value and harm our business, revenue and financial results.

As part of our business strategy, we intend to make acquisitions to add complementary companies, products or technologies, such as our recent acquisition of Popeyes China, pursuant to which we became the exclusive operator and developer of the Popeyes® brand in mainland China. For more details, see “Summary — Acquisition of Popeyes China.” Our past and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. If we fail to successfully integrate acquisitions, or the personnel or technologies associated with those acquisitions, the business, revenue and financial results of the combined company could be harmed. We may not successfully evaluate or utilize the acquired assets and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our securities. We would expect to finance any future acquisitions through a combination of additional issuances of equity, corporate indebtedness or cash from operations. The sale of equity to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, revenue and financial results.

Our insurance may not be sufficient to cover certain losses.

We face the risk of loss or damage to our properties, machinery and inventories due to fire, theft and natural disasters such as earthquakes and floods. While our insurance policies cover some losses in respect of damage or loss of our properties, machinery and inventories, our insurance may not be sufficient to cover all such potential losses. In the event that such loss exceeds our insurance coverage or is not covered by our insurance policies, we will be liable for the excess in losses. In addition, even if such losses are fully covered by our insurance policies, such fire, theft or natural disaster may cause disruptions or cessations in our operations and adversely affect our business, financial condition and results of operations.

Industry data, projections and estimates contained in our prior public filings are inherently uncertain, subject to interpretation and may not have been independently verified.

Industry data and projections are inherently uncertain and subject to change. There can be no assurance that China’s coffee industry or food and beverage sector will be as large as we anticipate or that projected growth will occur or continue. In addition, underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control. Our projected financial and operating information appearing in our public filings reflect estimates of future performance. We employ models to, among other uses, price products, value assets, make investment decisions and generate projections. These models rely on estimates and projections that are inherently uncertain, may use data and/or assumptions that do not adequately reflect recent experience and relevant industry data, and may not operate as intended. As our assumptions are based on historical experiences and expectations of future performance, which are highly dependent on modeling assumptions as to long-term macroeconomic conditions, we may discover errors or other deficiencies in existing models, assumptions and/or methodologies. Moreover, we may use additional, more granular and detailed information or we may employ more simplified approaches in the future, either of which may cause us to refine or otherwise change existing assumptions and/or methodologies. If the changes to our models indicate a decline in growth rate or unfavorable projections, this could have a material adverse effect on our business, results of operations and financial condition.

Multiple factors, including the COVID-19 pandemic, have negatively impacted our business during the year ended December 31, 2022 and it is possible these factors may continue during 2023. We have not updated the long-term financial projections that we previously published in connection with our Business Combination with Silver Crest and, as a result of these factors, certain of the assumptions underlying our prior forecasts are no longer correct and investors should not place any reliance on those projections.

Risks Related to Doing Business in China

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

On July 30, 2021, in response to the regulatory developments in mainland China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult. We may also be required to adjust, modify, or completely change the business operations of our PRC Subsidiaries in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost- efficient, or liability-free manner or at all.

The approval and/or other requirements of Chinese governmental authorities may be required in connection with this offering or our future issuance of securities to foreign investors under PRC laws, regulations or policies.

As all of our operations are based in mainland China through our PRC Subsidiaries, we are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to foreign investors, and cause the value of our securities to significantly decline or be worthless. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that the issuance of our securities to foreign investors may be subject to the filing requirements with the CSRC in accordance with the Trial Measures for Administration of the Overseas Securities Offerings and Listings by Domestic Enterprises, or the Trial Measures, promulgated by the CSRC on February 17, 2023, effective March 31, 2023. Based on the experience of our management team, we do not believe that any permission or approval is required under any laws or regulations of the HKSAR for us to issue securities to non-PRC investors or for any of our PRC Subsidiaries to conduct their business operations in mainland China. We cannot assure you that such approval or permission will not be required under PRC or HKSAR laws, regulations or policies if the relevant PRC or HKSAR governmental authorities take a contrary position, nor can we predict whether or how long it will take to obtain such approval. Any failure to obtain or delay in obtaining the requisite governmental approval for this offering, or a rescission of such approval, would subject us to sanctions imposed by the relevant PRC regulatory authority. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies to require us to obtain permission or approval or complete certain filing procedures in order to issue securities to foreign investors or offer securities to foreign investors.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

On August 1, 2021, the CSRC stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and recent regulatory development in China, and that both countries should strengthen communications on regulating China- related issuers. For details of risks relating to cybersecurity review, see “— Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”

Furthermore, on December 24, 2021, the CSRC released the draft Administrative Provisions on the Offshore Listing and Securities Issuance of PRC-Based Companies and the draft Administrative Measures on the Filing of Offshore Listing and Securities Issuance of PRC-Based Companies for public comments through January 23, 2022. On February 17, 2023, the CSRC promulgated the Trial Measures and several related rules, collectively the New Filing Rules, which became effective on March 31, 2023. Under the New Filing Rules, issuers that intend to list or offer securities on foreign stock exchanges or overseas-listed issuers that intend to list for its secondary listing or primary listing in any other overseas market through direct offshore listing (i.e., the listing of a PRC-incorporated company) or indirect offshore listing (i.e., the listing of an overseas company that meets both of the following conditions: (a) more than 50% of the revenue, profit, gross assets or net assets of the issuer in the last fiscal year originated from a PRC-incorporated company or companies, and (b) a majority of the issuer’s senior executives in charge of its business operations are PRC citizens or habitually reside in mainland China and the issuer’s business operations are mainly conducted or located in mainland China) shall make a filing with the CSRC within three business days upon the issuer’s initial filing of its listing application documents with the foreign stock exchange. If the filing documents submitted to the CSRC are complete and in compliance with the applicable requirements, the CSRC will issue a notice of record within 20 business days. Based on a set of Q&A published on the CSRC’s official website in connection with the release of the Trial Measures, under the New Filing Rules, we will be required to make such filing or report for offerings conducted after the effectiveness of the New Filing Rules. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe there will be any substantial obstacle in making these filings if we are required to do so. However, we cannot assure you that we will be able to complete such filing or comply with any other requirements that may be imposed on us under the New Filing Rules on a timely basis, or at all. Failure to comply with the filing requirements or any other requirements under the New Filing Rules could result in warnings, a fine ranging from RMB1 million to RMB10 million, suspension of certain business operations, orders of rectification and revocation of business license and operation permits, and our controlling shareholders, actual controllers, any person who is directly in charge and other directly liable persons could also be subject to administrative penalties, such as warnings and fines.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Provisions”), which replaced the Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Offering and Listing issued on October 20, 2009 and came into effect on March 31, 2023. According to the Confidentiality and Archives Provisions, for indirect overseas offering and listing, the domestic operating entity: (i) shall establish confidentiality and archival protocols and take necessary measures to fulfil such responsibilities; (ii) shall not leak any state secrets or the work secrets of state authorities or harm national or public interests; (iii) shall obtain approval from competent authorities and make a filing with the appropriate government agency if it, or the offshore listing vehicle, publicly discloses documents or materials involving state secrets or the work secrets of state authorities or provides such information to securities companies, securities service providers or overseas regulators; and (iv) shall strictly comply with the procedural requirements of applicable regulations (a) if it, or the offshore listing vehicle, publicly discloses other documents or materials that, if leaked, will be detrimental to national security or public interest or provides such information to securities companies, securities service providers or overseas regulators, or (b) if it provides accounting records or a copy of such records to securities companies, securities service providers or overseas regulators.

If we fail to receive or maintain any requisite permission or approval from the CSRC for any future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we may be subject to fines and penalties (the details of which are unknown at this point), limitations on our business activities in mainland China, delay or restrictions on the contribution of the proceeds from the offerings of our listed securities into the PRC, or other sanctions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects. The CSRC may also take actions requiring us, or making it advisable for us, to halt future offerings of our securities to foreign investors. Such uncertainties and/or negative publicity regarding such approval requirements could cause our securities to decline significantly in value or become worthless.

Moreover, on November 14, 2021, the CAC released the Draft Administrative Regulation. Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. The public comment period for the Draft Administrative Regulation ended on December 13, 2021, and the Draft Administrative Regulation has not come into effect as of the date of this Prospectus/Offer to Exchange. On December 28, 2021, the PRC government promulgated the 2022 Cybersecurity Review Measures, which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this Prospectus/Offer to Exchange, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to undergo for cybersecurity review, nor have we or any of our PRC Subsidiaries received any warning or sanction in such respect or been denied permission from any PRC regulatory authority to list or maintain listing on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to this offering or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

PRC governmental authorities’ significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.

PRC governmental authorities have significant oversight and discretion over the business operations of our PRC Subsidiaries in mainland China and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals, which could result in a material adverse change in our operations and/or the value of our securities. In addition, the PRC governmental authorities may also exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. Any such action could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. Furthermore, the implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

With substantially all of our assets and operations located in mainland China, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented various changes, a significant portion of the productive assets in China are owned by the government, and the PRC government continues to play a significant role in regulating industry development by setting industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing different treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, the policies of the PRC government or PRC laws and regulations could have a material adverse effect on the overall economic growth of China. Such developments may lead to a reduction in demand for our products and materially and adversely affect our business, financial condition and results of operations.

In addition, stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. According to the National Bureau of Statistics of China, the year-over-year percent increases in the consumer price index for the years ended December 31, 2020, 2021 and 2022 were 2.4%, 1.0% and 2.0%, respectively. If prices of our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other actions, which could inhibit economic activity in the PRC and thereby harm the market for our services and products.

The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.

The PRC legal system is a civil-law system based on written statutes. Unlike the common-law system, prior court decisions under the civil-law system may be cited for reference but have limited precedential value, which has led to uncertainty and inconsistency in the interpretation and enforcement of many laws. Uncertainties also exist with respect to new legislation or proposed changes in the PRC regulatory requirements as the PRC legal system is evolving rapidly. The interpretations of many laws and regulations may contain inconsistencies, and the enforcement of these laws, regulations and rules involves uncertainties. In addition, laws and regulations can change quickly with limited advance notice. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Because PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Such uncertainty towards our contractual, property and procedural rights and legal obligations could adversely affect our business and impede our ability to grow our business. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

We may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.

PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that (i) violates PRC laws and regulations, (ii) impairs the national dignity of the PRC, (iii) involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, (iv) is considered reactionary, obscene, superstitious or absurd, (v) is fraudulent, or (vi) disparages similar products. We may be subject to claims by customers misled by information on our mobile ordering system, website or other portals where we put our advertisements. We may not be able to recover our losses from advertisers by enforcing the indemnification provisions in the contracts, which may result in the diversion of management’s time and other resources from our business and operations to defending against these claims. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Our employment practices may be adversely impacted under the Labor Law of the PRC, the PRC Labor Contract Law and related regulations.

The Labor Law of the PRC, effective on January 1, 1995, and last amended on December 29, 2018, and the PRC Labor Contract Law (including the implementing rules), effective on January 1, 2008, and amended on December 28, 2012, and related regulations impose requirements concerning, among other things, the execution of written contracts between employers and employees, the time limit for probationary periods, the length of employment contracts, the working hour system, and the social insurance and welfare. The interpretation and implementation of related laws and regulations are still evolving. Therefore, our employment practices may violate the Labor Law of the PRC, the PRC Labor Contract Law and related regulations, and we could be subject to penalties, fines or legal fees as a result. If we are subject to severe penalties or incur significant legal fees in connection with labor-law disputes or investigations, our business, financial condition and results of operations may be materially and adversely affected.

Our PRC Subsidiaries may be subject to fines relating to our leased properties.

Under the relevant PRC laws and regulations, our PRC Subsidiaries are required to register and file executed leases with the relevant government authority. However, the lease agreements for most of our leased properties have not been registered with the PRC government authorities as required due to property owners’ refusal to cooperate with the registration process, despite our efforts. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance, and if such noncompliance is not rectified within a given period of time, the PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 to RMB10,000 for each unregistered lease agreement. While our PRC Subsidiaries intend to continue to seek the property owner’s cooperation with the registration process, we cannot assure you that we will be able to successfully obtain such cooperation.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident shareholders, beneficial owners and PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries, limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise adversely affect us.

In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (the “SAFE Circular 37”). SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities, as well as foreign individuals that are deemed PRC residents for foreign exchange administration purposes) to register with the SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires the SAFE registrations be updated in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as a change in its name, operation term and PRC resident shareholder, an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions.

In April 2014, the National Development Reform Committee (the “NDRC”) promulgated the Administrative Measures for the Approval and Filing of Overseas Investment Projects, and in September 2014, the MOFCOM promulgated the Measures for the Administration of Overseas Investment. In December 2017, the NDRC further promulgated the Administrative Measures of Overseas Investment of Enterprises, which became effective in March 2018 and replaced the Administrative Measures for the Approval and Filing of Overseas Investment Projects. Pursuant to these regulations, any outbound investment of PRC enterprises in a non-sensitive area or industry is required to be filed with the MOFCOM and the NDRC or their local branches.

We have requested that all of our current shareholders and beneficial owners who, to our knowledge, are PRC residents complete the foreign exchange registrations and that those who, to our knowledge, are PRC enterprises comply with outbound investment related regulations. However, we may not be informed of the identities of all the PRC residents and PRC enterprises holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents and PRC enterprises will comply with our request to make or obtain the applicable registrations or continuously comply with all the requirements under SAFE Circular 37 or other related rules and the outbound investment related regulations. Failure by such shareholders or beneficial owners to comply with SAFE and outbound investment related regulations, or failure by us to amend the foreign exchange registrations of our PRC Subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC Subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation have been constantly evolving, it is uncertain how these regulations, and any future regulations concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. Due to the complexity and constantly changing nature of the regulations related to foreign exchange and outbound investment, as well as the uncertainties involved, we cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the Cayman Islands, and payment of dividends by our subsidiaries is an important source of support for us to meet our financing needs.

Dividend payments from our PRC Subsidiaries are subject to various restrictions under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax at the rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Furthermore, if our PRC Subsidiaries incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China.

Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.

Fluctuations in exchange rates could have a material and adverse effect on the value of your investment and our results of operations.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the political and economic conditions in China and PRC foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. On November 30, 2015, the Executive Board of the International Monetary Fund (the “IMF”) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right (the “SDR”) and decided that, from October 1, 2016, Renminbi would be determined to be a freely usable currency and will be included in the SDR basket. Since June 2010, the Renminbi has fluctuated significantly against the U.S. dollar. It is difficult to predict how market forces or policies by the PRC or U.S. government may impact the exchange rate between the Renminbi and the U.S. dollar in the future. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future.

Significant revaluation of the Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value and trading price of, and any dividends payable on, our securities in U.S. dollars. The appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion to the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities and have a negative effect on the U.S. dollar amount available to us for the purpose of making payments for dividends, royalties, strategic acquisitions or investments or for other business purposes.

Very limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay us from using the proceeds from the offerings of our listed securities to make loans or additional capital contributions to our PRC Subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Currently, there is no statutory limit to the amount of funding that we can provide to our PRC Subsidiaries through capital contributions, because there is no statutory limit on the amount of registered capital for our PRC Subsidiaries and we are allowed to make capital contributions to our PRC Subsidiaries by subscribing for their registered capital, provided that the PRC Subsidiaries complete the relevant filing and registration procedures. According to relevant PRC regulations on foreign-invested enterprises, capital contributions to our PRC Subsidiaries are required to be registered with SAMR or its local counterpart and a local bank authorized by the SAFE.

Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment.

The PRC government imposes foreign exchange controls on the convertibility of the Renminbi and, in certain cases, the remittance of currency out of mainland China. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. We do not currently have any cash management policy that dictates how funds shall be transferred between our holding company and subsidiaries, including our PRC Subsidiaries, THHK and any other non-PRC subsidiaries that we may have in the future, or among our subsidiaries. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions (such as purchase of imported coffee beans with foreign currencies), can be made in foreign currencies without prior approval of the SAFE provided that certain procedural requirements are met. Specifically, under the existing exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC Subsidiaries in mainland China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration to use cash generated from the operations of our PRC Subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends to our shareholders or fulfill other payment obligations in foreign currencies or fund any future operations that we may have outside of mainland China with foreign currencies.

In addition, under the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“FIEs”) and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, FIEs are prohibited from using Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes or using such Renminbi funds to provide loans to persons other than their affiliates, unless within their business scope.

Any foreign loan procured by our PRC Subsidiaries is also required to be registered with the SAFE or its local branches or be filed with the SAFE in its information system, and each of our PRC Subsidiaries may not procure loans which exceed either (i) the amount of the difference between their respective registered total investment amount and registered capital or (ii) two and a half times, or the then-applicable statutory multiple, the amount of their respective audited net assets, calculated in accordance with PRC GAAP (the “Net Assets Limit”), at our election. Increasing the amount of the difference between their respective registered total investment amount and registered capital of our PRC Subsidiaries is subject to governmental approval and may require such subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount that we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of the calculation. As of the date of this Prospectus/Offer to Exchange, all of our PRC Subsidiaries have negative or very limited net assets, which prevents us from providing loans to them using the Net Assets Limit. Pursuant to the Administrative Measures for Examination and Registration of Medium and Long-term Foreign Debts of Enterprises enacted by NDRC on February 1, 2023, any medium- or long-term loan to be provided by us to our PRC Subsidiaries must also be registered by and filed with the NDRC.

On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment (the “Circular 28”), which took effect on the same day. Circular 28 allows non-investment FIEs to use their capital funds to make equity investments in mainland China as long as such investments do not violate the then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange-related rules. Violations of these circulars could result in severe monetary or other penalties.

These PRC laws and regulations and any new PRC laws and regulations that may come into effect in the future may significantly limit our ability to use Renminbi converted from the net proceeds from the offerings of our listed securities to fund the establishment of new entities in mainland China by our PRC Subsidiaries, and to invest in or acquire any other PRC companies through our PRC Subsidiaries. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Subsidiaries, or future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals or comply with any new registration or approval requirements under laws and regulations that may come into effect in the future, or if we are found to be in violation of any applicable laws with respect to foreign currency exchange, our ability to use the proceeds we received or expect to receive from our offshore offerings may be negatively affected and we may be subject to penalties, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Due to these existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on our ability or the ability of our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China, and we may not be able to effectively utilize the proceeds from the offerings of our listed securities to fund the operations or liquidity needs of our PRC Subsidiaries.

Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.

The M&A Rules and certain other PRC regulations could make it more difficult for us to pursue growth through acquisitions in mainland China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities involving mainland China companies by foreign investors more time-consuming and complex, including requirements in some instances that the in-charge government authority be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law of the PRC requires that the in-charge government authority be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the Anti-monopoly Law, we cannot assure you that the in-charge Anti- monopoly Law enforcement agency will not deem our past acquisition or investments to have triggered the filing requirement for anti-trust review. If we or any of our PRC Subsidiaries is found to have violated the concentration provisions of the Anti-monopoly Law, the Anti-monopoly Law enforcement agency may order us to cease the implementation of concentration, dispose of relevant shares or assets within a certain period, transfer the business within a certain period and take other necessary measures to set back the concentration and impose a fine of up to 10% of our total sales during the previous year, if the concentration has or may have the effect of eliminating or restricting competition, or impose a fine of up to RMB5,000,000 if the concentration has no effect of eliminating or restricting competition. These measures may materially and adversely affect our business, financial condition and results of operations. In addition, under applicable laws, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement, are prohibited.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, promulgated by the SAFE in 2012, grantees of our incentive share awards who are PRC citizens or who are non-PRC residents continuously residing in mainland China for a continuous period of no less than a year shall, subject to limited exceptions, be required to register with the SAFE and complete certain other procedures through a domestic qualified agent and collectively retain an overseas entrusted institution to handle matters related to the exercise of stock options and the purchase and disposition of related equity interests. Failure to comply with these SAFE requirements may subject these individuals to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to us.

The PRC State Taxation Administration, or SAT, has also issued certain circulars concerning equity incentive awards. Under these circulars, our employees working in mainland China who exercise share options or are granted restricted share units will be subject to PRC individual income tax. If our employees fail to pay or if we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.- listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the PRC accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the PRC accounting firms, including THIL’s independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all the affiliates of the “big four.” If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in mainland China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based U.S.-listed companies, and the market price of our securities may be adversely affected.

If THIL’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and THIL is unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of THIL’s shares or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the shares in the United States.

The PCAOB had historically been unable to inspect our auditors in relation to their audit work. Our securities likely will be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years after we are identified by the SEC as a Commission-Identified Issuer. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections will deprive investors of the benefits of such inspections.

On December 18, 2020, the HFCAA was enacted. In essence, the HFCAA requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over- the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by the authority in the foreign jurisdiction, and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The AHFCAA, which was passed by the U.S. Senate on June 22, 2021 and enacted on December 23, 2022, shortens the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduce the time before the potential trading prohibition against or delisting of THIL’s securities. On December 29, 2022, the

Consolidated Appropriations Act was signed into law, which contains, among other things, an identical provision to AHFCAA that reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On March 24, 2021, the SEC adopted interim final amendments, which became effective on January 10, 2022, relating to the implementation of certain disclosure and documentation requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. Before any registrant will be required to comply with the interim final amendments, the SEC must implement a process for identifying such registrants. Consistent with the HFCAA, the amendments will require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in that jurisdiction, and will also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrant. In May 2021, the PCAOB issued a proposed Rule 6100, Board Determinations Under the HFCAA, for public comment. The proposed rule is related to the PCAOB’s responsibilities under the HFCAA, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On September 22, 2021, the PCAOB adopted Rule 6100, which was subsequently approved by the SEC on November 5, 2021. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by local authorities. THIL’s auditors, who are headquartered in mainland China, are subject to the determinations announced by the PCAOB, and the PCAOB had been unable to inspect THIL’s auditors. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance of China. The terms of the Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions.

The enactment of the HFCAA and AHFCAA and the implications of any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including THIL, and the market price of our securities could be materially adversely affected. If THIL is unable to meet the PCAOB inspection requirement in time, it could be delisted and THIL’s securities will not be permitted for trading “over-the-counter” either. Such a delisting would substantially impair your ability to sell or purchase THIL’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a delisting would significantly affect THIL’s ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on THIL’s business, financial condition and prospects.

If the PCAOB is unable conduct inspections, it will be prevented from fully evaluating the audits and quality control procedures of THIL’s independent registered public accounting firm. As a result, THIL and investors in THIL’s securities will be deprived of the benefits of such PCAOB inspections and it will be more difficult to evaluate the effectiveness of THIL’s independent registered public accounting firm’s audit procedures or quality control procedures, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of THIL’s financial statements.

Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and additional costs may be required.

We are a Cayman Islands holding company that conducts our operations in mainland China through our PRC Subsidiaries. A majority of our assets, our entire management team and two of our directors are based in mainland China. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the U.S. In addition, we have been advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. See “Enforceability of Civil Liability” for more details. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on

U.S. federal securities laws. In addition, while we don’t have any business operations in Hong Kong, one of our directors is based in Hong Kong. Similarly, it may be difficult or costly for you to effect service of process against this director within the U.S., and enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in Hong Kong or bring original actions in Hong Kong based on U.S. federal securities laws. Furthermore, any judgment obtained in the U.S. against THIL and these individuals may not be collectible within the U.S.

Risks Related to THIL’s Securities

The warrants may have an adverse effect on the market price of our ordinary shares.

As of the date of this Prospectus/Offer to Exchange, we have 17,250,000 outstanding public warrants and 5,650,000 outstanding private placement warrants, each entitling the holder to purchase one ordinary share at an exercise price of $11.50 per share, which expire on the earlier to occur of September 28, 2027 or earlier upon redemption or liquidation. The exercise of a significant number of the warrants in the future may have an adverse effect on the market price of our ordinary shares, in that it may increase the number of shares that are available for sale in the market.

The exercise of the warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our ordinary shares and the spread between the exercise price of the warrant and the price of our ordinary shares at the time of exercise. For example, to the extent that the price of our ordinary shares exceeds $11.50 per share, it is more likely that holders of our warrants will exercise their warrants. If the price of our ordinary shares is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of June 1, 2023, the closing price of our ordinary shares was $2.85 per share. There can be no assurance that all of our warrants will be in the money prior to their expiration. Further, the Initial Holders and their permitted transferees have the option to exercise the private placement warrants on a cashless basis.

We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of ordinary shares may cause the market price of our shares to drop significantly.

To the extent that we sell ordinary shares under the Facility, substantial amounts of ordinary shares will be issued and available for resale by Cantor, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases in our stock price. After Cantor has acquired shares under the Facility, Cantor may resell all, some or none of such ordinary shares at any time or from time to time in its discretion and at different prices. The per share purchase price of the ordinary shares that we elect to sell to Cantor in a VWAP Purchase, if any, will be equal to 97% of the VWAP of the ordinary shares during the applicable VWAP Purchase Period for such VWAP Purchase; accordingly, the purchase price per share that Cantor will pay for the ordinary shares purchased from us under the Facility, if any, will fluctuate based on the market price of our ordinary shares. For example, assuming that the VWAP of our ordinary shares during the VWAP Purchase Period on a VWAP Purchase Date is $2.85 per share, which was the closing price of our ordinary shares on June 1, 2023, the purchase price per share that Cantor would pay would be approximately $2.77, and Cantor would profit on such shares if it were subsequently able to resell them for greater than $2.77 per share. In addition, because Cantor paid no cash consideration for the Commitment Fee Shares (as defined below), any proceeds received by Cantor upon its sale of the Commitment Fee Shares would be profit. As such, because Cantor may experience a potential profit compared to other public investors, it may be incentivized to sell its ordinary shares when our public shareholders are not, which could cause the market price of our ordinary shares to drop significantly.

In addition, we have filed the Resale Registration Statement with the SEC, registering up to (i) 22,900,000 ordinary shares issuable by us upon the exercise of warrants and (ii) up to 62,151,365 ordinary shares (including ordinary shares issuable upon the exercise of the private placement warrants) and 5,650,000 private placement warrants to purchase ordinary shares offered by certain selling securityholders. Even if our trading price is significantly below $10.00, the offering price for the units offered in Silver Crest’s initial public offering, certain selling securityholders may still have an incentive to sell ordinary shares even if the trading price declines, because they purchased the shares at prices lower than the public investors or the current trading price of our ordinary shares. The public securityholders may not experience a similar rate of return on the securities they purchase or have previously purchased due to differences in the purchase prices and the current trading price.

The issuance and resale of a substantial number of our ordinary shares, or the perception of such sales, could result in an increase in the volatility of the market price of our ordinary shares and a significant decline in the public trading price of our ordinary shares. Such decline in market price could be substantial.

The price of our securities may be volatile, and the value of our securities may decline.

We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to any established criteria of the value of our business and prospects, and the market price of our securities may fluctuate substantially. In addition, the trading price of our securities could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you paid for the securities. Factors that could cause fluctuations in the trading price of our securities include the following:

●	actual or anticipated fluctuations in our financial condition or results of operations;
●	variance in our financial performance from expectations of securities analysts;
●	changes in our projected operating and financial results;
●	changes in laws or regulations applicable to our business;
●	announcements by us or our competitors of significant business developments, acquisitions or new offerings;
●	sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;
●	significant breaches of, disruptions to, or other incidents involving our information technology systems or those of our business partners;
●	our involvement in litigation;
●	conditions or developments affecting the coffee industry in China;
●	changes in senior management or key personnel;
●	the trading volume of our securities;
●	changes in the anticipated future size and growth rate of our markets;
●	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	general economic and market conditions; and
●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

A substantial number of our shares are subject to transfer restrictions. An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

The trading market for our securities relies in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not intend to pay dividends before we become profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of our ordinary shares.

We do not intend to pay any cash dividends before we become profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, you may need to rely on sales of ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We do not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the first sale of our ordinary shares pursuant to an effective registration statement, (b) in which THIL has total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the price of our securities may be more volatile.

We are foreign private issuer, and as a result, we are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and have the option to follow certain home country corporate governance practices rather than those of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We have opted to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.

We are a “controlled company” within the meaning of Nasdaq corporate governance rules, which could exempt us from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.

As of the date of this Prospectus/Offer to Exchange, Peter Yu, our Chairman and the Managing Partner of Cartesian, indirectly beneficially owns approximately 50.2% of our outstanding ordinary shares through entities controlled by him, including the Option Shares (as defined below). As a result of Peter Yu’s majority ownership and voting power, which would give him the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this registration statement), we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our Board shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. We currently do not and do not intend to take advantage of these exemptions. However, in the event that we elect to rely on the exemptions, shareholders of THIL will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have incurred increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the continued listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and are required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our securities.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources, and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

We have identified material weaknesses in our internal controls over financial reporting, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

In connection with the audit of our consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2022, 2021 and 2020, we and our independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting, which we have begun to address and have a plan to further address. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our company’s lacks of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC to formalize, design, implement and operate key controls over financial reporting process to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements; and (ii) our company has inadequate period end financial closing policies and procedures to implement and effectively operate key controls over period end financial closing process for preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.

To remediate our identified material weakness, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) improving period end financial closing policies and procedures for preparation of consolidated financial statements. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We do not intend to make any determinations on whether we or our subsidiaries are CFCs for U.S. federal income tax purposes.

We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. holder (as defined below under “Material U.S. Federal Income Tax Consequences”) of ordinary shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. holder of ordinary shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. holders of ordinary shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

If we or any of our subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.

Based on the composition of the income, assets and operations of the Company and its subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Offer and Consent Solicitation. However, whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

If we are a PFIC for any taxable year, a U.S. holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. U.S. holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

If we were considered a PFIC at any time that a U.S. holder owns ordinary shares or warrants, we would continue to be treated as a PFIC with respect to such investment, and the adverse tax consequences will continue to apply to the ordinary shares or warrants, unless (i) we ceased to be a PFIC and (ii) the U.S. holder makes a “deemed sale” election as discussed below under “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company.”

Risks Related the Offer and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for ordinary shares at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the consent warrants, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.216 of an ordinary share per warrant. This represents a ratio of ordinary shares per warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of each of (i) the outstanding public warrants and (ii) the outstanding private placement warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 50% of each of (i) the outstanding public warrants and (ii) the outstanding private placement warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 16% and 68% of the outstanding public warrants and outstanding private placement warrants, respectively, have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 34% of our outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If the Warrant Amendment is adopted, we currently intend to require the exchange of all outstanding warrants for ordinary shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.

The exchange of warrants for ordinary shares will increase the number of shares eligible for future resale and result in dilution to our shareholders.

Our warrants may be exchanged for ordinary shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our ordinary shares. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional ordinary shares will be issued. These issuances of ordinary shares will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of our directors, officers or employees, the dealer manager, the information agent, or the exchange agent makes any recommendation as to whether you should exchange some or all of your warrants or, with respect to the consent warrants, consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our ordinary shares in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our ordinary shares and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for ordinary shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, and you choose not to tender some or all of your warrants in the Offer, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of ordinary shares offered in the Offer is fixed. The market price of our ordinary shares may fluctuate, and the market price of our ordinary shares when we deliver our ordinary shares in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of ordinary shares offered in the Offer for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our ordinary shares or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our ordinary shares when we deliver ordinary shares in exchange for your warrants could be less than the market price of the warrants at the time you tender your warrants. The market price of our ordinary shares could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver ordinary shares in exchange for warrants, or during any extension of the Offer Period.

We may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval of the holders of at least 50% of each of (i) the then-outstanding public warrants and (ii) the then-outstanding private placement warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened, and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision, (ii) amending the definition of “Ordinary Cash Dividend,” or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the holders under the agreement, but requires the approval by the holders of at least 50% of each of (i) the then-outstanding public warrants and (ii) the then-outstanding private placement warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of each of the then-outstanding public warrants and private placement warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of each of the then-outstanding public warrants and private placement warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, exchange the warrants for cash or ordinary shares, shorten the exercise period, or decrease the number of ordinary shares purchasable upon exercise of a warrant.

Registration of our ordinary shares issuable upon exercise of the warrants under the Securities Act may not be in place when an investor desires to exercise warrants.

Under the terms of the Warrant Agreement, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of our ordinary shares issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, or alternatively permit holders to exercise their warrants on a cashless basis, provided that the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC issues a stop order.

We may redeem your unexpired warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants (excluding any private placement warrants held by the Initial Holders or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the warrants, we have an effective registration statement under the Securities Act covering our ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available. We will also have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at $0.10 per warrant, provided that (i) the last reported sales price of our ordinary shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption and (ii) if the last reported sales price of our ordinary shares is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like), the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants. If and when the warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

The warrants that are not exchanged may have reduced liquidity and may be delisted by Nasdaq.

If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for ordinary shares at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. Additionally, if we fail to satisfy Nasdaq’s listing requirements as a result of the exchange, such as by having fewer than 300 round lot holders, then Nasdaq may delist our public warrants from trading on its exchange, which could limit public warrant holders’ ability to make transactions in our public warrants and further impair the market for unexchanged warrants. If Nasdaq delists our warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our warrants could be quoted on an over-the-counter market. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment, and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

Corporate Information

Our principal executive offices are located at 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China, and our telephone number is +86-021-6136-6616. We maintain a website at www.timschina.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Our ordinary shares and public warrants are listed on Nasdaq under the symbols “THCH” and “THCHW,” respectively.

General Terms

Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.24 of an ordinary share in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay the exercise price for the tendered warrants in order to receive ordinary shares pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last reported sale price of our ordinary shares on Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.

As part of the Offer, we are also soliciting from the holders of the warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be exchanged for ordinary shares at a ratio of 0.216 of an ordinary share per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of each of (i) the then-outstanding public warrants and (ii) the then-outstanding private placement warrants is required to approve the Warrant Amendment.

Holders who tender consent warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any consent warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any consent warrants, you should be aware that a tender of public warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by June 9, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Warrants Subject to the Offer

The warrants subject to the Offer were issued in connection with Silver Crest’s initial public offering and the closing of the Business Combination. Each warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. As of May 12, 2023, a total of 22,900,000 warrants were outstanding, consisting of 17,250,000 public warrants and 5,650,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 5,496,000 our ordinary shares in exchange for the public warrants and private placement warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on June 9, 2023, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on September 28, 2027, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right, at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or decreasing the exchange ratio of ordinary shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our ordinary shares issuable in exchange for a warrant, the amount of warrants sought for tender, or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business-day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last reported sale price of our ordinary shares on Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

●	the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
●	no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer or the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
●	there shall not have been any action threatened, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and
●	there shall not have occurred: (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 50% of each of (i) the then-outstanding public warrants and (ii) the then-outstanding private placement warrants to approve the Warrant Amendment (which is the minimum threshold required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our directors, officers or employees, the dealer manager, the information agent, or the exchange agent is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and, with respect to the consent warrants, consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of ordinary shares upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your consent warrants will constitute a consent to the Warrant Amendment with respect to each consent warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants and ordinary shares is unknown and cannot be predicted with certainty; (vi) such warrant holder has read this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, and the Warrant Amendment; and (vii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the ultimate liability for all Tax Items is and remains the responsibility solely of the holder, and in that regard, such holder will authorize the Company to withhold all applicable Tax Items legally payable by such holder.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of warrants may tender their warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “—Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution (as defined below). See “—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our ordinary shares to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of ordinary shares in exchange for such warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” in the Letter of Transmittal and Consent, or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP and, in that case, the participant need not complete, execute, and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of ordinary shares in exchange for such warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:

●	the tender is made by or through an Eligible Institution;
●	the exchange agent receives by hand, mail, overnight courier, facsimile, or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and
●	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of ordinary shares for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT

HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager, or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our ordinary shares is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your consent warrants. A valid withdrawal of tendered consent warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that warrants that are not accepted by us for exchange by June 9, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in this section entitled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function or (ii) delivering to the exchange agent, by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on June 9, 2023, or such later time and date to which we may extend. Our ordinary shares to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our Board approved the Offer and Consent Solicitation on May 11, 2023. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of ordinary shares in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements, and Legal Proceedings

Except for the Warrant Agreement and the Tender and Support Agreement, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Pursuant to the Tender and Support Agreement, parties representing approximately 16% of the outstanding public warrants and 68% of the outstanding private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 34% of our outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers, and Others

We do not beneficially own any of the outstanding warrants. Derek Cheung, our director, directly holds 328,188 private placement warrants. In addition, Rafael Odorizzi De Oliveira, our director, is the President, Asia-Pacific of Restaurant Brands International (RBI), which is the parent company of THRI; and Meizi Zhu, our director, is a Director at Tencent Investment, which is an affiliate of Tencent Mobility Limited. THRI and Tencent Mobility Limited each holds 400,000 private placement warrants. Mr. De Oliveira and Ms. Zhu do not have beneficial ownership over the warrants.

Mr. Cheung has agreed, pursuant to the Tender and Support Agreement, to tender such warrants pursuant to the Offer. Mr. Chueng will not receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

The following table lists the warrants beneficially owned by our directors, executive officers, and controlling persons and any of their respective affiliates as of May 12, 2023:

Aggregate
	Aggregate		Number of	Percentage of
	Number of	Percentage of	Private	Private
	Public	Public	Placement	Placement
	Warrants	Warrants	Warrants	Warrants
	Beneficially	Beneficially	Beneficially	Beneficially
Name	Owned	Owned	Owned	Owned
Derek Cheung	—	—	328,188	5.81%

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our ordinary shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares, will be approximately $2.25 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent

Continental has been appointed as the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this

Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Merrill Lynch (Asia Pacific) Limited to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

Any activities conducted by the dealer manager in the United States will be conducted by broker-dealers registered with the SEC. Merrill Lynch (Asia Pacific) Limited will act as dealer manager in the United States through its registered broker-dealer affiliate in the United States, BofA Securities, Inc. BofA Securities, Inc. will also conduct certain other activities in connection with the Offer and Consent Solicitation and may receive some or all of the fees earned by Merrill Lynch (Asia Pacific) Limited in connection with this offering.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations, or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent, or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Securities,” there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Tender and Support Agreement

Parties representing approximately 16% of the outstanding public warrants and 68% of the outstanding private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and, with respect to the consent warrants, consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.

Accordingly, if holders of an additional approximately 34% of the outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. We currently do not intend to terminate the registration of the warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our ordinary shares.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form F-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 669-5550

Email: THIL@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to warrant holders in connection with the Offer and Consent Solicitation.

BUSINESS

Who We Are

We are an emerging coffee champion in China. Our vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian and THRI, the owner of the Tim Hortons brand, we are the parent company of the master franchisee of, and hold the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. We opened our first coffee shop in China in February 2019 and have grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through company owned and operated stores and franchised stores. As of December 31, 2022, we had 617 system-wide stores across 39 cities in mainland China. In addition, on March 30, 2023, we became the exclusive operator and developer of the Popeyes® brand in mainland China. As of the date of this Prospectus/Offer to Exchange, we have not opened any Popeyes store in mainland China.

As of the date of this Prospectus/Offer to Exchange, we do not have any stores outside of mainland China. In addition to our physical store network, we have built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of our business. In 2020, 2021 and 2022, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 64.2%, 73.0% and 80.1% of our revenues from company owned and operated stores. We also have a popular loyalty program, which has experienced tremendous growth since its establishment in 2019, reaching 2.3 million, 6.0 million and 11.3 million members as of December 31, 2020, 2021 and 2022, respectively. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers to DataCo, a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”

We provide customers with a distinctive value proposition, combining freshly prepared, high-quality and locally relevant food and beverages, priced attractively and served to our guests with an inviting customer experience. Our business philosophy is anchored by four fundamental cornerstones: true local relevance, continuous innovation, genuine community, and absolute convenience, and we seek to deliver these through world-class execution and data-driven decision making.

●	True local relevance: As a global brand, we strive to understand and embrace what our guests like, want and need. True localization is evident in our menu, store designs and digital identity, allowing us to create familiarity and grow rapidly in the Chinese market.
●	Continuous innovation: In China’s dynamic and demanding consumer market, we bolster our strong core menu offering by continually updating our product offerings and innovating on our digital systems from customer facing elements like ordering, to back-of-the-house systems like training and supply chain.
●	Genuine community: We are not just about caffeine but also about connections. Our physical and digital spaces allow our community to interact around our products, and our loyalty club offers incentives and discounts to build community and drive sales.
●	Absolute convenience: We strive to make buying our products as simple and convenient as possible for guests. Towards this goal, we (i) strategically deploy three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, (ii) leverage mobile ordering to streamline the customer experience, and (iii) utilize delivery to increase our reach and efficiency.

Building on these four cornerstones, our revenue in 2022 nearly doubled compared to 2021, and we maintained positive adjusted store EBITDA for our company owned and operated stores for 2020, 2021, the third and fourth quarters of 2022 and the first quarter of 2023. The fully-burdened gross profit of our company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, for 2020, 2021 and 2022 was negative RMB42.8 million, negative RMB153.5 million and negative RMB211.6 million (US$30.7 million), respectively. During the same periods, our adjusted store EBITDA was RMB5.6 million, RMB19.8 million and negative RMB40.7 million (US$5.9 million), respectively. For more details regarding adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by our management and Board in evaluating our operating performance and making strategic decisions regarding capital allocation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.”

Our revenues grew significantly RMB212.1 million in 2020 to RMB643.4 million in 2021, and further grew to RMB1,011.1 million (US$146.6 million) in 2022. Our total costs and expenses increased from RMB353.3 million in 2020 to RMB1,017.8 million in 2021, and further increased to RMB1,592.2 million (US$230.9 million) in 2022. Our net loss increased from RMB143.1 million in 2020 to RMB382.9 million in 2021, and further increased to RMB744.7 million (US$108.0 million) in 2022. For more details regarding our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

Our Market Opportunity

We believe that the Chinese coffee market remains significantly underpenetrated. Coffee consumption per capita in China is currently a small fraction of many Western and Asian markets. According to data from the United States Department of Agriculture Foreign Agricultural Service, in 2020, per capita annual consumption of coffee in China was only 19 cups, compared to 628 cups in the United States and 494 cups in Japan. At the same time, China has the fastest growing coffee market globally, according to a 2020 report by Global Market Trajectory & Analytics.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

High Quality Offerings and Value for Money

THRI has been developing its coffee expertise for over 50 years, including sourcing premium Arabica beans, roasting to create unique flavors and aromas, and brewing fresh cups of coffee. We are beneficiaries of this expertise, as we source our beans from and utilize the brewing techniques of THRI. Our coffee offers guests a compelling value proposition relative to competitors, offering high quality at attractive price points. This middle segment of the China coffee market, namely coffee priced at RMB15-30 per cup, has fewer competitors and a large consumer base.

In addition to attractively priced, high-quality coffee, we also offer other quality, freshly prepared and locally relevant beverages and food at compelling price points, such as RMB9.9 breakfast bagels and RMB4.0 TIMBIT® snacks. We believe that our food offerings are a key differentiator and one reason customers choose to come to our stores throughout the day and deliver strong value-for-money to our customers. In the fourth quarter of 2022, the percentage of orders with food increased to 47.1% from 38.5% in the fourth quarter of 2021.

Robust Local Supply Chain

Drawing on our management’s experience and network from helping to build Burger King China, we have constructed a strong supply chain that supports our rapidly growing store network, focused on sourcing fresh ingredients. We partner with leading suppliers across our product categories and have primary and secondary suppliers for each key category, except coffee beans, which we source from THRI. For example, our dairy products and some of our vegetables are sourced regionally to ensure the highest freshness. We select suppliers based on quality, sustainability, innovation, capabilities, services and corporate social responsibility. In addition to complying with applicable PRC laws and regulations, each of our suppliers is required to have a Global Food Safety Initiative (GFSI) certificate, a widely-recognized food safety standard.

Best-in-Class Digital Capabilities

We have an integrated business intelligence system that covers various aspects of the business operations of our PRC Subsidiaries, including, among others, the way we train our team, the way we maintain our inventory and ensure food safety, how our guests order and how they share their feedback. The use of mobile and digital technologies enables us to provide our guests with added convenience. In 2020, 2021 and 2022, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 64.2%, 73.0% and 80.1% of our revenues from company owned and operated stores. We have also built, and continue to expand, our presence across the digital ecosystem in China, from vertical service platforms such as Eleme, Tmall and Meituan Dianping, to social media platforms such as Weibo, Weixin, Xiaohongshu and TikTok, which effectively increases our brand awareness and enables us to expand our community.

Development Expertise and High-Visibility Pipeline

Since entering the Chinese market, we have accelerated our store roll-out, opening 34 stores in 2019, 103 stores in 2020, 253 stores in 2021 and 227 stores in 2022. Under the leadership of our management team, which has a track record of supporting Burger King China’s expansion from approximately 60 stores to over 1,200 system-wide stores from June 2012 to September 2020, we expect to continue to expand our network of Tims China stores.

We employ multiple formats and sizes to drive density and convenience, and leverage sophisticated analytics for site identification, which improves store-level economics and yields shorter payback periods.

Experienced Management Team Supported by Blue-Chip Shareholders

We are led by a team of industry veterans with world-class development expertise. Our Chairman, Peter Yu, is the Managing Partner and co-founder of Cartesian and was previously the founder, president and CEO of AIG Capital Partners, Inc., a leading international private equity firm. Our Chief Executive Officer and Director, Yongchen Lu, was the CFO of Burger King China from November 2012 to April 2018. Before joining Cartesian in 2008, Mr. Lu managed various aspects of General Electric’s Asia Pacific operations for over six years, including finance, six sigma, and product management. Our Chief Consumer Officer, Bin He, served as the interim head of marketing of Burger King China for two years. Before joining Cartesian in 2012, Ms. He was a Commercial Planning Assistant Manager at Bacardi Asia Pacific, and, prior to that, an analyst at ChinaVest.

Our shareholders, including Cartesian, THRI, Tencent and Sequoia China are committed to the long-term success of our business and are aligned with our management on strategy and long-term value creation. We expect our management team will continue to build on our competitive strengths and implement our growth strategies by leveraging their deep industry expertise, cross-cultural backgrounds, proven execution capabilities and the support of our shareholders.

Our Strategies

We plan to pursue the following strategies to grow our business, building from our four fundamental cornerstones:

Deepen localization across product offerings and other brand touchpoints. We believe that product localization is key to our success, and thus have developed numerous popular, and sometimes sensational, products custom-made for local markets. Going forward, we plan to continue to deepen our product localization efforts, especially for the new cities that we enter, and expand our product offerings to include lunch combinations, afternoon tea specials and dinner sets. In addition to localizing products, we aim to blend the allure of the Tim Hortons Canadian branding with locally relevant features in every customer touchpoint. This includes, for example, the design of our stores, our digital identity, the uniforms of our store employees and our partnerships.

Continuously pursue innovation. The Chinese consumer market is dynamic and demanding, giving consumers many choices for their attention and discretionary spending. We strive to offer creative engagement with our guests. In addition to our strong signature product platforms, we plan to continue developing over 30 new products every year, as we have done historically with products such as our coffee quartet latte, coffee cloud milk tea and lemon peach oolong tea. We plan to innovate new product offerings to grow our lunch, afternoon tea, and dinner dayparts. Further, we plan to continue investment in innovative digitalization, which permeates everything we do, including ordering, training, marketing, community, food safety and supply chain. Our pursuit of innovation not only supports our continued growth, but provides avenues to improve profitability.

Expand our genuine community. Our stores are designed to feel like a second home for our guests. We create physical spaces where our guests can relax with their families and friends, and digital spaces where they can connect with other members of our online community. Going forward, we plan to continue building a diversity of digital and offline partnerships to further expand our customer community, like we have historically with Tencent Esports and MAC Cosmetics. We all live in overlapping communities, and we aim to continue to bring them together around Tims to enlarge and diversify our community and customer base.

Offer greater convenience. We seek to serve our guests whenever and wherever, to deliver high-quality food and beverages with the greatest ease. Towards this goal, we strategically deploy three complementary store formats, namely: large, brand-building flagship stores, full-service classic stores and compact “Tims Go” stores to provide sufficient visibility and density in a trade area to enable truly convenient guest access. Further, as noted above, we utilize delivery to increase the reach and efficiency of our physical store network, which enables our stores to serve a greater population of guests and allows our guests to enjoy Tims products without coming to our stores. On a more macro basis, we focus our development on clusters of cities, building density in core consumer populations as a first order of business before spreading out geographically.

Our Products

We offer a broad selection of coffee drinks in three general price tiers. Our Tims signature brewed coffee, with customized cream and sugar options, is our entry-point product and traffic builder. Handcrafted coffee with popular espresso choices, such as Latte, Americano and Flat White, composes our core product offering and offers a great value for money at a slightly higher price. We also offer specialty coffees and on-trend products such as Oatmilk Latte, Cold Brew and seasonal limited time offerings. In addition to coffee, we also offer alternative beverages such as brewed tea and Oolong tea, coffee milk tea, lemonade, hot chocolate and more.

Our broader menu spans a broad range of categories designed to appeal to customers throughout the day, such as our breakfast bagels, croissants, toast, donuts, and TIMBITS®; our lunch sandwiches, wraps, and ciabatta; and our afternoon tea fresh baked goods, including donuts and cakes. In particular, we aim to build breakfast as a key daypart, offering guests seeking convenience a one-stop shop with our signature brewed coffee and freshly prepared food. Here are some of our most popular offerings:

New product development is a key driver of our long-term success. We gather guest feedback and insights to inform the creation of new products. We believe the development of new products can drive incremental traffic by expanding our customer base, expanding our offerings in multiple dayparts, and continuing to build brand leadership in food and beverage quality and taste. The development process for each new product involves multiple steps, from supplier qualification, to taste testing and refinement, to cost analysis, and finally to operational complexity analysis. This helps us choose products that are not only desirable, but also profitable. We believe that our current pace of more than 30 new products per year keeps our guests interested and eager to return to our store and try something new. In September 2022, we launched two co-branded ready-to-drink coffee products in partnership with Easy Joy. On November 18, 2022, we announced a two-year partnership with Freshippo, pursuant which we and Freshippo will introduce co-branded coffee products for sale exclusively through Freshippo’s online channels and over 300 brick-and- mortar stores located in 27 cities across China. We and Freshippo will also work together on research and development of the co-branded products, collaborating on product design, positioning, promotion, and pricing. The chart below outlines the process flow for new project launch.

Innovation Main Stages

Ideation
Stage Owner: R&D
Preliminary market assessment
Market research
Concept development
Prototype and design
Feasibility
Stage Owner: R&D
Consumer testing
Cost validation
Operation validation
Commercialization
Stage Owner: Mkt Menu
Trial run
Shakedown
PIF
SPEQ
Mass production
Product Launch (Post-launch)
Stage Owner: Mkt Menu
Market launch
Post-launch operational analysis
Sales monitoring
Innovation Workgroup
Marketing Team
R&D Team
Operations & Training Team
QA Team
Supply Chain Team
Finance Team
Legal team

As discussed above, in order to appeal to local tastes, we customize products for the Chinese market, and, in some cases, even for specific cities. Such products include, among others, Sichuan Beef Wraps, Red Bean Pumpkin Bagels, Lotus-Maple Latté and Mochi-style TIMBITS®. In honor of our launch in Beijing, we also offered TIMBITS® in tanghulu style, a take on the classic Beijing winter street snack of candied hawthorns.

Our Community

Driving the coffee market’s rapid growth is an expanding group of coffee drinkers in China, including among others, the emerging middle class, office workers, overseas returnees, and people who are drawn to global brands. From the beginning, our focus has been on offering our guests compelling values, both functional and emotional. Since we introduced our loyalty program in 2019, our membership has experienced tremendous growth, reaching 2.3 million, 6.0 million and 11.3 million as of December 31, 2020, 2021 and 2022, respectively.

Our core guest base includes the following groups: (i) young professionals who are attracted to global brands and seek value for money; (ii) lifestyle advocates, especially female professionals, entrepreneurs and stay-at-home moms, who seek a welcoming and comfortable environment and experience; (iii) mature coffee drinkers who value reliable high quality coffee and convenience; and (iv) fans who have strong emotional attachment to our brand and are eager to share our products with their network. We offer an integrated online and offline community experience for our customers, including both coupons and engaging activities, which drives traffic and strengthens our community. For instance, for young professionals, we have worked with Tencent Esports to build Esports themed coffee shops, offering the unique experience of watching and playing Esports while enjoying tailor-made coffees and beverages. For lifestyle advocates, we have hosted awareness- building events with cosmetic brands, inviting guests to try on new lipsticks while enjoying limited-time- offer peach coconut lattes. Our ultimate goal is to make every guest feel comfortable and at home at any time.

Within our loyalty program, we developed a member referral program to accelerate the expansion of our community. Our loyalty program allows registered members to earn points for each qualifying purchase, which may be used towards products in our company owned and operated stores. We offer three tiers of membership incentives based on points — further driving traction with our digitally-minded customers and encouraging repeat purchases. Customer points, which generally expire 12 months after being earned, may be credited towards purchases to receive products for free or at a discounted price in our stores. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers, including loyalty program, to DataCo, a PRC-

incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”

Our Store Network

As of December 31, 2022, we had 617 stores across 39 cities in mainland China, of which 70 are franchised and 547 are owned and operated by us, as shown in the map below. As of the date of this Prospectus/Offer to Exchange, we do not have any stores outside of mainland China. Most of our stores are located in first- tier cities in China, including Beijing, Shanghai and Guangzhou, and within those, in locations with high demand for coffee, such as office buildings, shopping malls and transportation hubs.

Our Store Portfolio

The décor, layout and overall feel of our coffee shops are designed for efficient operations and to appeal to local tastes. Our stores incorporate elements of the global Tim Hortons décor, coupled with themes tailor-made by location for our guests, such as our distinctive soft colors, local artwork and abundant light. In particular, we strategically deploy four complementary store formats, namely flagship stores, classic stores, “Tims Go” stores and “Tim Express” stores, to drive traffic and network effects.

●	Flagship “Golden Maple” Stores (typically greater than 150 square meters) are situated in high-profile, high-traffic sites and are carefully architected to build brand equity, serving as both marquee advertising and sales outlets. Golden Maple stores offer an extended menu including classic coffee choices, premium specialty coffees and other alternative beverages, freshly made sandwiches, wraps and a wide assortment of baked goods. In addition, we have also built themed, co-branded stores to amplify guest experience for certain groups, such as Esports fans.

●	Classic “Maple” Stores (80 – 150 square meters) are our mainstream shops and offer a full menu of classic coffee choices and beverages along with freshly prepared sandwiches and baked goods.
●	Compact “Tims Go” Stores (20 – 80 square meters) are built to address “grab and go” and digital occasions and are situated in convenient locations where a classic shop would not fit (such as an office lobby or an exit from a subway station). “Tims Go” menus are beverage-focused with best-selling coffee choices and grab & go food offerings. In September 2021, we entered into a strategic partnership agreement with METRO China, a leader in China’s wholesale and retail industry with nearly 100 stores across 60 cities in China. Under the partnership, we will be the exclusive coffee shop brand in METRO stores in China. We have opened several Tims Go stores in METRO China outlets, and enjoy preferred site selection, as well as delivery services and complimentary marketing initiatives.
●	Innovative “Tims Express” Stores (~20 square meters) are located within Easy Joy convenience stores, as part of our collaboration with Easy Joy, and the storefronts of certain other brick and mortar businesses that we collaborate with.

As of December 31, 2022, we had 35 flagship stores, 404 classic stores, 152 “Tims Go” stores and 26 “Tims Express” stores.

Site Selection and Expansion

For store development, we utilize a clustering strategy, whereby we focus our store development efforts on a geographically proximate group of cities and trade areas, centered on a large tier-one city. This allows us to build store density quickly, thereby increasing brand awareness, driving convenience, and leveraging scale in marketing and logistics to improve margins. We plan to continue to open new stores in five main clusters centered around Shanghai, Beijing, Shenzhen, Chengdu and Chongqing. Shanghai was our entry point in China and is the core of our first cluster of cities for development. We believe that this clustering strategy will help increase the density of our operations, improve convenience for our customers and enhance our supply chain efficiency. We plan to open most of the new stores as company owned and operated stores to ensure the consistent high quality of our products and services, which is the foundation of our nationwide brand recognition. In the meantime, we also plan to work with well-selected, qualified franchisees to open certain franchise stores in lower-tier cities, or in exceptional locations to which the franchisee has unique access, to supplement our geographic expansion.

Within each city, we identify and select promising locations using a variety of intelligence tools and our sophisticated network planning process. Before we approve a location for development, we review that location’s demographics, site access, visibility, traffic count, residential/retail/commercial mix, competitive activity and rental market. We also assess the performance of nearby Tim Hortons locations, and project the location’s ability to meet financial return targets which ultimately drive our decision making.

Store Operations

Operationally, we aim to deliver best-in-class friendliness, cleanliness, speed of service, product quality and overall guest satisfaction. We measure ourselves to consistent operating standards and key performance indicators. Our stores are required to be operated in accordance with Tim Hortons’s quality assurance, safety and brand standards, as well as standards set by applicable governmental laws and regulations. We also engage third-party mystery shoppers to review store operations on a regular basis.

Food safety is at the core of what we do. We have established real-time systems that allow us to monitor our inventory levels and the quality and food safety of our suppliers. Additionally, we have instituted rigorous food safety control protocols built upon digital inventory management systems and strict global standards, verified by regular audits. We maintain high in-store standards and controls to ensure accurate product execution and adequate inventory levels. The picture below illustrates our restaurant operating system interface.

We also invest in the development and optimization of our recruiting and training systems to support our rapid expansion and to meet high standards of operating efficiency. Our online training solution offers enhanced training features, improved management tools, and robust reporting. Each application offers specialized capabilities that, when put together, enable a comprehensive, state-of-the-art approach to learning and management.

Our Supply Chain

Procurement

We purchase raw materials and consumables in the ordinary course of our operations, which primarily include coffee beans, dairy, bakery and food ingredients, such as bread and protein, and packing materials. We believe that we have built a robust, local supply chain. Pursuant to the A&R MDA, we only purchase goods and services that meet THRI’s standards and are purchased from suppliers and distributors that THRI approves. THRI has a comprehensive supplier approval process, covering suppliers of all food and packaging, which includes on-site food safety inspections of manufacturing processes.

We import roasted coffee beans from THRI’s world-class roasteries. All other inputs are sourced in China, with fresh produce and dairy sourced regionally. To mitigate risks associated with reliance on a single supplier, with the exception of coffee beans, we have developed both primary and secondary suppliers of our main inputs. We believe, based on relationships established with our suppliers, that our current network of suppliers is well suited to continue to supply our needs as we grow.

Warehouse and Fulfillment

We partner with third-party distribution center operators, which have extensive networks and proven track records in China. We submit sales forecasts to them, and they place orders to our certified suppliers and manage inventory at their warehouses. Inventory management is digital, and we are in the process of setting up automatic sales forecasting and ordering for each store. The distribution centers distribute stock to our stores, usually 2 – 3 times per week.

Food Safety and Quality Control

As discussed above, product quality and food safety are at our core. We have several layers of monitoring analysis and defense to ensure food safety and quality. Every supplier is approved by THRI under the A&R MDA. We work with THRI to conduct routine third-party audits of our stores and also conduct our own quality assurance audits on a regular basis. We use a digital inventory management system and an e-expiry mini app to further implement best practices in food safety. The pictures below illustrate the expiration date management, inventory management and production management functions of these tools.

In addition, we use food safety audit scores as a key performance indicator to measure management performance, and we have a penalty mechanism for stores that fail to meet our standards. To prepare for contingencies, we established a crisis management team and protocols that we believe will allow us to manage food safety incidents in a timely manner. As of the date of this Prospectus/Offer to Exchange, we have not encountered any material customer complaint concerning food safety.

Digital Technology and Information Systems

We have invested intentionally and intensively in technology to enable us to scale and support our continued expansion. Each and every store is connected to our central information systems at various points (POS, HR, menu boards, security cameras, sales forecasting, inventory ordering and supply chain management, etc.), enabling us to monitor sales and operations across our network in real time. We also have an automated system that sends out business intelligence snapshots to our Board and senior management at the close of each business day. Other digitization initiatives include labor scheduling, office automation, digital marketing and site selection. On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, pursuant to which:

●	Tim Hortons China assigned, conveyed and transferred, and caused its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;
●	DataCo provides Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;

●	In consideration for the Services, Tim Hortons China pays a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and
●	DataCo granted to Tim Hortons China a non-exclusive, non-assignable, generally non-sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.

Sales and Marketing

Our marketing and promotional activities are customer-centric, highlighting our differentiated value proposition, quality products, diverse menu choices, convenience and warm customer service. Leveraging our digital capabilities and strategic collaborations, we engage in omni-channel, online and offline, integrated marketing initiatives using social media, search engine optimization and themed events. For example, we initiated a “tastes of summer” marketing campaign on Douyin, China’s leading destination for short-form mobile videos, in July 2022, during which we hosted a special livestream event on Douyin with our brand ambassador and CEO, spotlighting our freshly brewed coffee and delicious bakery offerings. Tims China- themed pages and search tags on Douyin garnered nearly 400 million online visits during the campaign and we registered sales of over RMB20 million on Douyin in just 30 days. We have also established strategic collaboration with Easy Joy and Freshippo to promote in-store sales through their sales networks.

In addition to in-store sales, we also utilize mobile ordering to streamline customer experience and delivery to increase reach and efficiency. In 2021, in-store sales, mobile ordering for self pick-up and delivery accounted for approximately 27.0%, 34.1% and 38.9% of our revenues from company owned and operated stores, respectively. In 2022, in-store sales, mobile ordering for self pick-up and delivery accounted for approximately 21.0%, 31.8% and 47.2% of our revenues from company owned and operated stores, respectively. In addition, starting in 2021, we have collaborated with leading e-commerce platforms in China, such as Tmall and Tiktok, to sell our products directly to customers. During the COVID-19 lock-downs in certain cities, we have also adopted localized group buying marketing strategies that are focused on driving awareness and demand, which have enabled us to further expand our customer base. As of the date of this Prospectus/Offer to Exchange, COVID-related lock-downs in China have been lifted.

We offer attractive offers through our loyalty program to incentivize enhanced frequency and loyalty. For new city openings, we also invite local key opinion leaders to visit our stores and endorse us on social media. We continue to build our community, which is a valuable source of marketing through word-of- mouth and digital posts.

Within our community, we segment our members by purchase history and provide incentives, by tier, to encourage additional purchases. For members with repeat purchase records during the past three months, we generally offer them (i) promotions to highlight new products, (ii) group discounts and limited time discounts and (iii) digital gift cards for them to introduce Tims to prospective customers. For members without repeat purchase records during the past three months, we generally use three programs to engage their interest: (i) exclusive offers to encourage return visits; (ii) membership upgrade or downgrade reminders; and (iii) discount reminders. The pictures below illustration some of these promotions.

All of our efforts aim to enhance our brand awareness, strengthen our emotional connection with customers, and ultimately drive sales and profit.

Intellectual Property

We rely on a combination of trademark, domain name and trade secret laws in mainland China, as well as confidentiality procedures and contractual provisions, to protect the intellectual property rights critical to our success. Under the terms of the A&R MDA, we have the exclusive right to use, among other things, a series of Tim Hortons’s trademarks within mainland China, Hong Kong and Macau, and are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. In addition, an alternative logo with the name “Tims” on a prominent maple leaf is in the process of being registered in the name of a subsidiary of RBI, and Tims China has permission to use such alternative logo in accordance with the various franchise agreements.

Employees

As of December 31, 2022, we had 2,807 full-time employees and 2,332 part-time employees. The following table sets forth the number of our full-time employees categorized by function.

	As of December 31,
	2020		2021		2022
	Number	% of Total	Number	% of Total	Number	% of Total
Operations	371	83.0%	707	60.2%	2,452	87.4%
Sales and marketing	8	1.8%	31	2.6%	37	1.3%
Research and innovation	8	1.8%	10	0.8%	19	0.7%
Store development	15	3.3%	46	3.9%	87	3.1%
Management and administration	45	10.1%	383	32.5%	212	7.6%
Total	447	100%	1,177	100%	2,807	100%

Our success depends on our ability to attract, retain and motivate qualified personnel. As part of our retention strategy, we offer employees competitive salaries, performance-based cash bonuses, share-based compensation and other incentives. In order to maintain a competitive edge, we will continue to focus on attracting and retaining qualified professionals by providing an incentive-based and market-driven compensation structure that rewards performance and results. In addition to on-the-job training, we regularly provide management, technology, regulatory and other training to our employees through internally developed training programs or professional consultants.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, work-related injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We enter into employment agreements with our full-time employees that contain standard confidentiality and non-compete provisions. In addition to salaries and benefits, we provide bonuses for our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.

Facilities

We lease the property for our corporate headquarters and all of the premises on which our PRC Subsidiaries operate. We lease properties generally for initial terms of more than five years. We believe that these facilities are generally adequate to meet our current needs, although we expect to seek additional space as needed to accommodate future growth.

Competition

We face intense competition in China’s coffee shop industry and food and beverage sector in general. Our competitors include both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Our main competitors include Starbucks, Costa Coffee, Peets, Luckin Coffee, Greybox Coffee, Pacific Coffee and McCafe. Delivery aggregators and other food delivery services also provide consumers with convenient access to a broad range of competing restaurant chains and food retailers.

We compete on the basis of product choice, quality, value for money, service and location. In particular, we seek to offer high-quality coffee products at a very attractive price through a differentiated pricing strategy. For example, our list price for Americano (16oz) and Latte (16oz), two very popular coffee products in China, is generally below the list price of Greybox, Peets, Starbucks, Costa Coffee, Pacific Coffee and Luckin Coffee and above the list price of McCafe. We believe that there is significant demand and opportunity in our market space. We believe that we are well-positioned to compete effectively with existing and new competitors on the basis of these factors. However, our competitors may have longer operating histories, greater brand recognition, more capital, better supplier relationships and larger customer bases. For discussion of risks relating to our competitors, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.”

Insurance

We provide social security insurance, including pension insurance, unemployment insurance, work- related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We maintain business interruption insurance at the store level.

Legal Proceedings

We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis should be read together with THIL’s consolidated financial statements and related notes that are included elsewhere in this Prospectus/Offer to Exchange. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section of this Prospectus/Offer to Exchange entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this Prospectus/Offer to Exchange entitled “Risk Factors” or elsewhere in this Prospectus/Offer to Exchange.

THIL’s consolidated financial statements have been prepared in accordance with U.S. GAAP. For more information about the basis of presentation of THIL’s consolidated financial statements, see Note 2 to THIL’s audited historical consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Overview

We are an emerging coffee champion in China. Our vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian and THRI, the owner of the Tim Hortons brand, we are the parent company of the master franchisee of, and hold the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. We opened our first coffee shop in China in February 2019 and have grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through company owned and operated stores and franchised stores. As of December 31, 2022, we had 617 system-wide stores across 39 cities in mainland China. In addition, on March 31, 2023, we became the exclusive operator and developer of the Popeyes® brand in mainland China. As of the date of this Prospectus/Offer to Exchange, we do not have any stores outside of mainland China. For more details, see “Business.”

Our revenues from company owned and operated store grew significantly from RMB206.0 million in 2020 to RMB617.2 million in 2021, and further grew to RMB938.1 million (US$136.0 million) in 2022. Our total costs and expenses increased from RMB353.3 million in 2020 to RMB1,017.8 million in 2021, and further increased to RMB1,592.2 million (US$230.9 million) in 2022. Our net loss increased from RMB143.1 million in 2020 to RMB382.9 million in 2021, and further increased to RMB744.7 million (US$108.0 million) in 2022. For more details, see “— Results of Operations.”

As of March 31, 2023, we had 648 system-wide stores across 40 cities, including 551 company owned and operated stores and 97 franchised stores, and nearly 12.4 million loyalty club members. Our revenues from company owned and operated store grew significantly from RMB211.0 million for the three months ended March 31, 2022 to RMB310.5 million (US$45.2 million) for the three months ended March 31, 2023. Our total costs and expenses increased from RMB359.6 million for the three months ended March 31, 2022 to RMB466.9 million (US$68.0 million) for the three months ended March 31, 2023. Our net loss increased from RMB151.3 million for the three months ended March 31, 2022 to RMB174.5 million (US$22.0 million) for the three months ended March 31, 2023. In the three months ended March 31, 2023, the same-store sales growth of our system-wide stores and company owned and operated stores was 7.5% and 8.0%, respectively.

Key Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors in China, including:

●	China’s overall economic growth, level of urbanization and level of per capita disposable income;
●	The spread and severity of COVID-19 variants in China and the government’s responses thereto;
●	Growth in consumer expenditure, especially the expenditure on food and beverage;
●	Consumers’ demand for coffee, especially for freshly-brewed coffee; and
●	Increasing usage of mobile internet and increasing adoption of mobile payment.

In addition, our performance and future success also depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”

The Expansion of Our Store Network

The scale of our store network significantly affects our revenue growth and operating efficiency. We started operating our store network in 2019 and have since rapidly expanded this network across mainland China with extensive coverage over major Chinese cities, as shown in the table below.

	Company Owned and Operated	Franchise
Year	Stores	Stores	Total
2019	31	3	34
2020	128	9	137
2021	373	17	390
2022	547	70	617

As we continue to grow our store network in China while maintaining high food and beverage quality standards, we seek to leverage our increasing scale to improve our bargaining power over suppliers and landlords, which we believe will further lower our costs and expenses as a percentage of our revenues. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have evaluated plans to slow down the pace of our store network expansion, which, if implemented, could adversely affect the growth of our revenue and customer base. We believe our expanding presence in the market will also enhance our brand image, which we believe will help attract more customers, expand our loyalty program, reduce our costs of attracting customers and in turn increase sales.

Customer Demand for Quality Coffee and Related Products

Our results of operations have been and will continue to be influenced by consumer spending on coffee and related products, especially for freshly-brewed coffee, which is largely affected by the continuous improvements in living standards and cultivation of coffee consumption behavior in China. As a result of strong economic growth, China has experienced a significant increase in per capita disposable income, which drives the significant growth in China’s coffee market. We have in the past benefitted from the robust growth of our industry, and we believe that the macro-economy in China and its growth will continue to significantly drive the growth of the coffee market as well as our business. In addition, with per capita consumption of coffee in China forecast to continue rising towards consumption levels in Western and other Asian markets, we believe that we are well positioned to capture this growth. However, the growth of the Chinese economy and the Chinese coffee market may slow down in the future due to factors beyond our control.

Customer demand is also affected by a number of other factors, including product quality, safety, product innovation and customer experience. As a leading coffee brand in China, we believe that our strong brand values, popular and high-quality products, proven track record, competitive pricing, and ability to innovate and adapt to changing customer preferences position us well to grow in China’s rapidly expanding freshly-brewed coffee market.

Our Ability to Grow Our Customer Base and Drive Customer Engagement

Our revenue growth depends largely on our ability to grow our customer base and drive customer engagement, including through our loyalty program. We focus on promoting our Tim Hortons brand, showcasing our signature products while constantly innovating our menu, and offering an enjoyable customer experience in our stores.

Efficient Store Operations

We have historically focused on driving high revenue growth. Costs and expenses of our company owned and operated stores primarily consist of food and packaging, payroll and employee benefits, occupancy, and other operating expenses. Going forward, as we work to continue to rapidly expand our store network, our profitability will largely depend on our ability to effectively control these expenses by implementing various measures such as leveraging our scale to negotiate more favorable supply and occupancy terms, increasing our in-store staff’s efficiency, and implementing technology to further automate and streamline our in-store operations. In the long run, we expect our store level operating costs as a percentage of our revenues will gradually decrease.

Seasonality

We experience seasonality in our business, primarily as a result of order fluctuations in holiday seasons. For example, we generally experience fewer purchase orders during Chinese New Year holidays, which fall between late January and late February. The decrease of sales during Chinese New Year holidays is a typical pattern in the Chinese coffee market.

Impact of COVID-19

We have demonstrated our resilience and agility throughout the COVID-19 pandemic, but serious challenges endure. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores from 2020 to early 2023, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic.

In late January and February 2020, our total sales dropped by approximately 20% — 30% compared to pre-COVID levels. Our total sales began to gradually recover in March 2020, almost reaching pre-COVID levels by the end of June 2020. During the first half of 2020, home delivery of our products was very strong, which offset the impact from COVID-19. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. From March to December 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores), caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. During this period, we continued to offer home-delivery services through group buying and e-commerce sales to the extent permitted, which mitigated the impact of the disruptions to some extent and enabled us to further expand our customer base. In the third quarter of 2022, the number of home-delivery orders fulfilled increased by 111.1% from the third quarter of 2021. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. For a more detailed discussion, see “— Inflation and Supply Chain Impacts.” In the fourth quarter of 2022, many cities across China experienced peaks in infection rates, and we had approximately 48 daily temporary store closures on average, over twice as many compared to approximately 23 daily temporary store closures on average in the third quarter of 2022. To cope with and to adapt to the challenges from the pandemic, we continued to focus on our digital capabilities in order to capture the growing demand from delivery and takeaway services. As a result, the number of delivery and takeaway orders increased by 47.3% from the fourth quarter of 2021 to the fourth quarter of 2022.

Despite the challenges posed by COVID-19, its disruptive impact on other retail groups also provided an opportunity to access many attractive sites and expand rapidly. Overall, we believe that the impact of COVID-19 on our business is manageable, especially following the end of ‘zero-COVID control measures’ by the PRC government authorities in December 2022. The revenues of our company owned and operated stores have continued to grow on a year-over-year basis from 2020 to early 2023, and the same-store sales growth of our company owned and operated stores was 7.4%, 15.7%, and (0.1%) in 2020, 2021 and 2022, respectively. In the first quarter of 2023, the same-store sales growth of our company owned and operated stores was 8.0%, and the rate was (12.4%), 17.1%, 19.4% and 16.3% in January, February, March and April 2023, respectively. The rate of our same-store sales growth may continue to be adversely impacted by the COVID-19 pandemic and related public health measures, and we cannot anticipate with certainty the severity of such impact.

Inflation and Supply Chain Impacts

In addition to the COVID-19 pandemic and related control measures, rising inflation, geopolitical conflicts, including the war in Ukraine, and the related supply chain disruptions have also had a direct or indirect impact on our business, customer base, results of operations, profit margins and outlook.

Increases in the inflation rate of prices of commodities that are inputs to our products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of our regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of our coffee beans has continued to increase since our inception and was approximately 56.4% higher in December 2022 than December 2021. We have also enjoyed favorable discounts as our store network and procurement volume continue to grow. We anticipate that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure our margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect our ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of our customers does not increase at a similar rate as inflation does, our product sales could suffer, which could materially and adversely affect our business and financial condition and cause us to have additional working capital needs. However, we cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face risks related to fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”

In addition, although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Risk Factors — Risks Related to THIL’s Business and Industry — We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”

The impact on our supply chains from rising inflation and geopolitical tensions primarily consists of: higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. Specifically, (i) the COVID-19 pandemic has resulted in disruptions to the operations of the supplier of our coffee beans, all of which are imported from the United States, and delays in the transportation of coffee beans from the United States to China; and (ii) measures taken by the PRC government to contain the spread of COVID-19, such as lock-downs and travel restrictions, have caused temporary supply shortages or unstable supplies of certain raw materials and other products, longer lead times, and increased transportation, freight and warehousing costs during the implementation of these measures. As many of our coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet our or THRI’s quality standards or timing requirements could have a material adverse impact on our business, financial condition and results of operations. The magnitude of such impact is difficult to predict. Future interruptions or friction in our supply chains, as well as anticipation of interruptions or friction, may cause us to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if we are affected more than our competitors, could materially and adversely affect our business, adversely impact our prices and/or margins, and cause us to have additional working capital needs.

The increases in our costs and expenses described above have been mitigated to some extent by our growing economies of scale and operating efficiency as we continue to expand our store network and grow our business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for our food products have remained relatively stable.

Towards the goal of further mitigating the pressure on our overall cost structure as a result of price inflation, geopolitical tensions and additional costs and expenses associated with supply chain disruptions, since January 2022, we have raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5 – 8% of the list price) and reduced the rate of our promotional discounts by 3 – 5%. As a result of these mitigation efforts, our profit margins for these beverage products also have remained relatively stable. However, if the costs and expenses described above continue to increase, there can be no assurance that we can continue to increase prices to maintain our margins. Lower margins could adversely impact the profitability of our business and adversely impact our share price and prospects. If the amounts we charge our customers increase at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our material costs and operational expenses, our business may be materially and adversely affected, our product margin may deteriorate and we may have additional working capital needs. We do not believe that such mitigation efforts have introduced any other new material risks, including, but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — If we are unable to maintain or increase prices, we may fail to maintain a positive margin.” In order to mitigate the potential adverse impact of price increases on our financial condition and results of operations, we plan to continue to improve our operating efficiency and further strengthen our bargaining power with our suppliers through the continued expansion of our store network.

Components of Results of Operations

Revenues

Revenue mainly includes sales of food, beverage and packaged products by company owned and operated stores, franchise fees and revenue from other franchise support activities. The following table sets forth a breakdown of our revenues for the years indicated:

	For the year ended December 31,							For the three months ended March 31,
	2020		2021		2022			2022		2023

	(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Revenues:
Sales of food and beverage products by company owned and operated stores	206,036	97.1%	617,226	95.9%	938,097	136,011	92.8%	211,045	93.9%	310,452	45,205	92.3%
Franchise fees	795	0.4%	1,923	0.3%	4,538	658	0.5%	954	0.4%	2,430	354	0.7%
Revenues from other franchise support activities	5,254	2.5%	9,470	1.5%	18,966	2,749	1.9%	3,144	1.4%	10,403	1,515	3.1%
Revenues from wholesale activities	—	—	—	—	6,533	947	0.6%	—	0%	3,742	542	1.1%
Revenues from e-commerce sales	—	—	13,117	2.0%	41,635	6,037	4.1%	9,514	4.2%	9,158	1,333	2.7%
Revenues from other activities	—	—	1,208	0.2%	1,295	188	0.1%	—	0%	294	43	0.1%
Provision of consumer research service to THRI	—	—	428	0.1%	—	—	—	—	—	—	—	—
Total Revenues	212,085	100.0%	643,372	100.0%	1,011,064	146,590	100.0%	224,657	100.0%	336,479	48,995	100.0%

●	Sales of food, beverage and packaged products by company operated stores. We generate the vast majority of our revenue from sales of food, beverage and packaged products to customers by company owned and operated stores. The revenue amounts exclude sales-related taxes.
●	Franchise fees. We earn a fixed upfront franchise fee and subsequent sales-based royalties from franchise right granted to sub-franchisees. Contributions from sub-franchisees for support activities that are integral to the sub-franchisees’ ability to benefit from the franchise right, such as marketing and advertising programs to promote the overall brand image, are required as part of the franchisee contracts.
●	Revenues from other franchise support activities. Other franchise support activities mainly consist of sales of kitchen equipment, raw materials for food, beverage and packaged products and provision of pre-opening and training services to sub-franchisees. We ceased selling kitchen equipment to sub-franchisees in 2020.
●	Revenues from e-commerce sales and wholesale products. We began generating revenue from sales of packaged coffee, tea beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms in 2021 and revenue from wholesale of canned coffee beverage and packaged coffee extract in 2022.
●	Revenue from provision of consumer research service to THRI. In 2021, we provided assistance to THRI in a joint global consumer behaviors research program and generated revenue from such research services.

Costs and Expenses, Net

The following table sets forth a breakdown of our total costs and expenses for the years indicated:

	For the year ended December 31,							For the period ended March 31,
	2020		2021		2022			2022		2023

	(in thousands, except for %)							(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Costs and expenses, net
Company owned and operated stores
Food and packaging	74,402	21.1%	207,948	20.4%	314,550	45,606	19.8%	69,571	19.3%	111,326	16,210	23.8%
Store rental expenses	54,719	15.5%	148,152	14.6%	236,838	34,338	14.9%	58,366	16.2%	71,410	10,398	15.3%
Payroll and employee benefits	50,314	14.2%	199,330	19.6%	268,857	38,981	16.9%	71,799	20.0%	72,960	10,624	15.6%
Delivery costs	12,233	3.5%	38,604	3.8%	73,616	10,673	4.6%	14,834	4.1%	22,782	3,318	4.9%
Other operating expenses	35,613	10.0%	99,105	9.7%	107,770	15,625	6.7%	29,697	8.3%	25,088	3,653	5.4%
Store depreciation and amortization	16,450	4.7%	62,679	6.2%	118,659	17,204	7.5%	25,888	7.2%	32,974	4,801	7.1%
Company owned and operated store costs and expenses	243,731	69.0%	755,818	74.3%	1,120,290	162,427	70.4%	270,155	75.1%	336,540	49,004	72.1%
Costs of other revenues	5,208	1.5%	16,731	1.6%	48,555	7,040	3.0%	8,782	2.4%	18,868	2,747	4.0%
Marketing expenses	16,986	4.8%	50,317	4.9%	81,017	11,746	5.0%	12,701	3.5%	18,303	2,665	3.9%
General and administrative expenses	79,366	22.5%	174,963	17.2%	289,544	41,979	18.2%	50,507	14.2%	70,620	10,286	15.1%
Franchise and royalty expenses	8,592	2.4%	18,800	1.8%	35,595	5,161	2.2%	7,830	2.2%	11,905	1,734	2.6%
Other operating costs and expenses	2,713	0.8%	2,135	0.2%	8,340	1,209	0.5%	2,513	0.7%	5,572	811	1.2%
Loss on disposal of property and equipment	—	—	1,546	0.2%	8,835	1,281	0.6%	5,403	1.5%	896	130	0.2%
Impairment losses of long-lived assets	—	—	1,002	0.1%	7,223	1,047	0.5%	1,892	0.5%	4,418	643	0.9%
Other income	3,339	1.0%	3,476	0.3%	7,152	1,037	0.4%	214	0.1%	226	33	0.0%
Total costs and expenses, net	353,257	100.0%	1,017,836	100.0%	1,592,247	230,853	100.0%	359,569	100.0%	466,896	67,987	100.0%

●	Company owned and operated store costs and expenses. Company owned and operated store costs and expenses primarily consist of food and packaging costs, rental expenses, payroll and employee benefits costs, delivery costs, and other operating expenses.
●	Costs of other revenues. Costs of other revenues primarily consist of costs related to the purchase of kitchen equipment, costs of raw materials for food, beverage and packaged products that we sell to sub-franchisees and costs of product sales related to our e-commerce business. We ceased selling kitchen equipment to sub-franchisees in 2020 and commenced our e-commerce business in 2021.
●	Marketing expenses. Marketing expenses refer to expenses associated with advertising and brand promotion activities.
●	General and administrative expenses. General and administrative expenses primarily consist of payroll and other employee benefits for our administrative employees, research and development expenses, rental expenses for our office space and other back-office expenses.
●	Franchise and royalty expenses. Franchise and royalty expenses refer to upfront franchise fees pertaining to franchised stores and monthly royalties that we pay to THRI.
●	Other operating costs and expenses. Other operating costs and expenses primarily consist of the disposal of certain limited-time-offer products.
●	Other income. Other income primarily consists of government grants and additional input tax deductions.

Non-operating Expenses

●	Interest income. Interest income primarily consists of interest received on cash deposited in bank accounts.
●	Foreign currency transaction gain/(loss). Foreign currency transaction gains and losses are as a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency.

Taxation

Cayman Islands Tax

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5%. Under the current Hong Kong Inland Revenue Ordinance, THHK is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.

No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2020, 2021 and 2022.

PRC Tax

Our PRC Subsidiaries are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, and latest amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Our PRC Subsidiaries are subject to value-added taxes, or VAT, at a rate from 6% to 13% on our products and services, less any deductible VAT we have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2023

The following table summarizes key components of our results of operations for the periods indicated:

	For the period ended March 31,
	2022		2023

	(in thousands, except for %)
	RMB	%	RMB	US$	%
Revenues:
Company owned and operated stores	211,045	93.9%	310,451	45,205	92.3%
Other revenues	13,612	6.1%	26,028	3,790	7.7%
Total revenues:	224,657	100.0%	336,479	48,995	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	69,571	31.0%	111,326	16,210	33.1%
Store rental expenses	58,366	26.0%	71,410	10,398	21.2%
Payroll and employee benefits	71,799	32.0%	72,960	10,624	21.7%
Delivery costs	14,834	6.6%	22,782	3,318	6.7%
Other operating expenses	29,697	13.2%	25,088	3,653	7.5%
Store depreciation and amortization	25,888	11.5%	32,974	4,801	9.8%
Company owned and operated store costs and expenses	270,155	120.3%	336,540	49,004	100.0%
Costs of other revenues	8,782	3.9%	18,868	2,747	5.6%
Marketing expenses	12,701	5.7%	18,303	2,665	5.4%
General and administrative expenses	50,507	22.5%	70,620	10,286	21.1%
Franchise and royalty expenses	7,830	3.5%	11,905	1,734	3.5%
Other operating costs and expenses	2,513	1.1%	5,572	811	1.7%
Loss on disposal of property and equipment	5,403	2.4%	896	130	0.3%
Impairment losses of long-lived assets	1,892	0.8%	4,418	643	1.3%
Other income	214	0.1%	226	33	0.1%
Total costs and expenses, net	359,569	160.1%	466,896	67,987	138.8%
Operating loss	(134,912)	(60.1)%	(130,417)	(18,992)	(38.8)%
Interest income	186	0.1%	2,023	295	0.6%
Interest expenses	(2,620)	(1.2)%	(4,336)	(631)	(1.3)%
Foreign currency transaction loss	(1,232)	(0.5)%	(1,788)	(260)	(0.5)%
Changes in fair value of convertible notes	(12,684)	(5.6)%	(14,272)	(2,078)	(4.2)%
Changes in fair value of warrant liabilities	—	—	(58,184)	(8,472)	(17.3)%
Changes in fair value of ESA derivative liabilities	—	—	32,523	4,736	9.7%
Loss before income taxes	(151,262)	(67.3)%	(174,451)	(25,402)	(51.8)%
Income tax expenses	—	—	—	—	—
Net loss	(151,262)	(67.3)%	(174,451)	(25,402)	(51.8)%

Revenues

Our revenues increased by 49.8% from RMB224.7 million in the first quarter of 2022 to RMB336.5 million (US$49.0 million) in the first quarter of 2023, primarily as a result of growth of revenue from company owned and operated stores.

●	Company owned and operated stores. Revenue from company owned and operated stores represents revenue from sales of food, beverage and packaged products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB310.5 million (US$45.2 million) in the first quarter of 2023, representing 92.3% of our total revenues, compared to RMB211.0 million in the first quarter of 2022, or 93.9% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of company owned and operated stores from 403 as of March 31, 2022 to 551 as of March 31, 2023.

●	Other revenues. Our other revenue increased by 91.2% from RMB13.6 million in the first quarter of 2022 to RMB26.0 million (US$3.8 million) in the first quarter of 2023, primarily attributable to the rapid expansion of our e-commerce business and an increase in franchise fees and revenues from other franchise support activities, which was attributable to an increase in the number of franchised stores from 21 as of March 31, 2022 to 97 as of March 31, 2023.

Company-Operated Store Costs and Expenses

Our company owned and operated store costs and expenses were RMB336.5 million (US$49.0 million) in the first quarter of 2023, compared to RMB270.2 million in the first quarter of 2022. The increase was primarily due to: (i) an increase in costs and expenses related to food and packaging from RMB69.6 million in the first quarter of 2022 to RMB111.3 million (US$16.2 million) in the first quarter of 2023, in line with our revenue growth and store network expansion; (ii) an increase in rental expenses from RMB58.4 million in the first quarter of 2022 to RMB71.4 million (US$10.4 million) in the first quarter of 2023, in line with the expansion of our store network; (iii) an increase in delivery costs from RMB14.8 million in the first quarter of 2022 to RMB22.8 million (US$3.3 million) in the first quarter of 2023, as a result of a significant increase in delivery orders and (iv) an increase in store depreciation and amortization expenses from RMB25.9 million in the first quarter of 2022 to RMB33.0 million (US$4.8 million) in the first quarter of 2023, in line with our store network expansion, partially offset by: (i) a decrease in other operating expenses from RMB29.7 million in the first quarter of 2022 to RMB25.1 million (US$3.7 million) in the first quarter of 2023. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased from 120.3% in the first quarter of 2022 to 100.0% in the first quarter of 2023, primarily due to refined staffing arrangement of our store operation personnel and optimization of our labor structure, including hiring more part-time employees, and our continuous efforts to optimize our cost structure and drive operating leverage through revenue growth and store network expansion.

Cost of Other Revenues

Our cost of other revenues increased by 114.8% from RMB8.8 million in the first quarter of 2022 to RMB18.9 million (US$2.7 million) in the first quarter of 2023, as a result of an increase in the number of franchised stores from 21 as of March 31 2022 to 97 as of March 31 2023, and the incurrence of cost of product sales related to our e-commerce business for the first quarter of, 2023.

Marketing Expenses

Our marketing expenses increased from RMB12.7 million in the first quarter of 2022 to RMB18.3 million (US$2.7 million) in the first quarter of 2023, as a result of the increase in the number of our system-wide stores from 424 as of March 31, 2022 to 648 as of March 31, 2023. Our marketing expenses as a percentage of our total revenues stayed relatively flat at 5.7% in the first quarter of 2022 and 5.4% in the first quarter of 2023, as our brand awareness and affinity continued to increase along with our geographic expansion.

General and Administrative Expenses

Our general and administrative expenses were RMB70.6 million (US$10.3 million) for the three months ended March 31, 2023, representing an increase of 39.8% from RMB50.5 million in the same quarter of 2022, which was primarily due to: (i) increased payroll and employee benefits as a result of growing headcount; and (ii) increased share-based compensation expenses recognized.

Franchise and Royalty Expenses

Our franchise and royalty expenses were RMB11.9 million (US$1.7 million) for the three months ended March 31, 2023, representing an increase of 52.0% from RMB7.8 million in the same quarter of 2022, which was primarily driven by the increase in the number of our system-wide stores from 424 as of March 31, 2022 to 648 as of March 31, 2023. Franchise and royalty expenses as a percentage of total revenues remained flat at 3.5% in the first quarters of 2022 and 2023.

Other Operating Costs and Expenses

Our other operating costs and expenses were RMB5.6 million (US$0.8 million) in the first quarter of 2023, compared to RMB2.5 million in the first quarter of 2022. The increase was primarily due to an increase in platform commission related to our e-commerce business in the first quarter of 2023 compared to the same quarter of 2022.

Loss on Disposal of Property and Equipment

We incurred a loss on disposal of property and equipment of RMB0.9 million (US$0.1 million) in the first quarter of 2023, primarily due to the disposal of certain scraped kitchen equipment, store leasehold improvements and furniture.

Impairment Losses of Long-lived Assets

Our impairment losses of long-lived assets increased from RMB1.9 million in the first quarter of 2022 to RMB4.4 million (US$0.6 million) in the same quarter of 2023, as a result of the increased closure of company owned and operated stores.

Interest Income

Our interest income increased by 984.8% from RMB0.2 million in the first quarter of 2022 to RMB2.0 million (US$295 thousand) in the same quarter of 2023, due to an increase in our average bank deposits balance in the first quarter of 2023.

Interest Expenses

We incurred interest expenses of RMB4.3 million (US$0.6 million) for the first quarter of 2023, primarily due to the increase in our bank borrowings compared to the same period 2022.

Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk

We recorded an increase in fair value of convertible notes of RMB14.3 million (US$2.1 million) in the first quarter of 2023, excluding the impact of instrument-specific credit risks.

Changes in fair value of warrant liabilities

We recorded an increase in fair value of warrant liabilities of RMB58.2 million (US$8.5 million) in the first quarter of 2023.

Changes in fair value of ESA derivative liabilities

We recorded a decrease in fair value of ESA derivative liabilities of RMB32.5 million (US$4.7 million) in the first quarter of 2023.

Foreign Currency Transaction Loss

We recorded a net foreign exchange loss of RMB1.8 million (US$0.3 million) in the first quarter of 2023, compared to a loss of RMB1.2 million in the same quarter of 2022. The change in net foreign exchange loss was primarily due to the depreciation of Renminbi to U.S. dollars.

Net Loss

As a result of the foregoing, our net loss was RMB174.5 million (US$25.4 million) for the three months ended March 31, 2023, compared to RMB151.3 million for the same quarter of 2022.

Comparison of the Years Ended December 31, 2021 and 2022

The following table summarizes key components of our results of operations for the years indicated:

	For the year ended December 31,
	2021		2022

	(in thousands, except for %)
	RMB	%	RMB	US$	%
Revenues:
Company owned and operated stores	617,226	95.9%	938,097	136,011	92.8%
Other revenues	26,146	4.1%	72,967	10,579	7.2%
Total revenues:	643,372	100.0%	1,011,064	146,590	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	207,948	32.3%	314,550	45,606	31.1%
Store rental expenses	148,152	23.0%	236,838	34,338	23.4%
Payroll and employee benefits	199,330	31.0%	268,857	38,981	26.6%
Delivery costs	38,604	6.0%	73,616	10,673	7.3%
Other operating expenses	99,105	15.5%	107,770	15,625	10.7%
Store depreciation and amortization	62,679	9.7%	118,659	17,204	11.7%
Company owned and operated store costs and expenses	755,818	117.5%	1,120,290	162,427	110.8%
Costs of other revenues	16,731	2.6%	48,555	7,040	4.8%
Marketing expenses	50,317	7.8%	81,017	11,746	8.0%
General and administrative expenses	174,963	27.2%	289,544	41,979	28.7%
Franchise and royalty expenses	18,800	2.9%	35,595	5,161	3.5%
Other operating costs and expenses	2,135	0.3%	8,340	1,209	0.8%
Loss on disposal of property and equipment	1,546	0.2%	8,835	1,281	0.9%
Impairment losses of long-lived assets	1,002	0.2%	7,223	1,047	0.7%
Other income	3,476	0.5%	7,152	1,037	0.7%
Total costs and expenses, net	1,017,836	158.2%	1,592,247	230,853	157.5%
Operating loss	(374,464)	(58.2)%	(581,183)	(84,263)	(57.5)%
Interest income	316	0.0%	2,703	392	0.3%
Interest expenses	(1,902)	(0.3)%	(14,804)	(2,146)	(1.5)%
Foreign currency transaction loss	(1,302)	(0.1)%	(6,275)	(910)	(0.6)%
Changes in fair value of convertible notes	(5,577)	(0.9)%	(4,494)	(652)	(0.4)%
Changes in fair value of warrant liabilities	—	—	45,903	6,655	4.5%
Changes in fair value of ESA derivative liabilities	—	—	(186,598)	(27,054)	(18.5)%
Loss before income taxes	(382,929)	(59.5)%	(744,748)	(107,978)	(73.7)%
Income tax expenses	—	—	—	—	—
Net loss	(382,929)	(59.5)%	(744,748)	(107,978)	(73.7)%

Revenues

Our revenues increased by 57.2% from RMB643.4 million in 2021 to RMB1,011.1 million (US$146.6 million) in 2022, primarily as a result of growth of revenue from company owned and operated stores.

●	Company owned and operated stores. Revenue from company owned and operated stores represents revenue from sales of food, beverage and packaged products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB938.1 million (US$136.0 million) in 2022, representing 92.8% of our total revenues, compared to RMB617.2 million in 2021, or 95.9% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of company owned and operated stores from 373 as of December 31, 2021 to 547 as of December 31, 2022.
●	Other revenues. Our other revenue increased by 179.1% from RMB26.1 million in 2021 to RMB73.0 million (US$10.6 million) in 2022, primarily attributable to the rapid expansion of our e-commerce business and an increase in franchise fees and revenues from other franchise support activities, which was attributable to an increase in the number of franchised stores from 17 as of December 31, 2021 to 70 as of December 31, 2022.

Company-Operated Store Costs and Expenses

Our company owned and operated store costs and expenses were RMB1,120.3 million (US$162.4 million) in 2022, compared to RMB755.8 million in 2021. The increase was primarily due to : (i) an increase in costs and expenses related to food and packaging from RMB207.9 million in 2021 to RMB314.6 million in 2022, in line with our revenue growth and store network expansion; (ii) an increase in rental expenses from RMB148.2 million in 2021 to RMB236.8 million in 2022, in line with the expansion of our stores; (iii) an increase in delivery costs from RMB38.6 million in 2021 to RMB73.6 million in 2022, in line with the significant increase in delivery orders; (iv) an increase in payroll and employee benefits from RMB199.3 million in 2021 to RMB268.9 million in 2022, primarily due to increased headcount of our store operations and management personnel; (v) an increase in other operating expenses from RMB99.1 million in 2021 to RMB107.8 million in 2022, as a result of the opening of 174 additional company owned and operated stores in 2022; and (vi) an increase in store depreciation and amortization expenses from RMB62.7 million in 2021 to RMB118.7 million in 2022, in line with our store network expansion. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased from 122.5% in 2021 to 119.4% in 2022, primarily due to refined staffing arrangement of our store operation personnel and optimization of our labor structure, including hiring more part-time employees, and our continuous efforts to optimize our cost structure and drive operating leverage through revenue growth and store network expansion.

Cost of Other Revenues

Our cost of other revenues increased by 190.2% from RMB16.7 million in 2021 to RMB48.6 million (US$7.0 million) in 2022, as a result of an increase in the number of franchised stores from 17 as of December 31, 2021 to 70 as of December 31, 2022, and the incurrence of cost of product sales related to our e-commerce business for the year ended December 31, 2022.

Marketing Expenses

Our marketing expenses increased from RMB50.3 million in 2021 to RMB81.0 million (US$11.7 million) in 2022, as a result of the increase in the number of our system-wide stores from 390 as of December 31, 2021 to 617 as of December 31, 2022. Our marketing expenses as a percentage of our total revenues stayed relatively flat at 7.8% in 2021 and 8.0% in 2022, as our brand awareness and affinity continued to increase along with our geographic expansion.

General and Administrative Expenses

Our general and administrative expenses increased by 65.5% from RMB175.0 million in 2021 to RMB290.0 million (US$42.0 million) in 2022, primarily due to: (i) increased payroll and employee benefits as a result of growing headcount, (ii) increased share-based compensation expenses recognized upon the closing of the Business Combination, and (iii) expenses related to the issuance of the Commitment Fee Shares. Our general and administrative expenses as a percentage of our total revenues increased from 27.2% in 2021 to 28.7% in 2022 as a result of recognition of share-based compensation expenses in 2022 and incurrence of expenses related to the issuance of the Commitment Fee Shares.

Franchise and Royalty Expenses

Our franchise and royalty expenses increased by 89.3% from RMB18.8 million in 2021 to RMB35.6 million (US$5.2 million) in 2022, in line with the increase in the number of our system-wide stores from 390 as of December 31, 2021 to 617 as of December 31, 2022.

Other Operating Costs and Expenses

Our other operating costs and expenses were RMB8.3 million (US$1.2 million) in 2022, compared to RMB2.1 million in 2021. The increase was primarily due to losses we incurred from the disposal of certain obsolete inventories and limited time offer products in 2022.

Loss on Disposal of Property and Equipment

We incurred loss on disposal of property and equipment of RMB8.8 million (US$1.3 million) in 2022 primarily due to the disposal of certain scraped kitchen equipment, store leasehold improvements and furniture in 2022.

Impairment Losses of Long-lived Assets

We incurred impairment losses of long-lived assets of RMB7.2 million (US$1.0 million) in 2022 as a result of the closure of certain company owned and operated stores in 2022.

Interest Income

Our interest income increased by 755.4% from RMB0.4 million in 2021 to RMB2.7 million (US$392 thousand) in 2022, which was due to the increase in our average bank deposits balance in 2022.

Interest Expenses

We incurred interest expenses of RMB14.8 million (US$2.1 million) for the year ended December 31, 2022, primarily due to the increase in our bank borrowings in 2022.

Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk

We recorded an increase in fair value of convertible notes of RMB4.5 million (US$0.7 million) in 2022, excluding the impact of instrument-specific credit risks.

Changes in fair value of warrant liabilities

We recorded a decrease in fair value of warrant liabilities of RMB45.9 million (US$7.14 million) in 2022.

Changes in fair value of ESA derivative liabilities

We recorded an increase in fair value of ESA derivative liabilities of RMB186.6 million (US$29.03 million) in 2022.

Foreign Currency Transaction Loss

We recorded a net foreign exchange loss of RMB6.3 million (US$0.9 million) in 2022, compared to a loss of RMB1.3 million in 2021. The change in net foreign exchange loss was primarily due to the depreciation of Renminbi to U.S. dollars with respect to the convertible notes financing in December 2021.

Net Loss

As a result of the foregoing, our net loss was RMB382.9 million for the year ended December 31, 2021 and RMB744.7 million (US$108.0 million) for the year ended December 31, 2022.

Comparison of the Years Ended December 31, 2020 and 2021

The following table summarizes key components of our results of operations for the years indicated:

	For the year ended December 31,
	2020		2021

	(in thousands, except for %)
	RMB	%	RMB	%
Revenues:
Company owned and operated stores	206,036	97.1%	617,226	95.9%
Other revenues	6,049	2.9%	26,146	4.1%
Total revenues	212,085	100.0%	643,372	100.0%
Costs and expenses, net
Company owned and operated stores
Food and packaging	74,402	35.1%	207,948	32.3%
Store rental expenses	54,719	25.8%	148,152	23.0%
Payroll and employee benefits	50,314	23.7%	199,330	31.0%
Delivery costs	12,233	5.8%	38,604	6.0%
Other operating expenses	35,613	16.7%	99,105	15.5%
Store depreciation and amortization	16,450	7.8%	62,679	9.7%
Company owned and operated store costs and expenses	243,731	114.9%	755,818	117.5%
Costs of other revenues	5,208	2.5%	16,731	2.6%
Marketing expenses	16,986	8.0%	50,317	7.8%
General and administrative expenses	79,366	37.4%	174,963	27.2%
Franchise and royalty expenses	8,592	4.1%	18,800	2.9%
Other operating costs and expenses	2,713	1.3%	2,135	0.3%
Loss on disposal of property and equipment	—	—	1,546	0.2%
Impairment losses of long-lived assets	—	—	1,002	0.2%
Other income	3,339	1.6%	3,476	0.5%
Total costs and expenses, net	353,257	166.6%	1,017,836	158.2%
Operating loss	(141,172)	(66.6)%	(374,464)	(58.2)%
Interest income	511	0.2%	316	0.0%
Interest expenses	—	—	(1,902)	(0.3)%
Foreign currency transaction loss	(2,399)	(1.1)%	(1,302)	(0.1)%
Changes in fair value of convertible notes	—	—	(5,577)	(0.9)%
Changes in fair value of warrant liabilities	—	—	—	—
Changes in fair value of ESA derivative liabilities	—	—	—	—
Loss before income taxes	(143,060)	(67.5)%	(382,929)	(59.5)%
Income tax expenses	—	—	—	—
Net loss	(143,060)	(67.5)%	(382,929)	(59.5)%

Revenues

Our revenues increased by 203.4% from RMB212.1 million in 2020 to RMB643.4 million in 2021, primarily as a result of growth of revenue from company owned and operated stores.

●	Company owned and operated stores. Revenue from company owned and operated stores represents revenue from sales of food, beverage and packaged products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB617.2 million in 2021, representing 95.9% of our total revenues, compared to RMB206.0 million in 2020, or 97.1% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of orders from approximately 6.1 million in 2020 to approximately 19.2 million in 2021, which in turn was driven primarily by (i) an increase in the number of company owned and operated stores from 128 as of December 31, 2020 to 373 as of December 31, 2021 and (ii) a 15.7% same-store sales growth of our company owned and operated stores from 2020 to 2021.
●	Other revenues. Our other revenue increased by 332.2% from RMB6.0 million in 2020 to RMB26.1 million in 2021, primarily attributable to the launch of our e-commerce business, which generated revenues of RMB13.1 million in 2021, and an increase in franchise fees from other franchise support activities from RMB6.0 million in 2020 to RMB11.4 million in 2021, which was attributable to an increase in the number of franchise stores from nine as of December 31, 2020 to 17 as of December 31, 2021.

Company-Operated Store Costs and Expenses

Our company owned and operated store costs and expenses were RMB755.8 million in 2021, compared to RMB243.7 million in 2020. The increase was primarily due to: (i) an increase in costs and expenses related to food and packaging from RMB74.4 million in 2020 to RMB207.9 million in 2021, in line with our revenue growth and store network expansion; (ii) an increase in rental expenses from RMB54.7 million for the year ended December 31, 2020 to RMB148.2 million for the year ended December 31, 2021, in line with the expansion of our stores; (iii) an increase in delivery costs from RMB12.2 million for the year ended December 31, 2020 to RMB38.6 million in 2021, in line with the significant increase in delivery orders from 2020 to 2021; (iv) an increase in payroll and employee benefits from RMB50.3 million in 2020 to RMB199.3 million in 2021, primarily due to increased headcount of our store operations and management personnel; (v) an increase in other operating expenses from RMB35.6 million for the year ended December 31, 2020 to RMB99.1 million for the year ended December 31, 2021, as a result of the opening of 245 additional company owned and operated stores in 2021; and (vi) an increase in store depreciation and amortization expenses from RMB16.5 million in 2020 to RMB62.7 million in 2021, in line with our store network expansion. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores increased from 118.3% in 2020 to 122.5% in 2021, primarily due to increased headcount and labor costs incurred for training purposes during the store pre-opening period.

Cost of Other Revenues

Our cost of other revenues increased by 221.3% from RMB5.2 million in 2020 to RMB16.7 million in 2021, as a result of the opening of eight additional franchise stores in 2021, and the incurrence of costs of product sales related to our new e-commerce business of RMB7.2 million in 2021.

Marketing Expenses

Our marketing expenses increased significantly from RMB17.0 million in 2020 to RMB50.3 million in 2021, as a result of the expansion of our nationwide store network from 137 as of December 31, 2020 to 390 as of December 31, 2021. Our marketing expenses as a percentage of our total revenues stayed flat at 8.0% in 2020 and 7.8% in 2021, as our brand awareness and affinity continued to increase along with our geographic expansion.

General and Administrative Expenses

Our general and administrative expenses increased by 120.5% from RMB79.4 million in 2020 to RMB175.0 million in 2021, primarily due to increased payroll and employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 37.4% in 2020 to 27.2% in 2021 as a result of our growing economies of scale and operating efficiency.

Franchise and Royalty Expenses

Our franchise and royalty expenses increased by 118.8% from RMB8.6 million in 2020 to RMB18.8 million in 2021, in line with the significant growth of our total revenues and the opening of 245 additional company owned and operated stores and 8 additional franchise stores in 2021.

Other Operating Costs and Expenses

Our other operating costs and expenses were RMB2.1 million in 2021, compared to RMB2.7 million in 2020. The decrease was primarily due to losses we incurred from the disposal of certain limited time offer products in 2020.

Loss on Disposal of Property and Equipment

We incurred loss on disposal of property and equipment of RMB1.5 million primarily due to the disposal of certain scraped kitchen equipment and store leasehold improvements in 2021.

Impairment Losses of Long-lived Assets

We incurred impairment losses of long-lived assets of RMB1.0 million in 2021 as a result of the closure of a company owned and operated store.

Interest Income

Our interest income decreased by 38.3% from RMB0.5 million in 2020 to RMB0.3 million in 2021, which was due to a decrease in our average bank deposits as we allocated more working capital to support the rapid expansion of our store network.

Interest Expenses

We incurred interest expenses of RMB1.9 million for the year ended December 31, 2021, primarily due to the bank borrowings made in 2021.

Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk

We recorded an increase in fair value of the Notes issued in December 2021 of RMB5.6 million, excluding the impact of instrument-specific credit risks.

Foreign Currency Transaction Loss

We recorded net foreign exchange loss of RMB1.3 million in 2021, compared to a loss of RMB2.4 million in 2020. The change in net foreign exchange gain and loss was primarily due to fluctuations in the exchange rates of our foreign currency deposits.

Net Loss

As a result of the foregoing, our net loss was RMB143.1 million for the year ended December 31, 2020 and RMB382.9 million for the year ended December 31, 2021.

Non-GAAP Financial Measure

In this Prospectus/Offer to Exchange, we have included adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by THIL’s management and board of directors in evaluating its operating performance and making strategic decisions regarding capital allocation.

Adjusted store EBITDA is a measure that results from the removal of certain items to reflect what THIL’s management and board of directors believe presents a clearer picture of store-level performance.

THIL believes that the exclusion of certain items in calculating adjusted store EBITDA facilitates store-level operating performance comparisons on a period-to-period basis. Accordingly, THIL believes that adjusted store EBITDA provides useful information to investors and others in understanding and evaluating THIL’s operating results in the same manner as its management and board of directors.

Adjusted store EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. Some of these limitations are:

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted store EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
●	Adjusted store EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	Adjusted store EBITDA does not reflect tax payments that may represent a reduction in cash available; and

●	Other companies, including companies in THIL’s industry, may calculate adjusted store EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted store EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and other U.S. GAAP results.

	For the year ended December 31,				For the three months ended
	2020	2021	2022		March 31, 2023

	(in thousands)
	RMB	RMB	RMB	US$	RMB	US$
Revenues – company owned and operated stores	206,036	617,226	938,097	136,011	310,451	45,205
Food and packaging costs – company owned and operated stores	(74,402)	(207,948)	(314,550)	(45,606)	(111,326)	(16,210)
Store rental expenses – company owned and operated stores	(54,719)	(148,152)	(236,838)	(34,338)	(71,410)	(10,398)
Payroll and employee benefits – company owned and operated stores	(50,314)	(199,330)	(268,857)	(38,981)	(72,960)	(10,624)
Delivery costs – company owned and operated stores	(12,233)	(38,604)	(73,616)	(10,673)	(22,782)	(3,318)
Other operating expenses – company owned and operated stores	(35,613)	(99,105)	(107,770)	(15,625)	(25,088)	(3,653)
Store depreciation and amortization	(16,450)	(62,679)	(118,659)	(17,204)	(32,974)	(4,801)
Franchise and royalty expenses – company owned and operated stores	(5,147)	(14,894)	(29,404)	(4,263)	(9,823)	(1,430)
Fully-burdened gross loss – company owned and operated stores	(42,842)	(153,486)	(211,597)	(30,679)	(35,912)	(5,229)
Store depreciation and amortization (1)	16,450	62,679	118,659	17,204	32,974	4,801
Store pre-opening expenses (2)	31,968	110,583	52,262	7,577	8,940	1,302
Adjusted Store EBITDA	5,576	19,776	(40,676)	(5,898)	6,002	873

Notes:

(1)	Primarily consists of depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.
(2)	Primarily consists of material costs and labor costs incurred for training purposes during the store pre-opening period and rental expenses recognized under U.S. GAAP, using straight-line recognition, during the store pre-opening period.

Liquidity and Capital Resources

Our capital expenditures are incurred primarily in connection with purchase of property and equipment. Our main source of liquidity is cash derived from revenue generating activities, proceeds from bank borrowings and proceeds from equity financing. As of December 31, 2020, 2021 and 2022, our cash was RMB174.9 million, RMB390.8 million and RMB239.1 million (US$34.7 million), respectively, consisting of bank deposits. As of March 31, 2023, our total cash and cash equivalents and short-term investments were RMB613.6 million (US$89.3 million), compared to RMB611.5 million as of December 31, 2022. Our cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above. We believe our existing sources of liquidity (including the Facility), and by obtaining additional loan facilities from banks and renewal of existing bank borrowings when they are due, will be sufficient to fund our operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. As of the date of this Prospectus/Offer to Exchange, Popeyes China did not have any business operations and did not have any assets and liabilities other than the exclusive right under the Popeyes MDA to operate and develop of the Popeyes® brand in mainland China. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. See “Risk Factors — Risks Related to THIL’s Business and Industry — We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.”

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions from our PRC Subsidiaries to satisfy our liquidity requirements, fund our operations or be used for other purposes outside of mainland China, which may not be available due to existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of our company or our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC Subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. As of the date of this Prospectus/Offer to Exchange, our PRC Subsidiaries have been in accumulated loss and did not pay dividends to us. Further, if any of our PRC Subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result, our ability to distribute dividends largely depends on earnings from our PRC Subsidiaries and their ability to pay dividends out of their earnings. We cannot assure you that our PRC Subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to us to enable us to meet our obligations, pay interest and expenses or declare dividends. For a detailed description of the restrictions and related risks, see “Summary — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the offerings of our listed securities and adversely affect the value of your investment.”

Credit Facilities

Our subsidiaries have entered into credit facility agreements with commercial banks in the PRC. As of March 31, 2023, our subsidiaries had total borrowings under such credit facilities of RMB459,676,720 (US$66,934,114), of which RMB451,907,204 (US$65,802,785) was due within one year, and had unused credit limits of RMB423,304,474 (US$61,637,905), of which RMB284,039,732 (US$41,359,388) was scheduled to expire within one year. As of March 31, the outstanding short-term bank borrowings balance and outstanding long-term borrowings under these credit facility agreements bore interest rates ranging from 3.5% to 4.4% and 4.2% to 4.6%, respectively. For more details on the bank borrowings of our subsidiaries, see Note 11 to our audited historical consolidated financial statements and unaudited condensed consolidated financial statements as of March 31, 2023 included elsewhere in this Prospectus/Offer to Exchange. These credit facility agreements also contain various covenants, such as compliance with applicable laws, periodic submission of financial statements, financial maintenance covenants and covenants not to incur additional indebtedness, guarantees or liens without the lender’s consent, which may prevent us from being able to raise additional capital or renew or refinance our existing credit facilities. See “Risk Factors - Risks Related to THIL’s Business and Industry - We may require additional capital or indebtedness to support our operations, business growth and objectives or to refinance our existing near-term indebtedness, which might not be permitted under our existing credit agreements or available in a timely manner or on commercially acceptable terms, if at all, and a failure to obtain such additional financing would materially and adversely affect our liquidity and financial condition, our operational flexibility and our growth prospects. Existing indebtedness may also restrict our business activities and increase our exposure to operational risk.” Any of our subsidiaries’ failure to comply with the covenants or repayment obligations under the credit facility agreements, or failure to renew these credit facilities on commercially acceptable terms when they expire, or at all, would materially and adversely affect our liquidity and financial condition, our operational flexibility, our growth prospects and our ability to pay dividends to our shareholders.

Convertible Notes

On December 9, 2021, we and XXIIA entered into a Convertible Note Purchase Agreement with each of Sona and Sunrise. On December 10, 2021, we issued $50 million in aggregate principal amount of Private Notes to Sona and Sunrise for a purchase price of 98% of the principal amount thereof. On December 30, 2021, we issued $50 million in aggregate principal amount of Notes under the Indenture to Sona and Sunrise in exchange for the Private Notes, which were cancelled upon such exchange. The Notes will mature on December 10, 2026 and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. We have the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by PIK Interest. On June 10, 2022 and December 10, 2022, THIL paid PIK Interest in the amount of $2,250,000 and $2,351,250, respectively.

Each holder of a Note has the right, after June 10, 2025, to require us to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We have the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date. The payment of such cash interest, repurchase price or redemption price will lower the amount of cash we have on hand and could restrict our ability to satisfy our liquidity requirements and ability to operate and expand our business. For more details on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — Our convertible notes may impact our financial results, result in the dilution of our shareholders, adversely affect our liquidity, create downward pressure on the price of our securities, and restrict our ability to raise additional capital or take advantage of future opportunities.”

Until the Maturity Date, each Note is convertible into fully paid, validly issued and non-assessable ordinary shares at a conversion price of $11.50 per share (the “Initial Conversion Price”), which was subsequently adjusted to $10.85 per share in April 2023 on account of our issuance of shares pursuant to the Share Purchase Agreement. We have the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of the registration statement registering the ordinary shares issuable upon conversion of the Notes, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per ordinary share is equal to or greater than 130% of the Initial Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we provide notice of such conversion, and (ii) the average daily trading volume in dollars of our ordinary shares is more than $5 million.

The Indenture contains covenants that, subject to significant exceptions, restrict the ability of THIL and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate the A&R MDA and our amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default and acceleration that are customary for transactions of this nature. On May 26, 2022 and August 19, 2022, waivers were executed to relieve THIL from the obligation to provide copies of its unaudited financial statements for the fiscal quarters ended March 31, 2022 and June 30, 2022 to the holders of the Notes.

Equity Support Agreement

On March 8, 2022, we entered into an Equity Support Agreement with Shaolin Capital Management LLC, which assigned all of its rights and obligations under the ESA to the ESA Investors on May 25, 2022. On May 25, 2022, we, the ESA Investors and Shaolin Capital Management LLC entered into the Pledge and Security Agreement (the “Pledge and Security Agreement”) whereby we granted to each ESA Investor a first priority security interest in the Collateral Account. On June 13, 2022, we, Shaolin Capital Management LLC, and U.S. Bank National Association entered into the Control Agreement, pursuant to which: (i) U.S. Bank National Association established an account in the name of THIL (the “Collateral Account”) and (ii) U.S. Bank National Association agreed to act as Securities Intermediary (as defined in the UCC) on behalf of us, as debtor, and Shaolin Capital Management LLC, as collateral agent on behalf of the ESA Investors. On July 28, 2022, we and the ESA Investors entered into Amendment No.1 to Equity Support Agreement, pursuant to which we agreed not to identify any of the ESA Investors as a statutory underwriter in the Resale Registration Statement, provided, that if the SEC requests that any of the ESA Investors be identified as a statutory underwriter in the Resale Registration Statement, the ESA Investors will have the opportunity to withdraw from the Resale Registration Statement upon prompt written request to us.

On the Closing Date, we issued 5,000,000 ordinary shares to the ESA Investors at a price of $10.00 per share. In connection with such issuance and pursuant to the ESA, we paid $500,000 to the ESA Investors as an option premium and $3,166,667.20 into the Collateral Account as deposit, and the ESA Investors deposited $50,000,000 into the Collateral Account.

There are three reference periods under the ESA, each subject to acceleration and postponement in certain circumstances set forth in the ESA. At the end of each of the three reference periods under the ESA, we are required to pay to the ESA Investors from the Collateral Account a Reference Period Payment and, following such payment, have the right to receive from the Collateral Account an Issuer Release Amount, as shown in the table below. The acceleration events under the ESA include, among other things, the Daily VWAP of our ordinary shares being less than $5.00 for any 10 VWAP Trading Days (whether or not consecutive) during any consecutive 15 VWAP Trading Day period. Upon the occurrence of any of the acceleration events under the ESA, each ESA Investor has the right, but not the obligation, to accelerate any and all the remaining reference periods, at its election and only with a prompt notice within five business days of such condition being or continuing to be met to us regarding the applicable acceleration event, the number of ordinary shares that such acceleration is being applied to, the applicable reference period commencement date and the length of the applicable reference period(s), provided that in no event will any accelerated reference period consist of less than 15 VWAP Trading Days. As of the date of this Prospectus/Offer to Exchange, we have not received any indication that any ESA Investor intends to exercise such acceleration rights. Following the conclusion of, as applicable, the third reference period or the final accelerated reference period and the payment or release of the applicable Reference Period Payment, the outstanding balance of the Collateral Account will be returned to us. Within five business days following the release of the outstanding balance of the Collateral Account, we are required to pay to the ESA Investors and/or Shaolin Capital Management LLC, at the direction of Shaolin Capital Management LLC, the aggregate amount of interest accrued on the funds held in the Collateral Account prior to the release less $100,000, up to a maximum of $300,000.

On December 27, 2022, we and the ESA Investors entered into Amendment No.2 to Equity Support Agreement, which, among other things, amends the definitions of “First Reference Price Commencement Date” and “Reference Period” and extends the duration of the “First Reference Period” from 25 consecutive VWAP Trading Days to 27 consecutive VWAP Trading Days and the “Second Reference Period” and the “Third Reference Period” from 25 consecutive VWAP Trading Days to 30 consecutive VWAP Trading Days.

The following table sets forth a summary of the three reference periods, Reference Period Payments and Issuer Release Amounts under the ESA. “Reference Price” means, with respect to any reference period, the arithmetic averages of the Daily VWAPs for each VWAP Trading Day in such reference period, subject to adjustment. Capitalized terms used but not defined in this paragraph and below have the meanings ascribed to them under the ESA. Based on Reference Price of $3.25 for the First Reference Period and $4.28 for the Second Reference Period and assuming that the Reference Price for the Third Reference Period is $2.85, which was the closing price of our ordinary shares on June 1, 2023, the effective subscription price of the ESA Shares will be $2.83 per share, and the ESA investors may be able to profit on their ESA Shares if the trading price of our ordinary shares is above $2.83.

Reference Period	Reference Period Payment		Issuer Release Amount
First Reference Period (the 27 consecutive VWAP Trading Days beginning on, and including, December 29, 2022)	$11,919,983, i.e., 1,666,666 multiplied by an amount equal to $10.40 minus $3.25 (the Reference Price for the First Reference Period).		$5,413,344, i.e., 1,666,666 multiplied by $3.25 (the Reference Price for the First Reference Period).

Second Reference Period (the 30 consecutive VWAP Trading Days beginning on, and including, February 21, 2023)	$10,533,379 , i.e., 1,666,666 multiplied by an amount equal to $10.60 minus $4.28 (the Reference Price for the Second Reference Period).		$7,133,280, i.e., 1,666,666 multiplied by $4.28 (the Reference Price for the Second Reference Period).

Third Reference Period (the 30 consecutive VWAP Trading Days beginning on, and including, May 21, 2023)	If the Reference Price for the Third Reference Period is less than $10.90:

1,666,668 multiplied by an amount equal to $10.90 minus the Reference Price (including, if applicable, an Adjusted Reference Price or Delisted/ Insolvent Price) for the Third Reference Period (e.g., $13,416,677.40 if the Reference Price for the Third Reference Period is $2.85, the closing price of THIL’s ordinary shares on June 1, 2023)

1,666,668 multiplied by the Reference Price for the Third Reference Period (e.g., $4,750,003.80 if the Reference Price for the Third Reference Period is $2.85, the closing price of THIL’s ordinary shares on June 1, 2023)

	If the Reference Price for the Third Reference Period (including, if applicable, an Adjusted Reference Price) is greater than or equal to $10.90:	Zero	1,666,668 multiplied by $10.90 (or $18,166,681.20)

The Reference Period Payments will be paid out of the $53,166,667.20 that already has been deposited by the ESA Investors and the Company to the Collateral Account, which has been used to acquire securities issued by a financial institution in the United States. Nonetheless, the requirement to make the aforementioned Reference Period Payments, along with THIL’s obligation under Indenture to repurchase, after June 10, 2025, all the convertible notes held by Sona or Sunrise at their election, for a repurchase price equal to the principal amount of such convertible notes plus accrued and unpaid interest thereon to, but excluding, the repurchase date, could adversely affect THIL’s liquidity position and the amount of cash that THIL has available to meet its liquidity requirements, execute its business strategy or for other purposes, which may in turn have a material adverse impact on the trading volatility and price of THIL’s securities. For more details on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — Uncertainties with respect to Reference Period Payments and Issuer Release Amounts under the ESA could materially and adversely affect our liquidity position, our ability to operate our business and execute our business strategy, and the trading volatility and price of our securities” and “Risk Factors — Risks Related to THIL’s Business and Industry — Our convertible notes may impact our financial results, result in the dilution of our shareholders, adversely affect our liquidity, create downward pressure on the price of our securities, and restrict our ability to raise additional capital or take advantage of future opportunities.”

Committed Equity Facility

On March 11, 2022, THIL entered into an Ordinary Shares Purchase Agreement with CF Principal Investments LLC related to the Facility, which was amended on November 9, 2022 (the “Purchase Agreement”). Pursuant to and subject to the conditions set forth in the Purchase Agreement, beginning on the date on which the conditions to Cantor’s purchase obligation thereunder have been satisfied, including that a registration statement covering the resale by Cantor of the maximum number of ordinary shares issuable under the Purchase Agreement be declared effective by the SEC, THIL has the right from time to time at its option to direct Cantor to purchase its ordinary shares up to a maximum aggregate purchase price of $100.0 million (each such purchase, a “VWAP Purchase”), subject to certain limitations and conditions set forth in the Purchase Agreement. The per share purchase price of the ordinary shares that THIL elects to sell to Cantor in a VWAP Purchase pursuant to the Purchase Agreement, if any, will be equal to 97% of the VWAP of the ordinary shares during the applicable VWAP Purchase Period for such VWAP Purchase; accordingly, the purchase price per share that Cantor will pay for the ordinary shares purchased from THIL under the Purchase Agreement will fluctuate based on the market price of the ordinary shares at the time THIL elects to sell shares to Cantor. For example, assuming that the VWAP of THIL’s ordinary shares during the VWAP Purchase Period on a VWAP Purchase Date is $2.85 per share, which was the closing price of the ordinary shares on June 1, 2023, the purchase price per share that Cantor would pay for these ordinary shares would be approximately $2.77, and Cantor would profit on such shares if it were subsequently able to resell them for greater than $2.77 per share.

On November 9, 2022, THIL issued 826,446 ordinary shares to Cantor (the “Commitment Fee Shares”), as consideration for its entry into the Purchase Agreement on March 11, 2022. Cantor paid no cash consideration for the Commitment Fee Shares. Accordingly, any proceeds received by Cantor upon its sale of the Commitment Fee Shares would be profit. As of the date of this Prospectus/Offer to Exchange, no other ordinary shares have been issued to Cantor. In addition, pursuant to the Purchase Agreement, THIL has agreed to reimburse Cantor for certain expenses incurred in connection with the Facility.

Sales of ordinary shares to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by THIL from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the ordinary shares and determinations by THIL regarding the use of proceeds from any sale of such ordinary shares. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the ordinary shares are sold to Cantor. To the extent THIL sells shares under the Purchase Agreement, THIL currently plans to use any proceeds therefrom for working capital and general corporate purposes.

Under the terms of the Purchase Agreement, Cantor is not obligated to buy any ordinary shares under the Purchase Agreement if such shares, when aggregated with all other ordinary shares then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule13d-3 promulgated thereunder), would result in Cantor beneficially owning ordinary shares in excess of 4.99% of THIL’s outstanding ordinary shares.

The resale by Cantor of a significant amount of shares at any given time, or the perception that these sales may occur, along with other issuances and resales of other ordinary shares, could cause the market price of THIL’s ordinary shares to decline and to be highly volatile. If and when THIL elects to sell ordinary shares to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such ordinary shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase ordinary shares from Cantor at different times will likely pay different prices for those ordinary shares and may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. See “Risk Factors — THIL’s Securities and this Offering — Investors who buy ordinary shares from Cantor at different times will likely pay different prices.” In addition, while the issuance of ordinary shares to Cantor pursuant to the Purchase Agreement will not affect the rights or privileges of THIL’s existing shareholders, the economic and voting interests of each of THIL’s existing shareholders will be diluted as a result of such issuance.

The Purchase Agreement and the Registration Rights Agreement between THIL and Cantor, dated March 11, 2022 (the “Cantor Registration Rights Agreement”) contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Cantor’s obligation to purchase ordinary shares under the Purchase Agreement are subject to various conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of the representations and warranties of THIL included in the Purchase Agreement;
●	THIL having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by THIL;
●	a registration statement on Form F-1 (or any successor form) covering the resale by Cantor of the maximum number of ordinary shares issuable under the Purchase Agreement as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such shares by Cantor under Rule 415 under the Securities Act at the then prevailing market prices having been declared effective under the Securities Act by the SEC and not being subject to any stop order or suspension by the SEC, FINRA or Nasdaq, and Cantor being able to utilize the prospectus included therein to resell all of the ordinary shares registered thereon;
●	THIL having complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement;
●	customary bankruptcy-related conditions; and
●	the satisfactory completion of due diligence by Cantor and receipt by Cantor of customary legal opinions, auditor comfort letters and bring-down legal opinions and auditor comfort letters as required under the Purchase Agreement.

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the date of the prospectus included in the registration statement on Form F-1 (or any successor form) covering the resale by Cantor of the maximum number of ordinary shares issuable under the Purchase Agreement;
●	the date on which Cantor shall have purchased ordinary shares under the Purchase Agreement for an aggregate gross purchase price equal to $100.0 million;
●	the date on which the ordinary shares shall have failed to be listed or quoted on the Nasdaq Capital Market, New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market; and
●	the date on which, pursuant to or within the meaning of Title 11, U.S. Code, or any similar U.S. federal or state law or foreign law for the relief of debtors, (a) THIL commences a voluntary case, (b) a custodian is appointed for THIL or for all or substantially all of its property, (c) THIL makes a general assignment for the benefit of its creditors, or (d) a court of competent jurisdiction enters an order or decree for relief against THIL in an involuntary case or the liquidation of THIL or any of its subsidiaries.

THIL has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice to Cantor. Cantor also has the right to terminate the Purchase Agreement upon three trading days’ prior written notice to us, but only upon the occurrence of certain customary events, including the following: (a) the existence of any condition, occurrence, state or event constituting a “material adverse effect” has occurred and is continuing, (b) a change of control or other fundamental transaction has occurred, (c) THIL is in material breach or default under the Cantor Registration Rights Agreement, which is not cured within 15 trading days, (d) while a registration statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the Cantor Registration Rights Agreement and Cantor holds any securities registrable under the Cantor Registration Rights Agreement, the effectiveness of such registration statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or such registration statement or any post-effective amendment thereto, the prospectus contained therein or any prospectus supplement thereto otherwise becomes unavailable to Cantor for the resale of all of the registerable securities included therein in accordance with the terms of the Cantor Registration Rights Agreement, and such lapse or unavailability continues for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of Cantor; (e) trading in THIL’s ordinary shares on Nasdaq shall have been suspended and such suspension continues for a period of five consecutive trading days; or (f) THIL is in material breach or default of any of its covenants and agreements contained in the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to THIL pursuant to the terms of the Purchase Agreement. THIL and Cantor may also terminate the Purchase Agreement at any time by mutual written consent.

No termination of the Purchase Agreement by THIL or by Cantor will (i) become effective prior to the second trading day immediately following the date on which the purchase of ordinary shares by Cantor pursuant to any pending VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, (ii) limit, alter, modify, change or otherwise affect THIL’s or Cantor’s rights or obligations under the Cantor Registration Rights Agreement, all of which will survive any such termination, or (iii) affect the Commitment Fee Shares.

Subject to specified exceptions included in the Purchase Agreement, during the term of the Purchase Agreement, THIL shall not effect or enter into an agreement to effect an “equity line of credit,” “at-the-market offering,” “equity distribution program” or any similar transaction whereby it may issue or sell ordinary shares or any securities of THIL or its subsidiaries which entitle the holder thereof to acquire at any time ordinary shares, including, without limitation, any debt, preferred stock or shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, ordinary shares, at a future determined price.

Cash Flows

	For the year ended December 31,				For the three months ended March 31,
	2020	2021	2022		2022	2023

	(in thousands)
	RMB	RMB	RMB	US$	RMB	RMB	US$
Net cash used in operating activities	(145,773)	(244,966)	(286,929)	(41,601)	(119,055)	(85,360)	(12,429)
Net cash provided by (used in) investing activities	(144,747)	(335,277)	(705,172)	(102,240)	(124,264)	50,238	7,315
Net cash provided by financing activities	221,125	797,997	827,160	119,927	64,692	163,983	23,878
Effect of foreign currency exchange rate changes on cash	(16,173)	(1,791)	13,181	1,911	(2,370)	(3,368)	(490)
Net increase (decrease) in cash	(85,568)	215,963	(151,760)	(22,003)	(180,997)	125,493	18,273
Cash at beginning of the year	260,442	174,874	390,837	56,666	390,837	239,077	34,812
Cash at end of the year	174,874	390,837	239,077	34,663	209,841	364,570	53,086

Operating Activities

Net cash used in operating activities for the first quarter of 2023 was outflow RMB85.4 million (US$12.4 million), compared to outflow RMB119.1 million in the same quarter of 2022, which primarily resulted from the increase in our revenue of RMB106.4 million (US$15.5 million), offset by the increase in our cost of goods sold of RMB24.7 million (US$3.6 million), payroll expense of RMB15.1 million (US$2.2 million), rental expense of RMB18.2 million (US$2.7 million) and other operating expenses of RMB14.7 million (US$2.1 million), in line with our business expansion.

Net cash used in operating activities for the year ended December 31, 2022 was RMB286.9 million (US$41.6 million). The difference between our net loss of RMB744.7 million (US$108.0 million) and net cash used in operating activities for the year ended December 31, 2022 was primarily due to (i) an adjustment of RMB374.4 million (US$54.3 million) in non-cash items, which primarily consisted of (a) changes in fair value of ESA derivative liabilities of RMB186.6 million (US$27.1 million), (b) depreciation and amortization expense of RMB133.4 million (US$19.3 million), (c) share-based payment expenses RMB74.7 million (US$10.8 million), (d) other adjustment of RMB25.6 million (US$3.7 million) due to loss on disposal of property and equipment, provision for inventories write-down, allowance for doubtful accounts, impairment losses of long-lived assets, unrealized foreign currency transaction loss, changes in fair value of convertible notes, offset by (e) RMB45.9 million (US$6.6 million) in changes in fair value of convertible notes, excluding impact of instrument-specific credit risk; and (ii) net changes in operating assets and liabilities of RMB83.4 million (US$12.1 million), which primarily consisted of (a) an increase in accounts payable of RMB44.7 million (US$6.5 million) in line with the expansion of our business, (b) an increase in other current liabilities of RMB35.0 million (US$5.1 million) due to increased accrued payroll and employee-related costs, payable for other operating expenditures, and (c) other increase of RMB3.6 million (US$0.5 million) in accounts receivable, inventories, prepaid expenses and other current assets, other non-current assets, amounts due to related parties, contract liabilities, other non-current liabilities, right-of-use asset and lease liabilities. The

17.1% increase in net cash used in operating activities from RMB245.0 million in 2021 to RMB286.9 million (US$41.6 million) in 2022 was mainly due to continuing rapid expansion of our business.

Net cash used in operating activities for the year ended December 31, 2021 was RMB245.0 million. The difference between our net loss of RMB382.9 million and net cash used in operating activities for the year ended December 31, 2021 was primarily due to (i) an adjustment of RMB83.2 million in non-cash items, which primarily consisted of depreciation and amortization expense of RMB74.3 million and RMB5.6 million in changes in fair value of convertible notes, excluding impact of instrument-specific credit risk; and (ii) net changes in operating assets and liabilities of RMB54.7 million, which primarily consisted of (a) an increase in accounts payable of RMB45.6 million in line with the expansion of our business, (b) an increase in other current liabilities of RMB69.5 million due to increased accrued payroll and employee-related costs, payable for other operating expenditures, and (c) an increase in other non-current liabilities of RMB28.7 million due to an increase in accrued operating lease charges and deferred government subsidies, offset by (d) an increase in inventories of RMB31.2 million as we opened 245 new company owned and operated stores in 2021, (e) an increase in prepaid expenses and other current assets of RMB36.2 million due to increased prepaid rental expenses, marketing expenses and deductible input VAT credit; and (f) an increase in other non-current assets of RMB35.5 million due to increased long-term rental deposits. The 68.0% increase in net cash used in operating activities from RMB145.8 million in 2020 to RMB245.0 million in 2021 was mainly due to the rapid expansion of our store network nationwide.

Net cash used in operating activities for the year ended December 31, 2020 was RMB145.8 million. The difference between our net loss of RMB143.1 million and net cash used in operating activities for the year ended December 31, 2020 was primarily due to (i) an adjustment of RMB30.2 million in non-cash items, which primarily consisted of depreciation and amortization expense of RMB27.8 million; and (ii) net changes in operating assets and liabilities of RMB32.9 million, which primarily consisted of an increase of prepaid expenses and other current assets of RMB36.7 million due to prepaid rental expenses, marketing expenses and deductible input VAT credit and an increase of other non-current assets of RMB22.1 million due to long-term rental deposits. The 89.0% increase in net cash used in operating activities from RMB77.1 million in 2019 to RMB145.8 million in 2020 was mainly due to the rapid expansion of our business.

Investing Activities

Net cash used in investing activities for the first quarter of 2023 was inflow RMB50.2 million (US$7.3 million), compared to outflow RMB124.3 million for the same quarter of 2022, which primarily resulted from a decrease of RMB56.8 million (US$8.3 million) in purchase of property and equipment and intangible assets and receipt of RMB117.7 million (US$17.3 million) from the Collateral Account

Net cash used in investing activities for the year ended December 31, 2022 was RMB705.2 million (US$102.2 million), compared to RMB335.3 million for the year ended December 31, 2021, which primarily resulted from the investment of Collateral Account balance invested in U.S. treasury bonds ESA collateral account which the underlying assets are.

Net cash used in investing activities for the year ended December 31, 2021 was RMB335.3 million, compared to RMB144.7 million for the year ended December 31, 2020, which primarily resulted from the opening of 245 additional company owned and operated stores in 2021.

Net cash used in investing activities for the year ended December 31, 2020 was RMB144.7 million, which primarily resulted from capital expenditures in equipment, fixtures, store decorations and digital infrastructure. The 158.0% increase in net cash used in investing activities from RMB56.1 million in 2019 to RMB144.7 million in 2020 was mainly due to the opening of additional company owned and operated stores.

Financing Activities

Net cash provided by financing activities for the first quarter of 2023 was inflow RMB164.0 million (US$23.9 million), compared to inflow RMB64.7 million for the same quarter of 2022. The change was primarily attributable to the net cash proceeds of RMB206.7 million (US$30.1 million) from the acquisition of Popeyes China, offset by (i) Reference Period Payment for the First Reference Period of RMB 80.9 million (US$11.9 million) and (ii) an increase of repayment of bank borrowings of RMB31.6 million (US$ 4.6million).

Net cash provided by financing activities for the year ended December 31, 2022 was RMB827.2 million (US$121.0 million), primarily attributable to net proceeds of RMB355.5 million (US$51.5 million) from the ESA Investors, net proceeds of RMB316.4 million (US$45.9 million) from the PIPE Investors, draw-down of bank loans in the amount of RMB707.6 million (US$102.6 million), partially offset by repayment of bank loans in the amount of RMB494.9 million (US$71.8 million) and net offering costs related to the Business Combination and the PIPE transaction in the amount of RMB57.5 million (US$ 8.3 million).

Net cash provided by financing activities for the year ended December 31, 2021 was RMB798.0 million, primarily attributable to net proceeds of RMB312.1 million from the issuance of convertible notes, draw-down of bank loans in the amount of RMB204.0 million, and issuance of ordinary shares of RMB291.4 million, partially offset by payment for financing costs of RMB9.4 million in 2021.

Net cash provided by financing activities for the year ended December 31, 2020 was RMB221.1 million, primarily attributable to proceeds from issuance of ordinary shares of RMB222.8 million, partially offset by payment for financing cost of RMB1.7 million.

Off-Balance Sheet Commitments and Arrangements

During the periods presented, we did not have any off-balance sheet commitments or arrangements.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. In doing so, we have to make estimates and assumptions. Our critical accounting estimates are those estimates that involve a significant level of uncertainty at the time the estimate was made, and changes in them have had or are reasonably likely to have a material effect on our financial condition or results of operations. Accordingly, actual results could differ materially from our estimates. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Share-based compensation

Share-based awards granted to the employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded vesting method if and when we consider that it is probable that the performance condition will be achieved. We elect to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

Options granted under THIL’s 2019 Share Option Scheme, which was amended and restated on the Closing Date in connection with the Business Combination (the “Scheme”), were measured at fair value as of the respective dates using the Binomial Option Pricing Model with the following assumptions:

	2020	2021	2022
Expected volatility	24.51%-26.99%	24.74% – 25.00%	25.00%
Risk-free interest rate (per annum)	1.01%-1.12%	2.47% – 2.53%	2.50%-2.80%
Exercise multiple	2.50-2.80	2.50 – 2.80	2.50-2.80
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	6	10	10
Fair value of underlying unit (3.45 unit = 1 ordinary share)	US$0.37–US0.53	$0.88 – $1.49	US$1.86

The estimated fair value of the underlying unit at the grant date was estimated by management with the assistance of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on our projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. Our projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with our long-term business plan and market conditions in this industry. We also have to make complex and subjective judgments regarding our business risks, limited operating history and future prospects at the time of grant.

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of our options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of our options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as we have never declared or paid any cash dividends on our shares, and we do not anticipate any dividend payments in the foreseeable future. The expected term is calculated from the grant date to estimated expiration date.

Restricted share units granted to Grantees were measured at fair value as of the grant date using the income approach. The income approach involves applying discounted cash flow analysis based on the Company’s projected cash flow using management’s best estimate as of the valuation dates.

For more details, see Note 20 to THIL’s historical consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Convertible notes, at fair value

On December 9, 2021, the Company issued $50 million in aggregate principal amount of convertible notes to Sona and Sunrise for a purchase price of 98% of the principal amount thereof, which are measured at fair value. Subsequently, the component of fair value changes relating to the instrument specific credit risk of the Notes is recognized in other comprehensive (loss)/income. Fair value changes, other than the impact of instrument specific credit risk, are recognized in changes in fair value of financial instruments in our consolidated statement of operations.

The Notes were measured at fair value using the Binomial Option Pricing Model.

As of December 31, 2022, the assumptions were as follow:

Convertible notes
Expected volatility	28%
Risk-free interest rate (per annum)	4.10%
Expected dividend yield	0.00%
Fair value of the underlying ordinary share	US$2.78
Bond yield	13.30%
Coupon rate	9.00%

The fair value of the Notes as of December 31, 2022 was estimated by management with the assistance of an independent valuation firm. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Notes in effect at the Notes’ valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable. The bond yield was based on the market yield of comparable bonds with similar credit rating.

For more details, see Note 24 to the Company’s historical consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Deferred contingent consideration

Under the Share Purchase Agreement with Popeyes China, selling shareholders of Popeyes China are entitled to receive an annual deferred contingent consideration (“DCC”), which is recorded as a non-current liability. The DCC is in the scope of ASC480 since it has a single, required settlement method. The instrument embodies an unconditional obligation that we must settle by issuing a variable number of its equity shares and, at inception, the monetary value of the obligation is based predominantly on variations in something other than the fair value of our ordinary shares. It is measured initially at fair value and subsequently at fair value, with changes in fair value recognized in earnings.

The fair value of the DCC as of March 31, 2023 was estimated by management with the assistance of an independent valuation firm using a combination of discounted cash flow model and the Black-Scholes model as the DCC is largely based on the estimated revenue of Popeyes restaurants. The cash flow forecast is based on management’s estimate of the number of Popeyes restaurants to be opened during the forecast period and the average revenue per restaurant, considering the restaurant opening targets set forth in the Popeyes MDA and the historical revenue of comparable restaurants. As of March 31, 2023, the key assumptions for the estimate were as follow:

Deferred contingent consideration
Risk-free interest rate (per annum)	3.80%
Expected dividend yield	0.00%
Discount rate	25.00%
Annual per store revenue growth rate	2.00%

The risk-free interest rate was estimated based on the yield on USD-denominated U.S. government bond with a similar maturity date as the risk-free-rate of Black-Scholes model. The expected dividend yield is zero as we have not declared or paid any cash dividends and do not intend to pay dividend before we becomes profitable. For more details, see Note 2 and Note 18 to our unaudited condensed consolidated financial statements as of March 31, 2023.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 2 to our audited historical consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Internal Control over Financial Reporting

As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audits of our consolidated financial statements included in this Prospectus/ Offer to Exchange, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as of December 31, 2022. The material weaknesses identified relate to (i) our company’s lacks of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC to formalize, design, implement and operate key controls over financial reporting process to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements; and (ii) our company has inadequate period end financial closing policies and procedures to implement and effectively operate key controls over period end financial closing process for preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.

To remediate our identified material weakness, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) improving period end financial closing policies and procedures for preparation of consolidated financial statements. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

Our principal activities are carried out in PRC and our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must be processed through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for foreign exchange transactions are the rates of exchange quoted by the Peoples’ Bank of China, which are determined largely by supply and demand. We do not expect that there will be any significant currency risk during the reporting periods. A 5% depreciation of U.S. dollars against Renminbi may increase comprehensive loss and shareholders’ equity by RMB9.3 million, RMB4.5 million and RMB4.1 million (US$0.6 million) for the years ended December 31, 2020, 2021 and 2022, respectively.

Concentration of Credit Risk

Our credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. Bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB6.0 million, RMB7.3 million and RMB11.6 million (US$1.7 million) as of December 31, 2020, 2021 and 2022, respectively.

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. We may invest the net proceeds from the offerings of our listed securities in interest-earning instruments. Investments in both fixed-rate and floating-rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

MANAGEMENT

The following table provides information about our directors and executive officers.

Name	Age	Position
Peter Yu	61	Chairman and Director
Yongchen Lu	45	Chief Executive Officer and Director
Dong Li	46	Chief Financial Officer
Bin He	39	Chief Consumer Officer
Gregory Armstrong	45	Director
Paul Hong	52	Director
Andrew Wehrley	45	Director
Meizi Zhu	38	Director
Eric Haibing Wu	50	Director
Rafael Odorizzi De Oliveira	38	Director
Derek Cheung	44	Director

Peter Yu. Mr. Yu has served as Chairman of our Board since May 2018. Mr. Yu is the Managing Partner and co-founder of Cartesian Capital Group, LLC. He is the Chairman and CEO of Cartesian Growth Corporation II, and served as the chairman and CEO of Cartesian Growth Corporation, each a special purpose acquisition Company. Mr. Yu also served as a director at Westport Fuel Systems Inc., a clean transportation technology company, from January 2016 to July 2020. Prior to founding Cartesian in 2006, he founded and served as President & CEO of AIG Capital Partners, Inc. (“AIGCP”). Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Mr. Yu led numerous investments in several regions, and served as Chairman of the investment committee of eight AIGCP private equity funds. Prior to founding AIGCP in 1996, Mr. Yu served President Clinton as Director to the National Economic Council, the White House office, responsible for developing and coordinating economic policy. Prior to that, Mr. Yu served as a law clerk on the U.S. Supreme Court. Mr. Yu holds a Bachelor of Arts degree from Princeton University’s Woodrow Wilson School and J.D. degree from Harvard Law School, where he served as the President of the Harvard Law Review.

Yongchen Lu. Mr. Lu has served as our Chief Executive Officer since May 2018 and a member of our Board since September 2022. Mr. Lu has served as the Chief Executive Officer of Tim Hortons (China) Holdings Co., Ltd. since May 2018. Previously, Mr. Lu served as the CFO of Burger King China from November 2012 to April 2018 and China Representative at Cartesian from January 2008 to January 2016. Prior to joining Cartesian, Mr. Lu worked at General Electric for over six years, where he was responsible for managing an indoor fixture product line for the Asia Pacific region, including sourcing, R&D, supply chain, sales and marketing. Mr. Lu graduated from GE’s Financial Management Program and was a certified Six Sigma Black Belt. Mr. Lu holds a bachelor’s degree in international finance from Shanghai Jiaotong University and an MBA from Tuck School of Business at Dartmouth College.

Dong Li. Mr. Li has served as our Chief Financial Officer since September 2021. Mr. Li has more than 20 years’ management experience in public accounting, investment banking, and corporate finance. Previously, from September 2019 to September 2021, Mr. Li served as the Chief Financial Officer of Ximalaya Inc., a non-music audio company operating in China, where he led multiple fundraising rounds and supervised the overall corporate governance, capital markets, investor relations and internal finance functions. Prior to that, from July 2017 to June 2019, Mr. Li was the Chief Financial Officer of OneSmart International Education Group Limited (NYSE: ONE), a K-12 education company operating in China, where he helped lead the company’s initial public offering on the New York Stock Exchange. Prior to that, he was also the Chief Financial Officer of Pegasus Media Group Limited and Ecovacs Robotics Holdings Limited (SSE: 603486); worked in investment banking for Bank of America Merrill Lynch and ICBC International; and served in the auditing practice group for KPMG. Mr. Li is also an independent director at GreenTree Hospitality Group Ltd. (NYSE: GHG), Boqii Holding Limited (NYSE: BQ), Helens International Holdings Company Limited (HKEx: 09869), Sinosoft Technology Group Limited (HKEx: 01297), Logory Logistics Technology Co., Ltd. (HKEx: 02482), and ZJLD Group Inc (HKEx: 06979). Mr. Li holds a bachelor’s degree in accounting from School of Economics and Management at Tsinghua University and an MBA from the Kellogg School of Management at Northwestern University. Mr. Li is also a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.

Bin He. Ms. He has served as our Chief Consumer Officer since February 2021 and Chief Marketing Officer from May 2018 to February 2021. Prior to that, Ms. He served as China Representative at Cartesian from June 2012 to May 2018. During her tenure at Cartesian, Ms. He also served as the head of marketing of Burger King China for two years. Prior to joining Cartesian, Ms. He worked as a Commercial Planning Assistant Manager at Bacardi Asia Pacific, where she was responsible for commercial and strategy planning and business development. Previously, Ms. He was with ChinaVest where she worked on cross-border mergers & acquisitions advisory and private placement. Ms. He holds a Bachelor of Management degree from Shanghai University of International Business and Economics and Douglas College in Canada and an MBA from Columbia Business School, Columbia University.

Gregory Armstrong. Mr. Armstrong has served as a member of our Board since May 2018. Mr. Armstrong currently is a partner at Cartesian and served as the CFO and director of Cartesian Growth Corporation, a special purpose acquisition company, from February 2021 to January 2023. Prior to joining Cartesian in 2006, Mr. Armstrong served as an Associate at AIGCP, where he covered investments ranging from natural resources to telecommunications, and worked at Broadview International, a mid-market mergers & acquisitions advisory firm, where he specialized in advising communications infrastructure companies. Mr. Armstrong holds a bachelor’s degree in electrical engineering from Princeton University and an MBA from MIT Sloan School of Management.

Paul Hong. Mr. Hong has served as a member of our Board since May 2018. Mr. Hong currently is a partner at Cartesian. Mr. Hong also served as a director at Pangaea Logistics Solutions, Ltd., a provider of seaborne drybulk logistics and transportation services, from October 2014 to March 2021. Prior to joining Cartesian in 2007, Mr. Hong served as Senior Vice President and General Counsel of AIGCP and participated in the bulk of the firm’s investments during his tenure. Prior to joining AIGCP, Mr. Hong practiced law in the corporate and tax departments of Kirkland & Ellis LLP where he specialized in private equity transactions. Mr. Hong holds an LL.M. in taxation from New York University School of Law, a J.D. degree from Columbia Law School, and a bachelor’s degree in economics from Columbia College.

Andrew Wehrley. Mr. Wehrley has served as a member of our Board since February 2021. Mr. Wehrley currently serves as a Principal at Cartesian. Prior to joining Cartesian in 2010, Mr. Wehrley was a consultant at Bain & Company in South Africa and the United States, where he shaped international expansion strategies and reorganized operations for a variety of transnational clients. Prior to that, Mr. Wehrley served at Deutsche Bank and the Afghan Ministry of Commerce. Mr. Wehrley holds a bachelor’s degree from the University of California, Los Angeles, an MBA from the Kellogg School of Management at Northwestern University, and a Master of Public Administration from the Kennedy School at Harvard University.

Meizi Zhu. Ms. Zhu has served as a member of our Board since May 2020. Ms. Zhu currently serves as a Director at Tencent Investment. Before joining Tencent Investment in 2015, Ms. Zhu was an Associate in A.T. Kearney (Shanghai) Management Consulting Co., Ltd., a consulting firm specialized in strategy projects in financial, auto and consumer industries, from September 2014 to August 2015. Ms. Zhu holds a bachelor’s degree in biotechnology from Zhejiang University and an MBA from Columbia Business School.

Eric Wu. Mr. Wu has served as a member of our Board since February 2021. Mr. Wu currently serves as a Venture Partner of Sequoia Capital China. Mr. Wu is also an independent director at CooTek (Cayman) Inc. Prior to joining Sequoia Capital China in June 2019, Mr. Wu was a partner of Vision Knight Capital from April 2018 to June 2019 and the Chief Financial Officer at Plateno Hotels Group (formerly known as 7 Days Group Holdings Limited) from October 2007 to March 2018. Mr. Wu also worked at PricewaterhouseCoopers in the United States from May 2000 to February 2006 and later worked as a senior manager in the assurance department of PricewaterhouseCoopers Zhong Tian CPAs Limited Company from February 2006 to October 2007. Mr. Wu holds bachelor’s degree in engineering economics from Shanghai Jiao Tong University and an MBA from Michigan State University.

Rafael Odorizzi De Oliveira. Mr. Odorizzi has served as a member of our Board since March 2022. Mr. Odorizzi is the President, Asia-Pacific of Restaurant Brands International (RBI). In this capacity, he oversees the APAC businesses of following brands: BURGER KING®, TIM HORTONS®, POPEYES®, and FIREHOUSE SUBS®. Mr. Odorizzi joined RBI in 2014 and has previously served as the Regional Vice- President, Burger King® for the EMEA region and held other strategic roles in RBI’s Zug and Miami offices, including General Manager for the BK EMEA North Division, Head of operations for EMEA, and Director of Operations & Quality Assurance for Latin America. Prior to joining RBI, Mr. Odorizzi worked at Accenture, a strategy consulting firm. Mr. Odorizzi holds an MBA from the Kellogg School of Management at Northwestern University.

Derek Cheung. Mr. Cheung, who was the Chief Executive Officer and a Director of Silver Crest prior to the closing of the Business Combination, has served as a member of our Board since September 2022. Mr. Cheung has over 20 years of experience in private equity and investment banking. Since 2019, he has been a Managing Director at Ascendent Capital Partners, focused on global alternative investment opportunities. Previously, from 2013 to 2018, Mr. Cheung was the Chief Investment Officer at Verdant Capital Group Limited, a private investment firm based in Hong Kong, managing and overseeing a global portfolio of private equity, public equity and venture capital investments. During that time, he also served on the board of directors and as the responsible officer and the portfolio manager of Verdant Capital Management Limited, an asset management company licensed with the Securities and Futures Commission in Hong Kong, as well as the board of directors of Bosera Asset Management, one of the largest mutual fund companies in China. Prior to that, from 2008 to 2013, Mr. Cheung was an executive director of the Greater China private equity group at D. E. Shaw & Co, focused on China and overseas opportunities. Mr. Cheung started his career as a mergers and acquisitions banker in the New York office of Credit Suisse First Boston, where he advised major U.S. retail and consumer companies on their China acquisition strategies, before joining the Hong Kong office of J.P. Morgan, focused on Greater China mergers and acquisitions. Mr. Cheung received Bachelor of Science degrees in mathematics and economics from the Massachusetts Institute of Technology.

Other than Yongchen Lu, Dong Li, Bin He, Meizi Zhu and Eric Haibing Wu, who are based in mainland China, and Derek Cheung, who is based in Hong Kong, none of THIL’s officers or directors are located in mainland China or Hong Kong.

Number and Terms of Office of Officers and Directors

The Board consists of nine directors of a single class. We are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in the THIL Articles as it deems appropriate.

Committees of the Board

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the Board and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Gregory Armstrong, Eric Haibing Wu and Derek Cheung, with Gregory Armstrong as the chair. The Board has determined that Gregory Armstrong, Eric Haibing Wu and Derek Cheung satisfy the “independence” requirements of Nasdaq, and Eric Haibing Wu and Derek Cheung meet the independence standards under Rule 10A-3 under the Exchange Act. Derek Cheung qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	selecting or replacing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;
●	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;
●	discussing the annual audited financial statements with management and our independent registered public accounting firm;
●	periodically reviewing and reassessing the adequacy of our audit committee charter;
●	meeting periodically with the management, our internal auditor and our independent registered public accounting firm;
●	reporting regularly to the Board;
●	reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and
●	handling such other matters that are specifically delegated to our audit committee by the Board from time to time.

Compensation Committee. Our compensation committee consists of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung satisfy the “independence” requirements of Nasdaq. Our compensation committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the Board for its approval, the compensation for our Chief Executive Officer and other executive officers;
●	reviewing the total compensation package for our employees and recommending any proposed changes to our management;
●	reviewing and recommending to the Board with respect to the compensation of our directors;
●	reviewing annually and administering all long-term incentive compensation or equity plans;
●	selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and
●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung satisfy the “independence” requirements of Nasdaq. The nominating and corporate governance committee assist the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or reelection to the Board or for appointment to fill any vacancy;
●	reviewing annually with the Board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;
●	advising the Board periodically with respect to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the Board on all matters of corporate governance and on any corrective action to be taken; and
●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our Board include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
●	declaring dividends and distributions;
●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and
●	approving the transfer of shares of our company, including the registering of such shares in our register of members.

Director Independence

We adhere to the rules of Nasdaq and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Gregory Armstrong, Paul Hong, Andrew Wehrley, Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung are “independent directors” as defined in the Nasdaq listing standards and that Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung meet the independence standards under Rule 10A-3 under the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period that will be automatically extended unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the committing of any serious or persistent breach or nonobservance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the Board does not affect the executive’s position, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets that they made, discovered, conceived, developed or reduced to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world that the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that either are related to our business, actual or demonstrably anticipated research or development or any of our services being developed, manufactured, marketed or sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following the termination of his or her employment or the expiration of the employment agreement, carry on or be engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner or agent, or otherwise carry on, any business in direct competition with us, (ii) solicit or entice away any of our business partners, representatives or agents, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

For the year ended December 31, 2022, we paid an aggregate of RMB4.94 million (US$0.74 million) in cash and benefits to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share-based Compensation

On March 19, 2019, the Board approved the 2019 Share Option Scheme to attract and retain key employees, which was amended and restated on the Closing Date in connection with the Business Combination. The maximum aggregate number of ordinary shares that may be issued under the Scheme is 14,486,152 (proportionally adjusted to reflect any share dividends, share splits, or similar transactions), of which 8,242,983 underlie outstanding options. The maximum aggregate number of ordinary shares that may be issued under the Scheme will be reduced by 2,128,595 if the number of company owned and operated stores store and franchise stores open and operating in mainland China, HKSAR and Macau (on or prior to August 31, 2023) is less than 495. Options under the plan will be granted in the form of individual unit, with each unit being equivalent to a fraction of an ordinary share equal to 14,486,152 divided by 50,000,000. The Company granted 7,194,000 units (equivalent to 2,084,268 ordinary shares) and 1,666,000 units (equivalent to 482,666 ordinary shares) the employees or directors during the years ended December 31, 2021 and 2022, respectively. As of December 31, 2022, 12,579,311 units (equivalent to 3,514,218 ordinary shares after share split) were exercisable.

The following paragraphs describe the principal terms of the Scheme.

Plan administration. The Scheme shall be subject to the administration of the Board, whose decision shall be final and binding, save as otherwise provided herein.

Award agreements. Awards granted under the Scheme are evidenced by a letter of offer from THIL and acceptance form from the grantee, which set forth the terms and conditions for each award, including, among others, the term of the award, the vesting schedule and the provisions that are applicable in the event that the grantee’s employment or service terminates.

Eligibility. The plan administrator will select participants under the Scheme from key employees.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant letter of offer.

Exercise of Awards. The plan administrator determines the exercise or purchase price, as applicable, for each award. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Unless otherwise determined and approved by the Board, an award must be personal to the grantee and must not be assignable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any award. Any breach of the foregoing shall entitle THIL to cancel any outstanding option or part thereof granted to such grantee without any compensation.

Termination and Amendment. Unless terminated earlier, the plan has a term of ten years from its date of effectiveness. The Scheme may be altered in any respect by resolution of the Board, provided that the amended terms of the Scheme or the options shall still comply with the requirements of the Securities Act and that no such alteration shall operate to affect adversely the terms of issue of any option(s) granted or agreed to be granted prior to such alteration.

The following table summarizes, as of December 31, 2022, the number of units of options granted and outstanding to our directors and executive officers under the Scheme.

		Ordinary
		Shares
		Underlying	Exercise Price		Date of
Name	Unit Granted	Options	(US$/Unit)	Date of Grant	Expiration
Yongchen Lu	5,000,000	1,448,500	—	2018-05-01	2028-05-01
	5,000,000	1,448,500	0.2	2018-05-01	2028-05-01
	2.500,000	724,250	0.6	2021-04-01	2031-04-01
Bin He	*	*	0.2	2018-05-01	2028-05-01
	*	*	0.6	2021-02-01	2031-02-01
	*	*	1.2	2022-03-01	2032-03-01
Dong Li	*	*	0.6	2021-09-06	2031-09-06
	*	*	1.2	2022-03-01	2032-03-01
All directors and executive officers	18,088,658	5,240,284
*	Less than 1%.

On May 2025, additional share options exercisable for an aggregate of 2,660,744 ordinary shares were granted to certain employees, including our executive officers.

Equity Incentive Trust

The THC Hope 2021 Trust (the “Trust”) was established under a trust deed dated June 25, 2021 between THIL as the settlor and Futu Trustee Limited (“Trustee”) as trustee. Certain grant recipients under the Scheme have transferred their options to a wholly-owned subsidiary of the Trustee to be held for their benefit. An advisory committee established and authorized by THIL shall make all determination and provide investment directions to the Trustee in relation to the share options held under the Trust.

MARKET INFORMATION AND DIVIDENDS

Market Information of Ordinary Shares and Warrants

Our ordinary shares and public warrants are listed on Nasdaq under the symbols “THCH” and “THCHW,” respectively. As of May 12, 2023, 160,348,112 ordinary shares, 17,250,000 public warrants, and 5,650,000 private placement warrants were outstanding. The closing price of our ordinary shares and public warrants on June 1, 2023 was $2.85 and $0.666, respectively.

As of May 12, 2023, there were approximately 95 holders of record of our ordinary shares, one holder of record of our public warrants, and nine holders of record of our private placement warrants. Such numbers do not include DTCC participants or beneficial owners holding securities through nominee names.

Dividends

As of the date of this Prospectus/Offer to Exchange, neither our company nor any of our subsidiaries has made any dividends or distributions to its parent company or any investor. We plan to distribute cash dividends after we become profitable. Any determination to pay dividends in the future will be at the discretion of the Board.

RMB is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use their potential future RMB revenues to pay dividends to THIL. Restrictions on our PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on our ability to distribute profits to our shareholders. As of the date of this Prospectus/Offer to Exchange, neither our company nor any of our subsidiaries has made any dividends or distributions to its parent company or any U.S. investor. We are not subject to any restrictions under Cayman Islands law on dividend distribution to our shareholders and currently intends to distribute cash dividends after we become profitable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) the receipt of ordinary shares in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for ordinary shares in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of ordinary shares received in any such exchange, but does not purport to be a complete analysis of all potential tax effects. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our ordinary shares and warrants (which are referred to collectively in this discussion as our securities) that hold those securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our ordinary shares and any consideration received by a holder in consideration for the sale or other disposition of our ordinary shares will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this registration statement, which is subject to change or differing interpretation, possibly with retroactive effect, and changes to any of which subsequent to the date of this registration statement could affect the tax considerations described herein. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the effects of the alternative minimum tax, the Medicare tax on certain net investment income, the effects of Section 451 of the Code, or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	banks, financial institutions or financial services entities;
●	broker-dealers;
●	S-corporations;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies, mutual funds, real estate mortgage investment conduits or real estate investment trusts;
●	retirement plans, pension plans or other tax-deferred accounts;
●	real estate investment trusts;
●	U.S. expatriates or former citizens or long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons that acquired our ordinary shares or warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of tax accounting with respect to our ordinary shares or warrants;
●	persons holding our ordinary shares or warrants as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities or arrangements;
●	tax-exempt entities;

●	controlled foreign corporations; and
●	passive foreign investment companies or their subsidiaries and other corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our ordinary shares or warrants, the tax treatment of a partner, member or other beneficial owner in such entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the entity (and the partner, member or other beneficial owner), and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (or other pass-through entity) that holds our ordinary shares or warrants, you are urged to consult your own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our ordinary shares or warrants.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR WARRANTS. EACH PROSPECTIVE INVESTOR IN OUR ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

As used herein, a “U.S. holder” is a beneficial owner of our ordinary shares or warrants that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Exchange of Warrants for Ordinary Shares

Subject to the PFIC rules discussed below, for those U.S. holders of our warrants participating in the Offer and for any U.S. holders of our warrants subsequently exchanged for ordinary shares pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our ordinary shares as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for our ordinary shares (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the ordinary shares received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for the ordinary shares received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our ordinary shares pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.”

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our ordinary shares, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of our warrants for our ordinary shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our ordinary shares described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.”

Although we believe the exchange of our warrants for our ordinary shares pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of ordinary shares to an exchanging holder having a value in excess of value of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or, in the case of the exchange pursuant to the Offer, a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you and may be taxable as ordinary income).

Warrants not Exchanged for Ordinary Shares

If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for ordinary shares in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the PFIC rules discussed below, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of our warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of ordinary shares described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

U.S. holders of “new” warrants who subsequently exchange their “new” warrants for ordinary shares shall generally have the same tax consequences as described above under “—Exchange of Warrants for Ordinary Shares”.

Tax Treatment of Warrants if the Warrant Amendment is not Approved

If the Warrant Amendment is not approved, a U.S. holder should not have any U.S. federal income tax consequences of the Consent Solicitation.

Taxation of Distributions on our Ordinary Shares

We do not expect to pay any distributions on our ordinary shares in the foreseeable future. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of our ordinary shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares,” below.

Since we do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder generally would be required to treat all such distributions as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to certain non-corporate U.S. holders, including individual U.S. holders, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a qualifying income tax treaty with the United States, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) the ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Ordinary shares are generally considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our ordinary shares currently are. If we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ordinary shares.

Any non-U.S. withholding tax (including any PRC withholding tax paid (or deemed paid) by a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. Any dividends will constitute foreign-source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to ordinary shares will generally constitute “passive category income.”

The rules relating to the determination of the foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules below, upon a sale or other taxable disposition of our ordinary shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the ordinary shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the ordinary shares so disposed of exceeds one year. If such holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the ordinary shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder upon a sale or other taxable disposition of ordinary shares will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its ordinary shares disposed of or sold.

Passive Foreign Investment Company

Notwithstanding the foregoing, certain adverse United States federal income tax consequences could apply to a U.S. holder if we, or any of our subsidiaries, are treated as a PFIC for any taxable year during which the U.S. holder holds our securities.

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income

(including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Based on the fiscal year 2022 composition of the income, assets and operations of the Company and its subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Offer and Consent Solicitation. However, there can be no assurances in this regard, nor can there be any assurances that the Company will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Under the PFIC rules, if we were considered a PFIC at any time that a U.S. holder owns ordinary shares or warrants, we would continue to be treated as a PFIC with respect to such investment unless (i) we ceased to be a PFIC and (ii) the U.S. holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. holder will be deemed to have sold its ordinary shares and/or warrants at their fair market value on the last day of the last taxable year in which we are classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ordinary shares and/or warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

Even if we are not a PFIC for our current taxable year, if we were a PFIC at any time during a U.S. holder's holding period with respect to our warrants, the adverse tax consequences will continue to apply with respect to the newly acquired ordinary shares received by such U.S. holder in exchange for such warrants (which will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held the warrants), unless the U.S. holder makes a deemed sale election.

For each taxable year that we are treated as a PFIC with respect to a U.S. holder’s ordinary shares or warrants, the U.S. holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ordinary shares or warrants (collectively the “Excess Distribution Rules”), unless the U.S. holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for the ordinary shares or warrants will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares and/or warrants;
●	the amount allocated to the current taxable year, and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, will be treated as ordinary income; and
●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The application of the PFIC rules to warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as discussed below) is currently available with respect to options. It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code addressing these matters will be adopted. Therefore, U.S. holders of our warrants or common shares that have not made a timely QEF election or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules.

Under the Excess Distribution Rules, the tax liability for amounts to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or warrants cannot be treated as capital gains, even though the U.S. holder holds the ordinary shares or warrants as capital assets.

Certain of the PFIC rules may impact U.S. holders with respect to equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance that we do not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC, a U.S. holder of ordinary shares (but not warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its ordinary shares only if we provide U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because we currently do not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the ordinary shares.

A U.S. holder of ordinary shares (but not warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The ordinary shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. holder generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for us.

If a U.S. holder makes a valid mark-to-market election with respect to ordinary shares it holds, such U.S. holder will include in income for each year that we are treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. holder makes a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “— Taxation of Distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our ordinary shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number (which for an individual is ordinarily his or her social security number), a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

PFIC Reporting Requirements

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a mark-to-market or any other election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until after such required information is furnished to the IRS.

The rules governing PFICs, including the potential application of the PFIC rules to warrants, the mark-to-market election and other elections, are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of our ordinary shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our ordinary shares, subject to certain exceptions (including an exception for our ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our ordinary shares.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing our share capital is provided below. This summary is not complete and should be read together with the THIL Articles.

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by the THIL Articles, the Cayman Companies Act and the common law of the Cayman Islands. As of the date of this Prospectus/Offer to Exchange, there are 160,348,112 ordinary shares, par value $0.00000939586994067732 per share, outstanding. Pursuant to the THIL Articles, our authorized share capital is US$5,000 divided into 500,000,000 ordinary shares with a nominal or par value of $0.00000939586994067732 each and 32,148,702.73519 shares with a nominal or par value of $0.00000939586994067732 (each of such class or classes (however designated) as the Board may determine in accordance with the THIL Articles.

All of our outstanding shares are validly issued, fully paid and non-assessable. The Board may determine the issue prices and terms for our shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.

Ordinary Shares

The following is a description of the material terms of our ordinary shares and the THIL Articles. The following descriptions are qualified by reference to the THIL Articles.

Voting Rights

Each registered holder of our ordinary shares is entitled to one vote for each ordinary share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the THIL Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the THIL Articles, reducing our share capital and changing our name, will require a special resolution under Cayman Islands law and pursuant to the THIL Articles, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company.

Dividend Rights

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our ordinary shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the ordinary shares held by them respectively.

Registration Rights

Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the closing of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. The warrants will expire on September 28, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant or settle such warrant exercise unless the Resale Registration Statement is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. The Resale Registration Statement, which registers, among other things, up to 22,900,000 of our ordinary shares issuable upon the exercise of warrants, was filed with the SEC on October 13, 2022 and declared effective by the SEC on December 22, 2022. In addition, if the ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the warrants held by the Initial Holders and their permitted transferees):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sales price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti- dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the fair market value of the ordinary shares, except as otherwise described below;
●	if, and only if, the last reported sales price of our ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and
●	if the last reported sales price of our ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti- dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair value” of the ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of ordinary shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment. In no event will the number of shares issued in connection with such a warrant exercise exceed 0.361 ordinary shares per warrant (subject to adjustment).

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of Warrants)	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ordinary share for each whole warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of the ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this Prospectus/Offer to Exchange. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

If we choose to redeem the warrants when ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50 per share.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding ordinary shares is increased by a capitalization or share dividend paid in ordinary shares to all or substantially all holders of ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable upon the exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one, minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for the ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No ordinary shares shall be issued at less than their par value.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of our ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable upon the exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of ordinary shares issuable upon the exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation or company and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of our issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of the consummation of such applicable event, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this Prospectus/Offer to Exchange, or defective provision, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. All other modifications or amendments shall require the vote or written consent of the registered holders of 50% of the then-outstanding public warrants. Notwithstanding the foregoing, the Company may lower the warrant exercise price or extend the duration of the exercise period without the consent of warrant holders.

You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of ordinary shares.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the

Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to the public warrants.

The private placement warrants will not be redeemable by us (except as described under “— Public Warrants — Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $10.00”) so long as they are held by the Initial Holders or their permitted transferees (except as otherwise set forth herein). In addition, the ordinary shares underlying the warrants held by the permitted transferees of the Sponsor are subject to lock-up restrictions pursuant to the Sponsor Lock-Up Agreement with between THIL and the Sponsor, dated August 13, 2021.

The Initial Holders, or their permitted transferees, have the option to exercise the warrants on a cashless basis. If the private placement warrants are held by holders other than the Initial Holders or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then-outstanding private placement warrants.

Except as described above under “— Public Warrants — Redemption of Warrants When the Price Per Ordinary Share Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its private placement warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the private placement warrants, multiplied by the excess of the “sponsor exercise fair market value” (as defined below) over the exercise price of the private placement warrants by (y) the sponsor exercise fair market value. For these purposes, the “sponsor exercise fair market value” means the average last reported closing price of our ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (usually a majority of not less than two-thirds of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Act. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Directors of a Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman

Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
●	the shareholders have been fairly represented at the meeting in question;
●	the arrangement is such as a businessman would reasonably approve; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officer or directors usually may not be brought by a shareholder.

However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation;
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (2020 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (2021 Revision) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;
b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Retention of the information we collect

We retain the information we collect for no longer than is reasonably necessary to fulfil the purposes for which we collect the information and to comply with our legal obligations.

Your choices and rights

Under the DPL you have certain rights regarding your personal data that we have collected. You may have the right to request (i) access to your personal data, (ii) rectification or erasure of personal data, (iii) restriction of processing concerning you, and (iv) objection to processing that is based upon our legitimate interests. Your ability to exercise these rights will depend on a number of factors and, in some instances, we will not be able to comply with your request, for example because we have legitimate grounds for not doing so or where the right doesn’t apply to the particular information we hold on you. If you would like to discuss or exercise the rights you may have, you can contact us through the methods stated below.

Complaints

We are committed to working with you to obtain a fair resolution of any complaint or concern about your privacy. If you would like to contact us, please use the methods stated above. If, however, you believe that we have not been able to assist with your complaint or concern, you may have the right to complain to the relevant data protection authority in your jurisdiction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Contractual Arrangements with THRI

In 2020, 2021 and 2022, THIL paid THRI continuing franchise fees in the amount of RMB5.1 million, RMB15.6 million and RMB31.9 million (US$4.6 million), respectively, and upfront fees in the amount of RMB4.1 million, RMB24.3 million and RMB23.6 million (US$3.4 million), respectively. THIL also paid consulting services fees to THRI of RMB0.2 million in 2020. In 2021, THIL provided consulting services to and collected fees from THRI of RMB0.4 million. The outstanding fees due to THRI were RMB3.6 million, RMB6.9 million and RMB10.4 million (US$1.5 million) as of December 31, 2020, 2021 and 2022, respectively.

Amended and Restated Master Development Agreement

On June 11, 2018, THRI, THIL and THHK entered into a master development agreement, which was amended and restated by the A&R MDA, as amended. Certain provisions of the A&R MDA came into effect on the Closing Date. Pursuant to the A&R MDA, (i) THRI granted to THHK the exclusive right to develop, open and operate (through itself and approved subsidiaries), and to license franchisees to develop, open and operate, Tim Hortons restaurants in mainland China, Hong Kong and Macau (“the Territory”); THRI engages THHK to provide advertising, marketing, training, monitoring and development services and operational support to all Tim Hortons restaurants operating within the Territory to ensure the standards established by THRI and/or its affiliates from time to time as to quality of service, cleanliness, health and sanitation, requirements, specifications and procedures for Tim Hortons restaurants are complied with and maintained; (iii) THHK undertakes to secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of stores owned and operated by THIL, pay promptly or ensure payment of all material taxes and assessments when due and operate or ensure operation of stores owned and operated by THIL in compliance with all applicable Laws in all material respects and use commercially reasonable efforts to procure the same results with respect to franchise stores; (iv) THHK will develop and open for business and license franchisees to develop and open for business in compliance with the annual development schedule specified therein and at least 1,700 Tim Hortons restaurants by August 31, 2028; and (v) THRI will provide training, consulting and support services, and make certain resources available, to THHK.

Under the A&R MDA, THHK will pay THRI (i) an upfront franchise fee for each company owned and operated stores store and franchise store, and (ii) a monthly franchise fee for each company owned and operated store and franchise store, calculated as a specified percentage of the store’s monthly gross sales, depending on when the store is opened. In addition, for each company owned and operated store and franchise store, THHK will make a monthly contribution to an advertising fund maintained by THHK, in the amount of a percentage of the store’s monthly gross sales. In addition, for so long as THRI holds 1,239,906 ordinary shares (as adjusted, if necessary, to take into account any share splits, share dividends, share combinations and similar transactions), THRI will have the right (but not the obligation) to nominate one individual of its choosing for election to the Board.

The A&R MDA has an initial term of 20 years and will expire on June 11, 2038, subject to earlier termination in accordance with the terms contained therein. THHK has the option to extend the initial term for ten years, provided that certain conditions stated therein are met. THRI may terminate the A&R MDA unilaterally under certain circumstances, including failure by THHK to achieve development targets, failure to make payments in excess of $25,000 or any other material breach of its obligations under the A&R MDA, in each case subject to the applicable cure periods.

Amended and Restated Company Franchise Agreements

On March 31, 2018, THRI, THHK and certain PRC Subsidiaries of THIL (the “Franchisees”) entered into a company franchise agreement, which was amended and restated on June 11, 2018 and further amended and restated on August 13, 2021 (the “A&R PRC CFA”). Pursuant to the A&R PRC CFA, THRI granted the Franchisees and approved subsidiaries a non-exclusive license to operate Tim Hortons restaurant in mainland China for a term of five to 20 years, subject to renewal and early termination. The A&R PRC CFA also (i) sets forth the operational standards, requirements and procedures of Tim Hortons restaurants, obligates the Franchisees to report its total restaurant sales, ticket count and comparative sales reports on a daily, weekly and monthly basis and other operating data and financial statements periodically, and gives THRI inspection and audit rights. THRI may terminate the A&R PRC CFA unilaterally under certain circumstances, including material breach by any Franchisee of its obligations under the A&R PRC CFA, subject to the applicable cure period.

On June 11, 2018. THRI and THHK entered into another company franchise agreement, which was amended and restated on August 13, 2021 (the “A&R HK CFA”), on substantially the same terms as the A&R PRC CFA. Pursuant to the A&R HK CFA,

THHK and its approved subsidiaries have a non-exclusive license to operate Tim Hortons restaurant in Hong Kong and Macau for a term of five to 20 years.

Other Related Party Transactions

In 2020, 2021 and 2022, THIL purchased coffee beans from TDL Group Corp., an affiliate of THRI, in the amount of RMB8.9 million, RMB28.2 million and RMB49.1 million (US$7.1 million), respectively. As of December 31, 2020, 2021 and 2022, RMB4.1 million, RMB7.2 million and RMB9.7 million (US$1.4 million) due to TDL Group Corp was outstanding.

On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with Pangaea Data Tech (Shanghai) Co., Ltd., which is held 25% by Cartesian Capital Management, LLC, a wholly owned subsidiary of Cartesian Capital Group, LLC and 75% by Peng Zhang, an individual affiliated with Cartesian Capital Management, LLC. In 2022, THIL incurred service fees to Pangaea Data Tech (Shanghai) Co., Ltd. of RMB7.2 million (US$1.0 million). As of December 31, 2022, RMB1.5 million (US$213 thousand) due to Pangaea Data Tech (Shanghai) Co., Ltd. was outstanding.

In 2022, Cartesian paid travel and entertainment expenses relating to the Company’s directors on behalf of the Company in the amount of RMB1.9 million (US$268 thousand). As of December 31, 2022, RMB0.9 million (US$135 thousand) due to Cartesian was outstanding.

On March 9, 2022, THIL entered into a PIPE Subscription Agreement with each of THRI, Tencent Mobility Limited and TH China Partners Limited, an affiliate of Cartesian, pursuant to which each of THRI, Tencent Mobility Limited and TH China Partners Limited committed to subscribe for and purchase 1,000,000 ordinary shares for $10.00 per share at the closing of the Business Combination on the same terms as other PIPE investors. Under the PIPE Subscription Agreement, THIL shall also issue to each PIPE investor that invested $10 million or more an additional 200,000 ordinary shares and 400,000 private placement warrants upon the closing of the PIPE investment for no consideration. On September 28, 2022, THIL issued to each of THRI, Tencent Mobility Limited and TH China Partners Limited 1,200,000 ordinary shares and 400,000 private placement warrants for an aggregate consideration of $10,000,000 each pursuant to the PIPE Subscription Agreement.

On March 30, 2023, THIL entered into the Share Purchase Agreement with Holdings IV, Popeyes China and PLK APAC Pte. Ltd. Holdings IV is controlled by Pangaea Three-B, LP. Pangaea Three GP, LP is the general partner of Pangaea Three-B, LP. Pangaea Three Global GP, LLC is the general partner of Holdings IV GP, LP. Cartesian is the sole and managing member of d Pangaea Three Global GP, LLC. Peter Yu is a managing member of Cartesian. Pursuant to the Share Purchase Agreement, THIL issued 10,319,917 ordinary shares to Holdings IV and 1,146,657 ordinary shares to PLK APAC Pte. Ltd.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management — Share-based Compensation.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table shows the beneficial ownership of our ordinary shares as of the date of this Prospectus/Offer to Exchange by:

●	each person known by us to beneficially own more than 5% of the outstanding ordinary shares;
●	each of our directors and executive officers; and
●	all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ordinary shares as to which the holder has sole or shared voting power or investment power and also any ordinary shares which the holder has the right to acquire within 60 days through the exercise of any option, warrant or any other right. We have based percentage ownership in the table below on 160,348,112 ordinary shares outstanding as of the date of this Prospectus/Offer to Exchange.

Name of Beneficial Owner	Number		Percentage
5% or Greater Shareholders:
Pangaea Two Acquisition Holdings XXIIA Limited	57,002,004	(1)	35.6%
Tencent Mobility Limited	19,783,010	(2)	12.3%
SCC Growth VI Holdco D, Ltd.	14,503,032	(3)	9.0%
Pangaea Three Acquisition Holdings IV, Limited	10,319,917	(4)	6.4%
Directors and Executive Officers†:
Peter Yu	80,448,582	(5)	50.2%
Yongchen Lu	2,704,031	(6)	1.7%
Dong Li	*	(7)	*
Bin He	*	(8)	*
Gregory Armstrong	—		—
Paul Hong	—		—
Andrew Wehrley	—		—
Meizi Zhu	—		—
Eric Haibing Wu	—		—
Rafael Odorizzi De Oliveira	—		—
Derek Cheung	*	(9)	*
All executive officers and directors as a group (eleven persons)	84,448,201		52.1%
†	Except as indicated otherwise below, the business address of our directors and executive officers is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China.

*Less than 1%.

(1)	Represents 57,002,004 ordinary shares held by XXIIA, a company incorporated under the laws of the United Kingdom, not including the Option Shares acquirable by Sona. XXIIA is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The business address of XXIIA is at 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.
(2)	Represents 19,783,010 ordinary shares held by Tencent Mobility Limited, a company limited by shares incorporated in Hong Kong and a wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a company listed on the Hong Kong Stock Exchange. The principal place of business in Hong Kong of Tencent Mobility Limited and Tencent Holdings Limited is 29/F., Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.
(3)	Represents 14,503,032 ordinary shares held by SCC Growth VI Holdco D, Ltd. an exempted company incorporated under the laws of the Cayman Islands. SCC Growth VI Holdco D, Ltd. is wholly owned by Sequoia Capital China Growth Fund VI, L. P. The general partner of Sequoia Capital China Growth Fund VI, L. P. is SC China Growth VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The registered office of SCC Growth VI Holdco D, Ltd. is at PO Box 309 Ugland House Grand Cayman, KY1-1104, Cayman Islands.
(4)	Represents 10,319,917 ordinary shares held by Holdings IV, an exempted company incorporated under the Laws of the Cayman Islands. Holdings IV is controlled by Pangaea Three-B, LP. Pangaea Three GP, LP is the general partner of Pangaea Three-B, LP. Pangaea Three Global GP, LLC is the general partner of Holding IV GP, LP. Cartesian is the sole and managing member of d Pangaea Three Global GP, LLC. Peter Yu is a managing member of Cartesian. The business address of Holdings IV is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.
(5)	Represents (i) 57,002,004 ordinary shares held by XXIIA (not including the Option Shares acquirable by Sona), (ii) 10,319,917 ordinary shares held by Holdings IV, (iii) 6,191,018 ordinary shares held by Pangaea Two Acquisition Holdings XXIII, Ltd., (iv) 4,759,477 ordinary shares held by Pangaea Two, LP, (v) 2,101,557 ordinary shares held by Pangaea Two Parallel, LP, (vi) 53,723 ordinary shares held by Pangaea Two Management, LP and (vii) 20,886 ordinary shares held by Pangaea Two GP, LP. XXIIA and Pangaea Two Acquisition Holdings XXIII, Ltd are controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP and Pangaea Two Parallel, LP is Pangaea Two GP, LP. The general partner of Pangaea Two GP, LP and Pangaea Two Management, LP is Pangaea Two Admin GP, LLC. Holdings IV is controlled by Pangaea Three-B, LP. Pangaea Three GP, LP is the general partner of Pangaea Three-B, LP. Pangaea Three Global GP, LLC is the general partner of Pangaea Three GP, LP. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP, LLC and Pangaea Three Global GP, LLC. The business address of the aforementioned entities is 505 Fifth Avenue, 15th Floor, New York, NY 10017, USA.
(6)	Represents (i) 1,428,287 ordinary shares held by L&L Tomorrow Holdings Limited, a British Virgin Islands company wholly owned by Mr. Yongchen Lu and (ii) 1,275,744 ordinary shares underlying options to acquire such shares that are exercisable or convertible within 60 days of the date of this Prospectus/Offer to Exchange. The registered office of L&L Tomorrow Holdings Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(7)	Represents ordinary shares underlying options to acquire such shares that are exercisable or convertible within 60 days of the date of this Prospectus/Offer to Exchange.
(8)	Represents (i) ordinary shares held by Lord Winterfell Limited, a British Virgin Islands company wholly owned by Ms. Bin He and (ii) ordinary shares underlying options to acquire such shares that are exercisable or convertible within 60 days of the date of this Prospectus/Offer to Exchange. The registered office of Lord Winterfell Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(9)	Represents ordinary shares held directly by Derek Cheung.

LEGAL MATTERS

The validity of the securities covered by this Prospectus/Offer to Exchange has been passed upon for us by Kirkland & Ellis LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of TH International Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form F-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form F-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request a free copy of any of these documents by writing or telephoning us at the following address:

TH International Limited

2501 Central Plaza, 227 Huangpi North Road

Shanghai, People’s Republic of China

+86-021-6136-6616

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been included in this Prospectus/Offer to Exchange.

INDEX TO FINANCIAL STATEMENTS

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TH International Limited:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of TH International Limited and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2022 due to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”), as amended.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2019.

Shanghai, China

April 28, 2023

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(Expressed in Renminbi Yuan)

		December 31,	December 31,
	Note	2022	2021
		RMB	RMB
ASSETS
Current assets
Cash	3	239,077,430	390,837,386
Short-term investment	4	372,375,701	—
Accounts receivable, net	5	5,617,195	9,817,292
Inventories	6	71,467,517	42,479,403
Prepaid expenses and other current assets	7	108,274,731	142,838,295
Total current assets		796,812,574	585,972,376
Non-current assets
Property and equipment, net	8	720,035,970	554,015,231
Intangible assets, net	9	96,018,313	77,593,680
Operating lease right-of-use assets	14	946,872,784	—
Other non-current assets	10	82,270,359	67,311,223
Total non-current assets		1,845,197,426	698,920,134
Total assets		2,642,010,000	1,284,892,510

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	11	407,807,493	192,055,323
Accounts payable		105,673,391	60,952,491
Contract liabilities	12	22,122,305	14,129,311
Amount due to related parties	25	22,484,963	14,073,915
Operating lease liabilities	14	180,468,426	—
Derivative financial liabilities	15	269,251,436	—
Other current liabilities	16	310,454,355	286,078,575
Total current liabilities		1,318,262,369	567,289,615
Non-current liabilities
Long-term bank borrowings	11	8,800,016	11,903,452
Contract liabilities	12	3,311,176	970,486
Operating lease liabilities	14	820,248,803	—
Derivative financial liabilities	15	19,083,004	—
Convertible notes, at fair value	17	354,080,264	318,466,215
Other non-current liabilities		7,919,952	47,167,706
Total non-current liabilities		1,213,443,215	378,507,859
Total liabilities		2,531,705,584	945,797,474

Shareholders’ equity
Ordinary shares (US$0.00000939586994067732 par value, 500,000,000 shares authorized, 149,181,538 shares and 140,938,555 shares issued and outstanding as of December 31, 2022, respectively, 124,193,929 shares issued and outstanding as of December 31, 2021)	22	8,616	7,497
Additional paid-in capital		1,472,014,651	937,315,273
Accumulated losses		(1,380,173,392)	(637,528,160)
Accumulated other comprehensive income		17,000,825	35,743,691
Treasury shares (8,242,983 and nil ordinary shares as of December 31, 2022 and 2021, respectively)		—	—
Total equity attributable to shareholders of the Company		108,850,700	335,538,301
Non-controlling interests		1,453,716	3,556,735
Total shareholders’ equity		110,304,416	339,095,036

Total liabilities and shareholders’ equity		2,642,010,000	1,284,892,510

See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Expressed in Renminbi Yuan)

		For the Years Ended December 31,
	Note	2022	2021	2020
		RMB	RMB	RMB

Revenues
Company owned and operated stores		938,096,823	617,226,090	206,036,187
Other revenues (including other revenues from transactions with a related party of nil, RMB428,148 and nil for the years ended December 31, 2022, 2021 and 2020, respectively)		72,966,943	26,145,859	6,048,384
Total revenues	18	1,011,063,766	643,371,949	212,084,571

Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB36,862,860, RMB19,521,561 and RMB8,864,342 for the years ended December 31, 2022, 2021 and 2020, respectively)		314,550,334	207,947,581	74,401,872
Store rental expenses		236,838,444	148,152,234	54,719,146
Payroll and employee benefits		268,857,299	199,329,992	50,314,270
Delivery costs		73,615,391	38,604,864	12,232,737
Other operating expenses (including service fee from transactions with a related party of RMB550,000, nil and nil for the years ended December 31, 2022, 2021 and 2020, respectively)		107,769,989	99,104,765	35,613,651
Store depreciation and amortization		118,658,800	62,678,633	16,449,684
Company owned and operated store costs and expenses		1,120,290,257	755,818,069	243,731,360
Costs of other revenues		48,554,641	16,731,187	5,207,632
Marketing expenses		81,017,100	50,316,856	16,986,023
General and administrative expenses (including general and administrative expenses from transactions with a related party of RMB1,845,960, nil and RMB160,532 for the years ended December 31, 2022, 2021 and 2020, respectively)		289,544,688	174,962,876	79,366,314
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB31,882,569, RMB15,576,324 and RMB5,147,252 for the years ended December 31, 2022, 2021 and 2020, respectively)		35,595,253	18,800,024	8,591,902
Other operating costs and expenses		8,340,034	2,134,905	2,712,522
Loss on disposal of property and equipment		8,835,137	1,546,122	—
Impairment losses of long-lived assets		7,222,765	1,001,880	—
Other income	19	7,152,455	3,475,871	3,338,788
Total costs and expenses, net		1,592,247,420	1,017,836,048	353,256,965

Operating loss		(581,183,654)	(374,464,099)	(141,172,394)

Interest income		2,703,219	315,550	511,389
Interest expenses		(14,804,002)	(1,901,653)	—
Foreign currency transaction loss		(6,275,369)	(1,301,963)	(2,399,162)
Changes in fair value of convertible notes	24	(4,493,605)	(5,577,001)	—
Changes in fair value of warrant liabilities	24	45,903,468	—	—
Changes in fair value of ESA derivative liabilities	24	(186,598,308)	—	—

Loss before income taxes		(744,748,251)	(382,929,166)	(143,060,167)

Income tax expenses	21	—	—	—

Net loss		(744,748,251)	(382,929,166)	(143,060,167)

Less: Net Loss attributable to non-controlling interests		2,103,019	1,208,147	1,060,660
Net Loss attributable to shareholders of the Company		(742,645,232)	(381,721,019)	(141,999,507)
Basic and diluted loss per ordinary share	23	(5.80)	(3.14)	(1.33)

See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Expressed in Renminbi Yuan)

		For the Years Ended December 31,
	Note	2022	2021	2020
		RMB	RMB	RMB
Net loss		(744,748,251)	(382,929,166)	(143,060,167)

Other comprehensive income
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		(1,520,393)	(548,029)	—
Unrealized gain on short-term investment, net of nil income taxes		2,133,528	—	—
Foreign currency translation adjustment, net of nil income taxes		(19,356,001)	(2,889,641)	2,788,426

Total comprehensive loss		(763,491,117)	(386,366,836)	(140,271,741)

Less: Comprehensive loss attributable to non- controlling interests		2,103,019	1,208,147	1,060,660
Comprehensive loss attributable to shareholders of the Company		(761,388,098)	(385,158,689)	(139,211,081)

See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Renminbi Yuan)

		Ordinary shares						Accumulated	Total equity
		Number of		Additional				other	attributable to		Total
		issued		paid-in	Treasury	Subscription	Accumulated	comprehensive	shareholders of the	Non-controlling	shareholders’
	Note	shares	Amount	capital	shares	receivables	losses	income	Company	interests	equity
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2020		106,429,741	6,412	636,537,437	—	(192,363,000)	(113,807,634)	36,392,935	366,766,150	5,825,542	372,591,692
Net loss		—	—	—	—	—	(141,999,507)	—	(141,999,507)	(1,060,660)	(143,060,167)
Foreign currency translation adjustment		—	—	—	—	—	—	2,788,426	2,788,426	—	2,788,426
Issuance of shares	22	1,596,446	101	10,089,000	—	—	—	—	10,089,101	—	10,089,101
Settlement of subscription receivable	22	—	—	(1,719,802)	—	192,363,000	—	—	190,643,198	—	190,643,198

Balance at December 31, 2020		108,026,187	6,513	644,906,635	—	—	(255,807,141)	39,181,361	428,287,368	4,764,882	433,052,250
Net loss		—	—	—	—	—	(381,721,019)	—	(381,721,019)	(1,208,147)	(382,929,166)
Fair value changes of convertible notes due to instrument-specific credit risk		—	—	—	—	—	—	(548,029)	(548,029)	—	(548,029)
Foreign currency translation adjustment		—	—	—	—	—	—	(2,889,641)	(2,889,641)	—	(2,889,641)
Issuance of shares	22	16,167,742	984	292,408,638	—	—	—	—	292,409,622	—	292,409,622

Balance at December 31, 2021		124,193,929	7,497	937,315,273	—	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036

		Ordinary shares					Accumulated	Total equity
		Number of		Additional			other	attributable to		Total
		issued		paid-in	Treasury	Accumulated	comprehensive	shareholders of	Non-controlling	shareholders’
	Note	shares	Amount	capital	shares	losses	income	the Company	interests	equity
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2021		124,193,929	7,497	937,315,273	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036

Net loss		—	—	—	—	(742,645,232)	—	(742,645,232)	(2,103,019)	(744,748,251)
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	—	(1,520,393)	(1,520,393)	—	(1,520,393)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	(19,356,001)	(19,356,001)	—	(19,356,001)
Unrealized gain on short-term investment, net of nil income taxes		—	—	—	—	—	2,133,528	2,133,528	—	2,133,528
Issuance of shares to L&L Tomorrow Holdings Limited	22	174,544	11	9,964,474	—	—	—	9,964,485	—	9,964,485
Issuance of shares to THC Hope IB Limited	22	8,242,983	—	—	—	—	—	—	—	—
Transaction cost of Merger and PIPE Transactions	22	—	—	(85,728,299)	—	—	—	(85,728,299)	—	(85,728,299)
Equity financing through Merger Transaction	22	5,693,636	380	(37,625,574)	—	—	—	(37,625,194)	—	(37,625,194)
Equity financing through PIPE Transaction	22	5,050,000	338	312,871,174	—	—	—	312,871,512	—	312,871,512
Equity financing through ESA Transaction	22	5,000,000	334	267,361,986	—	—	—	267,362,320	—	267,362,320
Capital contribution from shareholders	22	—	—	1,777,675	—	—	—	1,777,675	—	1,777,675
Stock-based compensation	20	—	—	44,421,298	—	—	—	44,421,298	—	44,421,298
Issuance of shares to Cantor	22	826,446	56	21,656,644	—	—	—	21,656,700	—	21,656,700

Balance at December 31, 2022		149,181,538	8,616	1,472,014,651	—	(1,380,173,392)	17,000,825	108,850,700	1,453,716	110,304,416

See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Expressed in Renminbi Yuan)

	For the Years Ended December 31,
	2022	2021	2020
	RMB	RMB	RMB
Cash flow from operating activities:
Net loss	(744,748,251)	(382,929,166)	(143,060,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	133,402,504	74,276,142	27,838,383
Loss on disposal of property and equipment	8,835,137	1,546,122	—
Provision for Inventories write-down	387,999	—	—
Allowance for doubtful accounts	2,356,034	—	—
Impairment losses of long-lived assets	7,222,765	1,001,880	—
Share-based payment expenses	74,686,711	—	—
Unrealized foreign currency transaction loss	2,369,080	827,068	2,399,162
Changes in fair value of convertible notes	4,493,605	5,577,001	—
Changes in fair value of warrant liabilities	(45,903,468)	—	—
Changes in fair value of ESA derivative liabilities	186,598,308	—	—

Changes in operating assets and liabilities:
Accounts receivable	1,844,063	(1,839,140)	(4,804,658)
Inventories	(29,376,113)	(31,174,705)	(5,570,406)
Prepaid expenses and other current assets	16,088,529	(36,203,431)	(36,698,790)
Other non-current assets	(14,959,136)	(35,499,307)	(22,108,155)
Accounts payable	44,720,900	45,555,721	7,709,469
Amounts due to related parties	8,411,048	4,083,764	2,883,159
Contract liabilities	10,333,684	11,705,026	(657,361)
Other current liabilities	35,009,222	69,469,317	13,565,385
Other non-current liabilities	(39,247,754)	28,637,700	12,731,146
Right-of-use asset and lease liabilities	50,546,769	—	—
Net cash used in operating activities	(286,928,364)	(244,966,008)	(145,772,833)

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(334,930,178)	(335,318,355)	(144,747,183)
Purchase of short-term investment	(370,242,173)	—	—
Proceeds from disposal of property and equipment	—	41,000	—
Net cash used in investing activities	(705,172,351)	(335,277,355)	(144,747,183)
Cash flows from financing activities:
Proceeds from convertible notes	—	312,092,172	—
Proceeds from bank borrowings	707,579,122	209,258,775	—
Repayment of bank borrowings	(494,930,388)	(5,300,000)	—
Payment of offering costs for Merger and PIPE Transactions	(81,688,831)	(9,310,208)	—
Proceeds from Merger Transaction	24,237,896	—	—
Proceeds from equity financing through PIPE Transaction	316,426,861	—	—
Proceeds from equity financing through ESA Transaction	355,535,000	—	—
Payment for issuance costs of ordinary shares	—	(136,000)	(1,719,802)
Proceeds from issuance of ordinary shares	—	291,393,000	222,844,800
Net cash provided by financing activities	827,159,660	797,997,739	221,124,998

Effect of foreign currency exchange rate changes on cash	13,181,099	(1,790,729)	(16,173,085)

Net decrease in cash	(151,759,956)	215,963,647	(85,568,103)
Cash at beginning of the year	390,837,386	174,873,739	260,441,842
Cash at end of the year	239,077,430	390,837,386	174,873,739

Supplemental disclosure of cash flow information:
Interest expenses paid	13,678,165	1,481,293	—

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment with unpaid costs
accrued within other current liabilities	139,578,631	172,981,034	67,893,359
Issuance of ordinary shares to settle bonus payable	1,355,772	1,016,622	—
Accrued offering costs	4,039,468	9,164,827	—

See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

1.Description of Business

TH International Limited was incorporated in Cayman Islands in April 2018. Pursuant to a master development agreement between TH Hong Kong International limited (“THHK”), a subsidiary of TH International Limited , and Tim Hortons Restaurants International GmbH (“THRI”), effective from June 11, 2018, with initial contractual term of 20 years and THHK has the option to extend the initial term for 10 years, subject to achieving certain agreed-upon milestones of cumulative store opening target by the end of development year 10 and the end of development year 20, TH International Limited together with its subsidiaries (“the Company”) owns the exclusive franchise right authorized by THRI, and is authorized to develop and operate stores branded “Tim Hortons” throughout the People’s Republic of China (“PRC”), including Hong Kong and Macau. The master development agreement also sets out terms related to development obligations, services and related obligations, fees, system standards and manuals, insurance obligations, relationship of the parties and indemnification, inspections and assignments, termination, rights and obligations upon termination or expiration, and other general provisions. On August 13, 2021, the master development agreement was amended and restated to set out new terms related to (1) conditions at which the Company is allowed to incur indebtedness and usage of such proceeds; (2) THRI’s right to nominate one individual to the board of directors of TH International Limited; (3) THRI’s right to designate an observer to attend all meetings of the Company’s board of directors or any committee of the board of directors.

The first Tim Hortons store in Mainland China opened in February 2019. As of December 31, 2022, there were 617 Tim Hortons stores in China, including 547 Company owned and operated stores and 70 franchised stores. For the 547 Company owned and operated stores, 192 stores are in Shanghai, 78 stores in Beijing, 51 stores in Hangzhou, 28 stores in Shenzhen, 26 stores in Guangzhou, 24 stores in Chengdu, 22 stores in Nanjing and other 126 stores in Chongqing, Wuhan, Xi’an, Xiamen, Dalian, etc.

2.Merger Transaction and Related Financing Transactions

Merger Transaction

On August 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Miami Swan Ltd, a wholly-owned subsidiary of the Company which was established for merger purpose (“Merger Sub”) and Silver Crest Acquisition Corporation (“SPAC”), a blank check company incorporated on September 3, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On January 19, 2021, the SPAC consummated the Initial Public Offering, raising gross proceeds of US$345,000,000. Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the closing, Merger Sub merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company. Immediately following the consummation of the First Merger and as part of the same overall transaction, SPAC merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the “Merger Transaction”). The Merger Transaction was consummated on September 28, 2022 (the “Closing Date”).

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

2.Merger Transaction and Related Financing Transactions (continued)

Upon the consummation of the Merger Transaction, (i) 116,855 issued ordinary shares of the Company held by certain existing shareholders of the Company before the Merger Transaction (the “Existing Shareholders”) were subdivided using the exchange ratio of approximately 1,064.3 into 124,368,473 ordinary shares. As a result, the par value of ordinary shares was updated from US$0.01 to US$0.00000939586994067732. All applicable share and per share amounts in the consolidated financial statements have been retrospectively adjusted to reflect the effects of the stock split; (ii) 7,745 issued ordinary shares of the Company held by THC Hope IB Limited, a trust established to hold securities on behalf of certain employee and members of management, were subdivided using the exchange ratio of approximately 1,064.3 into 8,242,983 ordinary shares; (iii) the Company issued 5,693,636 ordinary shares in exchange of 1,381,136 Class A ordinary shares of SPAC held by public shareholders of the SPAC and 4,312,500 Class B ordinary shares of SPAC held by Silver Crest Management LLC (the “Sponsor”), among which 1,400,000 ordinary shares owned by the Sponsor were unvested and subject to forfeiture, only to be vested upon the Company’s future share price reaching certain price threshold (the “Earn-in Shares”). On the fifth anniversary of the Closing Date, the Earn-in Shares will be forfeited if certain price threshold are not met. The Company concluded that the Earn-in Shares to be classified as equity under ASC 815 because the instruments are considered to be indexed to the Company’s own stock and qualify for equity classification. The fair value of the Earn-in Shares was US$5,900,000 (equivalent to RMB41,953,130) as of September 28, 2022, and was accounted for as additional paid-in capital; (iv) the Company issued 17,250,000 Warrants in exchange of the warrants of SPAC held by public shareholders (the “Public Warrants”), and issued 4,450,000 Warrants to the Sponsor in exchange of warrants of SPAC held by the Sponsor (the “Sponsor Warrants”).

The Company also commits to issue up to 14,000,000 ordinary shares to the Existing Shareholders upon the Company’s future share price reaching certain price threshold (the “Earn-out Shares”). The Earn-out Shares will expire five years from the Closing Date. The Company concluded that the Earn-out Shares to be classified as equity under ASC 815 because the instruments are considered to be indexed to the Company’s own stock and qualify for equity classification. The fair value of the Earn-out Shares was US$59,000,000 (equivalent to RMB419,531,300) as of September 28, 2022, and was accounted for as additional paid-in capital.

The controlling shareholders of the Company before the Merger Transaction remained the controlling shareholders of the surviving company after the Merger Transaction. The Company was determined to be the accounting acquirer given the Company effectively controlled the combined companies after the Merger Transaction. The Merger Transaction is not a business combination because the SPAC did not carry out a business since its incorporation and did not have inputs and processes applied to those inputs that have the ability to contribute to the creation of outputs. As a result, the Merger Transaction is accounted for as issuance of ordinary shares and warrants by the Company in exchange of cash of the SPAC. Upon the consummation of the Merger Transaction, the Company acquired cash from the SPAC in the amount of US$3,408,651 (equivalent to RMB24,237,896) and issued warrant liabilities in the amount of US$8,700,000 (equivalent to RMB61,863,090).

Upon the consummation of the Merger Transaction, the Company also completed the following financing transactions:

(i)   The Company issued 5,050,000 ordinary shares and 1,200,000 Warrants (the “PIPE Warrants,” and collectively with the Public Warrants and the Sponsor Warrants, the “Warrants”) to a number of investors (the “PIPE Investors”) for a total consideration of US$44,500,100 (the “PIPE Transaction”). The Company received gross proceeds of US$44,500,100 (equivalent to RMB316,426,861) on September 29, 2022. The proceeds were allocated between PIPE Warrants and ordinary shares by using residual method. PIPE Warrants were recognized at fair value on September 28, 2022 and the difference between total proceeds and fair value of PIPE Warrants was allocated to ordinary shares. PIPE Warrants were accounted for as liabilities and measured at fair value in accordance with ASC 815, with fair value changes recognized in the Consolidated Statement of Operations (See Note 15).

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

2.Merger Transaction and Related Financing Transactions (continued)

(ii)   The Company issued 5,000,000 ordinary shares to Shaolin Capital Partners Master Fund Ltd, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (collectively, “ESA Investors”) pursuant to Equity Support Agreement (“ESA Agreement”) entered into on March 8, 2022 and as amended on July 28, 2022, concurrently with receipt of the subscription price of US$50,000,000 (equivalent to RMB355,535,000) paid by the ESA investors, which were deposited into a collateral account established in the name of the Company (the “ESA Transaction”). The Company is unable to withdraw or transfer the cash in the collateral account without consent from Shaolin Capital Management LLC (“Shaolin”). Before issuance of 5,000,000 ordinary Shares to ESA Investors and receipt of subscription price of US$50,000,000, the Company made payment of US$3,166,667 in cash as deposits to the collateral account. The cash and related interest income in the collateral account will be released to the Company and ESA Investors within 245 calendar days after the Closing Date in accordance with the mechanism set out in ESA Agreement (see Note 15). The Company incurred and paid offering cost of US$650,000 (equivalent to RMB4,621,955) in connection with this transaction which was recognized in general and administrative expenses for the year ended December 31, 2022.

(iii)   The Company is obligated to issue to CF Principal Investment LLC (“Cantor”) a number of ordinary shares equal to the quotient obtained by dividing (1) US$3,000,000 and (2) the fair market value of the ordinary shares (“Commitment Shares”) pursuant to Ordinary Share Purchase Agreement entered into between the Company and Cantor (also see Note 22). In accordance with such agreement, based on the Company’s notification from time to time, Cantor will purchase from the Company with per share purchase price equal to 97% of the dollar volume-weighted average price for the ordinary shares on the Nasdaq Stock Market over a specified time period, up to US$100,000,000 in aggregate gross purchase price of newly issued ordinary shares during the 36 months beginning from the effective date of initial registration statement filed with the U.S. Securities and Exchange Commission. The Company issued 826,446 ordinary shares as consideration for the Commitment Shares of US$3,000,000 (equivalent to RMB21,656,700), with a corresponding amount recognized in general and administrative expenses for the year ended December 31, 2022.

(iv)   The Company entered into an Option Agreement by and between, on the one hand, Pangaea Two Acquisition Holdings XXIIB, Ltd. and Pangaea Two Acquisition Holdings XXIIA, Ltd., and, on the other hand, Sona Credit Master Fund Limited (“Sona”) pursuant to which Sona shall have the options to acquire 200,000 ordinary shares of the Company from Pangaea Two Acquisition Holdings XXIIB, Ltd. at a purchase price of US$11.50 per share.

The key terms of this option are summarized as follows:

The options may be exercised, at the sole discretion of Sona, in whole or in part from the time to time within 5 years counting from the date of the consummation of Merger Transaction.

The options may be cancelled, at the option of Pangaea Two Acquisition Holdings XXIIA, at any time during the Exercise Period, upon no less than 30 days’ notice to the Investor, at a price of $0.01 per Option Share if the last reported sales price of the ordinary shares has been at least $18.00 per share on each of 20 trading days within any 30 trading-day period commencing once the options become exercisable and ending on the third (3rd) trading day prior to the date on which notice of cancellation is given.

The fair value of the options was US$250,000 (equivalent to RMB1,777,675) as of September 28, 2022, and was treated as capital contribution from shareholders because the options were granted to facilitate the consummation of financing transactions on behalf of the Company, and recorded in additional paid-in capital with a corresponding amount recognized in general and administrative expenses for the year ended December 31, 2022.

The ordinary shares and Public Warrants began trading on the Nasdaq Capital Market under the symbols “THCH” and “THCHW”, respectively, on September 29, 2022.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies

Basis of Preparation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the financial statements of TH International Limited and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. For consolidated subsidiary where the ownership in the subsidiary is less than 100%, the equity interest not held by the Company is shown as non-controlling interests.

These consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred losses since its inception. The Company incurred net losses of RMB745 million, RMB383 million and RMB143 million for the years ended December 31, 2022, 2021 and 2020 respectively. For the year ended December 31, 2022, the Company had net operating cash outflow of RMB287 million. As of December 31, 2022, the Company’s accumulated losses were RMB1,380 million.

The Company had relied principally on proceeds from issuance of ordinary shares, convertible notes and bank borrowings to finance its operations and business expansion. Substantial doubt about the Company’s ability to continue as a going concern existed in prior year due to uncertainty with regards to the financial plan to raise external financing through issuance of ordinary shares to new investors and renewal of credit facilities from banks. This uncertainty was partially alleviated by consummation of the Merger Transaction and related financing transactions as referred to in Note 2.

The Company requires additional liquidity to continue its operations over the next 12 months. The Company has evaluated plans to continue as a going concern such as raising external financing which include: a) obtaining additional loan facilities from banks and renewal of existing bank borrowings when they are due, receiving proceeds from shareholders for issuance of ordinary shares in conjunction with the Popeyes transaction consummated on March 30, 2023 (Note 26) and receiving proceeds for issuance of ordinary shares in conjunction with the Cantor financing arrangements; b) adjusting the pace of the Company’s store network expansion, reducing various discretionary expenditures and optimizing operational efficiency to improve the Company’s cash flow from operations. On such basis, management conclude that there is no substantial doubt about the Company’s ability to continue as a going concern as of the approval date of this financial statements.

Comparative Information

The store depreciation and amortization in the Consolidated Statement of operations for the years ended December 31, 2021 and 2020 in the amount of RMB62,678,633 and RMB16,449,684 have been reclassified from Other operating expense to Store depreciation and amortization caption to conform to the current year’s presentation to facilitate comparison.

Fiscal Calendar

The Company’s fiscal year is from January 1 to December 31.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions including incremental borrowing rate, fair value of long-lived assets, share-based compensation arrangements, earn-in shares, earn-out shares, liability-settled share-based payment to non-employee, ESA derivative liabilities, warrant liabilities and convertible notes.

Foreign Currency Transaction and Translation

The Company’s reporting currency is Chinese Renminbi Yuan (“RMB”). The functional currency of TH International Limited and its wholly-owned subsidiary incorporated at Hong Kong (THHK) is United States Dollars (“US$”). The functional currency of the Company’s PRC subsidiaries is RMB.

Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded in foreign currency transaction gain or loss in the Consolidated Statements of Operations.

The financial statements of TH International Limited and THHK are translated from US$ into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than deficits generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income / (loss) in the Consolidated Statements of Comprehensive Loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income in the Consolidated Balance Sheets.

Risks and Concentration

Foreign exchange risk

As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Company during the reporting periods.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Concentration of credit risk

The Company’s credit risk primarily arises from cash, short-term investment, prepaid expenses and other current assets and accounts receivable. The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong Special Administrative Region (“HKSAR”) are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB11,631,710 and RMB7,266,814 as of December 31, 2022 and December 31, 2021, respectively.

The Company expects that there is no significant credit risk associated with the cash and short-term investment which are held by reputable financial institutions. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

Concentration of operating risk

The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand. Such business activities are solely dependent upon its master development agreement with THRI. The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.

Cash

The Company’s cash consist of cash on hand and cash held in banks. Cash are deposited in financial institutions at below locations:

Cash at bank is deposited in financial institutions at below locations:

	December 31, 2022	December 31, 2021
Cash on hand	212,598	132,127

Financial institutions in Mainland China
– Denominated in RMB	102,427,994	30,060,065
– Denominated in USD	69,063,161	45,515,503
Total cash balances held at Mainland China financial institutions	171,491,155	75,575,568

Financial institutions in HKSAR
– Denominated in RMB	5,192	—
– Denominated in USD	67,368,485	315,129,691
Total cash balances held at the HKSAR financial institutions	67,373,677	315,129,691
Total cash balances held at financial institutions	238,864,832	390,705,259
Total cash balances	239,077,430	390,837,386

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, since its incorporation. The Company’s revenues are mainly generated from sales of food, beverage and packaged products by Company owned and operated stores, franchise fees, revenues from other franchise support activities and revenue from e-commerce sales and wholesale products.

Sales of food, beverage and packaged products by Company owned and operated stores

The Company generates majority of its revenue from sales of food, beverage and packaged products to customers by Company owned and operated stores. The revenue amounts exclude sales-related taxes.

For customers who visit the Company’s stores, sales revenue is recognized when Company satisfies its obligation by transferring control of the good to the customer.

The Company also offers its customers food, beverage and packaged products through third-party aggregators’ platforms. When orders are completed by the stores and control of the food, beverage and packaged products is transferred to the delivery staff of third-party aggregators, which control and determine the price for the delivery service, the Company recognizes revenue, excluding delivery fees.

Franchise fees

Franchise fees primarily include upfront franchise fees, continuing fees and revenue from advertising services.

The Company grants franchise rights to sub-franchisees in exchange for upfront franchise fees and continuing fees. The Company recognizes upfront franchise fees received from a sub-franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Company’s symbolic intellectual property in accordance with ASC 606. The Company recognizes continuing fees, which are based upon a percentage of sub-franchisee sales, as those sales occur.

For advertising services, the Company often engages third parties to provide services and acts as a principal in the transaction based on its responsibilities of defining the nature of the services and administering and directing all marketing and advertising programs in accordance with the provisions of the Company’s franchise agreements. The Company collects advertising contributions, which are generally based on certain percentage of sales from sub-franchisees. Advertising services provided to sub-franchisees are highly interrelated to franchise right, and are not considered individually distinct. The Company recognizes revenue from advertising services when the related sales occur.

Revenues from other franchise support activities

Other franchise support activities mainly consist of sales of kitchen equipment, raw materials for food, beverage and packaged products and provision of pre-opening and training services to sub-franchisees. These support activities provide stand-alone benefits to the sub-franchisees which are separate from the franchise right and are considered as distinct performance obligations of the Company. The Company recognizes the corresponding revenue of these sales and services when kitchen equipment or products are delivered to and accepted by the sub-franchisees and over the period of time when services are provided, respectively, at the amount that the Company is entitled to receive in exchange.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Loyalty program

The Company operates a loyalty program that allows registered members to earn points for each qualifying purchase. Points, which generally expire 12 months after being earned, may be redeemed for future purchases of products for free or at a discounted price in Company owned and operated stores. Points cannot be redeemed or exchanged for cash. The Company defers revenue associated with the estimated selling price of the points earned by the loyalty program members, as contract liabilities on the Consolidated Balance Sheets. The Company subsequently recognizes revenue when the points are redeemed or expired. The Company estimates the value of the product for which points are expected to be redeemed and redemption patterns, including an estimate of the breakage for points that members will never redeem. The Company reviews the estimated value of points at least annually based upon the latest available information regarding redemption and expiration patterns.

Revenue from e-commerce sales and wholesale products

The Company generates revenue from e-commerce sales, consisting of sale of packaged coffee, tea beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms. The Company recognizes revenue when the control of the goods is transferred to the customers, which occurs upon the delivery of goods.

Beginning from year 2022, the Company generated revenue from wholesale of canned coffee beverage and packaged coffee extract. The Company recognizes revenue when the control of the goods is transferred to the customers, which occurs upon the delivery of goods.

Accounts receivable

Accounts receivable primarily consist of receivables from sub-franchisees which are recognized and carried at the original invoice amount less an allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts primarily based on the aging of the receivables and factors surrounding the credit risk of specific sub-franchisees. Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and 2021, the Company has an allowance for doubtful accounts balance of RMB2.36 million and nil respectively. As of December 31, 2022 and 2021, the Company do not have off-balance-sheet credit exposure related to its sub-franchisees.

Receivables from Payment Processors and Aggregators

Receivables from payment processors such as WeChat and Alipay and aggregators are amounts due from them for clearing transactions and are included in prepaid expenses and other current assets. The cash was paid by customers through these payment processors and aggregators for food and goods provided by the Company. The Company considers and monitors the credit worthiness of the third-party payment processors and aggregators. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted and the potential for recovery is considered remote.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the proposed offering and that would be charged to shareholders’ equity upon the completion of the proposed offering. Should the proposed offering prove to be unsuccessful, these deferred offering costs will be charged to the Consolidated Statements of Operations.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) and net realizable value. Net realizable value is the estimated selling price of the inventory in the ordinary course of business less reasonably predictable costs of disposal. Adjustments are recorded in the cost of revenues to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value based on historical and forecasted demand.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and impairment, if any. The Company calculates depreciation and amortization on a straight-line basis over the estimated useful lives of the assets as follows: 3 to 15 years for furniture and office equipment, 4 to 12 years for kitchen equipment, 3 to 5 years for capitalized software costs, and shorter of the estimated useful lives and remaining lease term for leasehold improvements. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The Company capitalizes items associated with construction but not yet placed into service, as construction in progress (CIP). Items capitalized include fees associated with the design, build out and furnishing of the stores. Store CIP is not amortized or depreciated until the related assets are ready for intended use. Items are placed into service according to their asset category when the store is open for service.

Internal Development Costs

Capitalized internal costs include payroll expenses related to employees fully dedicated to store construction, decoration design and store site acquisition. Capitalized payroll costs are allocated to each new store location based on the actual time spent on each project. The Company commences capitalizing costs related to construction, decoration design and store site acquisition when it becomes probable that the project will be developed — when the site has been identified and the related profitability assessment has been approved.

Intangible Assets

Intangible assets include the franchise right authorized by THRI and upfront franchise fees requested to pay to THRI upon opening of a new store. The franchise right authorized by THRI is amortized on a straight-line basis over the initial term of 20 years. The upfront franchise fees related to both Company owned and operated stores and franchised stores are capitalized as an intangible asset and amortized on a straight-line basis over the term of each individual franchise agreement, which ranges from 2 to 12 years.

Delivery Costs

Delivery costs are expenses incurred for delivery of food and beverage products sold to customers through third-party aggregator platforms. The Company incurred delivery costs of RMB73,615,391, RMB38,604,864 and RMB12,232,737 for the years ended December 31, 2022, 2021 and 2020, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company reviews long-lived assets (including property and equipment and intangible assets with definite useful lives and operating lease right-of-use (“ROU”) assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. For purposes of impairment testing for individual store, we have concluded that an individual store is the asset group with independent cash flows. If an indicator of impairment exists for an individual store, an estimate of undiscounted future cash flows produced by each individual store is compared to its carrying value. If an individual store is determined to be impaired, the loss is measured by the excess of the carrying amount of the store over its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The impairment losses were RMB7,222,765, RMB1,001,880 and nil for the years ended December 31, 2022, 2021 and 2020, respectively.

Employee Benefits

The Company’s subsidiaries in the PRC participate in a government mandated, multi-employer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Company has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statement of operations amounted to RMB87,557,303, RMB60,189,806 and RMB10,441,439 for the years ended December 31, 2022, 2021 and 2020, respectively.

As a result of COVID-19, the PRC government exempted or reduced certain enterprises’ contributions to basic pension insurance, unemployment insurance, and work injury insurance (“certain social insurance”). The Company’s PRC subsidiaries were exempted from contributions to certain social insurance during the period of February 2020 through December 2020. The exemption was recognized as a reduction of Company owned and operated store expenses and general administrative expenses in the total amount of RMB10,518,612 for the year ended December 31, 2020.

Share-Based Compensation

Share-based awards granted to employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense over the service period for the entire award on a graded-vesting basis and when performance conditions are probable of being achieved. The Company elects to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

Share-based payment granted to non-employees in the form of ordinary shares are subject to service and performance conditions. They are measured at the fair value of the goods or services received except where the fair value cannot be estimated, in which case it is measured at the fair value of the equity instrument granted. The fair value of the share-based payment to non-employees classified as liability is periodically re-measured until the settlement of the payment, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with stock options.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Asset Retirement Obligations

The Company recognizes an asset and a liability for the fair value of an asset retirement obligation (“ARO”) when such an obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of the lease, the Company is contractually obligated to remove in order to comply with the lease agreement. As such, the Company amortizes the asset on a straight-line basis over the lease term and accrete the liability to its nominal value using the effective interest method over the lease term.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

Non-controlling Interests

The Company reports net loss attributable to non-controlling interests separately on the face of the Consolidated Statements of Operations. The portion of equity attributable to non-controlling interests is reported within equity, separately from the Company’s Shareholders’ equity on the Consolidated Balance Sheets.

Leases

Prior to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”) and subsequent amendments issued by the Financial Accounting Standards Board (“FASB”) on January 1, 2022, operating leases were not recognized on the balance sheet, but rental expense from operating leases that contain rent holidays or scheduled rent increases were recognized on a straight-line basis over the lease term. Contingent rentals based on sales levels in excess of stipulated amounts or solely based on a percentage of the store’s sales, are included in rental expense when attainment of the contingency is considered probable (e.g., when Company sales occur).

The Company adopted ASC 842 on January 1, 2022, using a modified retrospective method for leases that exist at, or are entered into after, January 1, 2022, and has not recast the comparative periods presented in the consolidated financial statements.

Upon adoption of ASC 842, ROU assets and lease liabilities are recognized upon lease commencement for operating leases based on the present value of lease payments over the lease term. As the rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at the lease commencement date in determining the imputed interest and present value of lease payments. The incremental borrowing rate was determined using a portfolio approach based on the rate of interest that the Company would have to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The incremental borrowing rate is primarily influenced by the risk-free interest rate of China, the Company’s credit rating and lease term.

For operating leases, the Company recognizes a single lease cost on a straight-line basis over the lease term. For rental payments either based on a percentage of the store’s sales in excess of a fixed base amount or solely based on a percentage of the store’s sales, they are recognized as variable lease cost as incurred.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

The Company does not have finance leases for the years ended December 31, 2022, 2021 and 2020.

The Company has elected not to recognize ROU assets or lease liabilities for leases with an initial term of 12 months or less; the Company recognizes rental expense for these leases on a straight-line basis over the lease term. In addition, the Company has elected not to separate non-lease components (e.g., common area maintenance fees) from the lease components.

Rental expenses incurred for company owned and operated stores are separated from other operating expenses.

Advertising and Promotional Expenses

The Company records advertising and promotional costs in the marketing expenses as incurred. The advertising and promotional costs were RMB81,017,100, RMB50,316,856 and RMB16,986,023 for the years ended December 31, 2022, 2021 and 2020, respectively.

Government Subsidies

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. Government subsidies are recognized when it is probable that the Company will comply with the conditions attached to them, and the subsidies will be received. A government subsidy related to an asset is deferred and recorded in other liabilities and then recognized as other income ratably over the expected useful life of the related asset in the Consolidated Statement of Operations. A government subsidy that compensates the Company for expenses or losses to be incurred in the future is deferred and recorded in other liabilities and recognized as other income in the periods in which the expenses or losses are recognized. Government grant for the purpose of giving immediate financial support to the Company with no future related costs is recognized as other income in the Consolidated Statement of Operations when the grant becomes receivable.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the year in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expenses and penalties in general and administrative expenses.

A valuation allowance to reduce the carrying amount of deferred income tax assets is established when it is more likely than not that the Company will not realize some portion or all of the tax benefit of its deferred income tax assets. The Company evaluates, on a quarterly basis, whether it is more likely than not that its deferred income tax assets are realizable. In performing this analysis, the Company considers all available evidence, both positive and negative, including historical operating results, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards and potential tax planning strategies that may be employed to prevent operating loss or tax credit carryforwards from expiring unused.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

Loss Per Share

Basic loss per share represents net loss to shareholders divided by the weighted-average number of ordinary shares outstanding during the year. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

Operating Segments

The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. For the purpose of internal reporting and management’s operation review, the Company’s chief executive officer does not segregate the Company’s business by product or service. Management has determined that the Company has one operating segment, which is Tim Hortons brand segment.

Fair Value Measurements

The Company applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

The Company’s financial instruments primarily include cash, accounts receivable, prepaid expenses and other current assets, short-term investment, short-term bank borrowings and long-term bank borrowings, accounts payable, amount due to related parties, other current liabilities, liability-settled share-based payment to non-employee, derivative financial liabilities and convertible notes. The long-term bank borrowings approximate their fair values, because these borrowings carry interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities. The Company’s convertible notes, liability-settled share-based payment to non-employee and derivative financial liabilities were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy. The Company’s short-term investment was measured at fair value using significant observable inputs other than quoted prices and categorized in Level 2 of the fair value hierarchy.

As of December 31, 2022 and 2021, the carrying amounts of other financial instruments approximate their fair value due to their short-term nature.

Statutory Reserve

In accordance with the PRC Company Laws, the paid-in capitals of the PRC subsidiaries are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

In addition, in accordance with the PRC Company Laws, the PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies. The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation. As of December 31, 2022 and 2021, there was no statutory surplus fund and discretionary surplus fund by the Company’s PRC subsidiaries, as these PRC companies were in accumulated losses as determined under PRC GAAP.

As of December 31, 2022, the paid-in capitals of the PRC subsidiaries in the amount of RMB789,217,070 are the Company’s restricted net assets.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASC 842, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The FASB subsequently issued amendments to clarify the implementation guidance. The Company adopted ASC 842 on January 1, 2022, using a modified retrospective method for leases that exist at, or are entered into after, January 1, 2022, and has not recast the comparative periods presented in the consolidated financial statements.

The Company has elected the package of the transition practical expedients, including (1) not to reassess whether any expired or existing contracts, including land easements that were not previously accounted for as leases, are or contain leases, (2) not to reassess the lease classification for any expired or existing leases, and (3) not to reassess initial direct costs for any existing leases.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.Summary of Significant Accounting Policies (continued)

The following table summarizes the effect on the consolidated balance sheet as a result of adopting ASC 842.

	December 31,	Effect of		January 1,
	2021	Adoption		2022
	RMB	RMB		RMB

Prepaid expenses and other current assets	142,838,295	(15,272,677)	(a)	127,565,618
Operating lease right-of-use assets	—	853,553,284	(b)	853,553,284
Lease liabilities-current	—	(133,024,693)	(c)	(133,024,693)
Other current liabilities	(286,078,575)	4,351,416	(d)	(281,727,159)
Lease liabilities-non-current	—	(752,579,348)	(c)	(752,579,348)
Other non-current liabilities	(47,167,706)	42,972,018	(d)	(4,195,688)
(a)	Represents the current portion of prepaid rental expenses reclassified to operating lease right-of-use assets.
(b)	Represents the net result of capitalization of operating lease payments and reclassification of prepaid rental expenses.
(c)	Represents the recognition of current and non-current lease liabilities.
(d)	Represents the reclassification of current and non-current accrued rental expenses to lease liabilities.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires business entities (except for not-for-profit entities and employee benefit plans) to disclose information about certain government assistance they receive. The Topic 832 disclosure requirements include: (i) the nature of the transactions and the related accounting policy used; (ii) the line items on the balance sheet and income statement that are affected and the amounts applicable to each financial statement line item; and (iii) significant terms and conditions of the transactions. The ASU is effective for the Company for fiscal years beginning after December 15, 2021. The ASU will be applied to government assistance received on or after the effective date. The Company adopted ASU 2021-10 as of January 1, 2022 and the adoption did not have a material effect on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. ASU 2016-13 was further amended in November 2019 by ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. As the Company is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Company will adopt ASU 2016-13 for the fiscal year ending December 31, 2023. The Company does not expect the adoption to have a material effect on its consolidated financial statements.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

4.Short-term Investment

In accordance with the ESA Agreement (see Note 15), with the written consent from Shaolin in August 2022, the Company used cash in the collateral account to invest in eligible investments. Written consent from Shaolin shall also be required in the circumstance of trading or substitution of eligible investments. The Company shall pay to Shaolin and/or the ESA Investors, at the written direction of Shaolin, an amount of cash in USD equal to the aggregate amount of interest accrued on the funds held in the collateral account in excess of US$100,000, up to a maximum of US$300,000. In the situation whereby there is a net loss in investment in the future, the Company is obligated to compensate the net loss in the collateral account.

In September 2022, the cash in the collateral account amounting to US$53,169,218 (equivalent to RMB377,490,814) was used to acquire securities issued by a financial institution in United States of America. These securities are financial products and the underlying assets are US treasury bonds. These securities are classified as Available-for-Sale securities (“AFS”) in accordance with ASC 320 because these securities are not acquired for trading purpose and they do not have maturity dates either. AFS are recorded at fair value in the consolidated balance sheets. Unrealized gains and losses on AFS are recognized in other comprehensive income, while realized gains and losses and impairment losses are recognized in consolidated statements of operations. Upon sale, gains and losses are reclassified from other comprehensive income into earnings based on specific identification of securities sold. The AFS securities are determined to be restricted because the Company is unable to trade or substitute these securities without written consent from Shaolin. As of December 31, 2022, unrealized losses on the AFS securities of RMB2,133,528 were recognized in other comprehensive income and no realized gains and losses and impairment losses are recognized.

5.Accounts Receivable, net

Accounts receivable, net of nil of allowance for doubtful accounts consist of the following:

	December 31, 2022	December 31, 2021
Accounts receivable	7,973,229	9,817,292
Less: allowance for doubtful accounts	(2,356,034)	—
Accounts receivable, net	5,617,195	9,817,292

	December 31, 2022	December 31, 2021
Beginning balance	—	—
Provision	2,356,034	—
Ending balance	2,356,034	—

6.Inventories

Inventories consist of the following:

	December 31, 2022	December 31, 2021
Food, beverage and packaged products	52,713,996	31,858,814
Merchandise for e-commerce sales	14,164,790	6,927,512
Others	4,588,731	3,693,077
	71,467,517	42,479,403

Provision for Inventories write-down was RMB387,999, nil and nil for the years ended December 31, 2022, 2021 and 2020, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

7.Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2022	December 31, 2021
Creditable input VAT	69,665,847	50,212,274
Short-term deposits	3,468,215	4,161,725
Receivables from payment processors and aggregators	10,217,082	17,701,386
Prepaid rental expenses	—	15,272,677
Prepaid marketing expenses	11,582,119	14,666,752
Deferred offering costs	—	18,475,035
Others	13,341,468	22,348,446
	108,274,731	142,838,295

8.Property and Equipment, Net

Property and equipment, net, consist of the following:

	December 31, 2022	December 31, 2021
Furniture and office equipment	57,867,896	44,636,186
Kitchen equipment	199,362,443	151,405,306
Software	56,181,672	30,171,796
Leasehold improvements	602,788,920	408,353,529
Construction in progress	22,971,178	15,747,154
Property and equipment, gross	939,172,109	650,313,971
Less: accumulated depreciation	(214,000,566)	(96,298,740)
Less: accumulated impairment loss	(5,135,573)	—
Property and equipment, net	720,035,970	554,015,231

Depreciation and amortization related to property and equipment was RMB124,083,503, RMB67,512,655, and RMB23,702,255 for the years ended December 31, 2022, 2021 and 2020, respectively.

Impairment loss was RMB7,222,765, RMB1,001,880 and nil for the years ended December 31, 2022, 2021 and 2020.

9.Intangible Assets, Net

Intangible assets, net consist of the following:

	Amortization
	Period (years)	December 31, 2022	December 31, 2021
Franchise right – authorized by THRI	20	69,646,000	63,757,000
Franchise right – upfront franchise fees	2 – 12	51,035,322	28,156,287
Less: accumulated amortization		(24,663,009)	(14,319,607)
Intangible assets, net		96,018,313	77,593,680

Amortization of intangible assets was RMB9,319,001, RMB6,763,487 and RMB4,136,128, out of which, RMB3,712,684, RMB3,223,700 and RMB 3,444,650 was recognized in Franchise and royalty expenses for the years ended December 31, 2022, 2021 and 2020, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

9.Intangible Assets, Net (continued)

The estimated future amortization expenses related to the intangible assets are set forth as follows:

Year ending December 31, 2023	11,511,475
2024	11,361,548
2025	11,069,647
2026	10,139,360
2027	8,665,568
Thereafter	43,270,715
96,018,313

10.Other Non-Current Assets

Other non-current assets consist of the following:

	December 31, 2022	December 31, 2021

Long-term rental deposits	82,270,359	67,311,223

11.Bank Borrowings

	December 31, 2022	December 31, 2021
Short-term borrowings	386,819,972	188,959,323
Long-term borrowings due within one year	20,987,521	3,096,000
Total current bank borrowings	407,807,493	192,055,323

	December 31, 2022	December 31, 2021
Total Long-term bank borrowings	29,787,537	14,999,452
Less: Long-term borrowings due within one year	(20,987,521)	(3,096,000)
Long-term borrowings due after one year	8,800,016	11,903,452

The Company’s subsidiaries entered into RMB denominated credit facility agreements with commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB 896,604,194 and USD10,000,000 (equivalent to RMB69,415,215) as of December 31, 2022. As of December 31, 2022, the unused credit limits under credit facility agreements were RMB549,411,900.

As of December 31, 2022 and 2021, the outstanding short-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 3.5% to 4.5% and 3.9% to 4.5% per annum, respectively.

As of December 31, 2022 and 2021, the outstanding long-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 4.2% to 4.6% and 4.2% per annum, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

The aggregate maturities of the above long-term bank borrowings for each year subsequent to December 31, 2022 are summarized as follows:

RMB
2023	20,987,521
2024	7,410,534
2025	1,389,482
Thereafter	—
29,787,537

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

12.Contract Liabilities

Contract liabilities – current as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Deferred revenue related to customer loyalty program	12,179,748	8,312,436
Advance from customers related to coupons and gift cards	8,573,239	5,208,549
Deferred revenue related to upfront franchise fees received from sub-franchisees	750,618	230,968
Others	618,700	377,358
	22,122,305	14,129,311

Contract liabilities – non-current as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021

Deferred revenue related to upfront franchise fees received from sub-franchisees	3,311,176	970,486

Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.

As of December 31, 2022, the Company had RMB4,061,794 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB750,618 is expected to be recognized in the next 12 months, RMB3,311,176 is expected to be recognized in next 2 to 10 years.

Revenue recognized in year 2022 that was included in the contract liability balance at the beginning of the year amounts to RMB13,829,722.

The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.

13.Commitments and Contingencies

Pursuant to the master development agreement (see note 1), the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB23,553,799 and RMB31,882,569 for the year ended December 31, 2022, and RMB24,265,373 and RMB15,576,324 for the year ended December 31, 2021, respectively. The outstanding accrued franchise fee due to THRI were RMB10,390,081 and RMB6,863,322 as of December 31, 2022 and 2021, respectively, which was recorded as amount due to related parties in the Consolidated Balance Sheets.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

14.Leases

The Company leases over 500 company-owned stores and office space as of December 31, 2022. Most leases provide for fixed monthly payment and certain leases also include provisions for contingent rent, determined as a percentage of sales.

Generally, the Company does not have renewal options for leases. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of rental expense for the year ended December 31, 2022 were as follows:

RMB
Operating lease cost	254,209,990
Variable lease cost	(3,718,849)
Short-term lease cost	113,048
Total rental expense	250,604,189

The Company was granted RMB16,816,763 in lease concessions from landlords related to the effects of the COVID-19 pandemic for the year ended December 31, 2022. The lease concessions were primarily in the form of rent reduction over the period when the Company’s business was adversely impacted. The Company applied the interpretive guidance in a FASB staff question-and-answer document issued in April 2020 and elected not to evaluate whether a concession received in response to the COVID-19 pandemic is a lease modification and to assume such concession was contemplated as part of the existing lease contract. Such concession was recognized as negative variable lease cost in the period the concession was granted.

Amounts reported in the consolidated balance sheet as of December 31, 2022 were as follows:

Asset	RMB
Operating lease right-of-use assets	946,872,784

Liabilities
Current
Current operating lease liabilities	180,468,426
Non-current operating lease liabilities	820,248,803
Total operating lease liabilities	1,000,717,229

Other information related to operating leases as of December 31, 2022 was as follows:

RMB
Cash paid for amounts included in the measurement of lease liabilities	206,073,929
Right-of-use assets obtained in exchange for new lease liabilities	241,609,016
Weighted-average remaining lease term (years)	5.61
Weighted-average discount rate	5.96%

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

14.Leases (continued)

Maturities of operating lease liabilities under non-cancellable leases as of December 31, 2022 are as follows:

Operating lease
commitments

Year ending December 31, 2023	261,058,233
2024	265,552,769
2025	247,539,671
2026	204,062,024
2027	143,088,301
Thereafter	155,132,379

Total undiscounted lease payments	1,276,433,377

Less: imputed interest	(275,716,148)

Total lease liabilities	1,000,717,229

15.Derivative Financial Liabilities

Warrant liabilities

On September 28, 2022, the Company issued 22,900,000 Warrants, which consists of 17,250,000 Public Warrants, 4,450,000 Sponsor Warrants and 1,200,000 PIPE Warrants (see Note 1). The Public Warrants have been traded on the Nasdaq Capital Market from September 29, 2022, while the Sponsor Warrants and the PIPE Warrants (collectively, the “Private Warrants”) which are held by the Sponsor, the PIPE Investors or any of their permitted transferees are not traded. The Private Warrants that are transferred to persons other than the permitted transferees shall upon such transfer cease to be Private Warrants and shall become Public Warrants.

The key terms of Warrants are summarized as follows:

The private placement warrants became exercisable on October 28, 2022, and the public warrants became exercisable on December 23, 2022. The Warrants will expire five years from September 28, 2022 or earlier upon redemption or liquidation.

Each Warrant can be exercised at an exercise price of US$11.50 in exchange for one ordinary share of the Company. The exercise price and number of ordinary shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the events of (i) a capitalization or share dividend, or a sub-division or other similar event; (ii) extraordinary dividend; (iii) a consolidation, combination, reverse share split or reclassification or other similar event.

For the Public Warrants, (i) if the price per ordinary share equals or exceeds US$18.00, the Company has the right to redeem the outstanding Public Warrants, in whole and not in part, at a price of US$0.01 per warrant; and (ii) if the price per ordinary share equals or exceeds US$10.00 but less than US$18.00, the Company has the right to redeem the outstanding Public Warrants, in whole and not in part, at a price of US$0.1 per warrant, and the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants. Before the Warrants redeemed by the Company under the circumstance set out in the contract, the warrant holders will be able to exercise their Warrants on a cashless basis and receive that number of shares determined based on the redemption date and the fair market value of ordinary shares. The “cashless basis” means that the warrant holders would pay the exercise price by surrendering his, her or its Warrants for that number of ordinary shares.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

15.Derivative Financial Liabilities (continued)

The Private Warrants are identical to the Public Warrants, except that so long as they are held by the initial holders of these warrants and their permitted transferees, they (i) may be exercised for cash or on a cashless basis; (ii) includes the ordinary shares issuable upon exercise of the Private Warrants, may not be transferred, assigned or sold until 30 days after September 28, 2022; (iii) shall not be redeemable by the Company if the price per ordinary Share equals or exceeds US$18.00; (iv) shall only be redeemable by the Company, in whole and not in part, at a price of US$0.1 per warrant, if the price per ordinary share equals or exceeds US$10.00 but less than US$18.00. In addition, the Sponsor Warrants and the ordinary shares underlying the Sponsor Warrants are subject to lock-up restrictions. In certain cases, the calculation of exercise price may be different based on the valuation models for Public Warrants as compared to Private Warrants.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of the Company with or into another corporation or entity (other than a consolidation or merger in which the Company is the continuing corporation or company and that does not result in any reclassification or reorganization of the Company’s outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.

Management considers Public Warrants and Private Warrants as liabilities and measures them at fair value in accordance with ASC 815, with fair value changes recognized in the Unaudited Condensed Consolidated Statement of Operations, because:

(i) for the Private Warrants, there is a settlement provision which is applied differently if the Private Warrants are transferred to a nonpermitted transferees and thus become the Public Warrants. In the case, the settlement amount (i.e., exercise price or number of shares) of the Private Warrants depends on the holder;

(ii) for both the Private Warrants and Public Warrants, in the events of reclassification and reorganization (which is outside the control of the Company), the warrant holders are entitled to receive cash, but not the holders of all shares underlying the warrants.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

15.Derivative Financial Liabilities (continued)

Contingent cash settlement features of ESA Transaction (“ESA derivative liabilities”)

According to the ESA Agreement and Amendment No.2 To Equity Support Agreement entered into as of December 27, 2022, the Company will receive the proceeds from the collateral account at the end of each of Reference Period: (i) the First Reference Period: the 27 consecutive Volume Weighted Average Price trading days (“VWAP Trading Days”) beginning on, and including, December 29, 2022, it such date is a VWAP Trading Day, or the next immediate VWAP Trading Day following December 29, 2022, if December 29, 2022 is not a VWAP Trading Date; (ii) the Second Reference Period: the 30 consecutive VWAP Trading Days beginning on, and including, the 145th calendar day immediately following the Closing Date; and (iii) the Third Reference Period: the 30 consecutive VWAP Trading Days beginning on, and including, the 235th calendar day immediately following the Closing Date. In each case, subject to acceleration and postponement in certain circumstances set forth in the ESA Agreement, the proceeds to be received by the Company at the end of each Reference Period will be an amount equal to the agreed number of shares provided in ESA Agreement multiplied by the lesser of (i) an agreed price provided in ESA Agreement (US$10.40 in the First Reference Period, US$10.60 in the Second Reference Period and US$10.90 in the Third Reference Period) and (ii) the average Volume Weighted Average Price for the Reference Period (“Reference Price”). Concurrently, the Company shall pay to the ESA Investors a Reference Period Payment, which is an amount equal to the agreed number of shares multiplied by (i) if Reference Price is less than the agreed price, an amount equal to agreed price minus the reference price for the Reference Period, or (ii) if the Reference Price for the Reference Period is greater than or equal to the agreed price, zero. At the end of the final Reference Period, the outstanding cash balance in the collateral account shall be released to the Company. Within five business days following the release of the outstanding cash balance of the collateral account, the Company shall pay to the ESA Investors and/or Shaolin, at the direction of Shaolin, the aggregate amount of interest accrued on the funds held in the collateral account prior to the release less US$100,000, up to a maximum of US$300,000.

The contingent cash settlement features of ESA agreement were determined to be classified as liabilities measured at fair value in accordance with ASC 815, with fair value changes recognized in the Unaudited Condensed Consolidated Statement of Operations, since the Company does not have an unconditional right to avoid delivering cash.

As of December 31, 2022, the balance of derivative financial liabilities measured at fair value was summarized as below:

RMB
Short-term derivative financial liabilities:
ESA derivative liabilities	269,251,436

Long-term derivative financial liabilities:
Warrant liabilities	19,083,004
288,334,440

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

16.Other Current Liabilities

Other current liabilities consist of the following:

		December 31, 2022	December 31, 2021

Accrued payroll and employee-related costs		88,469,812	47,194,542
Payable for acquisition of property and equipment		139,578,631	172,981,034
Guarantee deposits		11,695,000	6,620,000
Accrued marketing expenses		11,901,810	10,639,627
Sundry taxes payable		6,707,784	2,329,431
Accrued professional service fees		9,076,767	8,205,320
Accrued offering costs	(i)	4,039,468	9,164,827
Accrued rental expenses		4,242,805	3,210,387
Other accrual expenses		34,742,278	25,733,407
		310,454,355	286,078,575
(i)	In August 2022, the Company entered into a professional services contract with a financial intermediary firm pursuant to which, the firm provided professional services to the Company in connection with Merger Transactions and the Company is obligated to pay a service fee of US$3,000,000. Under the agreement, the Company settled US$1,000,000 of the service fee in cash in October 2022 and has an option at its sole discretion to settle the remaining US$2,000,000 of the service fee in year 2023 either in cash or by issuing 200,000 ordinary Shares of the Company when certain conditions were met upon the consummation of the Merger Transactions on September 28, 2022. The Company accounted for the option to settle such service fee in ordinary shares as a liability-settled share-based payment. The option is re-measured at fair value periodically until the settlement of payment. As of December 31, 2022, the fair value of options is US$580,000 (equivalent to RMB4,039,468).

17.Convertible Notes, at fair value

Convertible Senior Notes due December 10, 2026 issued by the Company

On December 10, 2021, the Company issued convertible notes due December 10, 2026 (“Maturity Date”) in an aggregate principal amount of US$50,000,000 (“Private Notes”) to certain investors at 2% discount, resulting in cash proceeds of US$49,000,000. The Private Notes bear interest commencing from December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year.

The key terms of Private Notes are summarized as follows:

Interest

For any interest payment period, the Company may, at its option, elect to pay interest on the Private Notes:

entirely in cash at 7.00% per annum if the Merger Transaction is consummated prior to September 30, 2022, otherwise at 10.00% per annum on or after September 30, 2022;

entirely by increasing the principal amount of the outstanding Private Notes or by issuing additional Private Notes (“PIK Interest”) having an aggregate principal amount equal to the amount of interest then due and owing at 9.00% per annum if the Merger Transaction is consummated prior to September 30, 2022, otherwise at 12% per annum on or after September 30, 2022.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

17.Convertible notes, at fair value (continued)

Note Holders’ conversion right

At any time from (and including) the earlier of (i) September 30, 2022 and (ii) the date of closing of the Mergers until the Maturity Date, each holder of the Private Notes may, in its sole discretion, convert all of its Private Notes into a number of fully paid, validly issued and non-assessable ordinary shares of the Company. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes. Subsequently, the conversion price was adjusted to US$10.85 per share in April 2023.

Company’s conversion option

If the Mergers occurs, at any time from the later of the date falling 24 months from December 10, 2021 and the effective date of the documents required by authorities, until the Maturity Date, the Company has the right, at its option, to convert all of the Private Notes outstanding at conversion price provided by the contracts of the Private Notes. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes. Subsequently, the conversion price was adjusted to US$10.85 per share during the year ended December 31, 2022.

Repurchase

Each holder of a Private Note will have the right, after June 20, 2025, at its election, to require the Company to repurchase all of such holder’s Private Notes for a repurchase price at an amount in cash equal to the principal amount of such Private Notes plus accrued and unpaid interest.

Redemption

The Private Notes may be redeemed at the option of the Company in whole, but not in part, at any time before December 10, 2025, for a cash purchase price equal to the redemption price provided in the contract of the Private Notes based on the different scenarios.

Tax redemption

The Private Notes may be redeemed at the option of the Company in whole, but not in part, at a redemption price equal to 102% of the principal amount, plus accrued and unpaid interest, as a result of any change in tax law.

The Company considered the Private Notes were issued at discount. As a result, The Company made a one- time irrevocable policy election at Private Notes’ inception to elect the fair value option under ASC 825 and measure Private Notes at fair value. The fair value option election is made on an instrument-by-instrument basis. Subsequently, the component of fair value changes relating to the instrument specific credit risk of the Private Note is recognized in other comprehensive (loss)/income. Fair value changes, other than the impact of instrument specific credit risk is recognized in changes in fair value of financial instruments in the Consolidated Statement of Operations.

Replacement of Private Notes

On December 30, 2021, the Private Notes were replaced by convertible senior notes with no change of terms (the “Notes”). On December 30, 2021, such convertible senior notes have been registered on Singapore Exchange Limited under the security registration number US87251CAA45. The Notes bear interest commencing as of December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year, commencing on June 10, 2022. The Notes mature on December 10, 2026.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

17.Convertible notes, at fair value (continued)

The Company assessed that there were no changes in fair value of the replacement by the Notes immediately after the replacement compared to the fair value of Private Notes immediately before the replacement on the replacement date. As a result, the Company determined the replacement is subject to modification accounting in accordance with ASC 470-50.

As of December 31, 2022 and 2021, the balance of convertible notes measured at fair value was summarized as below:

	December 31, 2022	December 31, 2021
Convertible notes, at fair value	354,080,264	318,466,215

As of December 31, 2022 and December 31, 2021, the unpaid principal balance of the Convertible Notes was US$ 50,000,000 (equivalent to RMB348,230,000 and RMB318,785,000 respectively). The difference between the fair value of the Convertible Notes and the unpaid principal balance of the Convertible Notes were US$840,000 (RMB5,850,264) and US$50,000 (RMB318,785) as of December 31, 2022 and December 31, 2021, respectively. The changes in fair value due to instrument-specific credit risk was RMB1,520,393 and RMB548,029 for the years ended December 31, 2022 and 2021, respectively.

18.Revenue

Revenue consist of the following:

	For the Years Ended December 31,
	2022	2021	2020
Sales of food, beverage and packaged products by Company owned and operated stores	938,096,823	617,226,090	206,036,187
Franchise fees	4,537,599	1,923,149	794,608
Revenues from other franchise support activities	18,965,417	9,469,639	5,253,776
Revenues from wholesale activities	6,533,166	—	—
Revenue from e-commerce sales	41,635,451	13,117,118	—
Revenues from other activities	1,295,310	1,207,805	—
Provision of consumer research service to THRI	—	428,148	—
Total revenues	1,011,063,766	643,371,949	212,084,571

All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the years ended December 31, 2022, 2021 and 2020.

19.Other Income

Other income consists of the following:

	For the Years Ended December 31,
	2022	2021	2020
Government grants	5,996,537	3,319,871	3,329,009
Others	1,155,918	156,000	9,779
Total other income	7,152,455	3,475,871	3,338,788

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20.Share-based Compensation

Share options

On March 19, 2019, the Board approved the 2019 Share Option Scheme (“Scheme”) to attract and retain key employees, which allowed for a maximum of 50,000,000 share units (equivalent to 14,486,152 ordinary shares after share split) to be issued under the Scheme (“Original Option Units”).

On September 28, 2022, the terms of the Scheme were amended and restated to allow a maximum aggregate number of ordinary shares of the Company that may be issued under the Scheme to be 14,486,152 shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions).

The Company granted 1,666,000 Original Option Units (equivalent to 482,666 ordinary shares after share split) and 7,194,000 Original Option Units (equivalent to 2,084,268 ordinary shares after share split) to the employees or directors (collectively as “Grantees”) during the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, 12,579,311 Original Option Units (equivalent to 3,514,114 ordinary shares after share split) are exercisable. The following table sets forth the activities of Original Option Units for the year ended December 31, 2022:

				Weighted
		Weighted	Weighted	average
	Number of	average	average	remaining	Aggregate
	Original	exercise	grant date	contractual	intrinsic
	Option Units	price	fair value	years	value
		US$	US$		US$
Outstanding as of January 1, 2022	27,098,000	0.31	0.27	6.80	38,324,597
Granted	1,666,000	1.06	—	—	—
Forfeited	(398,000)	0.56	—	—	—
Outstanding as of December 31, 2022	28,366,000	0.35	0.29	6.67	13,312,140
Expected to be vested as of December 31, 2022	28,366,000	0.35	0.29	6.67	13,312,140

During the years ended December 31, 2022 and 2021, the Company granted additional 460,756 share option units (equivalent to 133,494 ordinary shares after share split) and 955,643 share option units (equivalent to 276,872 ordinary shares after share split) to certain employees with an exercise price of US$1.20 and US$0.60 to settle the accrued bonus of RMB3,520,177 and RMB3,769,622 for these employees (“Additional Option Units”), respectively, which are immediately vested on the grant date and will become exercisable after a three-year pre-requisite service period, counting from the grant date. If employment of the Grantees is terminated (either voluntarily or involuntarily) prior to exercise, a cash payment equal to the cash bonus plus interest at the interest rate of People’s Bank of China for the term commencing on the signing date of Additional Option Units contract until the cease date is made to the Grantees. Upon exercise of the Additional Option Units, the cash settlement feature lapses. Since the Additional Option Unit is with two components in which exercise of one part cancels the other, in measuring compensation cost, the award is treated as a combination of: (i) a cash bonus payable in the amount of RMB3,520,177 plus interest and RMB3,769,622 plus interest for the years ended December 31, 2022 and 2021 respectively, and (ii) 460,756 Additional Option Units (equivalent to 133,494 ordinary shares after share split) and 933,742 share option units (equivalent to 270,527 ordinary shares after share split) with three-year pre-requisite service period, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20.Share-based Compensation (continued)

No Additional Option Units are exercisable as of December 31, 2022. The following table sets forth the activities of Additional Option Units for the year ended December 31, 2022:

			Weighted	Weighted
	Number of	Weighted	average	average
	Additional	average	grant	remaining	Aggregate
	Option	exercise	date fair	contractual	intrinsic
	Units	price	value	years	value
		US$	US$		US$
Outstanding as of January 1, 2022	933,742	0.60	0.41	1.34	831,030
Granted	460,756	1.20	—	—	—
Forfeited	(102,457)	0.81	—	—	—
Outstanding as of December 31, 2022	1,292,041	0.80	0.57	1.42	176,520
Expected to be vested as of December 31, 2022	1,292,041	0.80	0.57	1.42	176,520

The Company granted 6,000,000 units (equivalent to 1,738,338 ordinary shares after share split) of Restricted Share Units to Grantees during the year ended December 31, 2019 and has not granted any Restricted Share Units since then. As of December 31, 2022, 4,500,000 Restricted Share Units (equivalent to 1,303,754 ordinary shares after share split) out of the 6,000,000 Restricted Share Units granted (equivalent to 1,738,338 ordinary shares after share split) are exercisable. No Restricted Share Units were forfeited during the year ended December 31, 2022.

Options granted to Grantees were measured at fair value as of the respective grant dates using the Binomial Option Pricing Model with the following assumptions:

	2022	2021	2020
Expected volatility	25.00%	24.74% – 25.00%	24.51% – 26.99%
Risk-free interest rate (per annum)	2.50% – 2.80%	2.47% – 2.53%	1.01% – 1.12%
Exercise multiple	2.50 – 2.80	2.50 – 2.80	2.50 – 2.80
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	10	10	6
Fair value of underlying unit (3.45 unit = 1 ordinary share)	US$1.86	US$0.88 – US$1.49	US$0.37 – US$0.53

The estimated fair value of the underlying unit at the grant date was estimated by management with the assistant of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on the Company’s projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires the Company to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. The Company’s projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with the Company’s long-term business plan and market conditions in this industry. The Company also has to make complex and subjective judgments regarding its unique business risks, its limited operating history, and future prospects at the time of grant.

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not intend to pay dividend before the Company becomes profitable. The expected term is calculated from the grant date to estimated IPO date or the contractual term of the option.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20. Share-based Compensation (continued)

Original Option Units, Additional Option Units and Restricted Share Units all have a service condition and a performance condition on the completion of an IPO of the Company. The Merger Transaction was consummated on September 28, 2022 and therefore the performance condition on the completion of an IPO of the Company has been achieved. Upon the completion of the Merger Transaction as of September 28, 2022, the Company immediately recognized share-based compensation expenses of RMB33,194,871 for Original Option Units, Additional Option Units and Restricted Share Units vested cumulatively. All of share-based compensation expenses relating to Original Option Units, Additional Option Units and Restricted Share Units in the amount of RMB44,421,298 for the year ended December 31, 2022 were included in general and administrative expenses.

21.Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to income tax on income or capital gains. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.

No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2022, 2021 and 2020.

The Inland Revenue (Amendment) (Taxation on Specified Foreign-sourced income) Bill 2022 (“the new FSIE regime”) has been enacted in Hong Kong on December 14, 2022 and will have effect from January 1, 2023 onwards. This is to address the European Union’s inclusion of Hong Kong in the “grey list” in concern of any risk of double non-taxation arising from the tax exemption of offshore passive income for companies in Hong Kong without substantial economic substance. From January 1, 2023, offshore passive income (including interest income, dividend income or gain on disposal of equity interest (where applicable)), that is received or deemed to be received in Hong Kong (i.e., identical to the “received” concept in Singapore), would need to meet additional requirements, including, amongst others, the economic substance requirements (i.e. similar to offshore jurisdictions like Cayman Islands, BVI, etc.) in order to continue to be entitled to the offshore income tax exemption in Hong Kong.

Mainland PRC

The Company’s subsidiaries in Mainland PRC are subject to the PRC Corporate Income Tax Law (“CIT Law”) and are taxed at the statutory income tax rate of 25%, unless a preferential income tax rate is otherwise stipulated.

The components of loss before income taxes are as follows:

	Year ended	Year ended	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Mainland PRC	(506,323,501)	(371,992,927)	(132,554,844)
Hong Kong S.A.R and overseas entities	(238,424,750)	(10,936,239)	(10,505,323)
Total	(744,748,251)	(382,929,166)	(143,060,167)

For the years ended December 31, 2022, 2021 and 2020, there are no current and deferred income tax expenses recorded in the Company’s consolidated financial statements.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

21.Income tax (continued)

Reconciliation of the differences between PRC statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2022, 2021 and 2020 are as follows:

	Year ended	Year ended	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

PRC statutory tax rate	(25.0)%	(25.0)%	(25.0)%
Effect of tax rate differential for non-PRC entities	7.9%	0.7%	1.8%
Effect of non-deductible expenses	0.1%	0.3%	0.8%
Change in valuation allowance	17.0%	24.0%	22.4%
Actual income tax rate	—	—	—

Deferred income tax assets

	December 31, 2022	December 31, 2021
Operating losses carryforwards	238,086,013	133,725,956
Contract liabilities	4,060,385	2,472,812
Impairment losses	1,969,902	250,470
Operating lease liabilities	250,179,307	—
Other current liabilities	27,925,076	12,644,968
Software	428,758	—

Total gross deferred tax assets	522,649,441	149,094,206
Less: valuation allowances	(275,431,351)	(149,094,206)

Deferred tax assets, net of valuation allowance	247,218,090	—
Right-of-use assets	(236,718,196)	—
Leasehold improvements	(10,499,894)	—
Deferred tax liability	(247,218,090)	—

Deferred tax assets	(247,218,090)	—
Deferred tax liabilities	247,218,090	—
Net deferred tax assets	—	—

As of December 31, 2022, the Company had net operating loss carry forwards of RMB949,778,051 attributable to the PRC subsidiaries. Tax losses of the subsidiaries in PRC of RMB17,429,438, RMB46,953,288, RMB80,318,984, RMB411,354,697 and RMB393,721,644 will expire, if unused, by year 2024, 2025, 2026 and 2027 respectively.

A valuation allowance is provided against deferred income tax assets when the Company determines that it is more-likely-than-not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

As of December 31, 2022 and 2021, the valuation allowance of RMB275,431,351 and RMB149,094,206 were related to the deferred income tax assets of the PRC entities which were in loss position. Since these entities have incurred accumulated net operating losses for income tax purposes since their inception, the Company has provided full valuation allowance for the net deferred income tax assets as of December 31, 2022 and 2021.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

21.Income tax (continued)

Changes in valuation allowance are as follows:

	December 31, 2022	December 31, 2021
Balance at the beginning of the year	149,094,206	57,096,996
Increases in the year	126,337,145	91,997,210

Balance at the end of the year	275,431,351	149,094,206

According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100 thousand. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from establishment (i.e., 2018) to 2022 are open to examination by the PRC tax authorities.

22. Shareholders’ Equity

On May 28, 2018, the Company issued 10,000 ordinary shares to THRI as consideration to acquire the entire issued capital shares of THHK.

On June 12, 2018, the Company issued 90,000 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. for a total cash consideration of US$90,000,000, which are to be settled in three equal installments in June 2018, 2019 and 2020, respectively. As of December 31, 2020, all the three installments in the amount of US$30,000,000 (equivalent to RMB192,363,000) each, have been received. Issuance cost incurred in connection with the third installment in the amount of RMB1,719,802 was charged against additional paid-in capital.

On October 26, 2020, the Company issued 1,000 and 500 ordinary shares to L&L Tomorrow Holdings Limited (an entity controlled by Mr. Lu Yongchen) and Lord Winterfell Limited (an entity controlled by Chief Marketing Officer, Ms. He Bin), respectively. The cash consideration amounted to US$1,500,000 (equivalent to RMB10,089,000) was fully paid up.

On February 26, 2021, the Company issued 15,013 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. at a cash consideration of US$45,000,000 (equivalent to RMB291,393,000). On March 1, 2021, the cash consideration has been fully paid up.

On August 11, 2021, the Board of Directors approved issuance of 178 ordinary shares of the Company to L&L Tomorrow Holdings Limited at a price per share of US$1,000 in lieu of cash bonus to Chief Executive Office, Mr. Lu Yongchen. On August 12, 2021, these shares were issued.

On June 7, 2022, the Board of Directors approved issuance of 164 pre-split ordinary shares (equivalent to 174,544 ordinary shares after share split) of the Company to L&L Tomorrow Holdings Limited in lieu of cash bonus of US$164,000 (equivalent to RMB1,355,772) due to the Chief Executive Officer, Mr. Lu Yongchen. On June 24, 2022, these shares were issued. The total fair value of such shares was US$1,487,237, resulting in share-based compensation expense of US$1,323,237 (equivalent to RMB8,608,713) recognized for the year ended December 31, 2022 as general and administrative expenses.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

22.Shareholders’ Equity (continued)

On September 27, 2022, the Company issued 7,745 pre-split ordinary shares (equivalent to 8,242,983 ordinary Shares after share split) to THC Hope IB Limited for nil consideration which were related to outstanding share options that have been granted as of June 30, 2022. THC Hope IB Limited is a trust established to hold securities on behalf of certain employees and members of management. These shares are considered as treasury shares because THC Hope IB Limited is a consolidated subsidiary of the Company.

On September 28, 2022, the Company issued 5,693,636 ordinary shares and 17,250,000 Public Warrants and 4,450,000 Sponsor Warrants to acquire US$3,408,651 (equivalent to RMB24,237,896) of cash of the SPAC and assumed US$8,700,000 (equivalent to RMB61,863,090) of warrant liabilities of the SPAC.

On September 28, 2022, the Company issued 5,050,000 ordinary shares and 1,200,000 PIPE Warrants in connection with the PIPE Transaction. The Company received gross proceeds of US$44,500,100 (equivalent to RMB316,426,861) and recognized US$500,000 (equivalent to RMB3,555,349) of warrant liabilities related to the PIPE Transaction.

US$12,069,689 (equivalent to RMB85,728,299) offering cost related to the Merger Transaction and PIPE Transaction incurred and charged against additional paid-in upon the consummation of Merger Transactions, of which US$580,000 (equivalent to RMB4,039,468) is liability-settled share-based payment (See Note 16) in exchange of services provided.

On September 28, 2022, the Company issued 5,000,000 ordinary shares to the ESA Investors and the Company received the subscription price of US$50,000,000 (equivalent to RMB355,535,000) in the collateral account. The Company recognized ESA derivative liabilities of US$12,400,000 (equivalent to RMB88,172,680).

On November 9, 2022, the Company issued 826,446 ordinary shares to Cantor as consideration (equivalent to RMB21,656,700) for its irrevocable commitment to purchase the ordinary shares of the Company.

The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

23.Loss Per Share

Basic and diluted losses per ordinary share for the years ended December 31, 2022, 2021 and 2020 are calculated as follow.

Upon the completion of Merger Transaction (see Note 2), the basic and diluted weighted average number of ordinary shares outstanding used in computing net loss per ordinary share — basic and diluted was retrospectively adjusted to reflect the share split for the years ended December 31, 2022, 2021 and 2020, respectively.

	As of and for the year ended December 31,
	2022	2021	2020
Numerator:
Net loss attributable to shareholders of the Company	(742,645,232)	(381,721,019)	(141,999,507)

Denominator:
Basic and diluted weighted average number of ordinary shares	128,096,505	121,582,945	106,721,987

Basic and diluted loss per ordinary share (in RMB)	(5.80)	(3.14)	(1.33)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

23.Loss Per Share (continued)

For the year ended December 31, 2022, the calculation of basic loss per ordinary shares excludes 1,400,000 unvested Earn-in Shares owned by the Sponsor of SPAC that would only be vested upon the Company’s future share price reaching certain price thresholds.

The following securities were excluded from the computation of diluted net loss per share because their effective would have been anti-dilutive or for which the contingent condition had not been met at the end of the period:

	For the Years Ended December 31,
	2022	2021	2020

Warrants	22,900,000	—	—
Earn-out Shares	14,000,000	—	—
Original Option Units	8,217,559	7,850,915	5,886,303
Additional Option Units	374,334	270,527	—
RSU	1,738,338	1,738,338	1,738,338
Liability-settled share-based payment to non-employee	200,000	—	—
Convertible notes	6,752,041	6,752,041	—

24.Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	As of December 31, 2022			Total Fair
	Level 1	Level 2	Level 3	Value
	RMB	RMB	RMB	RMB
Assets
Short-term investment	—	372,375,701	—	372,375,701

Liabilities
Convertible notes	—	—	354,080,264	354,080,264
ESA derivative liabilities	—	—	269,251,436	269,251,436
Warrant liabilities	—	—	19,083,004	19,083,004
Liability-settled share-based payment to non-employee	—	—	4,039,468	4,039,468

	—	—	646,454,172	646,454,172

	As of December 31, 2021			Total Fair
	Level 1	Level 2	Level 3	Value
	RMB	RMB	RMB	RMB
Liabilities
Convertible notes	—	—	318,466,215	318,466,215

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

24.Fair Value Measurement (continued)

The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the years ended December 31, 2022 and 2021:

					Liability-settled
					share-based
					payment to
	Convertible notes	Short-term investment	Warrant liabilities	ESA derivative liabilities	non-employee
Balance as of January 1, 2021	—	—	—	—	—
Additions	312,092,172	—	—	—	—
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	5,577,001	—	—	—	—
Changes in fair value of convertible notes due to instrument-specific credit risk	548,029	—	—	—	—
Foreign currency translation adjustment	249,013	—	—	—	—
Balance as of December 31, 2021	318,466,215	—	—	—	—

Balance as of January 1, 2022	318,466,215	—	—	—	—
Additions	—	370,242,173	65,418,439	88,172,680	11,519,334
Changes in fair value, excluding impact of instrument-specific credit risk	4,493,605	2,133,528	(45,903,468)	186,598,308	(7,390,032)
Changes in fair value due to instrument specific credit risk	1,520,393	—	—	—	—
Foreign currency translation adjustment	29,600,051	—	(431,967)	(5,519,552)	(89,834)
Balance as of December 31, 2022	354,080,264	372,375,701	19,083,004	269,251,436	4,039,468

The convertible notes were measured at fair value using the Binomial Option Pricing Model. The ESA derivative liabilities and Liability-settled share-based payment to non-employee were measured at fair value using the Black-Scholes Option Pricing Model. The warrants liabilities were measured at fair value using the Monte Carlo Simulation Model.

As of December 31, 2022, the assumptions were as follow:

	Convertible			Liability-settled share-based
	notes	ESA derivative liabilities	Warrants liabilities	payment to non-employee
Expected volatility	28.00%	18.00% – 26.00%	26.00%	26.00%
Risk-free interest rate (per annum)	4.10%	4.05% – 4.62%	4.07%	4.39%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%
Fair value of the underlying ordinary share	US$2.78	US$2.78	US$2.78	US$2.78
Bond yield	13.30%	—	—	—
Coupon rate	9.00%	—	—	—

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

24.Fair Value Measurement (continued)

The convertible notes were measured at fair value as of December 31, 2021 using the Binomial Option Pricing Model with the following assumptions:

2021
Expected volatility	25.00%
Risk-free interest rate (per annum)	1.10%
Expected dividend yield	0.00%
Bond yield	11.00%
Coupon rate	9.00%
Fair value of the underlying ordinary share (before share split)	US$6,079.83

The fair value of the convertible notes, ESA derivative liabilities, warrants liabilities and Liability-settled share-based payment to non-employee as of December 31, 2022 and fair value of the convertible notes as of December 31, 2021 were estimated by management with the assistance of an independent valuation firm.

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Notes in effect at the Note’s valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable. The bond yield was based on the market yield of comparable bonds with similar credit rating.

The inputs used in the analysis for both December 31, 2022 and 2021 were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

25.Related Parties

The related parties are summarized as follow:

Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Parent company
Tim Hortons Restaurants International GmbH	Shareholder of the Company
TDL Group Corp	A subsidiary of investor’s ultimate holding company
Pangaea Data Tech (Shanghai) Co., Ltd	A subsidiary of investor’s ultimate holding company

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

25.Related Parties (continued)

The material related party transactions are summarized as follows:

		For the Years Ended December 31,
		2022	2021	2020
Continuing franchise fee to Tim Hortons Restaurants International GmbH	(i)	31,882,569	15,576,324	5,147,252
Upfront franchise fee to Tim Hortons Restaurants International GmbH	(ii)	23,553,799	24,265,373	4,097,227
Purchase of coffee beans from TDL Group Corp	(iii)	49,135,749	28,168,228	8,864,342
Provision of consumer research service to THRI		—	428,148	—
Consulting services provided by THRI		—	—	160,532
Services provided by Pangaea Data Tech (Shanghai) Co., Ltd	(iv)	7,206,906	—	—
Reimbursements to Cartesian Capital Group, LLC	(v)	1,845,960	—	—
(i)

Pursuant to the master development agreement between the Company and THRI, the Company pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and such continuing franchise fee was recorded in Franchise and royalty expenses.

(ii)

Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract. The amortization expense of upfront franchise fee in the amount of RMB334,034, nil and nil for the years ended December 31, 2022, 2021 and 2020, respectively, are included in Franchise and royalty expense financial caption.

(iii)

The Company purchased coffee beans from TDL Group Corp. The Company purchased coffee beans for its daily operation in the amount of RMB49,135,749, RMB28,168,228 and RMB8,864,342 for the years ended December 31, 2022, 2021 and 2020, respectively, amongst which RMB36,862,860, RMB19,521,561 and RMB8,864,342 were sold and recognized in the costs of food and packaging.

(iv)

Pangaea Data Tech (Shanghai) Co., Ltd. (“DataCo”) provides various data maintenance and management services, technical support and consulting services in support of the operation of the Company. RMB550,000, nil and nil for the years ended December 31, 2022, 2021 and 2020, respectively of purchased services are recognized in other operating expenses, respectively while RMB6,656,906, nil and nil are capitalized in property and equipment for the years ended December 31, 2022, 2021 and 2020, respectively.

(v)	Cartesian Capital Group, LLC paid travel and entertainment expenses relating to Company’s directors on behalf of the Company.

As of December 31, 2022 and 2021, the balances of transactions with related parties are set forth below:

Amount due to related parties:

	December 31, 2022	December 31, 2021
TDL Group Corp	9,690,952	7,210,593
Tim Hortons Restaurants International GmbH	10,390,081	6,863,322
Pangaea Data Tech (Shanghai) Co., Ltd	1,470,000	—
Cartesian Capital Group, LLC	933,930	—
Amounts due to related parties	22,484,963	14,073,915

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

26.Subsequent Events

On February 10, 2023, the first tranche of ESA proceeds (see Note 15) of USD5,413,344 (equivalent to RMB 36,747,941) has been released from the collateral account and received by the Company while USD11,919,983 (equivalent to RMB80,917,761) was released from the collateral account and returned to Shaolin. On February 15, 2023, the Company has further received USD100,000 (equivalent to RMB 681,773) of interest income from the collateral account. On April 11, 2023, the second tranche of ESA proceeds (see Note 15) of USD7,133,280 (equivalent to RMB49,135,463) has been released from the collateral account and received by the Company while USD10,533,379 (equivalent to RMB72,556,021) was released from the collateral account and returned to Shaolin.

On March 30, 2023 (“acquisition date”), the Company entered into a share purchase agreement (“Popeyes SPA”) with PLKC International Limited (“Popeyes China”), Pangaea Three Acquisition Holdings IV Limited (“Holdings IV”) and PLK APAC Pte. Ltd. (“PLK”) to acquire 100% outstanding shares of Popeyes China from Holdings IV (90%) and PLK (10%), which are related parties of the Company as Holdings IV and PLK are subsidiaries of Cartesian Capital Group, LLC and Restaurant Brands International Inc. respectively. The Company issued a total of 11,466,574 ordinary shares (among which 10,319,917 ordinary shares to Holdings IV and 1,146,657 ordinary shares to PLK) in exchange for all of the outstanding shares of Popeyes China.

On the acquisition date, Popeyes China, through its wholly owned subsidiary PLKC HK International Limited (“Popeyes China Franchisee”), has the exclusive right to develop, open and operate Popeyes Restaurants in Mainland China and Macau for an initial period of 20 years (“The Popeyes Master Franchise Right”). On acquisition date, Popeyes China and Popeyes China Franchisee did not have any business operations and did not have assets and liabilities other than the Popeyes Master Franchise Right and USD30,000,000 in cash. Pursuant to the Popeyes Master Franchise Right agreement, Popeyes China franchisee agrees to develop, open, build, and operate, or license Franchisees to develop, open, build, and operate, on a cumulative basis, of certain number of Popeyes Restaurants in the agreed Territory according to the Development schedule within the agreement. Pursuant to the Popeyes Master Franchise Right agreement, the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened.

In accordance with the Popeyes SPA for the acquisition of shares in Popeyes China, the Company will need to issue additional number of ordinary shares to Holdings IV and PLK based on the ratio of 90:10 as annual deferred contingent consideration, which is calculated as: (a) 3% of annual revenue of Popeyes China; divided by (b) 85% of the volume-weighted average price (VWAP) of the Company’s shares during the forty (40) trading days ended the last date of applicable fiscal year for an undefined period. In addition, the Company may at any time after the acquisition date, and at its sole option, to pay a lumpsum deferred contingent consideration, plus any unpaid annual deferred contingent consideration. Such lumpsum deferred contingent consideration will be settled by issuing additional number of ordinary shares to Holdings IV and PLK based on the ratio of 90:10, which is calculated as: (a) USD35,000,000, divided by (b) 85% of the VWAP of the Company’s shares during the forty (40) trading days ended as of the date of notifying the exercise this option. If the Company pays such lumpsum deferred contingent consideration, it will not need to pay any further annual deferred contingent consideration.

According to the Popeyes SPA, the Company will reserve 603,503 ordinary shares to be issuable pursuant to a separate employee stock option plan to be provided to the future employees of Popeyes China.

In March 2023, the Company’s parent company, Pangaea Two Acquisition Holdings XXIIA Limited (“Pangaea XXIIA”) surrendered 300,000 Company’s ordinary shares to the Company for no additional consideration for the purpose of share-based awards to be granted to certain employees (the “Employee Incentive Shares”). In accordance with Employee Incentive Shares arrangement, the Company granted 100 ordinary shares per person to 1,855 qualified employees (185,000 shares in total) in April 2023 and these share awards are to be settled in cash (subject to deduction of applicable withholding taxes) equivalent to the market value of such ordinary shares on the date when each of the employee grantees requests the Company to settle.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

27.Parent Only Financial Information

The following condensed parent company financial information of TH International Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial information. As of December 31, 2022 and 2021, there were no material contingencies, significant provisions of long-term obligations or guarantees of TH International Limited, except for those, which have been separately disclosed in the consolidated financial information.

Condensed Balance Sheets

	As of December, 31
	2022	2021
	RMB	RMB
ASSETS
Current assets
Cash	29,472,174	313,302,959
Short-term investment	372,375,701	—
Amounts due from subsidiaries	298,205,305	279,221,856
Prepaid expenses and other current assets	3,656,415	18,475,035
Total current assets	703,709,595	610,999,850
Non-current assets
Intangible assets, net	53,685,458	52,333,871
Total non-current assets	53,685,458	52,333,871
Total assets	757,395,053	663,333,721

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Derivative financial liabilities	269,251,436	—
Other current liabilities	6,129,649	9,329,205
Total current liabilities	275,381,085	9,329,205
Non-current liabilities
Derivative financial liabilities – non-current	19,083,004	—
Convertible notes, at fair value	354,080,264	318,466,215
Total non-current liabilities	373,163,268	318,466,215
Total liabilities	648,544,353	327,795,420
Shareholders’ equity
Ordinary shares	8,616	7,497
Additional paid-in capital	1,472,014,651	937,315,273
Accumulated losses	(1,380,173,392)	(637,528,160)
Accumulated other comprehensive income	17,000,825	35,743,691
Treasury shares	—	—
Total shareholders’ equity	108,850,700	335,538,301

Total liabilities and shareholders’ equity	757,395,053	663,333,721

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

27.Parent Only Financial Information (continued)

Condensed Statements of Operations

	For the Years Ended December 31,
	2022	2021	2020
	RMB	RMB	RMB

General and administrative expenses	88,435,187	1,976,807	6,862,862
Franchise and royalty expenses	3,378,650	3,223,700	3,447,050
Other income	337,865	—	—
Total costs and expenses, net	91,475,972	5,200,507	10,309,912

Operating loss	(91,475,972)	(5,200,507)	(10,309,912)

Equity in loss of subsidiaries	(506,340,297)	(370,940,089)	(131,640,926)
Interest income	359,607	—	804
Foreign currency transaction loss	(125)	(3,422)	(49,473)
Changes in fair value of convertible notes	(4,493,605)	(5,577,001)	—
Changes in fair value of warrant liabilities	45,903,468	—	—
Changes in fair value of ESA derivative liabilities	(186,598,308)	—	—

Loss before income taxes	(742,645,232)	(381,721,019)	(141,999,507)

Income tax expenses	—	—	—

Net loss	(742,645,232)	(381,721,019)	(141,999,507)

Condensed Statements of Comprehensive Loss

	For the Years Ended December 31,
	2022	2021	2020
	RMB	RMB	RMB

Net loss	(742,645,232)	(381,721,019)	(141,999,507)
Other comprehensive income
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes	(1,520,393)	(548,029)	—
Unrealized gain on short-term investment, net of nil income taxes	2,133,528	—	—
Foreign currency translation adjustment, net of nil income taxes	(19,356,001)	(2,889,641)	2,788,426

Total comprehensive loss	(761,388,098)	(385,158,689)	(139,211,081)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Expressed in Renminbi Yuan)

27. Parent Only Financial Information (continued)

Condensed Statements of Cash Flows

	For the Years Ended December 31,
	2022	2021	2020
	RMB	RMB	RMB
Net cash used in operating activities	(7,345,572)	(1,122,560)	(8,690,319)
Net cash used in investing activities	(895,671,288)	(294,289,816)	(322,209,625)
Net cash provided by financing activities	621,610,726	597,662,648	221,124,998
Effect of foreign currency exchange rate changes on cash	(2,424,651)	2,788,102	(10,113,157)
Net (decrease) / increase in cash	(283,830,785)	305,038,374	(119,888,103)
Cash at beginning of year	313,302,959	8,264,585	128,152,688
Cash at end of year	29,472,174	313,302,959	8,264,585

Supplemental disclosure of non-cash investing and financing activities:
Accrued offering costs paid by subsidiaries of TH International Limited	4,039,468	3,623,684	—

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(Expressed in Renminbi Yuan)

		March 31,	December 31,
	Note	2023	2022
		RMB	RMB
ASSETS
Current assets
Cash	3	364,570,314	239,077,430
Short-term investment	4	249,000,432	372,375,701
Accounts receivable, net	5	11,263,437	5,617,195
Inventories	6	71,270,887	71,467,517
Prepaid expenses and other current assets	7	115,519,301	108,274,731
Total current assets		811,624,371	796,812,574
Non-current assets
Property and equipment, net	8	742,644,233	720,035,970
Intangible assets, net	9	130,874,067	96,018,313
Operating lease right-of-use assets	14	913,908,585	946,872,784
Other non-current assets	10	80,362,581	82,270,359
Total non-current assets		1,867,789,466	1,845,197,426
Total assets		2,679,413,837	2,642,010,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	11	451,907,204	407,807,493
Accounts payable		108,503,078	105,673,391
Contract liabilities	12	23,561,626	22,122,305
Amount due to related parties	23	34,017,577	22,484,963
Operating lease liabilities	14	179,661,715	180,468,426
Derivative financial liabilities	15	151,177,400	269,251,436
Other current liabilities	16	311,940,065	310,454,355
Total current liabilities		1,260,768,665	1,318,262,369
Non-current liabilities
Long-term bank borrowings	11	7,769,516	8,800,016
Contract liabilities	12	3,256,745	3,311,176
Operating lease liabilities	14	788,088,534	820,248,803
Derivative financial liabilities	15	77,100,474	19,083,004
Convertible notes, at fair value	17	366,261,610	354,080,264
Other non-current liabilities	18	74,138,391	7,919,952
Total non-current liabilities		1,316,615,270	1,213,443,215
Total liabilities		2,577,383,935	2,531,705,584

Shareholders’ equity
Ordinary shares (US$0.00000939586994067732 par value, 500,000,000 shares authorized, 160,648,112 and 149,181,538 shares issued as of March 31, 2023 and December 31, 2022, respectively and 152,105,129 and 140,938,555 shares outstanding as of March 31, 2023 and December 31, 2022, respectively)	24	9,358	8,616
Additional paid-in capital		1,639,068,548	1,472,014,651
Accumulated losses		(1,555,058,025)	(1,380,173,392)
Accumulated other comprehensive income		16,123,160	17,000,825
Treasury shares (8,542,983 and 8,242,983 ordinary shares as of March 31, 2023 and December 31, 2022, respectively)		—	—
Total equity attributable to shareholders of the Company		100,143,041	108,850,700
Non-controlling interests		1,886,861	1,453,716
Total shareholders’ equity		102,029,902	110,304,416

Commitments and Contingencies	13

Total liabilities and shareholders’ equity		2,679,413,837	2,642,010,000

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(Expressed in Renminbi Yuan)

		Three months ended March 31,
	Note	2023	2022
		RMB	RMB

Revenues
Company owned and operated stores		310,451,568	211,045,482
Other revenues		26,027,557	13,611,482
Total revenues	19	336,479,125	224,656,964

Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB12,104,853 and RMB5,880,992 for the three months ended March 31, 2023 and 2022, respectively,).		111,325,568	69,570,929
Store rental expenses		71,410,366	58,366,266
Payroll and employee benefits		72,959,653	71,798,831
Delivery costs		22,782,254	14,834,178
Other operating expenses (including service fee from transactions with a related party of RMB150,000 and RMB100,000 for the three months ended March 31, 2023 and 2022, respectively)		25,088,299	29,696,624
Store depreciation and amortization		32,973,580	25,887,727
Company owned and operated store costs and expenses		336,539,720	270,154,555
Costs of other revenues		18,868,188	8,781,855
Marketing expenses		18,302,864	12,701,381
General and administrative expenses		70,621,100	50,506,040
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB10,802,069 and RMB7,036,697 for the three months ended March 31, 2023 and 2022, respectively)		11,905,008	7,830,234
Other operating costs and expenses		5,571,802	2,512,651
Loss on disposal of property and equipment		896,062	5,403,145
Impairment losses of long-lived assets		4,418,278	1,892,422
Other income		225,850	213,577
Total costs and expenses, net		466,897,172	359,568,706

Operating loss		(130,418,047)	(134,911,742)

Interest income		2,022,686	186,464
Interest expenses		(4,335,543)	(2,619,862)
Foreign currency transaction loss		(1,787,935)	(1,233,011)
Changes in fair value of convertible notes	25	(14,271,504)	(12,683,903)
Changes in fair value of warrant liabilities	25	(58,183,824)	—
Changes in fair value of ESA derivative liabilities	25	32,522,679	—

Loss before income taxes		(174,451,488)	(151,262,054)

Income tax expenses	21	—	—

Net loss		(174,451,488)	(151,262,054)

Less: Net income/(loss) attributable to non-controlling interests		433,145	(645,728)
Net loss attributable to shareholders of the Company		(174,884,633)	(150,616,326)
Basic and diluted loss per ordinary share	22	(1.25)	(1.21)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(Expressed in Renminbi Yuan)

		Three months ended March 31,
	Note	2023	2022
		RMB	RMB
Net loss		(174,451,488)	(151,262,054)

Other comprehensive income
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		(2,607,294)	(330,112)
Unrealized gain on short-term investment:
Unrealized gain on short-term investment arising during the year		1,386,293	—
Less: reclassification adjustment for gain included in net income		(686,130)	—
Unrealized gain on short-term investment, net of nil income taxes	25	700,163	—
Foreign currency translation adjustment, net of nil income taxes		1,029,466	485,154

Total comprehensive loss		(175,329,153)	(151,107,012)

Less: Comprehensive income/(loss) attributable to non- controlling interests	24	433,145	(645,728)
Comprehensive loss attributable to shareholders of the Company		(175,762,298)	(150,461,284)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(Expressed in Renminbi Yuan)

		Three months ended March 31,
	Note	2023	2022
		RMB	RMB
Cash flow from operating activities:
Net cash used in operating activities		(85,359,921)	(119,054,517)

Cash flows from investing activities:
Purchase of property and equipment and intangible assets		(67,427,246)	(124,263,511)
Proceeds from sales of short-term investment		117,665,553	—
Net cash provided by/(used in) investing activities		50,238,307	(124,263,511)

Cash flows from financing activities:
Proceeds from bank borrowings		124,073,291	123,702,283
Repayment of bank borrowings		(85,830,984)	(54,249,517)
Payment of offering costs		—	(4,761,150)
Payment to Shaolin due to ESA Transaction	4	(80,917,612)	—
Proceeds from financing through Popeyes Transaction	2	206,658,000	—
Net cash provided by financing activities		163,982,695	64,691,616

Effect of foreign currency exchange rate changes on cash		(3,368,197)	(2,370,357)

Net increase/(decrease) in cash		125,492,884	(180,996,769)
Cash at beginning of the period		239,077,430	390,837,386
Cash at end of the period		364,570,314	209,840,617

Supplemental disclosure of cash flow information:
Interest expenses paid		4,423,367	2,376,812

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

1.	Description of Business

TH International Limited together with its subsidiaries (“the Company”) owns the exclusive franchise right authorized by Tim Hortons Restaurants International GmbH (“THRI”), and is authorized to develop and operate stores branded “Tim Hortons” throughout the People’s Republic of China (“PRC”), including Hong Kong and Macau. The first Tim Hortons store in Mainland China opened in February 2019. As of March 31, 2023, there were 648 Tim Hortons stores in China, including 551 Company owned and operated stores and 97 franchised stores. For the 551 Company owned and operated stores, 192 stores are in Shanghai, 78 stores in Beijing, 49 stores in Hangzhou, 28 stores in Shenzhen, 26 stores in Guangzhou, 24 stores in Nanjing, 22 stores in Chengdu and other 132 stores in Chongqing, Wuhan, Xi’an, Xiamen, Dalian, etc.

2.	Popeyes Transaction

On March 30, 2023 (the “acquisition date”), TH International Limited entered into a share purchase agreement (the “Popeyes SPA”) with Pangaea Three Acquisition Holdings IV, Limited (“Holdings IV”) and PLK APAC Pte. Ltd. (“PLK”) to acquire 100% of the outstanding shares of PLKC International Limited (“Popeyes China”), a Cayman Islands exempted company from Holdings IV (90%) and PLK (10%), which are related parties of the Company as Holdings IV and PLK are subsidiaries of Cartesian Capital Group, LLC and Tim Hortons Restaurants International GmbH respectively (“Popeyes Transaction”). Pursuant to the Popeyes master development agreement signed between PLKC HK International Limited (“Popeyes China Franchisee”), a limited liability company organized and existing under the laws of Hong Kong and a wholly owned subsidiary of Popeyes China and PLK, effective from March 30, 2023, with an initial contractual term of 20 years (“The Popeyes Master Franchise Right”), the Company acquired the exclusive franchise right authorized by PLK, and is authorized to develop and operate stores branded “Popeyes” throughout mainland China and Macau. Popeyes China Franchisee has the option to extend the initial term for 10 years, subject to achieving certain agreed-upon milestones of cumulative store opening targets by the end of each development year. The Popeyes master development agreement also sets out terms related to development obligations, services and related obligations, fees, system standards and manuals, insurance obligations, relationship of the parties and indemnification, inspections and assignments, termination, rights and obligations upon termination or expiration, and other general provisions. On the acquisition date, Popeyes China and Popeyes China Franchisee did not have any business operations nor employees, and did not have assets and liabilities other than the Popeyes Master Franchise Right and US$30,000,000 (equivalent to RMB206,658,000) in cash. Accordingly, the Company accounted for this transaction as an asset acquisition.

On the acquisition date, the Company issued a total of 11,466,574 ordinary shares (among which 10,319,917 ordinary shares were issued to Holdings IV and 1,146,657 ordinary shares were issued to PLK) with lock-up periods of 18 months from issuance date, in exchange for all of the outstanding shares of Popeyes China. The fair value of the ordinary shares issued was US$38,550,000 (equivalent to RMB265,555,530) (the “Non-contingent Consideration”) and was recorded in share capital of US$108 (equivalent to RMB742) and additional paid-in capital of US$38,549,892 (equivalent to RMB265,554,788).

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

2Popeyes Transaction (Continued)

In accordance with the Popeyes SPA for the acquisition of Popeyes China, the Company is also obligated to issue an additional number of ordinary shares to Holdings IV and PLK, based on the ratio of 90:10 and with lock-up periods of 18 months from the issuance date as annual deferred contingent consideration, which is calculated as: (a) 3% of annual revenue of Popeyes China; divided by (b) 85% of the volume-weighted average price (VWAP) of the Company’s shares during the forty (40) trading days ended the last trading day of the applicable fiscal year as long as the Popeyes Master Franchise Right is in effect. In addition, the Company may at any time after the acquisition date, and at its sole option, pay a lumpsum deferred contingent consideration, plus any unpaid accrued annual deferred contingent consideration. If the Company pays such lumpsum deferred contingent consideration, it will not need to pay any further annual deferred contingent consideration. Such lumpsum deferred contingent consideration will be settled by issuing an additional number of ordinary shares with lock-up periods of 18 months from the issuance date to Holdings IV and PLK based on the ratio of 90:10, which is calculated as: (a) US$35,000,0000, divided by (b) 85% of the VWAP of the Company’s shares during the forty (40) trading days ended as of the date of notifying the exercise of this option. The fair value of the annual deferred contingent consideration inclusive of the lumpsum deferred contingent consideration prepayment settlement feature (collectively “Deferred Contingent Consideration”), was determined as US$9,600,000 (equivalent to RMB66,130,560) as of March 30, 2023 and recorded as a non-current liability (see Note 18). The Deferred Contingent Consideration is in the scope of ASC480 since it has a single, required settlement method. The instrument embodies an unconditional obligation that the Company must settle by issuing a variable number of its equity shares and, at inception, the monetary value of the obligation is based predominantly on variations in something other than the fair value of the Company’s equity shares. It is measured initially at fair value and subsequently at fair value with changes in fair value recognized in earnings.

In addition, if the number of Popeyes Restaurants opened by Popeyes China on or prior to December 31, 2026 (net of store closures) exceeds Cumulative Opening Target (as defined in the Popeyes master development agreement as amended) for store openings through such date, PLK shall surrender to the Company or one or more of its designees and forfeit for no consideration, 286,664 of the Company’s ordinary shares it received from the Popeyes Transaction to be included in the Company’s Employee Stock Ownership Plan pool (“Potential PLK forfeiture”). The fair value of this forfeiture feature was determined as US$950,000 (equivalent to RMB6,544,170) and recorded as a reduction of additional paid-in capital, and a reduction of the acquisition cost of intangible asset for the same amount. The Potential PLK forfeiture is accounted for as an equity-linked financial instrument initially measured at fair value. Since the instrument is considered indexed to the Company’s own shares and qualifies for equity classification, there will be no subsequent remeasurement of the instrument.

The total fair value of the Non-contingent Consideration, the Deferred Contingent Consideration less the Potential PLK forfeiture feature was US$47,200,000 (equivalent to RMB325,141,920), and was allocated to intangible asset of US$3,865,000 (equivalent to RMB26,624,439), cash of US$30,000,000 (equivalent to RMB206,658,000) and a reduction of additional paid-in capital of US$13,335,000 (equivalent to RMB91,859,481) as cost of financing. The acquisition cost of the intangible asset pertains to the annual deferred contingent consideration and lumpsum deferred contingent consideration attributed to PLK less the fair value of the Potential PLK forfeiture. The Company also incurred legal fees and other transaction costs of US$1,414,371 (equivalent to RMB9,743,037) which is capitalized in the cost of intangible asset. US$150,000 (equivalent to RMB1,054,658) of the incurred legal fees and other transaction costs were paid and settled in the period, with all other costs accrued as of March 31, 2023.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.	Summary of Significant Accounting Policies

Basis of Preparation

The accompanying unaudited condensed consolidated financial statements of TH International Limited and its subsidiaries (“the Company”) have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission. The consolidated balance sheet as of December 31, 2022 was derived from the audited consolidated financial statements of the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 2022.

In the opinion of the management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of March 31, 2023, the results of operations and cash flows for the three months ended March 31, 2023 and 2022 have been made.

Comparative Information

The store depreciation and amortization and store rental expense in the Consolidated Statement of Operations for the three months ended March 31, 2022 in the amount of RMB25,887,727 and RMB9,089,002 respectively, have been reclassified from Other operating expenses to Store depreciation and amortization and Store rental expenses caption respectively, to conform to the current period's presentation to facilitate comparison.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include incremental borrowing rate, fair value of long-lived assets, share-based compensation arrangements, earn-in shares, earn-out shares, liability-settled share-based payment to non-employee, ESA derivative liabilities, deferred contingent consideration, warrant liabilities and convertible notes.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.	Summary of Significant Accounting Policies (Continued)

Risks and Concentration

Foreign exchange risk

As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Company during the reporting periods.

Concentration of credit risk

The Company’s credit risk primarily arises from cash, short-term investment, prepaid expenses and other current assets and accounts receivable. The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong Special Administrative Region (“HKSAR”) are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB11,992,649 and RMB11,631,710 as of March 31, 2023 and December 31, 2022, respectively.

The Company expects that there is no significant credit risk associated with the cash and short-term investment which are held by reputable financial institutions. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

Concentration of operating risk

The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand. Such business activities are solely dependent upon its master development agreement with THRI. The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

3.	Summary of Significant Accounting Policies (Continued)

Cash

The Company’s cash consist of cash on hand and cash held in banks. Cash are deposited in financial institutions at below locations:

Cash at bank is deposited in financial institutions at below locations:

	March 31, 2023	December 31, 2022
Cash on hand	223,697	212,598

Financial institutions in Mainland China
—Denominated in RMB	79,608,933	102,427,994
—Denominated in USD	937,221	69,063,161
Total cash balances held at Mainland China financial institutions	80,546,154	171,491,155

Financial institutions in HKSAR
—Denominated in RMB	15,208	5,192
—Denominated in USD	283,785,255	67,368,485
Total cash balances held at the HKSAR financial institutions	283,800,463	67,373,677
Total cash balances held at financial institutions	364,346,617	238,864,832
Total cash balances	364,570,314	239,077,430

Changes In Accounting Principle

The Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and subsequent amendments to the initial guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11 and ASU 2020-02, collectively referred to as “ASC 326” on January 1, 2023 using the modified retrospective approach. ASC 326 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASC 326 eliminates the probable initial recognition threshold in current GAAP and, instead, reflects an entity’s current estimate of all expected credit losses. This adoption did not have a material impact on the Company’s consolidated financial statements.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

4.	Short-term Investment

In accordance with the ESA Agreement, with the written consent from Shaolin in August 2022, the Company used cash in the collateral account to invest in eligible investments. Written consent from Shaolin shall also be required in the circumstance of trading or substitution of eligible investments. The Company shall pay to Shaolin and/or the ESA Investors, at the written direction of Shaolin, an amount of cash in USD equal to the aggregate amount of interest accrued on the funds held in the collateral account in excess of US$100,000, up to a maximum of US$300,000. In the situation whereby there is a net loss in investment in the future, the Company is obligated to compensate the net loss in the collateral account.

In September 2022, the cash in the collateral account amounting to US$53,169,218 (equivalent to RMB377,490,814) was used to acquire securities issued by a financial institution in United States of America. These securities are financial products and the underlying assets are US treasury bonds. These securities are classified as Available-for-Sale securities (“AFS”) in accordance with ASC 320 because these securities are not acquired for trading purpose and they do not have maturity dates either. AFS are recorded at fair value in the consolidated balance sheets. Unrealized gains and losses on AFS are recognized in other comprehensive income, while realized gains and losses and impairment losses are recognized in consolidated statements of operations. Upon sale, gains and losses are reclassified from other comprehensive income into earnings based on specific identification of securities sold. The AFS securities are determined to be restricted because the Company is unable to trade or substitute these securities without written consent from Shaolin. On February 10, 2023, the first tranche of ESA proceeds of US$5,413,344 (equivalent to RMB36,747,941) was released from the collateral account and received by the Company while US$11,919,983 (equivalent to RMB80,917,612) was released from the collateral account and returned to Shaolin. On February 15, 2023, the Company received US$100,000 (equivalent to RMB681,773) of interest income from the collateral account. As of March 31, 2023, unrealized gain on the AFS securities of RMB700,163 were recognized in other comprehensive income, realized gains of RMB686,130 was recorded in interest income and no impairment losses are recognized.

5.	Accounts Receivable, net

Accounts receivable, net consist of the following:

	March 31, 2023	December 31, 2022
Accounts receivable	13,291,297	7,973,229
Less: allowance for doubtful accounts	(2,027,860)	(2,356,034)
Accounts receivable, net	11,263,437	5,617,195

	March 31, 2023	March 31, 2022
Beginning balance of the three months ended	2,356,034	—
Reversal of provision	(328,174)	—
Ending balance of the three months ended	2,027,860	—

6.	Inventories

Inventories consist of the following:

	March 31, 2023	December 31, 2022
Food, beverage and packaged products	36,941,115	52,713,996
Merchandise for e-commerce sales	24,455,115	14,164,790
Others	9,874,657	4,588,731
	71,270,887	71,467,517

Inventories write-down was RMB296,141 and RMB10,324 for the three months ended March 31, 2023 and 2022, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	March 31, 2023	December 31, 2022
Creditable input VAT	72,350,068	69,665,847
Short-term deposits	5,051,553	3,468,215
Receivables from payment processors and aggregators	15,223,921	10,217,082
Prepaid marketing expenses	4,917,340	11,582,119
Others	17,976,419	13,341,468
	115,519,301	108,274,731

8.	Property and Equipment, Net

Property and equipment, net, consist of the following:

	March 31, 2023	December 31, 2022
Furniture and office equipment	63,236,732	57,867,896
Kitchen equipment	203,789,191	199,362,443
Software	61,542,266	56,181,672
Leasehold improvements	616,069,238	602,788,920
Construction in progress	49,852,500	22,971,178
Property and equipment, gross	994,489,927	939,172,109
Less: accumulated depreciation	(247,417,019)	(214,000,566)
Less: accumulated impairment loss	(4,428,675)	(5,135,573)
Property and equipment, net	742,644,233	720,035,970

Depreciation and amortization related to property and equipment was RMB35,414,448 and RMB29,268,742 for the three months ended March 31, 2023 and 2022, respectively.

Impairment loss was RMB4,418,278 and RMB1,892,422 for the three months ended March 31, 2023 and 2022, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

9.	Intangible Assets, Net

Intangible assets, net consist of the following:

	Amortization
	Period (years)	March 31, 2023	December 31, 2022
Franchise right - authorized by THRI	20	68,717,000	69,646,000
Franchise right – authorized by PLK	20	36,278,254	—
Franchise right - upfront franchise fees	2-12	53,227,919	51,035,322
Less: accumulated amortization		(27,349,106)	(24,663,009)
Intangible assets, net		130,874,067	96,018,313

On March 30, 2023, the Company acquired the exclusive franchise right authorized by PLK, and is authorized to develop and operate stores branded “Popeyes” throughout mainland China and Macau, RMB36,367,476 was recognized as franchise right authorized by PLK with a 20 years amortization period (see Note 2).

Amortization of intangible assets was RMB2,686,097 and RMB2,053,718, out of which, RMB1,102,939 and RMB 793,537 was recognized in Franchise and royalty expenses for the three months ended March 31, 2023 and 2022, respectively.

The estimated future amortization expenses related to the intangible assets are set forth as follows:

Nine months ending December 31, 2023	10,193,138
Year ending December 31, 2024	13,422,900
2025	13,135,378
2026	12,193,348
2027	10,714,208
Thereafter	71,215,095
130,874,067

10.	Other Non-Current Assets

Other non-current assets consist of the following:

	March 31, 2023	December 31, 2022
Long-term rental deposits	80,362,581	82,270,359

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

11.	Bank Borrowings

	March 31, 2023	December 31, 2022
Short-term borrowings	442,982,022	386,819,972
Long-term borrowings due within one year	8,925,182	20,987,521
Total current bank borrowings	451,907,204	407,807,493

	March 31, 2023	December 31, 2022
Total Long-term bank borrowings	16,694,698	29,787,537
Less: Long-term borrowings due within one year	(8,925,182)	(20,987,521)
Long-term borrowings due after one year	7,769,516	8,800,016

The Company’s subsidiaries entered into RMB and USD denominated credit facility agreements with commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB744,264,194 and US$10,000,000 (equivalent to RMB68,717,000) as of March 31, 2023. As of March 31, 2023, the unused credit limits under credit facility agreements were RMB423,304,474.

As of March 31, 2023 and December 31, 2022, the outstanding short-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 3.5% to 4.4% and 3.5% to 4.5% per annum, respectively.

As of March 31, 2023 and December 31, 2022, the outstanding long-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 4.2% to 4.6% and 4.2% to 4.6% per annum, respectively.

The aggregate maturities of the above long-term bank borrowings for each period subsequent to March 31, 2023 are summarized as follows:

RMB
Twelve months ending March 31, 2024	8,925,182
2025	5,179,434
2026	2,590,082
16,694,698

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

12.	Contract Liabilities

Contract liabilities – current as of March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023	December 31, 2022
Deferred revenue related to customer loyalty program	12,735,834	12,179,748
Advance from customers related to coupons and gift cards	8,816,079	8,573,239
Deferred revenue related to upfront franchise fees received from sub-franchisees	772,613	750,618
Others	1,237,100	618,700
	23,561,626	22,122,305

Contract liabilities – non-current as of March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023	December 31, 2022
Deferred revenue related to upfront franchise fees received from sub-franchisees	3,256,745	3,311,176

Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.

As of March 31, 2023, the Company had RMB4,029,358 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB772,613 is expected to be recognized in the next 12 months, RMB3,256,745 is expected to be recognized in next 2 to 10 years.

Revenue recognized during the three months ended March 31, 2023 that was included in the contract liability balance at the beginning of the period amounted to RMB7,212,814.

The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.

13.	Commitments and Contingencies

Pursuant to the master development agreement (see note 1), the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB2,543,422 and RMB10,802,069 for the three months ended March 31, 2023, and RMB2,673,136 and 7,036,697 for the three months ended March 31, 2022, respectively. The outstanding accrued franchise fee due to THRI were RMB23,360,192 and RMB10,390,081 as of March 31, 2023 and December 31, 2022, respectively, which was recorded as amount due to related parties in the Consolidated Balance Sheets.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

14.	Leases

The Company leased 598 company-owned stores and office space as of March 31, 2023. Most leases provide for fixed monthly payment and certain leases also include provisions for contingent rent, determined as a percentage of sales.

Generally, the Company does not have renewal options for leases. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of rental expense for the three months ended March 31, 2023 were as follows:

RMB
Operating lease cost	71,046,072
Variable lease cost	3,446,070
Short-term lease cost	128,165
Total rental expense	74,620,307

The Company was granted RMB1,027,204 in lease concessions from landlords related to the effects of the COVID-19 pandemic for the three months ended March 31, 2023. The lease concessions were primarily in the form of rent reduction over the period when the Company’s business was adversely impacted. The Company applied the interpretive guidance in a FASB staff question-and-answer document issued in April 2020 and elected not to evaluate whether a concession received in response to the COVID-19 pandemic is a lease modification and to assume such concession was contemplated as part of the existing lease contract. Such concession was recognized as negative variable lease cost in the period the concession was granted.

Amounts reported in the consolidated balance sheet as of March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023	December 31, 2022
Assets
Operating lease right-of-use assets	913,908,585	946,872,784

Liabilities
Current
Current operating lease liabilities	179,661,715	180,468,426
Non-current operating lease liabilities	788,088,534	820,248,803
Total operating lease liabilities	967,750,249	1,000,717,229

Other information related to operating leases as of March 31, 2023 was as follows:

RMB
Cash paid for amounts included in the measurement of lease liabilities	64,961,006
Right-of-use assets obtained in exchange for new lease liabilities	27,709,016
Weighted-average remaining lease term (years)	4.65
Weighted-average discount rate	5.86%

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

14.	Leases (Continued)

Maturities of operating lease liabilities under non-cancellable leases as of March 31, 2023 are as follows:

Operating lease
commitments
Twelve months ending March 31, 2024	262,330,419
2025	263,334,193
2026	243,207,757
2027	193,009,108
2028	132,805,889
Thereafter	136,934,316
Total undiscounted lease payments	1,231,621,682
Less: imputed interest	(263,871,433)
Total lease liabilities	967,750,249

15.	Derivative Financial Liabilities

Contingent cash settlement features of ESA Transaction (“ESA derivative liabilities”)

On February 10, 2023, the first tranche of ESA proceeds of US$5,413,344 (equivalent to RMB36,747,941) was released from the collateral account and received by the Company while US$11,919,983 (equivalent to RMB80,917,612) was released from the collateral account and returned to Shaolin.

As of March 31, 2023, the balance of derivative financial liabilities measured at fair value was summarized as below:

	March 31, 2023	December 31, 2022
Short-term derivative financial liabilities:
ESA derivative liabilities	151,177,400	269,251,436
Long-term derivative financial liabilities:
Warrant liabilities	77,100,474	19,083,004
	228,277,874	288,334,440

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

16.	Other Current Liabilities

Other current liabilities consist of the following:

		March 31, 2023	December 31, 2022

Accrued payroll and employee-related costs		71,949,080	88,469,812
Payable for acquisition of property and equipment		132,515,365	139,578,631
Guarantee deposits		8,765,000	11,695,000
Accrued marketing expenses		9,991,675	11,901,810
Sundry taxes payable		6,256,685	6,707,784
Accrued professional service fees		27,425,713	9,076,767
Accrued offering costs	(i)	5,909,662	4,039,468
Accrued rental expenses		—	4,242,805
Other accrual expenses		49,126,885	34,742,278
		311,940,065	310,454,355
(i)	In August 2022, the Company entered into a professional services contract with a financial intermediary firm pursuant to which, the firm provided professional services to the Company in connection with Merger Transactions and the Company is obligated to pay a service fee of US$3,000,000. Under the agreement, the Company settled US$1,000,000 of the service fee in cash in October 2022 and has an option at its sole discretion to settle the remaining US$2,000,000 of the service fee in year 2023 either in cash or by issuing 200,000 ordinary Shares of the Company when certain conditions were met upon the consummation of the Merger Transactions on September 28, 2022. The Company accounted for the option to settle such service fee in ordinary shares as a liability-settled share-based payment. The option is re-measured at fair value periodically until the settlement of payment.

17.	Convertible Notes, at fair value

As of March 31, 2023 and 2022, the balance of convertible notes measured at fair value was summarized as below:

	March 31, 2023	December 31, 2022
Convertible notes, at fair value	366,261,610	354,080,264

As of March 31, 2023 and December 31, 2022, the unpaid principal balance of the Convertible Notes was US$ 50,000,000 (equivalent to RMB343,585,000 and RMB348,230,000 respectively). The difference between the fair value of the Convertible Notes and the unpaid principal balance of the Convertible Notes were US$3,300,000 (RMB22,676,610) and US$840,000 (RMB5,850,264) as of March 31, 2023 and December 31, 2022.

18.	Other non-current liabilities

Other non-current liabilities consist of the following:

		March 31, 2023	December 31, 2022
Deferred contingent consideration	(i)	65,968,319	—
Asset retirement obligations		7,920,322	7,658,309
Others		249,750	261,643
		74,138,391	7,919,952
(i)	On March 30, 2023, the Company acquired Popeyes China (see Note 2). As part of the consideration, the Company is obligated to pay Deferred Contingent Consideration.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

19.	Revenue

Revenue consists of the following:

	Three months ended March 31,
	2023	2022
Sales of food, beverage and packaged products by Company owned and operated stores	310,451,568	211,045,482
Franchise fees	2,430,164	954,410
Revenues from other franchise support activities	10,403,282	3,143,554
Revenues from wholesale activities	3,742,106	—
Revenue from e-commerce sales	9,157,563	9,513,518
Revenues from other activities	294,442	—
Total revenues	336,479,125	224,656,964

All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the three months ended March 31, 2023 and 2022.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

20.	Share-based Compensation

Share options

The Company granted nil Original Option Units to the employees or directors (collectively as “Grantees”) during the three months ended March 31, 2023.

As of March 31, 2023, 12,895,561 Original Option Units (equivalent to 3,523,167 ordinary shares after share split) are exercisable. The following table sets forth the activities of Original Option Units for the three months ended March 31, 2023:

				Weighted
		Weighted	Weighted	average
	Number of	average	average	remaining	Aggregate
	Original	exercise	grant date	contractual	intrinsic
	Option Units	price	fair value	years	value
		US$	US$		US$
Outstanding as of January 1, 2023	28,366,000	0.35	0.29	6.67	14,548,534
Granted	—	—	—	—	—
Forfeited	(335,000)	0.59	—	—	—
Outstanding as of March 31, 2023	28,031,000	0.35	0.29	6.41	23,243,902
Expected to be vested as of March 31, 2023	28,031,000	0.35	0.29	6.41	23,243,902

No Additional Option Units are exercisable as of March 31, 2023. The following table sets forth the activities of Additional Option Units for the three months ended March 31, 2023:

			Weighted	Weighted
	Number of	Weighted	average	average
	Additional	average	grant	remaining	Aggregate
	Option	exercise	date fair	contractual	intrinsic
	Units	price	value	years	value
		US$	US$		US$
Outstanding as of January 1, 2023	1,292,041	0.80	0.57	1.42	309,270
Granted	—	—	—	—	—
Forfeited	(47,955)	0.87	—	—	—
Outstanding as of March 31, 2023	1,244,086	0.80	0.56	1.17	482,350
Expected to be vested as of March 31, 2023	1,244,086	0.80	0.56	1.17	482,350

The Company granted 6,000,000 units (equivalent to 1,738,200 ordinary shares after share split) of Restricted Share Units to Grantees during the year ended December 31, 2019 and has not granted any Restricted Share Units since then. As of March 31, 2023, 4,500,000 Restricted Share Units (equivalent to 1,303,754 ordinary shares after share split) out of the 6,000,000 Restricted Share Units granted (equivalent to 1,738,338  ordinary shares after share split) are exercisable. No Restricted Share Units were forfeited during the three months ended March 31, 2023.

Original Option Units, Additional Option Units and Restricted Share Units all have a service condition and a performance condition on the completion of an IPO of the Company. The Merger Transaction was consummated on September 28, 2022 and therefore the performance condition on the completion of an IPO of the Company has been achieved. All of share-based compensation expenses relating to Original Option Units, Additional Option Units and Restricted Share Units in the amount of RMB3,160,986 for the three months ended March 31, 2023 were included in general and administrative expenses.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

21.	Income tax

The statutory income tax rate for the Company’s subsidiaries in Mainland China is 25% for the three months ended March 31, 2023 and 2022. The effective income tax rate for the three months ended March 31, 2023 and 2022 was nil. The effective income tax rate for the three months ended March 31, 2023 and 2022 differs from the PRC statutory income tax rate of 25% primarily due to the recognition of full valuation allowance for deferred income tax assets of loss-making entities.

22.	Loss Per Share

Basic and diluted losses per ordinary share for the three months ended March 31, 2023 and 2022 are calculated as follow. Upon the completion of Merger Transaction (see Note 2), the basic and diluted weighted average number of ordinary shares outstanding used in computing net loss per ordinary share - basic and diluted was retrospectively adjusted to reflect the share split for the three months ended March 31, 2022.

	Three months ended March 31,
	2023	2022
Numerator:
Net loss attributable to shareholders of the Company	(174,884,633)	(150,616,326)
Denominator:
Basic and diluted weighted average number of ordinary shares	139,612,628	124,193,928
Basic and diluted loss per ordinary share (in RMB)	(1.25)	(1.21)

For the three months ended March 31, 2023, the calculation of basic loss per ordinary shares excludes 1,400,000 unvested Earn-in Shares owned by the Sponsor of SPAC that would only be vested upon the Company’s future share price reaching certain price thresholds.

The following securities were excluded from the computation of diluted net loss per share because their effective would have been anti-dilutive or for which the contingent condition had not been met at the end of the period:

	2023	2022
	Number of shares	Number of shares
Warrants	22,900,000	22,900,000
Earn-out Shares	14,000,000	14,000,000
Original Option Units	8,121,227	7,848,887
Additional Option Units	360,440	401,439
RSU	1,738,338	1,738,338
Liability-settled share-based payment to non-employee	200,000	—
Convertible notes	6,752,041	6,752,041

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

23.	Related Parties

The related parties are summarized as follow:

Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Parent company
Tim Hortons Restaurants International GmbH	Shareholder of the Company
TDL Group Corp	A subsidiary of investor’s ultimate holding company
Pangaea Data Tech (Shanghai) Co., Ltd	A subsidiary of investor’s ultimate holding company

The material related party transactions are summarized as follows:

		Three months ended March 31,
		2023	2022
Continuing franchise fee to Tim Hortons Restaurants International GmbH	(i)	10,802,069	7,036,697
Upfront franchise fee to Tim Hortons Restaurants International GmbH	(ii)	2,543,422	2,673,156
Purchase of coffee beans from TDL Group Corp	(iii)	12,132,140	15,712,579
Services provided by Pangaea Data Tech (Shanghai) Co., Ltd	(iv)	2,939,434	1,751,622
(i)

Pursuant to the master development agreement between the Company and THRI, the Company pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and such continuing franchise fee was recorded in Franchise and royalty expenses.

(ii)

Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract. The amortization expense of upfront franchise fee in the amount of RMB245,277 and RMB56,995 for the three months ended March 31, 2023 and 2022, respectively, are included in Franchise and royalty expense financial caption.

(iii)

The Company purchased coffee beans from TDL Group Corp. The Company purchased coffee beans for its daily operation in the amount of RMB12,132,140 and RMB15,712,579 for the three months ended March 31, 2023 and 2022, respectively, amongst which RMB12,104,853 and RMB5,880,992 were sold and recognized in the costs of food and packaging.

(iv)

Pangaea Data Tech (Shanghai) Co., Ltd. (“DataCo”) provides various data maintenance and management services, technical support and consulting services in support of the operation of the Company. RMB150,000 and RMB100,000 for the three months ended March 31, 2023 and 2022, respectively of purchased services are recognized in other operating expenses, respectively while RMB2,789,434 and RMB1,651,622 are capitalized in property and equipment for the three months ended March 31, 2023 and 2022, respectively.

(v)	See Note 2 for details of Popeyes Transaction involving Pangaea Three Acquisition Holdings IV, Limited.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

23.Related Parties (continued)

As of March 31, 2023 and December 31, 2022, the balances of transactions with related parties are set forth below:

Amount due to related parties:

	March 31, 2023	December 31, 2022
TDL Group Corp	7,135,158	9,690,952
Tim Hortons Restaurants International GmbH	23,360,192	10,390,081
Pangaea Data Tech (Shanghai) Co., Ltd	2,600,755	1,470,000
Cartesian Capital Group, LLC	921,472	933,930
Amounts due to related parties	34,017,577	22,484,963

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

24.	Changes in Shareholders’ Equity

		Ordinary shares						Accumulated	Total equity
		Number of		Additional		Subscription	Accumulated	other	attributable to shareholders	Non-controlling	Total shareholders’
	Note	issued shares	Amount	paid-in capital	Treasury shares	receivables	losses	comprehensive income	of the Company	interests	equity
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2022		116,691	7,497	937,315,273	—	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036

Net income		—	—	—	—	—	(150,616,326)	—	(150,616,326)	(645,728)	(151,262,054)
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	—	—	(330,112)	(330,112)	—	(330,112)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	485,154	485,154	—	485,154

Balance at March 31, 2022		116,691	7,497	937,315,273	—	—	(788,144,486)	35,898,733	185,077,017	2,911,007	187,988,024

Balance at January 1, 2023		149,181,538	8,616	1,472,014,651	—	—	(1,380,173,392)	17,000,825	108,850,700	1,453,716	110,304,416
Net loss		—	—	—	—	—	(174,884,633)	—	(174,884,633)	433,145	(174,451,488)
Fair value changes of convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	—	—	(2,607,294)	(2,607,294)	—	(2,607,294)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	1,029,466	1,029,466	—	1,029,466
Unrealized gain on short-term investment, net of nil income taxes		—	—	—	—	—	—	700,163	700,163	—	700,163
Transaction cost of Merger and PIPE Transactions		—	—	(1,924,076)	—	—	—	—	(1,924,076)	—	(1,924,076)
Transaction cost of equity financing through ESA		—	—	(1,334,150)	—	—	—	—	(1,334,150)	—	(1,334,150)
Stock-based compensation		—	—	3,160,986	—	—	—	—	3,160,986	—	3,160,986
Popeyes Transaction	2	11,466,574	742	167,151,137	—	—	—	—	167,151,879	—	167,151,879

Balance at March 31, 2023		160,648,112	9,358	1,639,068,548	—	—	(1,555,058,025)	16,123,160	100,143,041	1,886,861	102,029,902

On March 15, 2023, Pangaea Two Acquisition Holdings XXIIA, Ltd. (the parent company of the Company) irrevocably surrendered to the Company for nil consideration 300,000 ordinary shares of the Company. These 300,000 ordinary shares have been transferred to treasury shares and will be retained for future incentive grants to certain employees of the Company. Since these shares were repurchased by the Company for purposes other than retirement with no consideration paid, nil amount was recognized in the treasury shares balance in the consolidated balance sheet as of March 31, 2023.

The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

25.	Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of March 31, 2023:

	As of March 31, 2023			Total Fair
	Level 1	Level 2	Level 3	Value
	RMB	RMB	RMB	RMB
Assets
Short-term investment	—	249,000,432	—	249,000,432

Liabilities
Convertible notes	—	—	366,261,610	366,261,610
ESA derivative liabilities	—	—	151,177,400	151,177,400
Warrant liabilities	—	—	77,100,474	77,100,474
Liability-settled share-based payment to non-employee	—	—	5,909,662	5,909,662
Deferred contingent consideration liability	—	—	65,968,319	65,968,319
	—	—	666,417,465	666,417,465

The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the three months ended March 31, 2023 and for the year ended December 31, 2022:

						Liability-settled
		Short-term				share-based	Deferred
		investment				payment to	contingent
		(Note 4)	Convertible notes	Warrant liabilities	ESA derivative liabilities	non-employee	consideration
Balance as of January 1, 2023		372,375,701	354,080,264	19,083,004	269,251,436	4,039,468	—
Additions		—	—	—	—	—	65,968,319
Changes in fair value, excluding impact of instrument-specific credit risk		1,386,293	14,271,504	58,183,824	(32,522,679)	1,924,076	—
Realized gain recognized in interest income		(686,130)	—	—	—	—	—
Changes in fair value due to instrument specific credit risk		—	2,607,294	—	—	—	—
Foreign currency translation adjustment		(6,409,879)	(4,697,452)	(166,354)	(4,633,745)	(53,882)	—
Settlement of first tranche of ESA Agreement	4	(117,665,553)	—	—	(80,917,612)	—	—
Balance as of March 31, 2023		249,000,432	366,261,610	77,100,474	151,177,400	5,909,662	65,968,319

The convertible notes were measured at fair value using the Binomial Option Pricing Model. The ESA derivative liabilities and Liability-settled share-based payment to non-employee were measured at fair value using the Black-Scholes Option Pricing Model. The warrants liabilities were measured at fair value using the Monte Carlo Simulation Model. Deferred contingent consideration was measured at fair value using a combination of Discounted Cashflow method and Black-Scholes Option Pricing Model.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

25.	Fair Value Measurement (Continued)

As of March 31, 2023, the key assumptions were as follow:

	Convertible			Liability-settled share-based	Deferred contingent
	notes	ESA derivative liabilities	Warrants liabilities	payment to non-employee	consideration
Expected volatility	24.00%	17.00%-19.00%	27.00%	23.00%	N/A %
Risk-free interest rate (per annum)	3.53%	4.62%-4.65%	3.67%	4.41%	3.80%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Fair value of the underlying ordinary share	US$4.07	US$4.07	US$4.07	US$4.07	N/A
Discount rate	N/A	N/A	N/A	N/A	25.00%
Annual per store revenue growth rate	N/A	N/A	N/A	N/A	2.00%
Bond yield	12.19%	N/A	N/A	N/A	N/A
Coupon rate	9.00%	N/A	N/A	N/A	N/A

The fair value of the convertible notes, ESA derivative liabilities, warrants liabilities, Deferred contingent consideration and Liability-settled share-based payment to non-employee as of March 31, 2023 were estimated by management with the assistance of an independent valuation firm.

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Convertible notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Convertible notes in effect at the Convertible notes’ valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable. The bond yield was based on the market yield of comparable bonds with similar credit rating.

The fair value of the Deferred contingent consideration as of March 31, 2023 was estimated by management with the assistance of an independent valuation firm using a combination of discounted cashflow model and the Black-Scholes model as the deferred contingent consideration is largely based on revenue generated from Popeyes restaurants. The cashflow forecast is based on management plan of Popeyes restaurants to be opened during the forecast period and expected average revenue per store, which consider the store opening milestones stipulated in the Popeyes master development agreement and historical experience of per store revenue with comparable store size and type of food menu. The risk-free interest rate was estimated based on the yield on USD-denominated United States government bond with the similar maturity date as the risk-free-rate of Black-Scholes model. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable.

The inputs used in the analysis for both March 31, 2023 and December 31, 2022 were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(Expressed in Renminbi Yuan)

26.	Subsequent Events

On April 11, 2023, the second tranche of ESA proceeds of US$7,133,280 (equivalent to RMB49,135,463) was released from the collateral account and received by the Company while US$10,533,379 (equivalent to RMB72,556,022) was released from the collateral account and returned to Shaolin.

In April 2023, the Company granted 100 ordinary shares per person to 1,855 qualified employees (185,000 shares in total) and these share awards are to be settled in cash (subject to deduction of applicable withholding taxes) equivalent to the market value of such ordinary shares on the date when each of the employee grantees requests the Company to settle.

In April 2023, the conversion price of the Company’s convertible notes was adjusted to US$10.85 per share based on anti-dilutive adjustment mechanism provided in the contracts of the convertible notes.

On May 25, 2023, the Company’s Board of Directors approved the grant of share options of 2,660,744 Company ordinary shares to certain executive officers and employees.

ANNEX A- FORM OF WARRANT AMENDMENT

FORM OF AMENDMENT

AMENDMENT NO. 1 TO ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT

This amendment (this “Amendment”) is made as of June __, 2023, by and between TH International Limited, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Assignment, Assumption and Amended & Restated Warrant Agreement, dated as of September 28, 2022 (the “Existing Warrant Agreement”), by and among Silver Crest Acquisition Corporation (“Silver Crest”), the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on September 28, 2022, the Company consummated the business combination with Silver Crest (the “Business Combination”):

WHEREAS, in accordance with Section 4.5 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of Silver Crest immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in shares of Class A ordinary shares, par value $0.00000939586994067732 per share, of the Company (the “Class A ordinary shares”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants and Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Class A ordinary shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), the Registered Holders of more than 50% of each of the then-outstanding Public Warrants and 50% of the then-outstanding Private Placement Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)the new Section 6A thereto:

“6A	Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Warrants, as described in Section 6A.2 below, for shares of Class A ordinary shares (or any Alternative Issuance pursuant to Section 4.5), at the exchange rate of 0.216 shares of Class A ordinary shares (or any Alternative Issuance pursuant to Section 4.5) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of Class A ordinary shares). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last reported sale price of our ordinary shares on Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement), less any applicable withholding taxes.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”) . Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date (such adjusted exercise period, the “Adjusted Expiration Date”). On and after the Adjusted Expiration Date, the Registered Holder of the Warrants shall have no further rights (including, for the avoidance of doubt, the right to exercise) except to receive, upon surrender of the Warrants, the Consideration.

2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement, or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

TH International Limited

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Warrant Agent

By:
Name:
Title:

TH International Limited

Offer to Exchange Warrants to Acquire Ordinary Shares

of

TH International Limited

for

Ordinary Shares

of

TH International Limited

and

Consent Solicitation

PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

Attn: Voluntary Corporate Actions

1 State Street, 30th Floor

New York, New York 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 669-5550

Email: THIL@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

Merrill Lynch (Asia Pacific) Limited

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime.

Our second amended and restated memorandum and articles of association provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are included in this registration statement on Form F-4:

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of August 13, 2021, by and among TH International Limited, Miami Swan Ltd and Silver Crest Acquisition Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed by Silver Crest Acquisition Corporation on August 19, 2021).

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of January 30, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on January 31, 2022).

2.3

Amendment No. 2 to Agreement and Plan of Merger, dated as of March 9, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 9, 2022).

2.4

Amendment No. 3 to Agreement and Plan of Merger, dated as of June 27, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on June 27, 2022).

2.5

Amendment No. 4 to Agreement and Plan of Merger, dated as of August 30, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on August 30, 2022).

3.1

Second Amended and Restated Memorandum and Articles of Association of TH International Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form F-4 (File No. 333-259743) filed by the Registrant on September 23, 2021).

Exhibit Number	Description

4.2

Assignment, Assumption and Amended & Restated Warrant Agreement by and among Silver Crest Acquisition Corporation, TH International Limited and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

4.3

Registration Rights Agreement by and among the TH International Limited, Silver Crest Management LLC and certain shareholders of TH International Limited (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

4.4

Indenture between TH International Limited and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form F-4/A (File No. 333-259743) filed by the Registrant on January 28, 2022).

5.1**	Opinion of Maples and Calder (Cayman) LLP.

8.1**	Tax Opinion of Kirkland & Ellis LLP.

10.1

Lock-Up and Support Agreement, dated as of August 13, 2021, by and among TH International Limited, Silver Crest Acquisition Corporation and the shareholders of TH International Limited (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed by Silver Crest Acquisition Corporation on August 19, 2021).

10.2

Sponsor Lock-Up Agreement, dated as of August 13, 2021, by and between TH International Limited and Silver Crest Management LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K/A filed by Silver Crest Acquisition Corporation on August 19, 2021).

10.3

Voting and Support Agreement, dated as of August 13, 2021, made by and among TH International Limited, Silver Crest Acquisition Corporation and Silver Crest Management LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed by Silver Crest Acquisition Corporation on August 19, 2021).

10.4

Amendment No. 1 to Voting and Support Agreement, dated as of March 9, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 9, 2022).

10.5

Amended and Restated Share Incentive Plan of TH International Limited (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

10.6

Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4/A (File No. 333-259743) filed by the Registrant on March 28, 2022).

10.7

Amended and Restated Master Development Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and TH International Limited (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 (File No. 333-259743) filed by the Registrant on September 23, 2021).

10.8

Amendment No. 1 to Amended and Restated Master Development Agreement, dated as of September 28, 2022, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and TH International Limited (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

10.9

Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited, Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (China) Holdings Co. Ltd., Tim Hortons (Beijing) Food and Beverage Services Co., Ltd. and Tim Coffee (Shenzhen) Co., Ltd (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (File No. 333-259743) filed by the Registrant on September 23, 2021).

10.10

Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 (File No. 333-259743) filed by the Registrant on September 23, 2021).

10.11

Business Cooperation Agreement between Pangaea Data Tech (Shanghai) Co., Ltd and Tim Hortons (China) Holdings Co., Ltd., dated December 2, 2021 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4/A (File No. 333-259743) filed by the Registrant on January 28, 2022).

10.12

Convertible Note Purchase Agreement among TH International Limited, Sona Credit Master Fund Limited and Pangaea Two Acquisition Holdings XXIIA Limited, dated December 9, 2021 (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1/A (File No. 333-267864) filed by the Registrant on November 17, 2022).

10.13

Convertible Note Purchase Agreement among TH International Limited, Sunrise Partners Limited Partnership and Pangaea Two Acquisition Holdings XXIIA Limited, dated December 9, 2021 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1/A (File No. 333-267864) filed by the Registrant on November 17, 2022).

10.14	Form of Subscription Agreement (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 9, 2022).

10.15	Ordinary Share Purchase Agreement, dated March 11, 2022 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 11, 2022).

10.16

Amendment No. 1 to Ordinary Share Purchase Agreement, dated November 9, 2022 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1/A (File No. 333-267864) filed by the Registrant on November 17, 2022).

10.17	Registration Rights Agreement, dated March 11, 2022 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 11, 2022).

10.18	Equity Support Agreement, dated March 8, 2022 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Silver Crest Acquisition Corporation on March 9, 2022).

10.19

Amendment No.1 to Equity Support Agreement, dated July 28, 2022 (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1/A (File No. 333-267864) filed by the Registrant on November 17, 2022).

10.20	Amendment No.2 to Equity Support Agreement, dated December 27, 2022 (incorporated by reference to Exhibit 10.1 to the Form 6-K (File No. 001-41516), furnished with the SEC on December 28, 2022).

10.21	Share Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 6-K (File No. 001-41516), furnished with the SEC on March 30, 2023).

10.22

Amended and Restated Master Development Agreement, dated March 30, 2023, by and among PLK APAC Pte. Ltd., PLKC HK International Limited, PLKC International Limited and TH International Limited (incorporated by reference to Exhibit 4.31 to the Form 20-F (File No. 001-41516), filed with the SEC on April 28, 2023).

10.23

Pledge and Security Agreement, dated May 25, 2022 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-4/A (File No. 333-259743) filed by the Registrant on June 8, 2022).

10.24	Control Agreement, dated June 13, 2022(incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

10.25

Option Agreement by and between TH International Limited, Pangaea Two Acquisition Holdings XXIIB Limited and Pangaea Two Acquisition Holdings XXIIA Limited and Sona Credit Master Fund Limited, dated September 28, 2022 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-1/A (File No. 333-267864) filed by the Registrant on November 17, 2022).

10.26#**	Dealer Manager Agreement, dated as of May 12, 2023, by and between TH International Limited and Merrill Lynch (Asia Pacific) Limited, as dealer manager.

10.27**	Tender and Support Agreement, dated as of May 12, 2023, by and among TH International Limited and the public warrant holders party thereto.

10.28**	Tender and Support Agreement, dated as of May 12, 2023, by and among TH International Limited and the private placement warrant holders party thereto.

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-1 (File No. 333-267864) filed by the Registrant on October 13, 2022).

23.1	Consent of KPMG Huazhen LLP.

23.2**	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1**	Form of Letter of Transmittal and Consent.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.

99.4**	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107**	Filing Fee Table
†	Indicates management contract or compensatory plan or arrangement.
#

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

**	Previously filed.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on June 2, 2023.

TH International Limited

By:	/s/ Yongchen Lu
Name:	Yongchen Lu
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman and Director	June 2, 2023
Peter Yu

*	Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2023
Yongchen Lu

*	Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2023
Dong Li

*	Chief Consumer Officer	June 2, 2023
Bin He

/s/ Gregory Armstrong	Director	June 2, 2023
Gregory Armstrong

*	Director	June 2, 2023
Paul Hong

*	Director	June 2, 2023
Andrew Wehrley

*	Director	June 2, 2023
Meizi Zhu

*	Director	June 2, 2023
Eric Haibing Wu

*	Director	June 2, 2023
Rafael Odorizzi De Oliveira

*	Director	June 2, 2023
Derek Cheung

*By	/s/ Gregory Armstrong
Gregory Armstrong
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TH International Limited, has signed this registration statement or amendment thereto in the City of New York, State of New York, on June 2, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President